Form 10-K, Exhibit 13
period 2002-12-31
PACIFIC STATE BANCORP
filed 2003-03-26
CIK 1169424

Exhibit 13
                                   ----------


                              PACIFIC STATE BANCORP


                               2002 ANNUAL REPORT

                                MISSION STATEMENT
                                -----------------

Our mission is to professionally meet the financial needs of individuals, companies, and organizations within our communities.


                               CORPORATE DIRECTORY
                               -------------------

Market Makers                                           Legal Counsel
-------------------                                     -------------

Hoefer & Arnett            A.G. Edwards                 Shapiro Buchman Provine
Dave Bonacorso             Stockton, CA  95207          Patton LLP
353 Sacramento Street      Rob Thompson                 John Carr
San Francisco, CA  94111   209-957-8109                 1333 N. California Blvd.
                                                        Suite 350
                                                        Walnut Creek, CA 94596

Wedbush Morgan Securities           Monroe Securities
Joey Warmenhoven                    800/766-5560
1300 S.W. Fifth Avenue
Suite 2000
Portland, OR  972001
503/471-1898
www.wedbush.com
---------------

First Security Van Kasper  Shareholder Relations           Certified Public Accountants
San Francisco, CA          ---------------------           ----------------------------
Stephen L. Eddy
800/652-1747 Ext. 727      Requests for a copy of Pacific  Perry-Smith LLP
                           State Bancorp's Form 10-K       400 Capitol Mall, Suite 1200
                           filed with the Securities and   Sacramento, CA  95814
                           Exchange Commission or
                           other shareholder information
                           should be directed to:
                                    Steven A. Rosso
Transfer Agent                      President/CEO                      Corporate Offices
--------------                      Pacific State Bank                 -----------------
Mellon Investor Services LLC        P.O. Box 1649                      1889 West March Lane
P.O. Box 3315                       Stockton, CA  95201-1649           Stockton, CA 95207
South Hackensack, NJ 07606


Customer Service           Web Address                                 Trading Symbol: PSBC
877/841-0110               www.pacificstatebank.com
                           ------------------------

TeleWave Banking           Member F.D.I.C.                    Equal Housing Lender
877/487-2265

Dear Shareholders, Customers and Friends:

2002 was such an active and successful year for Pacific State Bank and Pacific State Bancorp it truly is a joy to present our organization's annual report. You may have noticed something different in our report this year, in that we are now Pacific State Bancorp. The approval and formation of our new holding company was just one of many special events that marked 2002 as a significant year in the history of Pacific State Bank. Reflecting on 2002 chronologically our first quarter began the year well with the purchase and assimilation of the California Bank and Trust Stockton branch's assets, customers and employees. At the close of the CB & T Stockton Branch purchase Pacific State Bank was $25,000,000 greater in total assets and several hundred customers stronger. The intra-market acquisition proved to be a key catalyst in this year of record activity, growth, and earnings.

The second quarter was just as busy as the first quarter with the completion of 15th Annual Meeting of Pacific State Bank on May 9th. At the annual meeting the shareholders approved the formation of Pacific State Bancorp. Later in the quarter the new "Holding Company" purchased $5,000,000 of Trust Preferred Securities increasing our tier one capital to aid in further asset growth.

The third quarter was spent improving the physical plant of our organization; with the completion of March Lane branch remodel and beginning of the Modesto branch remodel. March Lane office looks wonderful and continues to serve the bank's ever-growing Stockton customer base.

Much like the previous three quarters in 2002 the fourth quarter was truly wild and woolly; with the re-occupancy of the Modesto Branch and the completion of the construction of our branch in Groveland. In the fourth quarter the bank grew by $21,648,000 in total assets; as well net profits for the quarter increased by $500,000 and with holding company adjustments Pacific State Bancorp posted earning of $327,000. As well Pacific State Bank posted historic year-end growth in assets and earnings at $180,140,000 in total assets and recording net income of $1,162,000. The total assets of the holding company increased over 2001 by more than 48%, with net income for the bank increasing nearly 29% for the same period. After adjusting for the holding company expenses and administration net income still increased by 12% over 2001. The achievements attained in 2002 by Pacific State Bank and Bancorp were most remarkable given the level of growth, bank wide activity and a shrinking net interest margin.

The management of Pacific State Bank and Pacific State Bancorp are looking for more of the same type of strong financial performance in 2003. We are also continuing the remodeling program for several of the offices and the new construction of the Angels Camp branch; we are planning to open sometime in the third quarter of this year. We encourage you to visit our web site at pacificstatebank.com and review the new exciting developments in both technology and finance that are occurring with your bank.


Sincerely



Steven A. Rosso                                      Harold Hand, M.D.
President and Chief Executive Officer                Chairman of the Board

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited financial statements and notes thereto, included elsewhere in this report.


(dollars in thousands, except share data)                      Year Ended December 31,
                                                               -----------------------

                                               2002         2001         2000         1999         1998
                                            ---------    ---------    ---------    ---------    ---------

Statements of Income:
  Total Interest Income                     $   9,232    $   9,195    $   9,720    $   7,586    $   6,428
  Net Interest Income                           6,289        5,614        5,735        4,693        4,127
  Provision for Loan Losses                       286          383          300          330          228
  Total Other Income                            1,635        1,259          748        1,180          762
  Net Income                                    1,163        1,036        1,009          743          476

Balance Sheets:
  Total Assets                                180,140      121,295      113,809      104,264       81,557
  Total Loans                                 135,272       98,280       83,644       71,853       50,915
  Allowance for Loan Losses (ALLL)              1,306        1,172        1,001          796          568
  Total Deposits                              158,140      111,104      104,747       96,586       75,184
  Shareholders' Equity                      $  11,320    $   9,378    $   8,047    $   6,165    $   5,783

Performance Ratios:
  Return on Average Assets                        .77%         .87%         .92%         .80%         .64%
  Return on Average Equity                      11.27%       12.04%       13.93%       12.02%        8.88%
  Average Equity to Average Assets               6.80%        7.24%        6.57%        6.64%        7.16%
  Tier 1 Risk-Based Capital                      9.40%        9.15%        9.06%        8.40%        9.10%
  Total Risk-Based Capital                      11.40%       10.29%       10.20%        9.40%       10.00%
  Net Interest Margin                            4.63%        5.15%        5.66%        5.57%        6.23%
  Earning Assets to Total Assets                89.48%       90.98%       90.80%       90.70%       86.10%
  Nonperforming Assets to Total Assets            .48%         .63%         .79%         .34%        1.25%
  ALLL to Total Loans                             .97%        1.19%        1.20%        1.10%        1.10%
  Nonperforming Loans to ALLL                   15.54%       65.41%       74.33%        7.91%       15.85%

Share Data (Common Shares Outstanding)        825,687      759,694      731,299      656,523      643,242
  Book Value Per Share                      $   13.71    $   12.34    $   11.00    $    9.39    $    8.99
  Basic Earnings Per Share                  $    1.44    $    1.40    $    1.41    $    1.14    $    0.76
  Diluted Earnings Per Share                $    1.37    $    1.32    $    1.35    $    1.08    $    0.69

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



The Shareholders and
  Board of Directors
Pacific State Bancorp
  and Subsidiaries

         We have audited the accompanying consolidated balance sheet of Pacific State Bancorp and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific State Bancorp and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                     /s/ Perry-Smith LLP


Sacramento, California
February 20, 2003

                        PACIFIC STATE BANCORP AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET

                              December 31, 2002 and 2001


                                                               2002            2001
                                                          -------------   -------------

                        ASSETS

Cash and due from banks                                   $  18,465,668   $   5,439,720
Federal funds sold                                            5,000,000       1,386,000
Investment securities (market value of $12,764,300 in
  2002 and $10,789,400 in 2001) (Notes 3 and 7)              12,767,400      10,788,600
Loans, less allowance for loan losses of $1,306,309
  in 2002 and $1,171,608 in 2001 (Notes 4, 7, 9 and 13)     133,965,914      97,108,704
Other real estate                                                48,704         181,648
Bank premises and equipment, net (Note 5)                     6,429,899       4,620,147
Accrued interest receivable and other assets (Note 12)        3,462,899       1,770,231
                                                          -------------   -------------

                                                          $ 180,140,484   $ 121,295,050
                                                          =============   =============

                   LIABILITIES AND
                SHAREHOLDERS' EQUITY

Deposits:
  Non-interest bearing                                    $  30,697,547   $  21,205,315
  Interest bearing (Note 6)                                 127,442,460      89,898,323
                                                          -------------   -------------

         Total deposits                                     158,140,007     111,103,638

Short-term borrowings (Note 7)                                1,000,000
Long-term debt (Note 7)                                       4,000,000
Mandatorily redeemable cumulative trust preferred
  securities of subsidiary grantor trust (Note 8)             5,000,000
Accrued interest payable and other liabilities                  680,615         813,473
                                                          -------------   -------------

         Total liabilities                                  168,820,622     111,917,111
                                                          -------------   -------------

Commitments and contingencies (Note 9)

Shareholders' equity (Note 10):
  Preferred stock - no par value; 2,000,000 shares
    authorized; none issued and outstanding                          --              --
  Common stock - no par value; 12,000,000 shares
    authorized; issued and outstanding - 825,687
    shares in 2002 and 759,694 shares in 2001                 6,915,534       6,192,188
  Retained earnings                                           4,404,078       3,241,458
  Accumulated other comprehensive income (loss)
    (Notes 3 and 15)                                                250         (55,707)
                                                          -------------   -------------

         Total shareholders' equity                          11,319,862       9,377,939
                                                          -------------   -------------

                                                          $ 180,140,484   $ 121,295,050
                                                          =============   =============


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                      PACIFIC STATE BANCORP AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF INCOME

               For the Years Ended December 31, 2002, 2001 and 2000


                                                  2002         2001         2000
                                               ----------   ----------   ----------
Interest income:
  Interest and fees on loans                   $8,508,163   $8,167,597   $8,244,959
  Interest on Federal funds sold                   64,423      219,034      605,026
  Interest on investment securities:
    Taxable                                       237,707      555,042      656,156
    Exempt from Federal income taxes              421,565      253,067      213,866
                                               ----------   ----------   ----------

         Total interest income                  9,231,858    9,194,740    9,720,007
                                               ----------   ----------   ----------

Interest expense:
  Interest on deposits (Note 6)                 2,795,719    3,580,965    3,977,550
  Interest on borrowings (Note 7)                  10,357          182        7,290
  Interest on mandatorily redeemable trust
    preferred securities (Note 8)                 137,129
                                               ----------   ----------   ----------

         Total interest expense                 2,943,205    3,581,147    3,984,840
                                               ----------   ----------   ----------

         Net interest income                    6,288,653    5,613,593    5,735,167

Provision for loan losses (Note 4)                285,500      382,500      300,000
                                               ----------   ----------   ----------

         Net interest income after provision
           for loan losses                      6,003,153    5,231,093    5,435,167
                                               ----------   ----------   ----------

Non-interest income:
  Service charges                                 531,456      403,154      346,795
  Net gain on sale of investments (Note 3)         28,957       69,067
  Gain on sale of loans                           583,741      427,520      151,661
  Gain on sale of branch (Note 17)                                           20,002
  Other                                           491,314      359,713      229,460
                                               ----------   ----------   ----------

         Total non-interest income              1,635,468    1,259,454      747,918
                                               ----------   ----------   ----------

Other expenses:
  Salaries and employee benefits (Notes 4
    and 14)                                     2,600,516    2,217,034    2,255,736
  Occupancy (Notes 5 and 9)                       542,859      527,781      478,809
  Furniture and equipment (Notes 5 and 9)         567,404      578,206      463,413
  Other (Note 11)                               2,135,222    1,611,546    1,421,945
                                               ----------   ----------   ----------

         Total other expenses                   5,846,001    4,934,567    4,619,903
                                               ----------   ----------   ----------

         Income before income taxes             1,792,620    1,555,980    1,563,182

Income taxes (Note 12)                            630,000      520,000      554,500
                                               ----------   ----------   ----------

         Net income                            $1,162,620   $1,035,980   $1,008,682
                                               ==========   ==========   ==========

Basic earnings per share (Note 10)             $     1.44   $     1.40   $     1.41
                                               ==========   ==========   ==========

Diluted earnings per share (Note 10)           $     1.37   $     1.32   $     1.35
                                               ==========   ==========   ==========


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                    PACIFIC STATE BANCORP AND SUBSIDIARIES

                           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                             For the Years Ended December 31, 2002, 2001 and 2000


                                                                                    Accumulated
                                                Common Stock                           Other
                                          -------------------------                   Compre-
                                                                        Retained      hensive     Shareholders'
                                             Shares        Amount       Earnings   (Loss) Income     Equity
                                          -----------   -----------   -----------   -----------   -----------

Balance, January 1, 2000                      656,523   $ 5,400,294   $ 1,196,796   $  (432,249)  $ 6,164,841

Net income                                                              1,008,682                   1,008,682
Unrealized gains on available-for-sale
  investment securities                                                                 318,202       318,202
Stock options exercised and related tax
  benefit (Note 10)                             8,276        56,293                                    56,293
Issuance of common stock (Note 10)             66,500       498,750                                   498,750
                                          -----------   -----------   -----------   -----------   -----------

Balance, December 31, 2000                    731,299     5,955,337     2,205,478      (114,047)    8,046,768

Net income                                                              1,035,980                   1,035,980
Unrealized gains on available-for-sale
  investment securities                                                                  58,340        58,340
Stock options exercised and related tax
  benefit (Note 10)                            28,395       236,851                                   236,851
                                          -----------   -----------   -----------   -----------   -----------

Balance, December 31, 2001                    759,694     6,192,188     3,241,458       (55,707)    9,377,939

Net income                                                              1,162,620                   1,162,620
Unrealized gains on available-for-sale
  investment securities (Note 3)                                                         55,957        55,957
Stock options exercised and related tax
  benefit (Note 10)                            28,993       242,346                                   242,346
Issuance of common stock (Note 17)             37,000       481,000                                   481,000
                                          -----------   -----------   -----------   -----------   -----------

Balance, December 31, 2002                    825,687   $ 6,915,534   $ 4,404,078   $       250   $11,319,862
                                          ===========   ===========   ===========   ===========   ===========


                                                                          2002          2001          2000
                                                                      -----------   -----------   -----------

Comprehensive income (Note 15):
  Net income                                                          $ 1,162,620   $ 1,035,980   $ 1,008,682
                                                                      -----------   -----------   -----------
  Other comprehensive income:
    Unrealized holding gains arising during the
      year, net of tax                                                     74,634        99,780       318,202
    Less: reclassification adjustment for gains included
      in net income, net of tax                                            18,677        41,440
                                                                      -----------   -----------   -----------

                                                                           55,957        58,340       318,202
                                                                      -----------   -----------   -----------

        Total comprehensive income                                    $ 1,218,577   $ 1,094,320   $ 1,326,884
                                                                      ===========   ===========   ===========



                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            PACIFIC STATE BANCORP AND SUBSIDIARIES

                             CONSOLIDATED STATEMENT OF CASH FLOWS

                     For the Years Ended December 31, 2002, 2001 and 2000


                                                      2002            2001            2000
                                                  ------------    ------------    ------------

Cash flows from operating activities:
  Net income                                      $  1,162,620    $  1,035,980    $  1,008,682
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                        285,500         382,500         300,000
      Deferred loan origination fees and costs,
        net                                             52,210        (108,257)       (176,426)
      Depreciation and amortization                    738,104         501,661         350,028
      Net gain on available-for-sale investment
        securities                                     (28,957)        (69,067)
      Net gain on sale of equipment                     (3,042)                         (3,116)
      Net decrease in loans held for sale                                              220,500
      Provision for losses on other real estate                          1,578          10,086
      (Increase) decrease in accrued interest
        receivable and other assets                   (325,971)        143,375        (524,801)
      (Decrease) increase in accrued interest
        payable and other liabilities                 (155,614)       (201,674)         38,730
      Deferred tax benefit                            (191,000)        (81,000)       (116,000)
                                                  ------------    ------------    ------------

          Net cash provided by operating
            activities                               1,533,850       1,605,096       1,107,683
                                                  ------------    ------------    ------------

Cash flows from investing activities:
  Proceeds from matured and called available-
    for-sale investment securities                  16,110,967       7,299,300      24,000,000
  Proceeds from sale of available-for-sale
    investment securities                            1,977,707       3,551,478
  Purchases of available-for-sale investment
    securities                                     (20,757,409)     (4,957,587)    (21,798,720)
  Proceeds from principal repayments from
    available-for-sale government-guaranteed
    mortgage-backed securities                         544,054         306,620         406,400
  Proceeds from principal repayments from
    held-to-maturity government-guaranteed
    mortgage-backed securities                          60,954          71,025         149,446
  Net increase in loans                            (29,200,549)    (14,882,274)    (11,183,301)
  Proceeds from sale of other real estate              140,867         109,255         144,938
  Capitalized other real estate costs                                                  (13,200)
  Proceeds from sale of bank premises and
    equipment                                           17,000                           9,700
  Purchases of bank premises and equipment          (2,294,647)     (1,563,537)       (484,962)
  Net cash received in branch acquisition
    (Note 17)                                       13,721,772
                                                  ------------    ------------    ------------

          Net cash used in investing activities    (19,679,284)    (10,065,720)     (8,769,699)
                                                  ------------    ------------    ------------


                                   (Continued)

                           PACIFIC STATE BANCORP AND SUBSIDIARIES

                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                         (Continued)
                    For the Years Ended December 31, 2002, 2001 and 2000


                                                        2002          2001           2000
                                                    -----------   -----------    -----------

Cash flows from financing activities:
  Net increase in demand, interest-bearing and
    savings deposits                                $13,037,246   $ 8,325,687    $ 5,337,995
  Net increase (decrease) in time deposits           11,577,826    (1,969,354)     6,930,907
  Sale of Columbia branch deposits and facility
    (Note 17)                                                                     (4,015,281)
  Proceeds from exercise of stock options               170,310       147,113         38,794
  Proceeds from the issuance of mandatorily
    redeemable trust preferred securities             5,000,000
  Proceeds from the issuance of common stock                                         498,750
  Net increase (decrease) in short-term
    borrowings                                        1,000,000                     (500,000)
  Proceeds from issuance of long-term debt            4,000,000
                                                    -----------   -----------    -----------

          Net cash provided by financing
            activities                               34,785,382     6,503,446      8,291,165
                                                    -----------   -----------    -----------

          Increase (decrease) in cash and cash
            equivalents                              16,639,948    (1,957,178)       629,149

Cash and cash equivalents at beginning of year        6,825,720     8,782,898      8,153,749
                                                    -----------   -----------    -----------

Cash and cash equivalents at end of year            $23,465,668   $ 6,825,720    $ 8,782,898
                                                    ===========   ===========    ===========

Supplemental disclosure of cash flow information:

  Cash paid during the year for:
    Interest expense                                $ 3,278,121   $ 3,652,210    $ 3,595,256
    Income taxes                                    $   512,000   $   570,109    $   983,000

Non-cash investing activities:
  Real estate acquired through foreclosure          $    29,934   $   141,950
  Net change in unrealized gain on available-
    for-sale investment securities                  $    86,807   $    90,431    $   555,856
  Common stock issued in connection with
    branch acquisition                              $   481,000


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       NATURE OF OPERATIONS

         On June 24, 2002, Pacific State Bancorp ("Bancorp") commenced operations as a bank holding company by acquiring all of the outstanding shares of Pacific State Bank (the "Bank") in a one bank holding company reorganization. The new corporate structure gives Bancorp and the Bank greater flexibility in terms of operation, expansion, and diversification. The reorganization was approved by the Bank's shareholders on May 9, 2002, and all required regulatory approvals or non-disapprovals with respect to the reorganization were obtained.

         Pacific State Bancorp's subsidiaries include the Bank and Pacific State Statutory Trust I, a Delaware statutory business trust which was formed in June 2002 for the exclusive purpose of issuing and selling trust preferred securities.

         The Bank commenced operations in 1987 and is a California state-chartered member bank of the Federal Reserve System. The Bank operates seven branches in California, including two branches in Stockton and branches in Modesto, Groveland, Arnold, Angels Camp and Tracy. The Bank's primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and individuals.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of the Pacific State Bancorp and its subsidiaries (collectively, the "Company") conform with accounting principles generally accepted in the United States and prevailing practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying consolidated financial statements are discussed below.

         Principles of Consolidation
         ---------------------------

         The accompanying consolidated financial statements include the accounts of Bancorp and its wholly-owned subsidiaries, Pacific State Bank and Pacific State Statutory Trust I. Significant intercompany transactions and balances have been eliminated in consolidation.

         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Reclassifications
         -----------------

         Certain reclassifications have been made to prior years' balances to conform to classifications used in 2002.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Cash and Cash Equivalents
         -------------------------

         For purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for one-day periods.

         Investment Securities
         ---------------------

         Investments are classified into the following categories:

                  o Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income or loss within shareholders' equity.

                  o Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

         Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

         Gains or losses on the sale of securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

         As a member of the Federal Reserve System, the Federal Home Loan Bank System and the Farmer Mac Home Administration System, the Bank is required to maintain an investment in restricted capital stock of each system. These investments are carried at cost as investment securities.

         Loans
         -----

         Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

         An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

         Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loan Sales and Servicing
         ------------------------

         Government Guaranteed Loans

         Included in the portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Business and Industrial, Farmer Mac and California Capital. The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date. At December 31, 2002, there were no premiums subject to these recourse provisions.

         The Bank's investment in the loan is allocated between the retained portion of the loan, the servicing asset, the interest-only (IO) strip, and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset is amortized over the estimated life of the related loan. Assets (accounted for as interest-only (IO) strips) are recorded at the fair value of the difference between note rates and rates paid to purchasers (the interest spread) and contractual servicing fees, if applicable. The IO strip asset is not significant at December 31, 2002 and 2001. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value of related IO strips.

         The Bank serviced government-guaranteed loans for others totaling $25,697,000 and $20,175,000 as of December 31, 2002 and 2001
         respectively.

         Servicing Rights

         Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not considered material for separate disclosure purposes.

         Allowance for Loan Losses
         -------------------------

         The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area.

         Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management's assessment of the following for each identified loan type:
         (1) inherent credit risk, (2) historical losses and, (3) where the Bank has not experienced losses, the loss experience of peer banks. Management also computes specific and expected loss reserves for loan commitments. These estimates are particularly susceptible to changes in the economic environment and market conditions.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Allowance for Loan Losses (Continued)
         -------------------------

         The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

         This allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth. The allowance for loan losses at December 31, 2002 and 2001, respectively, reflects management's estimate of possible losses in the portfolio.

         Other Real Estate
         -----------------

         Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred.

         Bank Premises and Equipment
         ---------------------------

         Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be twenty to twenty-seven years. The useful lives of furniture, fixtures and equipment are estimated to be two to seven years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

         Intangible Assets
         -----------------

         The Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. The Company recorded the acquisition in 2002 of the assets and liabilities of the Stockton branch of California Bank & Trust (see Note 17) in accordance with SFAS No. 141 and SFAS No. 142 resulting in recognition of a core deposit intangible asset of $448,426 and goodwill of $717,919. The initial valuation of the core deposit intangible is based on the estimated fair value of deposits acquired and is amortized on a straight-line basis over a period of ten years. Goodwill is not amortized, but is measured annually for impairment. At December 31, 2002, no impairment of goodwill has been recognized in the Company's consolidated financial statements.

         Income Taxes
         ------------

         Bancorp files its income taxes on a consolidated basis with its subsidiaries. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Income Taxes (Continued)
         ------------

         Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

         Earnings Per Share
         ------------------

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

         Stock-Based Compensation
         ------------------------

         At December 31, 2002, the Company had two stock-based employee compensation plans, the Pacific State Bancorp 1997 Stock Option Plan and the Pacific State Bancorp 1987 Stock Option Plan (the "Plans"), which are described more fully in Note 10. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

         Pro forma adjustments to the Company's consolidated net earnings and earnings per share are disclosed during the years in which the options become vested. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                             2002          2001          2000
                                                         -----------   -----------   -----------

         Net income, as reported                         $ 1,162,620   $ 1,035,980   $ 1,008,682
         Deduct: Total stock-based employee com-
           pensation expense determined under
           the fair value based method for all awards,
           net of related tax effects                         29,900        28,600        12,400
                                                         -----------   -----------   -----------

         Pro forma net income                            $ 1,132,720   $ 1,007,380   $   996,282
                                                         ===========   ===========   ===========

         Basic earnings per share - as reported          $      1.44   $      1.40   $      1.41
         Basic earnings per share - pro forma            $      1.40   $      1.36   $      1.39

         Diluted earnings per share - as reported        $      1.37   $      1.32   $      1.35
         Diluted earnings per share - pro forma          $      1.35   $      1.29   $      1.35

         Weighted average fair value of options
           granted during the year                       $      3.66   $      2.67   $      3.04

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Stock-Based Compensation (Continued)
         ------------------------

         The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                         2002               2001               2000
                                   ----------------   ----------------   ----------------

         Dividend yield                         N/A                N/A                .7%
         Expected volatility       12.45% to 12.80%             14.90%   19.12% to 19.65%
         Risk-free interest rate     4.87% to 5.39%              5.35%     6.04% to 6.75%
         Expected option life               5 years            5 years            5 years

         Impact of New Financial Accounting Standards (see comments in MD&A)
         -------------------------------------------------------------------

         In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 147, Acquisitions of Certain Financial Institutions. This statement, which addresses financial accounting and reporting matters for the acquisition of all or part of a financial institution, applies to all such transactions except those between two or more mutual enterprises. This Statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and related interpretations, and instead requires a financial institution to apply SFAS No. 144 and evaluate long-term customer relationship intangible assets (core deposit intangibles) for impairment. Under SFAS No. 72, a financial institution may have recorded an unidentifiable intangible asset arising from a business combination. If certain criteria in SFAS No. 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon adoption of SFAS No. 147 and any amortization amounts that were incurred after the adoption of SFAS No. 142 must be reversed. Reclassified goodwill would then be measured for impairment under the provisions of SFAS No. 142. Provisions of SFAS No. 147 are applicable on or after October 1, 2002. In management's opinion, the adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because the Company accounts for the compensation cost associated with its stock option plan under the intrinsic value method, the alternative methods of transition will not apply to the Company. The additional disclosure requirements of the Statement are included in these consolidated financial statements. In management's opinion, the adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


3.       INVESTMENT SECURITIES

         The amortized cost and estimated market value of investment securities at December 31, 2002 and 2001 consisted of the following:

         Available-for-Sale:
         ------------------

                                                               2002
                                   ------------------------------------------------------------
                                                       Gross           Gross        Estimated
                                    Amortized       Unrealized      Unrealized        Market
                                       Cost            Gains          Losses           Value
                                   ------------    ------------    ------------    ------------

         U.S. Government
           agencies                $  2,521,098    $      6,133    $     (6,531)   $  2,520,700
         Obligations of states
           and political sub-
           divisions                  6,096,947          33,353         (94,200)      6,036,100
         Government guaranteed
           mortgage-backed
           securities                 2,025,449          45,964         (10,913)      2,060,500
         Corporate bonds              1,236,518          27,615          (1,033)      1,263,100
         Federal Reserve
           Bank stock                   335,100                                         335,100
         Federal Home Loan
           Bank stock                   250,000                                         250,000
         Farmer Mac Home
           Administration stock           9,800                                           9,800
                                   ------------    ------------    ------------    ------------

                                   $ 12,474,912    $    113,065    $   (112,677)   $ 12,475,300
                                   ============    ============    ============    ============

         Net unrealized gains on available-for-sale investment securities totaling $388 were recorded, net of $138 in tax benefits, as accumulated other comprehensive income within shareholders' equity at December 31, 2002. Proceeds, gross realized gains and gross realized losses from the sale of available-for-sale investment securities for the year ended December 31, 2002 totaled $1,977,707, $31,765 and $(2,808), respectively.

                                                               2001
                                   ------------------------------------------------------------
                                                       Gross           Gross        Estimated
                                    Amortized       Unrealized      Unrealized        Market
                                       Cost            Gains          Losses           Value
                                   ------------    ------------    ------------    ------------

         U.S. Government
           agencies                $  3,616,277    $     56,148    $     (3,925)   $  3,668,500
         Obligations of states
           and political sub-
           divisions                  5,592,590          63,321        (220,011)      5,435,900
         Government guaranteed
           mortgage-backed
           securities                   626,928          18,834            (862)        644,900
         Corporate bonds                501,724             313            (237)        501,800
         Federal Reserve
           Bank stock                   177,600                                         177,600
         Farmer Mac Home
           Administration stock           3,100                                           3,100
                                   ------------    ------------    ------------    ------------

                                   $ 10,518,219    $    138,616    $   (225,035)   $ 10,431,800
                                   ============    ============    ============    ============

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


3.       INVESTMENT SECURITIES (Continued)

         Available-for-Sale: (Continued)
         ------------------

         Net unrealized losses on available-for-sale investment securities totaling $86,419 were recorded, net of $30,712 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at December 31, 2001. Proceeds, gross realized gains and gross realized losses from the sale of available-for-sale investment securities for the year ended December 31, 2001 totaled $3,551,478, $73,111 and $(4,044), respectively. There were no sales of available-for-sale investment securities for the year ended December 31, 2000.

         Held-to-Maturity:
         ----------------

                                                               2002
                                   ------------------------------------------------------------
                                                       Gross           Gross        Estimated
                                    Amortized       Unrealized      Unrealized        Market
                                       Cost            Gains          Losses           Value
                                   ------------    ------------    ------------    ------------

         Government guaranteed
           mortgage-backed
           securities              $    292,100    $      1,245    $     (4,345)   $    289,000
                                   ============    ============    ============    ============



                                                               2001
                                   ------------------------------------------------------------
                                                       Gross           Gross        Estimated
                                    Amortized       Unrealized      Unrealized        Market
                                       Cost            Gains          Losses           Value
                                   ------------    ------------    ------------    ------------

         Government guaranteed
           mortgage-backed
           securities              $    356,800    $      2,534    $     (1,734)   $    357,600
                                   ============    ============    ============    ============


         There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2002, 2001 and 2000.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


3.       INVESTMENT SECURITIES (Continued)

         The amortized cost and estimated market value of investment securities at December 31, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Available-for-Sale           Held-to-Maturity
                                   -------------------------   -------------------------
                                                  Estimated                   Estimated
                                    Amortized       Market      Amortized       Market
                                       Cost         Value          Cost         Value
                                   -----------   -----------   -----------   -----------

         Within one year           $ 3,819,310   $ 3,844,300
         After one year
           through five years        3,797,561     3,854,600
         After five years
           through ten years           205,000       209,600
         After ten years             3,575,527     3,492,100
                                   -----------   -----------   -----------   -----------

                                    11,397,398    11,400,600

         Investment securities
           not due at a single
           maturity date:
             Government guar-
               anteed mortgage-
               backed securities       482,614       479,800   $   292,100   $   289,000
             Federal Reserve
               Bank stock              335,100       335,100
             Federal Home Loan
               Bank stock              250,000       250,000
             Farmer Mac Home
               Administration
               stock                     9,800         9,800
                                   -----------   -----------   -----------   -----------

                                   $12,474,912   $12,475,300   $   292,100   $   289,000
                                   ===========   ===========   ===========   ===========

         Investment securities with amortized costs totaling $4,071,719 and $5,520,059 and market values totaling $4,043,000 and $5,534,000 were pledged to secure treasury tax and loan accounts, public deposits and short-term borrowings at December 31, 2002 and 2001, respectively.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


4.       LOANS

         Outstanding loans are summarized below:

                                                         December 31,
                                                ------------------------------

                                                     2002             2001
                                                -------------    -------------

         Commercial                             $  30,938,399       26,147,571
         Agricultural                               9,287,655        7,930,969
         Real estate - commercial mortgage         53,159,804       36,830,356
         Real estate - construction                33,887,183       23,561,128
         Installment                                7,734,199        3,493,095
                                                -------------    -------------

                                                  135,007,240       97,963,119

         Deferred loan origination costs, net         264,983          317,193
         Allowance for loan losses                 (1,306,309)      (1,171,608)
                                                -------------    -------------

                                                $ 133,965,914    $  97,108,704
                                                =============    =============

         Changes in the allowance for loan losses were as follows:

                                                    Year Ended December 31,
                                           -----------------------------------------

                                               2002           2001           2000
                                           -----------    -----------    -----------

         Balance, beginning of year        $ 1,171,608    $ 1,000,999    $   796,030
         Provision charged to operations       285,500        382,500        300,000
         Losses charged to allowance          (198,934)      (228,401)       (96,183)
         Recoveries                             48,135         16,510          1,152
                                           -----------    -----------    -----------

               Balance, end of year        $ 1,306,309    $ 1,171,608    $ 1,000,999
                                           ===========    ===========    ===========

         The recorded investment in impaired loans totaled $199,000 and $585,000 at December 31, 2002 and 2001, respectively. There were no valuation allowances for impaired loans as determined under SFAS No. 114 at December 31, 2002 and 2001. The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 was $293,000, $787,000 and $418,000, respectively. The Bank recognized $106,000 in interest income on these loans under the cash basis method during 2000. The Bank did not recognize interest income on impaired loans during 2002 and 2001.

         At December 31, 2002 and 2001, nonaccrual loans totaled $199,000 and $585,000, respectively. Interest foregone on nonaccrual loans totaled $71,582, $73,755 and $39,973 for the years ended December 31, 2002,
         2001 and 2000, respectively.

         Salaries and employee benefits totaling $554,824, $654,941 and $387,362 have been deferred as loan origination costs for the years ended December 31, 2002, 2001 and 2000, respectively.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


5.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consisted of the following:

                                                           December 31,
                                                  -----------------------------

                                                      2002             2001
                                                  ------------     ------------

         Land                                     $  1,793,101     $  1,793,101
         Bank premises                               1,487,797        1,487,797
         Furniture, fixtures and equipment           3,560,604        3,026,275
         Leasehold improvements                        526,778          512,154
         Construction in progress                    2,023,133          321,516
                                                  ------------     ------------

                                                     9,391,413        7,140,843

               Less accumulated depreciation
                 and amortization                   (2,961,514)      (2,520,696)
                                                  ------------     ------------

                                                  $  6,429,899     $  4,620,147
                                                  ============     ============

         Depreciation and amortization included in occupancy, furniture and equipment expense totaled $470,937, $505,327 and $404,852 for the years ended December 31, 2002, 2001 and 2000, respectively.

6.       INTEREST-BEARING DEPOSITS

         Interest-bearing deposits consisted of the following:

                                                           December 31,
                                                  -----------------------------

                                                      2002             2001
                                                  ------------     ------------

         Savings                                  $  6,574,174     $  3,980,262
         Money market                               35,964,405       26,763,115
         NOW accounts                               15,640,384       11,245,505
         Time, $100,000 or more                     37,589,426       23,723,826
         Other time                                 31,674,071       24,185,615
                                                  ------------     ------------

                                                  $127,442,460     $ 89,898,323
                                                  ============     ============

         Aggregate annual maturities of time deposits are as follows:

                  Year Ending
                  December 31,
                  ------------

                      2003                        $ 64,510,238
                      2004                           4,077,955
                      2005                             613,524
                      2006                              28,000
                      2007                              33,780
                                                  ------------

                                                  $ 69,263,497
                                                  ============

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


6.       INTEREST-BEARING DEPOSITS (Continued)

         Interest expense recognized on interest-bearing deposits consisted of the following:

                                             Year Ended December 31,
                                   ------------------------------------------

                                       2002           2001           2000
                                   ------------   ------------   ------------

         Savings                   $     11,892   $     23,352   $     84,728
         Money market                   653,261        613,333        837,483
         NOW accounts                    44,372         65,619        140,510
         Time, $100,000 or more         883,141      1,100,273      1,071,334
         Other time                   1,203,053      1,778,388      1,843,495
                                   ------------   ------------   ------------

                                   $  2,795,719   $  3,580,965   $  3,977,550
                                   ============   ============   ============

7.       BORROWING ARRANGEMENTS

         The Bank has unsecured short-term borrowing arrangements totaling $5,000,000 with two of its correspondent banks. There were no borrowings outstanding under these arrangements at December 31, 2002 and 2001.

         Additionally, the Bank has a borrowing arrangement with the Federal Reserve Bank secured by investment securities with amortized costs totaling $172,000 and estimated market values totaling $171,000. At December 31, 2002 and 2001, the Bank had no outstanding borrowings under this arrangement.

         During 2002, the Bank entered into a borrowing arrangement with the Federal Home Loan Bank of San Francisco which allowed the Bank to borrow on either a short-term or long-term basis up to approximately $5,398,000 as of December 31, 2002 based on specific percentages of the collateral pledged. Various residential mortgage loans totaling approximately $8,892,000 secure this borrowing arrangement. At December 31, 2002, the Bank had $1,000,000 in short-term advances outstanding from the Federal Home Loan Bank with an interest rate of 1.55% and a maturity date of December 9, 2003. At December 31, 2002, the Bank had $4,000,000 in long-term advances outstanding from the Federal Home Loan Bank with an interest rate of 2.79% and a maturity date of December 9, 2005.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


8. MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY GRANTOR TRUST

         Pacific State Statutory Trust I is a Delaware business trust formed by the Company for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the second quarter of 2002, Pacific State Statutory Trust I issued 5,000 Floating Rate Capital Trust Pass-Through Securities (Trust Preferred Securities), with a liquidation value of $1,000 per security, for gross proceeds of $5,000,000. The entire proceeds of the issuance were invested by Pacific State Statutory Trust I in $5,000,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Subordinated Debentures") issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities issued by the Trust. The Subordinated Debentures represent the sole assets of Pacific State Statutory Trust I. The Subordinated Debentures mature on December 8, 2031, bear an initial interest rate of 5.34% (based on 6-month London Interbank Offered Rate (LIBOR) plus 3.45%), with repricing and payments due semi-annually. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Bank of San Francisco, on any June 26th or December 26th on or after June 26, 2007. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the Subordinated Debentures. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on June 26, 2032.

         Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an initial rate per annum of 5.34%. For each successive period beginning on June 26th of each year, the rate will be adjusted to equal the 6-month LIBOR plus 3.45%; provided, however, that prior to June 26, 2007, such annual rate does not exceed 11.95%. The distributions on the Trust Preferred Securities are treated as interest expense in the consolidated statement of income. The Company has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities issued in the offering were sold in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

         The Subordinated Debentures and related trust investments in the Subordinated Debentures have been eliminated in consolidation and the Trust Preferred Securities are reflected as outstanding in the accompanying consolidated financial statements. Under applicable regulatory guidelines, a significant portion of the Trust Preferred Securities currently qualify as Tier 1 capital.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


9.       COMMITMENTS AND CONTINGENCIES

         Leases
         ------

         The Bank leases branch offices and certain equipment under non-cancelable operating leases. The leases expire on various dates through 2009 and have various renewal options ranging from five to ten years. The lease on one branch office includes scheduled rent increases. The total amount of the rent payments is being charged to expense using a straight-line method over the term of the lease. The Bank has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease. Future minimum lease payments are as follows:

                  Year Ending
                  December 31,
                  ------------

                      2003                         $    264,000
                      2004                              242,000
                      2005                              237,000
                      2006                              219,000
                      2007                              219,000
                   Thereafter                           288,000
                                                   ------------

                                                   $  1,469,000
                                                   ============

         Rental expense included in occupancy, furniture and equipment expense totaled $273,000, $267,000 and $271,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

         Financial Instruments With Off-Balance-Sheet Risk
         -------------------------------------------------

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

         The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

         The following financial instruments represent off-balance-sheet credit risk:

                                                     December 31,
                                             ----------------------------

                                                 2002            2001
                                             ------------    ------------

         Commitments to extend credit        $ 50,935,000    $ 39,564,000
         Letters of credit                   $    639,000    $  2,211,000

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


9.       COMMITMENTS AND CONTINGENCIES (Continued)

         Financial Instruments With Off-Balance-Sheet Risk (Continued)
         -------------------------------------------------

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income-producing commercial properties and residential real estate.

         Letters of credit are conditional commitments issued by the Bank to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         At December 31, 2002, commercial loan commitments represented approximately 58% of total commitments and were generally secured by various assets of the borrower. Real estate loan commitments represented approximately 39% of total commitments and were generally secured by property with a loan-to-value ratio not to exceed 75% to 80%. Consumer loan commitments represent the remaining 3% of total commitments and were generally unsecured. In addition, the majority of the Bank's commitments have variable interest rates.

         Significant Concentrations of Credit Risk
         -----------------------------------------

         The Bank's customers are primarily located in San Joaquin, Stanislaus, Calaveras and Tuolumne Counties. Approximately 23% of the Bank's loans are for general commercial uses, including professional, retail and small business, and 7% are for agricultural uses. Additionally, 25% of the Bank's loans are for the construction of residential and commercial real estate and 39% are loans which are collateralized by mortgages on residential and commercial real estate. Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets. The remaining 6% of the Bank's loans are consumer installment loans. Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

         Contingencies
         -------------

         The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Company.

         Federal Reserve Requirements
         ----------------------------

         Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $711,000 and $551,000 as of December 31, 2002 and 2001, respectively.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


10.      SHAREHOLDERS' EQUITY

         Dividends
         ---------

         Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. A significant source of cash for the Company is dividends from the Bank. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law. At December 31, 2002, Bank retained earnings of $3,256,674 were free of such restrictions and available for dividend payments to Bancorp.

         Earnings Per Share
         ------------------

         A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                        Year Ended December 31,
                                                 ------------------------------------

                                                    2002         2001         2000
                                                 ----------   ----------   ----------
         Basic Earnings Per Share
         ------------------------

         Numerator:
           Net income                            $1,162,620   $1,035,980   $1,008,682

         Denominator:
           Weighted average shares outstanding      806,546      742,241      714,548
                                                 ----------   ----------   ----------

         Basic earnings per share                $     1.44   $     1.40   $     1.41
                                                 ==========   ==========   ==========

         Diluted Earnings Per Share
         --------------------------

         Numerator:
           Net income                            $1,162,620   $1,035,980   $1,008,682

         Denominator:
           Weighted average shares outstanding      806,546      742,241      714,548
           Dilutive effect of stock options          41,332       42,531       34,407
                                                 ----------   ----------   ----------

                                                    847,878      784,772      748,955
                                                 ----------   ----------   ----------

         Diluted earnings per share              $     1.37   $     1.32   $     1.35
                                                 ==========   ==========   ==========

         Options to purchase 11,500 shares of common stock at a price of $10.38 outstanding during the first quarter were not included in the computation of diluted earnings per share for the year ended December 31, 2001 because their exercise prices were greater than the average market prices of the Company's common shares. The following options were not included in the computation of diluted earnings per share for the year ended December 31, 2000 because their exercise prices were greater than the average market prices of the Company's common shares: options to purchase 12,500 shares of common stock at a price of $10.38 outstanding during the third quarter; and options to purchase 250 shares at a price of $10.13 outstanding during the first and second quarters. All of the options were included in the computation of diluted earnings per share for the year ended December 31, 2002.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


10.      SHAREHOLDERS' EQUITY (Continued)

         Stock Options
         -------------

         At December 31, 2002, 84,215 shares of common stock were reserved under the Company's 1997 Stock Option Plan for issuance to employees and directors through incentive and nonstatutory agreements. Outstanding options for 6,860 shares under the Bank's 1987 Plan which were assumed by the Company when the Bank was reorganized as its subsidiary are exercisable until their expiration. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five to ten years.

         A summary of the combined activity within the plans follows:

                                         2002                2001                2000
                                  -----------------   -----------------   -----------------
                                           Weighted            Weighted            Weighted
                                            Average             Average             Average
                                           Exercise            Exercise            Exercise
                                   Shares    Price     Shares    Price     Shares    Price
                                  -------   -------   -------   -------   -------   -------

         Options outstanding,
           beginning of year       92,318   $  6.88   121,213   $  6.51   121,800   $  5.98

           Options granted         28,750   $ 14.98     2,500   $ 10.00    28,000   $  9.50
           Options exercised      (28,993)  $  5.87   (28,395)  $  5.18    (8,276)  $  4.69
           Options canceled        (1,000)  $ 15.00    (3,000)  $ 10.38   (20,311)  $  8.02
                                  -------             -------             -------

         Options outstanding,
           end of year             91,075   $  9.66    92,318   $  6.88   121,213   $  6.51
                                  =======             =======             =======

         Options exercisable,
           end of year             49,715   $  6.75    68,298   $  6.02    86,563   $  5.39
                                  =======             =======             =======

         A summary of options outstanding at December 31, 2002 follows:

                                        Number of       Weighted       Number of
                                         Options         Average        Options
                                       Outstanding      Remaining     Exercisable
                                       December 31,    Contractual    December 31,
         Range of Exercise Prices          2002            Life           2002
         ------------------------      ------------    -----------    ------------

         $  5.00                             20,476      0.3 years          20,476
         $  4.00                              3,799      1.3 years           3,799
         $  5.00                              2,500      1.3 years           2,500
         $  8.50                              6,200      4.0 years           6,200
         $  8.88                              7,900      4.5 years           7,900
         $ 10.13                                250      5.3 years             200
         $  8.75                              1,400      5.7 years           1,120
         $  8.80                             11,100      7.0 years           4,440
         $ 10.38                              6,700      7.6 years           2,680
         $ 10.00                              2,000      8.5 years             400
         $ 15.00                             23,750      9.0 years
         $ 14.90                              5,000      9.2 years
                                       ------------                   ------------

                                             91,075                         49,715
                                       ============                   ============

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


10.      SHAREHOLDERS' EQUITY (Continued)

         Stock Offering
         --------------

         In February 2000, the Bank issued 66,500 shares of the Bank's no par value common stock to a director in a private placement at a price of $7.50 per share resulting in proceeds to the Bank of $498,750.

         Regulatory Capital
         ------------------

         The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table. Each of these components is defined in the regulations. Management believes that the Company and the Bank meet all their capital adequacy requirements as of December 31, 2002 and 2001.

         In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since December 31, 2002 that management believes have changed the Bank's category.


                                                                                        To Be Well Capitalized
                                                                     For Capital       Under Prompt Corrective
                                               Actual             Adequacy Purposes       Action Provisions
                                        --------------------    ---------------------   ---------------------
                                                                  Minimum     Minimum     Minimum     Minimum
                                           Amount      Ratio       Amount      Ratio       Amount      Ratio
                                        ------------   -----    ------------   -----    ------------   -----

         December 31, 2002
         -----------------

         Company:
           Total capital (to risk-
             weighted assets)           $ 16,497,000    11.4%   $ 11,558,000     8.0%            N/A      N/A
           Tier I capital (to risk-
             weighted assets)           $ 13,588,000     9.4%   $  5,779,000     4.0%            N/A      N/A
           Tier I capital (to average
             assets)                    $ 13,588,000     8.1%   $  6,693,000     4.0%            N/A      N/A

         Bank:
           Total capital (to risk-
             weighted assets)           $ 16,293,000    11.0%   $ 11,529,000     8.0%   $ 14,412,000    10.0%
           Tier I capital (to risk-
             weighted assets)           $ 14,617,000    10.1%   $  5,765,000     4.0%   $  8,647,000     6.0%
           Tier I capital (to average
             assets)                    $ 14,617,000     8.9%   $  6,690,000     4.0%   $  8,362,000     5.0%

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


10.      SHAREHOLDERS' EQUITY (Continued)

         Regulatory Capital (Continued)
         ------------------

                                                                                        To Be Well Capitalized
                                                                     For Capital       Under Prompt Corrective
                                               Actual             Adequacy Purposes       Action Provisions
                                        --------------------    ---------------------   ---------------------
                                                                  Minimum     Minimum     Minimum     Minimum
                                           Amount      Ratio       Amount      Ratio       Amount      Ratio
                                        ------------   -----    ------------   -----    ------------   -----

         December 31, 2001
         -----------------

         Bank:
           Total capital (to risk-
             weighted assets)           $ 10,535,000    10.2%   $  8,245,000     8.0%   $ 10,306,000    10.0%
           Tier I capital (to risk-
             weighted assets)           $  9,363,000     9.1%   $  4,122,000     4.0%   $  6,184,000     6.0%
           Tier I capital (to average
             assets)                    $  9,363,000     7.8%   $  4,779,000     4.0%   $  5,974,000     5.0%

11.      OTHER EXPENSES

         Other expenses consisted of the following:

                                                  Year Ended December 31,
                                           ------------------------------------

                                              2002         2001         2000
                                           ----------   ----------   ----------

         Professional fees                 $  483,501   $  319,461   $  192,441
         Advertising and promotion            120,333       81,978      149,958
         Postage, stationery and supplies     186,437      177,262      135,392
         Telephone                            150,674      126,226      138,547
         Directors fees                       126,492       57,700      115,877
         Other operating expenses           1,067,785      848,919      689,730
                                           ----------   ----------   ----------

                                           $2,135,222   $1,611,546   $1,421,945
                                           ==========   ==========   ==========

12.      INCOME TAXES

         Income tax expense for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

                                              2002         2001         2000
                                           ----------   ----------   ----------

         Current:
           Federal                         $  698,000   $  478,000   $  528,000
           State                              123,000      123,000      142,500
                                           ----------   ----------   ----------

                                              821,000      601,000      670,500
                                           ----------   ----------   ----------

         Deferred:
           Federal                           (175,000)     (58,000)     (91,000)
           State                              (16,000)     (23,000)     (25,000)
                                           ----------   ----------   ----------

                                             (191,000)     (81,000)    (116,000)
                                           ----------   ----------   ----------

                                           $  630,000   $  520,000   $  554,500
                                           ==========   ==========   ==========

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


12.      INCOME TAXES (Continued)

         Deferred tax assets (liabilities) consisted of the following:

                                                              December 31,
                                                         ----------------------

                                                            2002         2001
                                                         ---------    ---------

         Deferred tax assets:
            Allowance for loan losses                    $ 493,000    $ 447,000
            Bank premises and equipment                    132,000       47,000
            Future benefit of State tax deduction           51,000       32,000
            Organization costs                              19,000        5,000
            Deposit purchase premium                        49,000       37,000
            Unrealized losses on available-for-sale
               investment securities                                     31,000
                                                         ---------    ---------

                  Total deferred tax assets                744,000      599,000
                                                         ---------    ---------

         Deferred tax liabilities:
            Future federal liability of state deferred
               tax asset                                   (46,000)     (41,000)
            Goodwill                                       (16,000)
            Accretion of discount on investment
               securities                                               (36,000)
                                                         ---------    ---------

                  Total deferred tax liabilities           (62,000)     (77,000)
                                                         ---------    ---------

                  Net deferred tax assets                $ 682,000    $ 522,000
                                                         =========    =========

         The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The items comprising these differences for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

                                             2002                  2001                  2000
                                     -------------------   -------------------   -------------------

                                       Amount     Rate %     Amount     Rate %     Amount     Rate %
                                     ---------    ------   ---------    ------   ---------    ------

         Federal income tax
           expense, at statu-
           tory rate                 $ 609,491      34.0   $ 529,033      34.0   $ 531,482      34.0
         State franchise tax,
           net of Federal tax
           effect                       96,924       5.4      62,416       4.0      79,402       5.1
         Interest on obligations
           of states and political
           subdivisions                (72,906)     (4.1)    (81,840)     (5.3)    (40,448)     (2.6)
         Other                          (3,509)      (.2)     10,391        .7     (15,936)     (1.0)
                                     ---------    ------   ---------    ------   ---------    ------

             Total income tax
               expense               $ 630,000      35.1   $ 520,000      33.4   $ 554,500      35.5
                                     =========    ======   =========    ======   =========    ======

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


13.      RELATED PARTY TRANSACTIONS

         During the normal course of business, the Bank enters into transactions with related parties, including executive officers and directors. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers during 2002:

         Balance, January 1, 2002                                   $ 3,801,000

            Disbursements                                             2,715,000
            Amounts repaid                                           (3,328,000)
                                                                    -----------

         Balance, December 31, 2002                                 $ 3,188,000
                                                                    ===========

         Undisbursed commitments to related
            parties, December 31, 2002                              $ 1,073,000
                                                                    ===========

14.      EMPLOYEE BENEFIT PLAN

         In 1990, the Bank initiated a 401(k) Savings Plan. Under the provisions of the plan, the Bank matches one-half of the employees' contributions up to a maximum of three percent of an employee's annual salary. All employees who are at least 21 years of age and have completed one year of service are eligible under the plan. The Bank's contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter. Contributions to the plan totaled $42,000 in 2002, $28,000 in 2001 and $27,000 for the year ended December 31, 2000.

15.      COMPREHENSIVE INCOME

         Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are included in other comprehensive income. Total comprehensive income and the components of accumulated other comprehensive income are presented in the Statement of Changes in Shareholders' Equity.

         At December 31, 2002, 2001 and 2000, the Company held securities classified as available-for-sale which had unrealized gains as follows:

                                                            2002         2001         2000
                                                         ---------    ---------    ---------

         Other comprehensive income:
           Unrealized holding gains                      $ 115,764    $ 159,498    $ 555,856
           Tax expense on unrealized holding gains         (41,130)     (59,718)    (237,654)
                                                         ---------    ---------    ---------

               Net unrealized holding gains                 74,634       99,780      318,202
                                                         ---------    ---------    ---------

           Less: reclassification adjustment for gains
             included in net income                         28,957       69,067

           Tax benefit on reclassification adjustment      (10,280)     (27,627)
                                                         ---------    ---------    ---------

               Net reclassification adjustment              18,677       41,440
                                                         ---------    ---------    ---------

               Total other comprehensive income          $  55,957    $  58,340    $ 318,202
                                                         =========    =========    =========

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


16.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

         Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

         The following methods and assumptions were used by management to estimate the fair value of the Company's financial instruments at December 31, 2002 and 2001:

         Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

         Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

         Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for the remaining loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

         Deposits and short-term borrowings: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued short-term borrowings and interest payable approximates their fair value.

         Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

         Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trust: The fair value of mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trust was determined based on the current market value for the like-kind instruments of similar rates and terms.

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


16.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         Commitments to extend credit: Commitments to extend credit are primarily for variable rate loans. For these commitments, there is no difference between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

                                               December 31, 2002             December 31, 2001
                                          ---------------------------   ---------------------------

                                            Carrying         Fair         Carrying         Fair
                                             Amount          Value         Amount          Value
                                          ------------   ------------   ------------   ------------

         Financial assets:
           Cash and due from banks        $ 18,465,668   $ 18,465,668   $  5,439,720   $  5,439,720
           Federal funds sold                5,000,000      5,000,000      1,386,000      1,386,000
           Investment securities            12,767,400     12,764,300     10,788,600     10,789,400
           Loans, net                      133,965,914    134,139,000     97,108,704     97,291,526
           Accrued interest receivable       1,056,680      1,056,680        847,007        847,007

         Financial liabilities:
           Deposits                       $158,140,007   $158,316,211   $111,103,638   $111,302,759
           Short-term borrowings             1,000,000      1,000,000
           Long-term debt                    4,000,000      4,000,000
           Mandatorily redeemable
             cumulative trust preferred
             securities                      5,000,000      5,000,000
           Accrued interest payable            438,640        438,640        773,556        773,556

         Off-balance-sheet financial
           instruments:
           Commitments to extend credit   $ 50,935,000   $ 50,935,000   $ 39,564,000   $ 39,564,000
           Standby letters of credit           639,000        639,000      2,211,000      2,211,000

17. SUPPLEMENTAL DISCLOSURES FROM THE SALE AND ACQUISITION OF BRANCH ASSETS AND LIABILITIES

         On October 13, 2000, the Bank sold certain assets and liabilities of the Columbia branch to another financial institution, summarized as follows:

            Cash provided                                          $ 4,015,281
            Fair value of fixed assets sold                             13,153
            Fair value of other assets and liabilities sold, net        58,894
            Gain on sale                                                20,002
                                                                   -----------

            Deposits sold                                          $ 4,107,330
                                                                   ===========

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


17. SUPPLEMENTAL DISCLOSURES FROM THE SALE AND ACQUISITION OF BRANCH ASSETS AND LIABILITIES (Continued)

         On March 18, 2002, the Bank consummated its agreement to acquire assets (principally loans) and assume liabilities (consisting mainly of deposits) of the Stockton Branch Office of California Bank & Trust. The purchase price of $1,082,194 included the issuance of 37,000 shares of common stock with an estimated fair value of $481,000 and with the remainder paid in cash. An allocation of the settlement of this transaction between the fair value of liabilities assumed and assets acquired follows.

                  Liabilities assumed and equity issued:
                    Demand, interest-bearing transaction and savings
                      and savings accounts                              $ 12,645,067
                    Time deposits                                          9,776,230
                    Other liabilities                                         22,756
                    Common stock issued                                      481,000
                                                                        ------------

                                                                          22,925,053
                                                                        ------------

                  Assets acquired:
                    Loans                                                  8,002,294
                    Other assets                                              34,642
                    Core deposit intangible                                  448,426
                    Goodwill                                                 717,919
                                                                        ------------

                                                                           9,203,281
                                                                        ------------

                  Net cash received                                     $ 13,721,772
                                                                        ============

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS

         The Company commenced operation on June 24, 2002. As a result, comparative financial information is not available. The information below is presented as of December 31, 2002 and for the year then ended as if the reorganization had taken place on January 1, 2002.

                                  BALANCE SHEET

                                December 31, 2002


                               ASSETS

         Cash and due from banks                                    $    72,279
         Investment in bank subsidiary                               15,746,394
         Investment in Pacific State Statutory Trust I                  159,251
         Investment in other securities                                 204,988
         Other assets                                                   298,934
                                                                    -----------

               Total assets                                         $16,481,846
                                                                    ===========

                           LIABILITIES AND
                        SHAREHOLDERS' EQUITY

         Liabilities:
           Junior subordinated debentures due to subsidiary
             grantor trust                                          $ 5,159,251
           Other liabilities                                              2,733
                                                                    -----------

               Total liabilities                                      5,161,984
                                                                    -----------

         Shareholders' equity:
           Common stock                                               6,915,534
           Retained earnings                                          4,404,078
           Accumulated other comprehensive income                           250
                                                                    -----------

               Total shareholders' equity                            11,319,862
                                                                    -----------

               Total liabilities and shareholders' equity           $16,481,846
                                                                    ===========

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                               STATEMENT OF INCOME

                      For the Year Ended December 31, 2002


         Income:
           Dividends declared by bank subsidiary                    $   123,000
           Interest on investment securities                              1,820
                                                                    -----------

                 Total income                                           124,820
                                                                    -----------

         Expenses:
           Interest on junior subordinated debentures due to
             subsidiary grantor trust                                   141,380
           Salaries and employee benefits                                42,824
           Professional                                                  77,228
           Other expenses                                                 7,031
                                                                    -----------

                 Total expenses                                         268,463
                                                                    -----------

                 Loss before equity in undistributed income
                   of subsidiary                                       (143,643)

         Equity in undistributed income of subsidiary                 1,216,263
                                                                    -----------

                 Income before income tax benefit                     1,072,620

         Income tax benefit                                             (90,000)
                                                                    -----------

                 Net income                                         $ 1,162,620
                                                                    ===========

                     PACIFIC STATE BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


18.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                             STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 2002


         Cash flows from operating activities:
           Net income                                               $ 1,162,620
           Adjustments to reconcile net income to net cash
             used in operating activities:
               Undistributed net income of subsidiary                (1,216,263)
               Increase in other assets                                (298,934)
               Increase in other liabilities                              2,733
                                                                    -----------

                 Net cash used in operating activities                 (349,844)
                                                                    -----------

         Cash flows from investing activities:
           Investment in bank subsidiary                             (4,543,199)
           Investment in Pacific State Statutory Trust I               (159,251)
           Investment in other securities                              (204,988)
                                                                    -----------

                 Net cash used in investing activities               (4,907,438)
                                                                    -----------

         Cash flows from financing activities:
           Proceeds from the issuance of junior subordinated
             debentures due to subsidiary grantor trust               5,159,251
           Proceeds from exercise of stock options                      170,310
                                                                    -----------

                 Net cash provided by financing activities            5,329,561
                                                                    -----------

         Cash and cash equivalents at end of year                   $    72,279
                                                                    ===========

         Non-cash investing activities:

           Net change in unrealized gain on available-for-
             sale investment securities                             $    86,807

           Common stock issued in connection with
             branch acquisition                                     $   481,000

                             BUSINESS OF THE COMPANY
                             -----------------------

         This report includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used. The Company's actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the filing of this report, even if new information, future events or other circumstances have made them incorrect or misleading. Except as specifically noted herein all references to the "Company" refer to Pacific State Bancorp, a California corporation.

General Description of Business
-------------------------------

         Pacific State Bancorp is a newly formed holding company with one bank subsidiary, Pacific State Bank, (the "Bank"), and a subsidiary trust, Pacific State Statutory Trust I. Pacific State Bancorp commenced operations on June 24, 2002 when it acquired all the then issued and outstanding shares of Pacific State Bank under a plan of reorganization approved by the Bank's shareholders on May 9, 2002. The Bank is a California state chartered bank. The Bank's primary source of revenue is providing loans to customers who are predominately small to middle-market businesses and middle-income individuals. Pacific State Statuatory Trust I is a statuatory business trust formed in June 2002 for the exclusive purpose of issuing and selling trust preferred securities.

         The Bank has engaged since November 2, 1987 in a general commercial banking business, primarily in Stockton and San Joaquin County, and offers commercial banking services to residents and employers of businesses in the Bank's service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers. The Company as of January 22, 2003 had 56 employees, including 25 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature. The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries. The Bank is a member of the Federal Reserve System.

         The Bank's main office is located at 6 So. El Dorado Street; additional branches are located elsewhere in Stockton and in the communities of Angels Camp, Arnold, Groveland, Modesto and Tracy, California. Executive offices for the Company are located at 1889 W. March Lane, adjacent to the Bank's second Stockton branch. Total deposits of $158.1 million as of December 31, 2002, were held by the Bank, $28.1 million (17.7%) in the Main Office, $54.5 million (34.5%) in the March Lane (Stockton) branch, $21.3 million (13.5%) in the Modesto branch, $14.7 million (9.3%) in the Angels Camp branch, $10.7 million (6.8%) in the Arnold branch, $9.2 million (5.8%) in the Groveland branch and $19.7 million (12.4%) in the Tracy branch. On March 15, the Bank completed the acquisition of certain assets (principally cash and loans) and deposit liabilities of the Stockton branch of California Bank & Trust at a purchase price which included the issuance of $481,000 of the Bank's common stock and $601,194 in cash. In the transaction, the Bank acquired approximately $22.4 million in deposit liabilities and loans valued at approximately $8.0 million. These assets and liabilities were transferred to the Bank's March Lane branch.

Business Plan
-------------

         The focus of the Company's business plan is to attract "middle market" accounts, but not to the exclusion of any other business which the Company can reasonably and profitably attract. In order to provide a level of service to attract such customers, the Company has structured its specific services and charges on a basis which management believes to be profitable, taking into consideration other aspects of the account relationship. The Company offers a range of banking services to its customers intended to attract the following specific types of accounts: relatively large consumer accounts; professional group and association accounts, including the accounts of groups or firms of physicians, dentists, attorneys and accountants; and accounts of small to medium-sized businesses engaged in retail, wholesale, light industrial and service activities.

Trust Subsidiary
----------------

         The Company during 2002 established a business trust subsidiary (the "Trust") for the sole purpose of issuing capital securities ("Capital Securities") pursuant to a declaration of trust (the "Declaration"). The proceeds from the sale of the Capital Securities were loaned to the Company under deeply subordinated debentures (the "Debentures") issued to the Trust pursuant to an indenture (the "Indenture"). Interest payments on the Debentures will flow through the Trust to the Pooling Vehicle, which is the holder of the Capital Securities and similar securities issued by other financial institutions. Payments of distributions by the Trust to the Pooling Vehicle are guaranteed by the Company pursuant to a guarantee agreement (the "Guarantee"). The terms of the Declaration, Indenture and Guarantee are described in more detail below.

         The Pooling Vehicle used the proceeds from the sale of notes in the private market to purchase the Capital Securities and similar securities issued by other financial institutions. Proceeds from the distributions payable on the Capital Securities (as well as the proceeds from distributions payable on capital securities issued by other pool participants) will be used to pay for the costs of maintaining the Pooling Vehicle and to make interest payments on the notes issued by the Pooling Vehicle.

                  o The Trust endures for 35 years, unless earlier dissolved.

                  o The Capital Securities and Debentures have terms of 30 years. -

                  o The Trust issued the Capital Securities and common securities (the "Common Securities"), for $5,000,000, the Common Securities are held by the Company. The Company issued the Debentures to the Trust, which holds them for the benefit of the Capital Security holders.

                  o For the period beginning on (and including) December 26, 2002 and ending on (but excluding) March 25, 2003, the rate per annum is 4.85% For each successive period beginning on (and including) March 26, 2003, and each succeeding interest payment date, interest is payable quarterly at a floating rate per annum equal to the 3-month London Interbank Offered Rate (LIBOR) plus 3.45%; provided however that prior to June 26, 2007, this interest rate shall not exceed 11.95%.

                  o The Company has irrevocably and unconditionally guaranteed, with respect to the Capital Securities and to the extent not paid by the Trust, accrued and unpaid distributions on the Capital Securities and the redemption price payable to the holders of the Capital Securities, in each case to the extent the Trust has funds available.

         The purpose of this transaction was to infuse the Bank with an additional $4.5 million in capital in order to fuel the continued growth of the Bank. The remaining $500, 000 was placed in the Company for general operations.

Product Lines and Services
--------------------------

         The Bank currently offers the following general banking services at all of its branches: commercial, construction and real estate loans and personal credit lines, interest on checking, U.S. Savings bond services, domestic and foreign drafts, banking by appointment, automatic transfer of funds between savings and checking accounts, business courier services, checking and savings accounts for personal and business purposes, domestic letters of credit, a depository for MasterCard and Visa drafts, federal depository services, cash management assistance, wire and telephone transfers, travelers' checks, Individual Retirement Accounts, time certificates of deposit, courier service for non-cash deposits, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, unsecured overdraft protection credit lines attached to checking accounts, ATM cards and MasterMoney debit cards via the Star, Cirrus, Plus, Mastercard and Visa networks.

         The Bank is not authorized to offer trust services. The Federal Reserve Bank of San Francisco is the Company's primary correspondent relationship. The Bank currently also has correspondent relationships with City National Bank in Beverly Hills, Bank of America in San Francisco, First Tennessee Bank in Memphis, Tennessee, Compass Bank in Birmingham, Alabama, Wells Fargo Bank and Pacific Coast Bankers Bank.

         The Bank recognizes that, in order to be competitive, it must attract a certain number of consumer accounts. Travelers checks, Individual Retirement Accounts, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, and unsecured overdraft protection credit lines attached to checking accounts currently offered by the Bank are designed to appeal particularly to consumers. Moreover, participation in a large-scale ATM network assists the Company in competing for consumer accounts.

         The Bank is an approved Small Business Administration and 504 lender, FarmerMac I and II, USDA, USDA Part-time Farmer Program, FHA and VA lender and California Capital lender. The Bank is a national leader in the underwriting of U.S. Department of Agriculture business and industry loans, as well as a Preferred Lender for this program.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         Certain statements discussed or incorporated by reference in this Annual Report including, but not limited to, matters described in this Management's Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and
(6) changes in securities markets.


Critical Accounting Policies

General

         Pacific State Bancorp's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
(GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. Other estimates that we use are related to the expected useful lives of our depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses

         The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting. (1) Statement of Financial Accountings Standards (SFAS) No. 5 "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and estimable and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.


Results of Operations

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

         Net income for the year ended December 31, 2002, was $1,163,000, representing an increase of $127,000, or 12.3%, over net income of $1,036,000 for the year ended December 31, 2001. A contributing factor to the increase in net income is a slight increase in interest income of $37,000 and an increase in noninterest income of 29.4%, due to an increase in the sale of loans.

         Return on average assets (ROA) was .77% and return on average common equity (ROE) was 11.27% in 2002 compared with .87% and 12.04% respectively in 2001. Diluted earnings per share for 2002 and 2001 were $1.37 and $1.32, respectively, a increase of 3.8%. The increase in earnings per share is due to the increase in income of 12.3%.

         The Company's average total assets increased to $151.7 million or 28.2% over $118.3 million in 2001. Net loans increased to $134.0 million over $97.1 million in 2001, an increase of $36.9 million or 38.0%. Deposits in 2002 grew to $158.1 million, or 42.4%, compared to $111.1 million at December 31, 2001. The increases reflected on the balance sheet are attributable in part to the acquisition of $22.4 million in deposits and $8.0 million in loans from a branch of California Bank & Trust.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Net income for the year ended December 31, 2001, was $1,036,000, representing an increase of $27,000, or 2.7%, over net income of $1,009,000 for the year ended December 31, 2000. A contributing factor to the increase in net income was an increase in noninterest income of 68.9%, due to an increase in the sale of loans.

         Return on average assets (ROA) was .87% and return on average common equity (ROE) was 12.04% in 2001 compared with .92% and 13.93% respectively in 2000. Diluted earnings per share for 2001 and 2000 were $1.32 and $1.35, respectively, a decrease of 2.2%. The decrease in earnings per share was due to the increase in the number of shares outstanding due to stock options exercised.

         The Company's average total assets increased to $118.8 million or 7.7% over $110.3 million in 2000. Net loans increased to $97.1 million over $82.6 million in 2000, an increase of $14.5 million or 17.6%. Deposits in 2001 grew to $111.1 million, or 6.1%, compared to $104.7 million at December 31, 2000.


Net Interest Income

         The primary source of income for the Company is derived from net interest income. Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets.

         Net interest income increased to $6.3 million in 2002 versus $5.6 million in 2001 and $5.7 million in 2000, representing a 12.0% increase in 2002 over 2001, and 1.8% decrease in 2001 over 2000. The average balance of total earning assets during 2002 increased 24.7% to $135.9 million from $109.0 million. Average loan balances outstanding during 2002 increased $26.2 million or 28.7%, while average balances of investments and federal funds sold increased by $.9 million or 5.2%. The average yields on loans and federal funds sold in 2002 were lower by 162 and 235 basis points respectively, while the average yield on U.S. government securities decreased by 217 basis points. The decrease in average yields on loans is attributed to eleven decreases in the prime lending rate or 475 basis points during 2001 which fully impacted all of 2002, as well as a further decrease of 50 basis points in early 2002. During 2001, the prime rate dropped from 9.5% to 4.75% to 4.25% in 2002. The overall yield on average earning assets during 2002 declined 164 basis points to 6.80% from 8.44% for 2001.

         Total interest expense decreased to $2.9 million in 2002, from $3.6 million for 2001, and $4.0 million for 2000, representing a 19.4% decrease for 2002 over 2001, and a 10.0% decrease for 2001 over 2000. Average balances of interest-bearing liabilities increased to $111.1 million from $82.4 million for the year ended December 31, 2001, or 34.8%.

         Average certificates of deposit increased to $55.8 million in 2002 from $50.0 million in 2001, an 11.6% increase. The average rate paid on certificates of deposit during 2002 decreased 203 basis points, while the overall average rate paid on interest bearing deposits and borrowings decreased 125 basis points to 2.03% from 3.28% for 2001.

         The Company's net interest margin (net interest income divided by average earning assets) was 4.63% in 2002, 5.15% in 2001 and 5.67% in 2000. The combined effect of the increase in volume of earning assets and decrease in yield on earning assets, coupled with stable funding sources resulted in an increase of $.675 million (12.0%) in net interest income for the year ended December 31, 2002 over 2001. The decrease in the Company's net interest margin from 2001 to 2002 is directly attributable to the ongoing effect of a decrease in prime rate of 475 basis points during 2001 and an additional decrease of 50 basis points during 2002, since most of the Bank's loans reprice when the prime rate changes. In spite of the prime rate changes, the net interest margin only dropped 52 basis points which is attributed to growth and change in mix of earning assets, which was funded by growth of both interest-bearing and non-interest-bearing demand deposits.

         The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

                                   Average Balances, Interest Income/Expense and Yields/Rates Paid

                                                       (Dollars in thousands)


                                                                     Years Ended December 31,

                                            2002                               2001                               2000
                              -------------------------------    -------------------------------    --------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                               Average                 Yield/     Average                 Yield/     Average                 Yield/
                               Balance     Interest     Rate      Balance     Interest     Rate      Balance     Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------

Earning Assets
 Loans(1)                     $ 115,742   $   8,508      7.35%   $  90,675   $   8,168      9.00%   $  77,166   $   8,245     10.68%
 Investment Securities           15,838         660      4.17%      12,741         808      6.34%      14,346         870      6.06%
 Federal Funds Sold               4,183          64      1.53%       5,579         219      3.93%       9,622         605      6.29%
                              ---------   ---------   -------    ---------   ---------   -------    ---------   ---------   -------
 Average Earning Assets       $ 135,763   $   9,232      6.80%   $ 108,995   $   9,195      8.44%   $ 101,134   $   9,720      9.61%
                                          ---------                          ---------                          ---------

 Cash & Due From Banks        $   9,286                          $   5,000                          $   4,831
 Bank Premises                    5,136                              4,109                              3,593
 Other Assets                     2,803                              1,839                              1,724
 Less: Allowance for loan
 loss                            (1,264)                             1,128)                              (910)
                              ---------                          ---------                          ---------
 Average Total Assets         $ 151,724                          $ 118,815                          $ 110,372
                              =========                          =========                          =========


Interest Bearing Liabilities
 Demand Interest Bearing      $  50,190   $     698      1.39%   $  34,515   $     679      1.97%   $  29,890   $     978      3.27%
 Savings Deposits                 5,084          14       .28%       3,814          24       .63%       4,437          89      2.01%
 Certificates of Deposit         55,849       2,084      3.73%      49,961       2,878      5.76%      47,944       2,911      6.07%
 Other Borrowings                 2,914         147      5.04%          --          --        --%          86           7      8.14%
                              ---------   ---------   -------    ---------   ---------   -------    ---------   ---------   -------
                                114,037   $   2,943      2.58%      88,290   $   3,581      4.06%      82,357   $   3,985      4.84%
                                          ---------                          ---------                          ---------

 Noninterest Demand              26,381                             20,931                             19,676
 Other Liabilities                  985                                991                              1,097
 Shareholder Equity              10.321                              8,603                              7,242
                              ---------                          ---------                          ---------
 Average Liabilities and
 Shareholders Equity          $ 151,724                          $ 118,815                          $ 110,372
                              =========                          =========                          =========


 Net Income and Net
 Interest Margin                          $   6,289      4.63%               $   5,614      5.15%               $   5,735      5.67%
                                          =========                          =========                          =========
------------------------------------------------------------------------------------------------------------------------------------

(1) Interest income on loans includes fee income of $121,000, $127,000 and $265,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

         The Company's average total assets increased from $110.3 million in 2000 to $118.8 million in 2001 and $151.7 million in 2002, representing a 7.7% increase during 2001 over 2000, and a 27.7% increase in 2002 over 2001. Average portfolio loans increased from $77.2 million to $90.7 million in 2001 and $115.7 million in 2002, representing a 17.5% and 27.6% increase respectively. In addition the Company's average non-interest bearing demand deposits increased from $19.7 million in 2000 to $20.9 million in 2001 and $26.4 million in 2002, representing a 6.1% and 26.3% increase respectively. The growth was attributable in part to the purchase of assets and liabilities of the Stockton branch of California Bank & Trust, which increased deposits by $22.4 million and loans by $8.0 million. The remaining growth came from the Bank's current market share.

         The following table sets forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes attributable to rate/volume have been allocated to volume changes. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

                         Analysis of Changes in Net Interest Income

                                                 Years ended December 31,

(Dollars in thousands)                2002 over 2001                   2001 over 2000
--------------------------------------------------------------------------------------------
                               Volume      Rate      Total      Volume      Rate      Total
--------------------------------------------------------------------------------------------

Increase (Decrease)
In Interest Income:
------------------
  Loans                       $ 1,843    $(1,503)   $   340    $ 1,217    $(1,294)   $   (77)
  Investment securities           130       (274)      (144)      (102)        40        (62)
  Federal Funds sold              (21)      (134)      (155)      (159)      (227)      (386)
                              -------    -------    -------    -------    -------    -------
  Total Increase (Decrease)   $ 1,952    $(1,911)   $    41    $   956    $(1,481)   $  (525)
                              -------    -------    -------    -------    -------    -------

Increase (Decrease)
In Interest Expense:
-------------------
  Interest-bearing Demand     $   218    $  (199)   $    19    $    91    $  (390)   $  (299)
  Savings Deposits                  3        (13)       (10)        (4)       (61)       (65)
  Certificates of Deposit         220     (1,014)      (794)       116       (149)       (33)
  Other Borrowings                151          0        151         (7)        --         (7)
                              -------    -------    -------    -------    -------    -------
  Total Increase (Decrease)   $   592    $(1,226)   $  (634)   $   196    $  (600)   $  (404)
                              -------    -------    -------    -------    -------    -------

  Net Increase (Decrease)     $ 1,360    $  (685)   $   675    $   760    $  (881)   $  (121)
                              =======    =======    =======    =======    =======    =======

--------------------------------------------------------------------------------------------


                               Non-interest Income

         The Company's non-interest income consists primarily of service charges on deposit accounts, gain on sale of loans and other service fees. Non-interest income also includes ATM fees earned at various locations. For the year ended December 31, 2002, non-interest income represented 15.07% of the Company's revenues versus 12.08% in 2001, and 7.1% in 2000. Historically, the Company's service charges on deposit accounts have lagged peer levels for similar services. This is consistent with the Company's philosophy of allowing customers to pay for services with compensating balances and the emphasis on core deposits as a significant funding source.

         Total non-interest income increased to $1.6 million in 2002 over $1.3 million in 2001, and $748,000 in 2000, representing an increase of 29.4% and an increase of 69.0% respectively. The increase in 2002 is directly attributable to the 36.5% increase in the gain from the sale of loans, because of the increase in demand for these types of loans, an increase of 36.5% in other income on fees collected from brokering mortgage loans and an increase of 31.8% in service charges.

         The following table sets forth a summary of non-interest income for the periods indicated.

                                                     Years Ended December 31,
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                   2002        2001        2000
--------------------------------------------------------------------------------
Non-interest Income:

Service Charges                                   $  531      $  403      $  347
Rental Income from Other Real Estate                  21          12           4
Gain on Sale of Guaranteed Loans                     584         428         152
Gain on Sale of Investment Securities                 29          69          --
Other Income                                         470         347         245
                                                  ------      ------      ------

Total Non-interest Income                         $1,635      $1,259      $  748
                                                  ======      ======      ======
--------------------------------------------------------------------------------


                              Non-interest Expense

         Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, data processing fees, professional fees, directors' fees and other operating expenses. Non-interest expense for 2002 was $5.8 million compared to $4.9 million for 2001 and $4.6 million in 2000, representing an increase of $914,000, or 18.5% for 2002, and $319,000 or 6.9% for 2001. Increases in salaries and benefits are indicative of the additions to staff to expand branch operations in line with their respective growth for the year. The increase in occupancy and equipment is attributable to the general upgrade of technology systems. The $164,000 increase in professional fees is mostly attributable to legal and accounting costs associated in the formation of the Company as holding company for the Bank

         The following table sets forth a summary of non-interest expense for the periods indicated.

                                                     Years Ended December 31,
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                   2002        2001        2000
--------------------------------------------------------------------------------
Non-interest Expense:

Salaries & Benefits                               $2,601      $2,217      $2,256
Occupancy & Equipment                              1,110       1,106         942
Professional Fees                                    484         320         192
Advertising & Promotion                              120          82         150
Postage, Stationery & Supplies                       186         178         136
Telephone                                            151         126         139
Director Fees                                        126          58         116
Data Processing                                        5          23          27
Other Expense                                      1,063         825         662
                                                  ------      ------      ------

Total Non-Interest Expenses                       $5,846      $4,935      $4,620
                                                  ======      ======      ======
--------------------------------------------------------------------------------

                                  Income Taxes

         The Company's provision for income taxes includes both federal income and state franchise taxes and reflects the application of federal and state statutory rates to the Company's net income before taxes. The principal difference between statutory tax rates and the Company's effective tax rate is the benefit derived from investing in tax-exempt securities. Increases and decreases in the provision for taxes reflect changes in the Company's net income before tax.

         The following table reflects the Company's tax provision and the related effective tax rate for the periods indicated.

(Dollars in thousands)                              Years Ended December 31,
-------------------------------------------------------------------------------
                                                  2002        2001        2000
-------------------------------------------------------------------------------

Tax Provision                                    $  630      $  520      $  555
Effective Tax Rate                                 35.1%       33.4%       35.5%

-------------------------------------------------------------------------------


                                  Asset Quality

         The Company concentrates its lending activities primarily within Calaveras, San Joaquin, Stanislaus and Tuolumne Counties.

         The Company manages its credit risk through diversification of its loan portfolio and the application of underwriting policies and procedures and credit monitoring practices. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to repay the loans is dependent upon the professional services and residential real estate development industry sectors. Generally, the loans are secured by real estate or other assets and are expected to be repaid from cash flows of the borrower or proceeds from the sale of collateral.

         The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

(Dollars in thousands)                                    As of December 31,
--------------------------------------------------------------------------------
                                                        2002             2001
--------------------------------------------------------------------------------

Commercial and Agricultural                          $  40,226        $  34,079

Real estate-construction                                33,887           23,561

Real estate - commercial                                53,160           36,831

Installment & Other                                      7,734            3,493

Deferred Loan Fees and Costs                               265              317

Allowance for Loan and Lease Losses                     (1,306)          (1,172)
                                                     ---------        ---------

Total Net Loans                                      $ 133,966        $  97,109
                                                     =========        =========

--------------------------------------------------------------------------------

         Net portfolio loans have increased $36.9 million or 38.0%, to $134.0 million at December 31, 2002 over $97.1 million at December 31, 2001. Commercial and agricultural loans have increased $6.1 million or 18.0%, real estate construction projects have increased $6.7 million or 43.6%, real estate mortgage loans have increased by $16.3 million or 44.3% and installment loans have increased by $4.2 million or 121.4% over 2001. The portfolio mix remains stable as compared with the mix of a year ago, with commercial and agricultural loans of approximately 29.8% of total loans, real estate construction loans of 25.1%, commercial and residential real estate loans at 39.4%, and 5.7% for installment loans.

         The Company's practice is to place an asset on nonaccrual status when one of the following events occurs:(i) Any installment of principal or interest is 90 days or more past due (unless in management's opinion the loan is well-secured and in the process of collection), (ii) management determines the ultimate collection of principal or interest to be unlikely or iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition. Nonperforming loans are loans that are on nonaccrual, are 90 days past due and still accruing or have been restructured.

         The following table sets forth a summary of the Company's nonperforming loans and other assets as of the dates indicated:

(Dollars in thousands)                                     As of December 31,
--------------------------------------------------------------------------------
                                                        2002               2001
--------------------------------------------------------------------------------

Nonaccrual loans                                       $  199             $  585

Other Real Estate Owned                                    49                182

--------------------------------------------------------------------------------

         The Company's nonaccrual loans decreased from $585,000 to $199,000 during 2002 and are comprised of eight loans. Other real estate owned ("OREO") decreased to $49,000 in 2002 from $182,000 in 2001. The charge offs of $226,000 accounted for most of the decrease in nonaccrual loans.

         The Company assigns all loans a credit risk rating and monitors ratings for accuracy. The aggregate credit risk ratings are used to determine the allowance for loan losses. Management reviews the credit risk report with the Director Loan Committee on a weekly basis as well as with the full Board monthly.

         The following table in the named categories sets forth the maturity distribution of the Company's loans outstanding as of December 31, 2002, which, based on remaining scheduled repayments of principal, were due within the periods indicated.

(Dollars in thousands)
--------------------------------------------------------------------------------
                                              After One
                                Within One     through       After
                                   Year      Five Years   Five Years      Total
--------------------------------------------------------------------------------
Commercial and
 agricultural loans              $ 23,886      $12,716      $ 3,624      $40,226
Construction Loans                 28,629        5,258           --       33,887
                                 --------      -------      -------      -------

Total                            $ 52,515      $17,974      $ 3,624      $74,113
                                 ========      =======      =======      =======

Loans due after one
 year with:
 Fixed Rates                                   $ 7,964      $ 1,049      $ 9,013

 Variable Rates                                 10,010        2,575       12,585
                                               -------      -------      -------

Total                                          $17,974      $ 3,624      $21,598
                                               =======      =======      =======

--------------------------------------------------------------------------------


Allowance for Loan and Lease Losses (ALLL)

         In determining the amount of the Company's Allowance for Loan and Lease Losses ("ALLL"), management assesses the diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALLL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to actual or perceived increases in credit risk.

         The Company makes provisions to the ALLL on a regular basis through charges to operations that are reflected in the Company's statements of income as a provision for loan losses. When a loan is deemed uncollectible, it is charged against the allowance. Any recoveries of previously charged-off loans are credited back to the allowance. There is no precise method of predicting specific losses or amounts that ultimately may be charged-off on particular categories of the loan portfolio. Similarly, the adequacy of the ALLL and the level of the related provision for possible loan losses is determined on a judgement basis by management based on consideration of a number of factors including (i) economic conditions, (ii) borrowers' financial condition, (iii) loan impairment, (iv) evaluation of industry trends, (v) industry and other concentrations, (vi) loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, (vii) continuing evaluation of the performing loan portfolio, (viii) monthly review and evaluation of problem loans identified as having a loss potential, (ix) monthly review by the Board of Directors, (x) off balance sheet risks and (xi) assessments by regulators and other third parties. Management and the Board of Directors evaluate the allowance and determine its desired level considering objective and subjective measures, such as knowledge of the borrowers' businesses, valuation of collateral, the determination of impaired loans and exposure to potential losses.

         While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other qualitative factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's ALLL. Such agencies may require the Company to provide additions to the allowance based on their judgment of information available to them at the time of their examination. There is uncertainty concerning future economic trends. Accordingly it is not possible to predict the effect future economic trends may have on the level of the provision for possible loan losses in future periods.

         The Company's principal lines of lending are (i) commercial and agricultural, (ii) real estate construction and (iii) commercial and residential real estate. The primary sources of repayment of the Company's commercial loans are the borrowers' conversion of short-term assets to cash and operating cash flow. The net assets of the borrower or guarantor are usually identified as a secondary source of repayment. The principal factors affecting the Company's risk of loss from commercial lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company's service area. The Company manages its commercial loan portfolio by monitoring its borrowers' payment performance and their respective financial condition and makes periodic adjustments, if necessary, to the risk grade assigned to each loan in the portfolio. The Company's evaluations of its borrowers are facilitated by management's knowledge of local market conditions and periodic reviews by a consultant of the Company's credit administration policies.

         The principal source of repayment of the Company's real estate construction loans is the sale of the underlying collateral or the availability of permanent financing from the Company or other lending source. The principal risks associated with real estate construction lending include project cost overruns in the project and deterioration of real estate values as a result of various factors, including competitive pressures and economic downturns. The Company manages its credit risk associated with real estate construction lending by establishing loan-to-value ratios and loan-to-cost ratios on projects on an as-completed basis, inspecting project status in advance of controlled disbursements and matching maturities with expected completion dates. Generally, the Company requires a loan-to-value ratio of not more than 80% on single family residential construction loans.

         The principal source of repayment of the Company's real estate mortgage loans is the borrowers' operating cash flow. Similar to commercial loans, the principal factors affecting the Company's risk of loss in real estate mortgage lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company's service area. The Company manages its credit risk associated with real estate mortgage lending primarily by establishing maximum loan-to-value ratios and using strategies to match the borrower's cash flow to loan repayment terms.

         The Company's specific underwriting standards and methods for each of its principal lines of lending include industry-accepted analysis and modeling and certain proprietary techniques. The Company's underwriting criteria are designed to comply with applicable regulatory guidelines, including required loan-to-value ratios. The Company's credit administration policies contain mandatory lien position and debt service coverage requirements, and the Company generally requires a guarantee from 20% or more owners of its corporate borrowers.

         The ALLL should not be interpreted as an indication that charge-offs in future periods will occur in the stated amounts or proportions. In management's opinion the estimated charge-offs by loan category for the year ended December 31, 2003 are: $250,000 for commercial and agriculture, $20,000 for installment and none for real estate construction or real-estate mortgage.

         The adequacy of the ALLL is calculated upon three components. First is the credit risk rating of the loan portfolio, including all outstanding loans and leases. Every extension of credit has been assigned a risk rating based upon a comprehensive definition intended to measure the inherent risk of lending money. Each rating has an assigned risk factor expressed as a reserve percentage. Central to this assigned risk factor is the historical loss record of the Company. Secondly, established specific reserves are available for individual loans currently on management's watch and high-grade loan lists. These are the estimated potential losses associated with specific borrowers based upon the collateral and event(s) causing the risk ratings. The third component is unallocated. This reserve is for qualitative factors that may effect the portfolio as a whole, such as those factors described above.

         Management believes the assigned risk grades and our methods for managing risk are satisfactory.

         The provision for loan losses decreased to $285,000 for 2002 versus $383,000 in 2001. The decrease in the amount of the provision is a direct result of the Company's in-depth analysis of the loan portfolio and the loan loss history of the Company. Net charge-offs were $151,000 or .13% of average loans during 2002. Management does not believe that there were any trends indicated by the detail of the aggregate charge-offs for any of the periods discussed.

         The following table summarizes the activity in the ALLL for the periods indicated.

                                                            Years Ended
(Dollars in thousands)                                      December 31,
-------------------------------------------------------------------------------
                                                       2002               2001
-------------------------------------------------------------------------------

Beginning Balance:                                   $ 1,172            $ 1,001

Provision for loan losses                                286                383
Charge-offs:
         Commercial                                     (171)              (226)
         Real Estate                                     (--)               (--)
         Other                                           (28)                (2)
                                                     -------            -------
Total Charge-offs                                       (199)              (228)
                                                     -------            -------

Recoveries:
         Commercial                                       --                 16
         Other                                            47                 --
                                                     -------            -------
Total Recoveries                                          47                 16
                                                     -------            -------

Ending Balance                                       $ 1,306            $ 1,172
                                                     =======            =======

ALLL to total loans                                      .97%              1.19%
Net Charge-offs to average
loans                                                    .13%               .23%
-------------------------------------------------------------------------------

Investment Portfolio

         The Company classifies its investment securities as "held-to-maturity" or "available-for-sale" at the time of investment purchase. Generally, all securities are purchased with the intent and ability to hold the security for long-term investment, and the Company has both the ability and intent to hold "held-to-maturity" investments to maturity. The Company does not engage in trading activities.

         Investment securities held-to-maturity are carried at cost adjusted for the accretion of discounts and amortization of premiums. Securities available-for-sale may be sold to implement the Company's asset/liability management strategies and in response to changes in interest rates, prepayment rates and similar factors. Securities available-for-sale are recorded at market value and unrealized gains or losses, net of income taxes, are reported as accumulated other comprehensive income or loss, in a separate component of shareholder's equity. Gain or loss on sale of investment securities is based on the specific identification method.

         Investment securities held-to-maturity at December 31, 2002, consisted of mortgage-backed securities totaling $292,000 with a remaining contractual maturity of 12 to 19 years and a weighted-average yield to maturity of 6.55%

         The following table summarizes the contractual maturities of the Company's investment securities held as available-for-sale at their carrying value and their weighted-average yields at December 31, 2002. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

                               Within One        One to Five       Five to Ten       Ten Years
                                  Year              Years             Years           And Over            Total
                                  ----              -----             -----           --------            -----
(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------
                             Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield
-------------------------------------------------------------------------------------------------------------------

U.S.                         $ 3,069   2.52%   $ 1,032   5.84%   $   123   6.79%   $   357   6.00%   $ 4,581   3.65%
Government &
Agencies
Obligations of
State and
Political Subs                 1,845   1.59%     1,590   4.55%       209   3.50%     2,392   4.88%     6,036   3.72%

Equity Securities                                                                      595   3.37%       595   3.37%

Other Securities                                 1,263   5.40%                                         1,263   5.40%

Total                        $ 4,914   2.17%   $ 3,885   5.20%   $   332   4.74%   $ 3,344   4.74%   $12,475   3.85%
                             =======   ====    =======   ====    =======   ====    =======   ====    =======   ====

-------------------------------------------------------------------------------------------------------------------

         The following table summarizes the carrying value of the Company's available for sale investment securities held on the dates indicated.


(Dollars in thousands)                                  Years Ended December 31

--------------------------------------------------------------------------------
                                                          2002             2001
--------------------------------------------------------------------------------

U.S. Government & Agencies                              $ 4,546          $ 4,314

Municipal Obligations                                     6,097            5,436
Corporate and Other Bonds                                 1,832              682
                                                        -------          -------
Total                                                   $12,475          $10,432
                                                        =======          =======

--------------------------------------------------------------------------------


                                Deposit Structure

         The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposits, savings and checking accounts.

         The following table sets forth the remaining maturities of certificates of deposit at December 31, 2002

                            Deposit Maturity Schedule
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                  Under $100,000   Over $100,000
--------------------------------------------------------------------------------

Three Months or less                                  $ 5,336         $ 4,957
Over three through six months                          10,562          16,394
Over six through twelve months                         13,598          13,660
Over twelve months                                      2,178           2,578
                                                      -------         -------
Total                                                 $31,674         $37,589
                                                      =======         =======
--------------------------------------------------------------------------------

                                    Liquidity

         The purpose of liquidity management is to ensure efficient and economical funding of the Company's assets consistent with the needs of the Company's depositors and, to a lesser extent, shareholders. This process is managed not by formally monitoring the cash flows from operations, investing and financing activities as described in the Company's statement of cash flows, but through an understanding principally of depositor and borrower needs. As loan demand increases, the Company can use asset liquidity from maturing investments along with deposit growth to fund the new loans.

         With respect to assets, liquidity is provided by cash and money market investments such as interest-bearing time deposits, federal-funds sold, available-for-sale investment securities, and principal and interest payments on loans. With respect to liabilities, liquidity is provided by core deposits, shareholders' equity and the ability of the Company to borrow funds and to generate deposits.

         Because estimates of the liquidity need of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company's liquid assets (cash and due from banks, federal funds sold, and available-for-sale investment securities) totaled $36.0 million or 20.0% of total assets at December 31, 2002, $17.3 million or 14.3% of total assets at December 31, 2001 and $25.2 million or 22.2% of total assets at December 31, 2000. The Company expects that its primary sources of liquidity will be earnings of the Company, acquisition of core deposits, and wholesale borrowing arrangements.

Capital Resources

         Capital adequacy is a measure of the amount of capital needed to sustain asset growth and act as a cushion for losses. Capital protects depositors and the deposit insurance fund from potential losses and is a source of funds for the investments the Company needs to remain competitive. Historically, capital has been generated principally from the retention of earnings.

         Overall capital adequacy is monitored on a day-to-day basis by the Company's management and reported to the Company's Board of Directors on a quarterly basis. The Bank's regulators measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. Under the risk-based capital standard, assets reported on the Company's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which is assigned a risk weight.

         This standard characterizes an institution's capital as being "Tier 1" capital (defined as principally comprising shareholders' equity) and "Tier 2" capital (defined as principally comprising the qualifying portion of the ALLL).

         The minimum ratio of total risk-based capital to risk-adjusted assets, including certain off-balance sheet items, is 8%. At least one-half (4%) of the total risk-based capital is to be comprised of Tier 1 capital; the balance may consist of debt securities and a limited portion of the ALLL.

         As of December 31, 2002, the most recent notification by the Federal Reserve Bank of San Francisco (FRBSF) categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Company's and the Bank's risk-based capital ratios are presented below.


Pacific State Bancorp
                                          December 31,
                                          ------------
                                              2002
                                              ----

Total Risk-Based Capital                      11.4%

Tier 1 Capital to Risk-Based                   9.4%
Assets

Tier 1 Capital to Average Assets              8.10%
(Leverage ratio)

Pacific State Bank                                                   For Bank to
                                                                     -----------
                                       December 31,   December 31,     be well
                                       ------------   ------------     -------
                                           2002           2001       capitalized
                                           ----           ----       -----------

Total Risk-Based Capital                  10.97%          10.2%       > 10.00%

Tier 1 Capital to Risk-Based              10.06%           9.1%       >  6.00%
Assets

Tier 1 Capital to Average Assets           8.74%           7.8%       >  5.00%
(Leverage ratio)


Impact of Inflation

         Inflation affects the Company's financial position as well as its operating results. It is management's opinion that the effects of inflation on the financial statements have not been material.


                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following table presents the summary results for the stated eight quarters:

(Dollars in thousands,                       2002                                2001
   except per share)                         ----                                ----
                                 1st      2nd      3rd      4th      1st      2nd      3rd      4th
                               ------   ------   ------   ------   ------   ------   ------   ------
Interest income                $2,024   $2,284   $2,369   $2,558   $2,440   $2,370   $2,127   $2,257

Net interest income             1,316    1,576    1,577    1,820    1,354    1,420    1,322    1,518

Provision for loan loses           77       81       82       46      100      113      113       57

Total non-interest income         397      434      330      474      227      449      379      205

Total non-interest expense      1.332    1,391    1,571    1,551    1,211    1,204    1,267    1,253

Income before taxes               304      538      254      697      270      552      321      413

Net Income                        200      352      174      437      175      358      224      279

Net Income Per Common Share:

     Diluted                   $ 0.25   $ 0.41   $ 0.20   $ 0.51   $ 0.22   $ 0.46   $ 0.29   $ 0.35

     Basic                     $ 0.26   $ 0.44   $ 0.21   $ 0.53   $ 0.24   $ 0.48   $ 0.31   $ 0.37

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      ---------------------------------------------------------------------

         There is only a limited trading market for the Company's Common stock, which is not listed on any exchange. Hoefer & Arnett (San Francisco) is the Company's primary market maker. Trading information is available via the World Wide Web NASDAQ OTC Electronic Bulletin Board, under the symbol PSBC.

         The following table, which summarizes trading activity during the Company's last two fiscal years, is based on information provided by Yahoo.com Historical Quotes. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions.

                                                    Sales Price
                                                    -----------
                  Quarter Ended:            High         Low        Volume
                  -------------             ----         ---        ------

                  March 31, 2002          $19.000      $14.500       8,300
                  June 30, 2002           $19.000      $15.000      23,800
                  September 30, 2002      $18.130      $14.750      13,000
                  December 31, 2002       $19.000      $16.100       3,800

                  March 31, 2001          $10.750      $10.250       7,600
                  June 30, 2001           $11.000      $10.440      60,300
                  September 30, 2001      $15.650      $10.850      11,200
                  December 31, 2001       $15.120      $13.050      28,200

         As of March 1, 2003, there were approximately 400 holders of record of the common stock of the Company.

         The Company's primary source of cash is dividends from the Bank. The Bank's ability to pay dividends is subject to certain regulatory requirements. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders' during the same three-year period. The Company is also subject to similar restrictions imposed by Federal law. As of December 31, 2002, the Company had $3,257,000 in retained earnings available for dividends to shareholders.

         The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

Company and Bank Officers
-------------------------

Steven A. Rosso
President & Chief Executive Officer

Gary A. Stewart
Executive Vice President & Chief Credit Officer

Bank Officers
-------------

Allen Hafizi
Vice President & Note Department Manager

JoAnne Roberts
Vice President & Controller

Glenn Scott
Vice President & MIS Director

Ron Aschwanden
Vice President & Regional Manager- Calaveras County

Patrick MacDonald
Vice President & Manager - Stockton Main

Laura Maffei
Vice President Manager -Tracy

Linda Ogata
Vice President & Manager - March Lane

Rick Simas
Vice President  & Manager -Modesto

Catherine Santa Maria
Vice President & Branch Manager - Groveland

Douglas van den Enden
Vice President & Commercial Loan Officer

Janita Cavanaugh
Assistant Vice President & Assistant Controller

Sylvia Hanania
Senior Operations Officer - Stockton Main

Suzanne Fedi
Operations Officer -March Lane

Kathy Gallo
Operations Officer -Groveland

Joanne Israel
Operations Officer - Angles Camp

Sheila Purser
Operations Officer - Modesto

Shelly Urbanek
Operations Officer - Tracy



Board of Directors
------------------

Harold Hand, M.D.
Chairman of the Board
Owner, Stockton, Eye Surgery

Steven A. Rosso
President & Chief Executive Officer
Pacific State Bancorp & Pacific State Bank

Michael L. Dalton, C.P.A.
Partner, Dalton & Lagorio, C.P.A.

Maxwell M. Freeman
Freeman, D'Auito, Pierce & Gurev
A Professional Law Corporation

Patricia A. Hatton, M.D.
Gynecologist

Gary A. Stewart
Executive Vice President & Chief Credit Officer
Pacific State Bancorp & Pacific State Bank

Steven J. Kikuchi
Landscape Architect

Kathleen M. Verner
Vice President
Verner Construction

Yoshikazu Mataga, Owner
Mataga Buick Pontiac & GMC
Mataga Cadillac
Tracy Pontiac Cadillac & GMC

Phillip B. Wallace
Chairman
Western Empire Management