Form 10-K, Exhibit 13
period 2003-12-31
PACIFIC STATE BANCORP
filed 2004-03-30
CIK 1169424

Exhibit 13
                                                                      ----------


                               CORPORATE DIRECTORY
                               -------------------

Stock Market Makers                        Legal Counsel
-------------------                        -------------
First Security Van Casper                  Shapiro Buchman Provine
San Francisco, CA                          Patton LLP
Stephen L. Eddy                            John Carr
800-652-1747 ext. 727                      1333 N. California Blvd., Suite 350
                                           Walnut Creek, CA 94596
Hoefer & Amett
Dave Bonacorso                             Certified Public Accountants
353 Sacramento Street                      ----------------------------
San Francisco, CA 94111                    Perry-Smith & Company 400
800-346-5544 ex. 223                       Capitol Mall, Suite 1200
dave.b@hoeferarnett.com                    Sacramento, CA 95814
-----------------------
www.hoeferarnett.com                       Transfer Agent
                                           --------------
Monroe Securities                          Mellon Investor Services LLC
800-766-5560                               85 Challenger Rd.
                                           Ridgefield Park, NJ 07660
Wedbush Morgan Securities
Joey Warmenhoven                           Corporate Office
1300 S.W. Fifth Avenue                     ----------------
Suite 200)                                 1889 West March Lane
Portland, OR 97201                         Stockton, CA 95207
503/471-1398
www.wedbush.com                            Customer Service
                                           ----------------
                                           877-841-0110

Shareholder Relations                      TeleWave Banking
---------------------                      ---------------
A copy of Pacific State Banks              877-487-2265
Form 10-k or other Annual report
filed with the Federal Reserve             Web Address
Board. Requests for Form 10-k or           -----------
Other shareholder information              www.pacificstatebank.com
should be directed to:
JoAnne Roberts                             Trading Symbol
Vice President/Chief Financial Officer     --------------
Pacific State Bank                         PSBC
P.O. Box 1649
Stockton, CA 95201-1649                    [GRAPHIC OMITTED]
                                           Equal Housing Leader
                                           Member F.D.I.C.

                                       71