Form 10-K, Exhibit 13
period 2004-12-31
PACIFIC STATE BANCORP
filed 2005-03-31
CIK 1169424

Exhibit 13


Dear Shareholders, Customers and Friends;


Pacific State Bancorp and Pacific State Bank achieved some noteworthy milestones in 2004. Pacific State Bank was able to announce record annual earnings of $3,159,843 and Pacific State Bancorp grew assets over the $250,000,000 mark. The strong asset growth occurred primarily in the bank's loan portfolio. As well in 2004, Pacific State Bank expanded its presence into the Bay Area with the opening of a Loan Production Center in Castro Valley located in Alameda County. Our reception by the business community has been so positive management is looking for a permanent branch location.

In 2004 Pacific State Bancorp distributed a 2 for 1 stock split of its outstanding shares of common stock effective September 30, 2004and our market capitalization closed the year strongly at over $70,000,000.

With all of the growth Pacific State Bank is experiencing, it is natural that the delivery of information and financial services would be more demanding. In response, the bank has upgraded its technology to include full imaging services. This allows for real time exchange of information and instant images of checks and statements available on our website at www.pacificstatebank.com. As well, on-line deposit and loan applications are now available on our website.

In April of 2004, Pacific State Bancorp received the prestigious Carpenter & Company Market Capitalization Champion 2003 Award for Financial Institutions in the $100,000,000 to $250,000,000 asset class recognizing the Company's stock appreciation of 292%. In addition, the bank's personnel continue to be recognized both locally and nationally. In April, Laura Bunch was recognized by Women for Agriculture as the recipient of the annual "Women in Ag Lending Recognition" for her continued commitment to agricultural lending. Mrs. Bunch was also recognized by United States Congressman Richard Pombo of the 11th Congressional District and California State Senator Chuck Poochigian for her contributions to California Agriculture and was extended commendations for the vital investment made to the prosperity of this community.

2004 was an excellent year in which the company achieved great financial milestones. Going forward management believes that 2005 will provide more opportunities for success.

We thank you for your support and encourage all of you to open a new account and apply for a loan with your community bank.


/s/ HAROLD HAND M.D.                        /s/ STEVEN A. ROSSO
----------------------------------          ------------------------------------
Harold Hand, M.D.                           Steven A. Rosso
Chairman of the Board of Directors          President & C.E.O.

                             BUSINESS OF THE COMPANY

     Certain statements discussed or incorporated by reference in this Annual Report including, but not limited to, information concerning possible or assumed future results of operations of the Company set forth matters in the Management's Discussion and Analysis of Financial Condition and Results of Operation, are forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or variants or similar expressions are used. The Company's actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements, which are based on management's beliefs and assumptions and on information currently available to management, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and (6) changes in securities markets. Many of these factors are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements contained in this Annual Report, even if new information, future events or other circumstances have made them incorrect or misleading. Except as specifically noted herein all references to the "Company" refer to Pacific State Bancorp, a California corporation

                             SELECTED FINANCIAL DATA

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements and notes thereto, included elsewhere in this report.

(dollars in thousands, except per share data)                Year Ended December 31,
                                                             -----------------------
Statements of Income:                                      2004           2003            2002           2001           2000
Total Interest Income                                   $13,509        $11,117          $9,236         $9,195         $9,720
Net Interest Income                                      10,451          8,356           6,289          5,614          5,735
Provision for Loan Losses                                   504            536             286            383            300
Total Non-interest Income                                 2,525          1,978           1,636          1,259            748
Total Non-interest Expenses                               7,429          6,498           5,846          4,935          4,620
Provision for Income Taxes                                1,874          1,247             630            520            555
Net Income                                                3,169          2,053           1,163          1,036          1,009
Balance Sheets:
Total Assets                                            254,361        200,924         180,295        121,295        113,809
Total Investments                                        23,582         15,512          12,173         10,608         16,684
Total Loans                                             199,535        157,138         135,272         98,281         83,644
Allowance for Loan Losses  (ALL)                          2,214          1,653           1,306          1,172          1,001
Total Deposits                                          223,761        176,292         158,140        111,104        104,747
Subordinated Debentures                                   8,764          5,155           5,155            ---            ---
Shareholders' Equity                                     16,830         13,459          11,320          9,378          8,047
Performance Ratios:
Return on Average Assets                                  1.37%          1.07%           0.77%          0.87%          0.92%
Return on Average Equity                                 21.65%         16.86%          11.27%         12.04%         13.93%
Average Equity to Average Assets                          6.34%          6.36%           6.80%          7.24%          6.57%
Tier 1 Risk-Based Capital                                10.10%         10.10%           9.40%         9.085%          9.06%
Total Risk-Based Capital                                 12.60%         11.60%          11.40%         10.22%         10.20%
Net Interest Margin                                       5.14%          4.85%           4.63%          5.15%          5.66%
Average Earning Assets to Average Total Assets           88.18%         89.85%          89.48%         90.98%         90.80%
Nonperforming Assets to Total Assets                         --             --           0.48%          0.63%          0.79%
ALL to Total Loans                                        1.10%          1.05%            .97%          1.20%          1.20%
Nonperforming Loans to ALL                                   --             --          15.24%         41.40%         74.33%
Share Data (Common Shares Outstanding)                3,448,042      3,377,656       3,302,748      3,038,776      2,925,196
Book Value Per Share                                      $4.88          $3.99           $3.43          $3.09          $2.75
Basic Earnings Per Share                                  $0.92          $0.61           $0.36          $0.35          $0.36
Diluted Earnings Per Share                                $0.84          $0.59           $0.34          $0.33          $0.34

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


The Shareholders and
  Board of Directors
Pacific State Bancorp

     We have audited the accompanying consolidated balance sheet of Pacific State Bancorp and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific State Bancorp and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



March 10, 2005

                          PACIFIC STATE BANCORP AND SUBSIDIARY

                               CONSOLIDATED BALANCE SHEET

                               December 31, 2004 and 2003
                          (In thousands, except share amounts)


                                                                  2004         2003
                                                               ----------   ----------
                         ASSETS

Cash and due from banks                                        $   12,108   $    5,317
Federal funds sold                                                               7,456
                                                               ----------   ----------

           Total cash and cash equivalents                         12,108       12,773

Interest-bearing deposits in banks                                  6,100        4,000
Investment securities (Notes 3 and 7)                              17,482       11,512
Loans, less allowance for loan losses of $2,214 in
    2004 and $1,653 in 2003 (Notes 4, 7, 10 and 13)               199,535      155,485
Premises and equipment, net (Note 5)                                9,748        8,756
Company owned life insurance (Note 14)                              4,246        4,058
Accrued interest receivable and other assets (Note 9)               5,142        4,340
                                                               ----------   ----------

           Total assets                                        $  254,361   $  200,924
                                                               ==========   ==========

                     LIABILITIES AND
                  SHAREHOLDERS' EQUITY

Deposits:
    Non-interest bearing                                       $   51,980   $   40,400
    Interest bearing (Note 6)                                     171,781      135,892
                                                               ----------   ----------

           Total deposits                                         223,761      176,292

Other borrowings (Note 7)                                           4,000        5,000
Subordinated debentures (Note 8)                                    8,764        5,155
Accrued interest payable and other liabilities                      1,006        1,018
                                                               ----------   ----------

               Total liabilities                                  237,531      187,465
                                                               ----------   ----------

Commitments and contingencies (Note 10)

Shareholders' equity (Note 11):
    Preferred stock - no par value; 2,000,000 shares
        authorized; none issued and outstanding                        --           --
    Common stock - no par value; 24,000,000 shares
        authorized; issued and outstanding - 3,448,042
        shares in 2004 and 3,377,656 shares in 2003                 7,159        6,937
    Retained earnings                                               9,626        6,457
    Accumulated other comprehensive income, net of taxes
        (Notes 3 and 15)                                               45           65
                                                               ----------   ----------

           Total shareholders' equity                              16,830       13,459
                                                               ----------   ----------

           Total liabilities and shareholders' equity          $  254,361   $  200,924
                                                               ==========   ==========

                         The accompanying notes are an integral
                    part of these consolidated financial statements.

                                PACIFIC STATE BANCORP AND SUBSIDIARY

                                  CONSOLIDATED STATEMENT OF INCOME

                        For the Years Ended December 31, 2004, 2003 and 2002
                              (In thousands, except per share amounts)


                                                                 2004         2003         2002
                                                              ----------   ----------   ----------
Interest income:

    Interest and fees on loans                                $   12,846   $   10,578   $    8,508
    Interest on Federal funds sold                                    93           75           64
    Interest on investment securities:
        Taxable                                                      395          262          426
        Exempt from Federal income taxes                             175          202          238
                                                              ----------   ----------   ----------

               Total interest income                              13,509       11,117        9,236
                                                              ----------   ----------   ----------

Interest expense:
    Interest on deposits (Note 6)                                  2,564        2,393        2,796
    Interest on borrowings (Note 7)                                  128          129           10
    Interest on subordinated debentures (Note 8)                     366          239          141
                                                              ----------   ----------   ----------

               Total interest expense                              3,058        2,761        2,947
                                                              ----------   ----------   ----------

               Net interest income before provision for
                  loan losses                                     10,451        8,356        6,289

Provision for loan losses (Note 4)                                   504          536          286
                                                              ----------   ----------   ----------

               Net interest income after provision
                  for loan losses                                  9,947        7,820        6,003
                                                              ----------   ----------   ----------

Non-interest income:
    Service charges                                                1,075          694          532
    Net gain on sale of investments (Note 3)                                        2           29
    Gain on sale of loans                                            445          664          584
    Other income                                                   1,005          618          491
                                                              ----------   ----------   ----------

               Total non-interest income                           2,525        1,978        1,636
                                                              ----------   ----------   ----------

Non-interest expenses:
    Salaries and employee benefits (Notes 4 and 14)                3,814        3,068        2,601
    Occupancy (Notes 5 and 10)                                       750          669          543
    Furniture and equipment (Notes 5 and 10)                         468          507          567
    Other expenses (Note 12)                                       2,397        2,254        2,135
                                                              ----------   ----------   ----------

               Total non-interest expenses                         7,429        6,498        5,846
                                                              ----------   ----------   ----------

               Income before provision for income taxes            5,043        3,300        1,793

Provision for income taxes (Note 9)                                1,874        1,247          630
                                                              ----------   ----------   ----------

               Net income                                     $    3,169   $    2,053   $    1,163
                                                              ==========   ==========   ==========

Basic earnings per share (Note 11)                            $     0.92   $     0.61   $     0.36
                                                              ==========   ==========   ==========

Diluted earnings per share (Note 11)                          $     0.84   $     0.59   $     0.34
                                                              ==========   ==========   ==========

                               The accompanying notes are an integral
                          part of these consolidated financial statements.

                                              PACIFIC STATE BANCORP AND SUBSIDIARY

                                    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                      For the Years Ended December 31, 2004, 2003 and 2002
                                       (In thousands, except share and per share amounts)


                                                                                                     Accumulated
                                                                                                        Other
                                                                                                       Compre-
                                                              Common Stock                             hensive         Total
                                                        --------------------------     Retained     (Loss) Income  Shareholders'
                                                           Shares         Amount       Earnings     (Net of Taxes)     Equity
                                                        -----------    -----------    -----------    -----------    -----------
Balance, January 1, 2002                                  3,038,776    $     6,192    $     3,241    $       (55)   $     9,378

Net income                                                                                  1,163                         1,163
Net change in unrealized losses on
    available-for-sale investment securities,
    net of tax                                                                                                55             55
Stock options exercised and related tax
    benefit (Note 11)                                       115,972            242                                          242
Issuance of common stock                                    148,000            481                                          481
                                                        -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2002                                3,302,748          6,915          4,404                        11,319

Net income                                                                                  2,053                         2,053
Net change in unrealized gains on
    available-for-sale investment securities,
    net of tax                                                                                                65             65
Stock options exercised and related tax
    benefit (Note 11)                                       113,300            192                                          192
Repurchase and retirement of common
    stock                                                   (38,392)          (170)                                        (170)
                                                        -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2003                                3,377,656          6,937          6,457             65         13,459

Net income                                                                                  3,169                         3,169
Net change in unrealized gains on
    available-for-sale investment securities,
    net of tax                                                                                               (20)           (20)
Stock options exercised and related tax
    benefit (Note 11)                                        70,386            222                                          222
                                                        -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2004                                3,448,042    $     7,159    $     9,626    $        45    $    16,830
                                                        ===========    ===========    ===========    ===========    ===========


                                                                                          2004           2003           2002
                                                                                      -----------    -----------    -----------
Comprehensive income (Note 15):
    Net income                                                                        $     3,169    $     2,053    $     1,163
                                                                                      -----------    -----------    -----------
    Other comprehensive income:
        Unrealized holding (losses) gains arising
           during the year, net of tax                                                        (20)            66             74
        Less: reclassification adjustment for
           gains included in net income, net of tax                                                            1             19
                                                                                      -----------    -----------    -----------

               Net change in unrealized gains on
                  available-for-sale investment
                  securities                                                                  (20)            65             55
                                                                                      -----------    -----------    -----------

               Total comprehensive income                                             $     3,149    $     2,118    $     1,218
                                                                                      ===========    ===========    ===========


                     The accompanying notes are an integral part of these consolidated financial statements.

                                 PACIFIC STATE BANCORP AND SUBSIDIARY

                                 CONSOLIDATED STATEMENT OF CASH FLOWS

                         For the Years Ended December 31, 2004, 2003 and 2002
                                            (In thousands)


                                                                 2004          2003          2002
                                                              ----------    ----------    ----------
Cash flows from operating activities:
    Net income                                                $    3,169    $    2,053    $    1,163
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Provision for loan losses                                 504           536           286
           Net increase (decrease) in deferred loan
               origination fees and costs                             85           (19)           52
           Depreciation and amortization                             567           628           738
           Net realized gains on sale of investment
               securities                                                           (2)          (29)
           Net loss (gain) on sale of equipment                                     13            (3)
           Increase in Company owned life insurance,
               net of expenses                                      (188)          (58)
           (Increase) decrease in accrued interest
               receivable and other assets                          (198)           21          (481)
           (Decrease) increase in accrued interest
               payable and other liabilities                         (12)          338          (156)
           Provision for deferred income taxes                      (230)         (262)         (191)
                                                              ----------    ----------    ----------

                  Net cash provided by operating
                      activities                                   3,697         3,248         1,379
                                                              ----------    ----------    ----------

Cash flows from investing activities:
    Net increase in interest-bearing deposits
        in banks                                                  (2,100)       (4,000)
    Purchases of available-for-sale investment
        securities                                               (14,352)       (4,960)      (20,343)
    Proceeds from matured and called available-
        for-sale investment securities                             7,374         4,297        16,111
    Proceeds from sale of available-for-sale
        investment securities                                                                  1,978
    Proceeds from principal repayments from
        available-for-sale government-guaranteed
        mortgage-backed securities                                   984         1,276           544
    Proceeds from principal repayments from
        held-to-maturity government-guaranteed
        mortgage-backed securities                                    36           110            61
    Purchase of FRB and FHLB stock                                  (405)                       (414)
    Net increase in loans                                        (44,639)      (22,036)      (29,201)
    Proceeds from sale of other real estate                                         49           141
    Proceeds from sale of premises and equipment                                     6            17
    Purchases of premises and equipment                           (1,521)       (2,840)       (2,295)
    Net cash received in branch acquisition                                                   13,722
    Purchase of Company owned life insurance                                   (4,000)
                                                              ----------    ----------    ----------

                  Net cash used in investing activities          (54,623)      (32,098)      (19,679)
                                                              ----------    ----------    ----------


                                             (Continued)

                                 PACIFIC STATE BANCORP AND SUBSIDIARY

                                 CONSOLIDATED STATEMENT OF CASH FLOWS
                                             (Continued)
                         For the Years Ended December 31, 2004, 2003 and 2002
                                            (In thousands)


                                                                 2004          2003          2002
                                                              ----------    ----------    ----------
Cash flows from financing activities:
    Net increase in demand, interest-bearing and
        savings deposits                                      $   54,438    $    9,711    $   13,037
    Net (decrease) increase in time deposits                      (6,969)        8,441        11,578
    Proceeds from exercise of stock options                          183           176           170
    Share repurchase and retirement                                               (170)
    Proceeds from the issuance of mandatorily
        redeemable trust preferred securities                      3,609                       5,155
    Net (decrease) increase in short-term
        borrowings                                                (1,000)                      1,000
    Proceeds from issuance of long-term debt                                                   4,000
                                                              ----------    ----------    ----------

                  Net cash provided by financing
                      activities                                  50,261        18,158        34,940
                                                              ----------    ----------    ----------

                  (Decrease) increase in cash and cash
                      equivalents                                   (665)      (10,692)       16,640

Cash and cash equivalents at beginning of year                    12,773        23,465         6,825
                                                              ----------    ----------    ----------

Cash and cash equivalents at end of year                      $   12,108    $   12,773    $   23,465
                                                              ==========    ==========    ==========

Supplemental disclosure of cash flow information:

    Cash paid during the year for:
        Interest expense                                      $    3,083    $    2,838    $    3,278
        Income taxes                                          $    1,845    $    1,356    $      512

Non-cash investing activities:
    Real estate acquired through foreclosure                                              $       30
    Net change in unrealized gain on available-
        for-sale investment securities                        $      (26)   $      100    $       87
    Common stock issued in connection with
        branch acquisition                                                                $      481

Non-cash financing activities:
    Tax benefit from stock options exercised                  $       39    $       16    $       72


                                The accompanying notes are an integral
                           part of these consolidated financial statements.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   NATURE OF OPERATIONS

     On June 24, 2002, Pacific State Bancorp ("Bancorp") commenced operations as a bank holding company by acquiring all of the outstanding shares of Pacific State Bank ("Bank") in a one bank holding company reorganization. The new corporate structure gives Bancorp and the Bank greater flexibility in terms of operation, expansion, and diversification. The reorganization was approved by the Bank's shareholders on May 9, 2002, and all required regulatory approvals or non-disapprovals with respect to the reorganization were obtained.

     Pacific State Bancorp's subsidiaries include the Bank, Pacific State Statutory Trust I, an unconsolidated Delaware statutory business trust which was formed in June 2002, and Pacific State Statutory Trust II, an unconsolidated Delaware statutory business trust which was formed in March 2004, for the exclusive purpose of issuing and selling trust preferred securities and holding subordinated debentures issued by Bancorp. The proceeds from the issuance of subordinated debentures in 2004 and 2002 were utilized by Bancorp to provide capital to the Bank and for general corporate purposes.

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

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Pacific State Bancorp and its subsidiary (collectively, the "Company") conform with accounting principles generally accepted in the United States and prevailing practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying consolidated financial statements are discussed below.

     Principles of Consolidation
     ---------------------------

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Pacific State Bank. Significant intercompany transactions and balances have been eliminated in consolidation. For financial reporting purposes, the Company's investment in Pacific State Statutory Trusts I and II ("Trusts") are accounted for under the equity method and are included in accrued interest receivable and other assets in the consolidated balance sheet. The subordinated debentures issued and guaranteed by the Company and held by the Trusts are included as subordinated debentures in the consolidated balance sheet.

     Stock Splits
     ------------

     On both September 16, 2004 and September 18, 2003, the Company's Board of Directors approved a two-for-one stock split to shareholders of record at the close of business on September 30, 2004 and 2003, respectively, effective on the same date. All shares outstanding, stock option and per share data in the consolidated financial statements have been retroactively restated to give effect to the stock splits.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Reclassifications
     -----------------

     Certain reclassifications have been made to prior years' balances to conform to classifications used in 2004.

     Cash and Cash Equivalents
     -------------------------

     For the purpose of the statement of cash flows, cash, due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one-day periods.

     Investment Securities
     ---------------------

     Investments are classified into the following categories:

          o Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

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

     Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums.

     Investment securities are evaluated for impairment on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

     As a member of the Federal Reserve System, the Federal Home Loan Bank System and the Farmer Mac Home Administration System, the Bank is required to maintain an investment in restricted capital stock of each system. These investments are carried at cost and are redeemable at par and are included in accrued interest receivable and other assets in the consolidated balance sheet.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loans
     -----

     Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

     An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement. Interest income on impaired loans, if appropriate, is recognized on a cash basis.

     Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

     Loan Sales and Servicing
     ------------------------

     The Company accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

     Government Guaranteed Loans

     Included in the loan portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Farmer Mac and USDA Business and Industry. The guaranteed portion of these loans may be sold to a third party, with the Company retaining the unguaranteed portion. The Company generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Company may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date. At December 31, 2004, there were no premiums subject to these recourse provisions.

     The Company's investment in the loan is allocated between the retained portion of the loan, the servicing asset (liability) and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset (liability) is recognized and amortized over the estimated life of the related loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets (liabilities).

     The Company serviced government-guaranteed loans for others totaling $42,158,000 and $40,003,000 as of December 31, 2004 and 2003 respectively.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loan Sales and Servicing (Continued)
     ------------------------------------

     Servicing Rights

     Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not significant at December 31, 2004 and 2003.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Company's service area.

     Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management's assessment of the following for each identified loan type: (1) inherent credit risk, (2) historical losses and, (3) where the Company has not experienced losses, the loss experience of peer banks. These estimates are particularly susceptible to changes in the economic environment and market conditions.

     The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions and other factors. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

     This allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth. The allowance for loan losses at December 31, 2004 and 2003, respectively, reflects management's estimate of probable losses in the portfolio.

     Other Real Estate
     -----------------

     Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Company's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred. At December 31, 2004 and 2003, the Company did not have any other real estate owned.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Premises and Equipment
     ----------------------

     Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of premises are estimated to be twenty to twenty-seven years. The useful lives of furniture, fixtures and equipment are estimated to be two to seven years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

     The Company evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

     Goodwill and Intangible Assets
     ------------------------------

     As a result of the Company's 2002 acquisition of the Stockton branch of California Bank & Trust, the Company recognized a core deposit intangible asset of $448,000 and goodwill of $718,000. The valuation of the core deposit intangible was based on the estimated fair value of deposits acquired and is amortized on a straight-line basis over a period of ten years. The current balance of the core deposit intangible of $283,000 is included in accrued interest receivable and other assets in the consolidated balance sheet. Goodwill is not amortized, but is measured along with the core deposit intangible for impairment. At December 31, 2004 and 2003, no impairment of the core deposit intangible or goodwill has been recognized in the Company's consolidated financial statements.

     Income Taxes
     ------------

     The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

     Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the consolidated balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

     Earnings Per Share
     ------------------

     Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. All data with respect to computing earnings per share is retroactively adjusted to reflect stock splits and dividends and the treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Stock-Based Compensation
     ------------------------

     At December 31, 2004, the Company has two stock-based employee compensation plans, the Pacific State Bancorp 1997 Stock Option Plan and the Pacific State Bancorp 1987 Stock Option Plan (the "Plans"), which are described more fully in Note 11. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

     Pro forma adjustments to the Company's consolidated net earnings and earnings per share are disclosed during the years in which the options become vested.

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
                                                          (In thousands, except per share amounts)
     Net income, as reported                             $      3,169   $      2,053   $      1,163
     Deduct:  Total stock-based employee com-
        pensation expense determined under
        the fair value based method for all awards,
        net of related tax effects                                264             95             30
                                                         ------------   ------------   ------------

     Pro forma net income                                $      2,905   $      1,958   $      1,133
                                                         ============   ============   ============

     Basic earnings per share - as reported              $       0.92   $       0.61   $       0.36
     Basic earnings per share - pro forma                $       0.85   $       0.58   $       0.35

     Diluted earnings per share - as reported            $       0.84   $       0.59   $       0.34
     Diluted earnings per share - pro forma              $       0.77   $       0.57   $       0.34

     Weighted average fair value of options
        granted during the year                                   N/A   $       1.88   $       0.92

     The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                                  2003              2002
                                           ---------------    ----------------

     Expected volatility                            20.34%    12.45% to 12.80%
     Risk-free interest rate                         3.21%      4.87% to 5.39%
     Expected option life                          5 years             5 years
     Dividend yield                                    N/A                 N/A

     There were no stock options granted in 2004.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Impact of New Financial Accounting Standards
     --------------------------------------------

     Other-Than-Temporary Impairment of Certain Investments

     In June 2004, the Financial Accounting Standards Board (FASB) ratified Emerging Issues Task Force (EITF) Issue 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 includes additional guidance for evaluating and recording impairment losses on debt and equity investments, as well as disclosure requirements for investments that are deemed to be temporarily impaired. The proposed guidance indicates that an investor must have the intent and ability to hold an investment until a forecasted recovery of the fair value up to or beyond the cost of the investment in order to determine that any impairment is temporary. In September 2004, the FASB delayed the effective date of the recognition and measurement guidance of EITF 03-1, pending further deliberations. The disclosures for investments that are deemed temporarily impaired are included in Note 3 to the consolidated financial statements. Once the FASB has reached a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

     Share-Based Payments

     In December 2004 the FASB issued Statement Number 123 (revised 2004) (FAS 123 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company is required to apply FAS 123 (R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the expense on that previously reported in their pro forma disclosures required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after December 31, 2005. Management has not completed its evaluation of the effect that FAS 123 (R) will have, but believes that the effect will be consistent with its previous pro forma disclosures.

     Accounting for Certain Loans or Debt Securities Acquired in a Transfer

     In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP). This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It also includes such loans acquired in purchase business combinations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted and requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual, or valuation allowance.

     This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting for loans acquired in a transfer that are within its scope. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.

     This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. In management's opinion, the adoption of this pronouncement will not have a material impact on the Company's financial position or results of operations.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.   INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities at December 31, 2004 and 2003 consisted of the following:

     Available-for-Sale:
     -------------------

                                                                     2004
                                          -----------------------------------------------------------
                                                            Gross           Gross         Estimated
                                            Amortized     Unrealized      Unrealized        Fair
                                              Cost          Gains           Losses          Value
                                          ------------   ------------    ------------    ------------
                                                                (In thousands)
     Debt securities:
        U.S. Treasury securities          $      5,970                   $        (14)   $      5,956
        Obligations of states and
            political sub-divisions              3,057   $         96                           3,153
        Mortgage-backed securities               7,933             13             (24)          7,922
        Corporate bonds                            302              4                             306
                                          ------------   ------------    ------------    ------------

                                          $     17,262   $        113    $        (38)         17,337
                                          ============   ============    ============    ============

     Net unrealized gains on available-for-sale investment securities totaling $75,000 were recorded, net of $30,000 in tax expense, as accumulated other comprehensive income within shareholders' equity at December 31, 2004. There were no proceeds or gross realized gains from the call of available-for-sale investment securities for the year ended December 31, 2004.

                                                                     2003
                                          -----------------------------------------------------------
                                                            Gross           Gross         Estimated
                                            Amortized     Unrealized      Unrealized        Fair
                                              Cost          Gains           Losses          Value
                                          ------------   ------------    ------------    ------------
                                                                (In thousands)
     Debt securities:
        U.S. Treasury securities          $      2,517   $          2                    $      2,519
        U.S. Government agencies                   500              8                             508
        Obligations of states and
            political sub-divisions              5,295             61    $        (64)          5,292
        Mortgage-backed securities               1,697             68              (5)          1,760
        Corporate bonds                          1,221             31                           1,252
                                          ------------   ------------    ------------    ------------

                                          $     11,230   $        170    $        (69)   $     11,331
                                          ============   ============    ============    ============

     Net unrealized gains on available-for-sale investment securities totaling $101,000 were recorded, net of $36,000 in tax liabilities, as accumulated other comprehensive income within shareholders' equity at December 31, 2003. Proceeds and gross realized gains from the call of available-for-sale investment securities for the year ended December 31, 2003 totaled $996,000 and $2,000, respectively. Proceeds, gross realized gains and gross realized losses from the sale of available-for-sale investment securities for the year ended December 31, 2002 totaled $1,978,000, $32,000 and $(3,000), respectively.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.   INVESTMENT SECURITIES (Continued)

     Held-to-Maturity:
     -----------------

                                                                     2004
                                          -----------------------------------------------------------
                                                            Gross           Gross         Estimated
                                            Amortized     Unrealized      Unrealized        Fair
                                              Cost          Gains           Losses          Value
                                          ------------   ------------    ------------    ------------
                                                                (In thousands)
     Debt securities:
          Mortgage-backed securities      $        145   $          1    $         --    $        146
                                          ============   ============    ============    ============

                                                                     2003
                                          -----------------------------------------------------------
                                                            Gross           Gross         Estimated
                                            Amortized     Unrealized      Unrealized        Fair
                                              Cost          Gains           Losses          Value
                                          ------------   ------------    ------------    ------------
                                                                (In thousands)
     Debt securities:
          Mortgage-backed securities      $        181   $         --    $        (10)   $        171
                                          ============   ============    ============    ============

     There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2004, 2003 and 2002.

     At December 31, 2004, the Company held 36 investment securities of which 10 were in a loss position for less than twelve months as follows:

                                                          Less than 12 Months
                                                       -------------------------
                                                         Fair         Unrealized
                                                         Value          Losses
                                                       ----------    ----------
                                                            (In thousands)

     Debt securities:
        U.S. Treasury securities                       $    5,956    $      (14)
        Mortgage-backed securities                          1,647           (24)
                                                       ----------    ----------

                                                       $    7,603    $      (38)
                                                       ==========    ==========

     No investment securities held at December 31, 2004 had been in a loss position for greater than twelve months. Management periodically evaluates each investment security for other than temporary impairment, relying primarily on industry analyst reports, observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted decline in fair value is considered temporary and due only to interest rate fluctuations.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.   INVESTMENT SECURITIES (Continued)

     Held-to-Maturity: (Continued)

     The amortized cost and estimated fair value of investment securities at December 31, 2004 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Available-for-Sale          Held-to-Maturity
                                          -----------------------   ------------------------
                                                        Estimated                 Estimated
                                           Amortized      Fair       Amortized      Fair
                                             Cost         Value        Cost         Value
                                          ----------   ----------   ----------   ----------
                                                           (In thousands)
     Within one year                      $    5,275   $    5,269
     After one year through five
        years                                  1,881        1,895
     After ten years                           2,173        2,251   $      145   $      146
                                          ----------   ----------   ----------   ----------

                                               9,329        9,415          145          146

     Investment securities not
        due at a single maturity
        date:
        Mortgage-backed securities             7,933        7,922
                                          ----------   ----------   ----------   ----------

                                          $   17,262   $   17,337   $      145   $      146
                                          ==========   ==========   ==========   ==========

     Investment securities with amortized costs totaling $4,848,000 and $3,994,000 and estimated market values totaling $4,902,000 and $3,958,000 were pledged to secure treasury tax and loan accounts and public deposits at December 31, 2004 and 2003, respectively. Certain other investment securities are pledged to secure borrowings with the Federal Reserve Bank and the Federal Home Loan Bank (see Note 7).

4.   LOANS

     Outstanding loans are summarized below:

                                                            December 31,
                                                     --------------------------
                                                         2004           2003
                                                     -----------    -----------
                                                          (In thousands)

     Commercial                                      $    40,562    $    46,783
     Agricultural                                         15,007         10,855
     Real estate - commercial mortgage                   109,895         60,174
     Real estate - construction                           22,965         28,219
     Installment                                          13,121         10,823
                                                     -----------    -----------

                                                         201,550        156,854

     Deferred loan origination costs, net                    199            284
     Allowance for loan losses                            (2,214)        (1,653)
                                                     -----------    -----------

                                                     $   199,535    $   155,485
                                                     ===========    ===========

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

4.   LOANS (Continued)

     Changes in the allowance for loan losses were as follows:

                                                 Year Ended December 31,
                                         --------------------------------------
                                            2004          2003          2002
                                         ----------    ----------    ----------
                                                    (In thousands)

     Balance, beginning of year          $    1,653    $    1,307    $    1,172
     Provision charged to operations            504           536           286
     Losses charged to allowance                 (9)         (195)         (199)
     Recoveries                                  66             5            48
                                         ----------    ----------    ----------

                Balance, end of year     $    2,214    $    1,653    $    1,307
                                         ==========    ==========    ==========

     There were no loans considered impaired at December 31, 2004 and 2003. The average recorded investment in impaired loans for the year ended December 31, 2004, 2003 and 2002 was $0, $67,000 and $293,000, respectively. The
     Company did not recognize any interest income on impaired loans during 2004, 2003 and 2002.

     There were no nonaccrual loans and no interest foregone on nonaccrual loans at December 31, 2004 and 2003. Interest foregone on nonaccrual loans totaled approximately $72,000 for the year ended December 31, 2002.

     Salaries and employee benefits totaling $208,000, $223,000 and $555,000, have been deferred as loan origination costs for the years ended December 31, 2004, 2003 and 2002, respectively.

5.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                             December 31,
                                                       ------------------------
                                                          2004          2003
                                                       ----------    ----------
                                                            (In thousands)

     Land                                              $    3,307    $    3,009
     Buildings and improvements                             4,790         3,669
     Furniture, fixtures and equipment                      4,404         3,660
     Leasehold improvements                                 1,184         1,184
     Construction in progress                                   5           647
                                                       ----------    ----------

                                                           13,690        12,169

           Less accumulated depreciation
               and amortization                            (3,942)       (3,413)
                                                       ----------    ----------

                                                       $    9,748    $    8,756
                                                       ==========    ==========

     Depreciation and amortization included in occupancy, furniture and equipment expense totaled $529,000, $495,000 and $471,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

6.   INTEREST-BEARING DEPOSITS

     Interest-bearing deposits consisted of the following:

                                                              December 31,
                                                        -----------------------
                                                           2004         2003
                                                        ----------   ----------
                                                             (In thousands)

     Savings                                            $    7,041   $    5,702
     Money market                                           78,124       36,288
     NOW accounts                                           15,880       15,998
     Time, $100,000 or more                                 41,001       44,793
     Other time                                             29,735       33,111
                                                        ----------   ----------

                                                        $  171,781   $  135,892
                                                        ==========   ==========

     Aggregate annual maturities of time deposits are as follows (in thousands):

                     Year Ending
                    December 31,

                        2005                            $   59,803
                        2006                                 9,338
                        2007                                   445
                        2008                                   103
                        2009                                 1,047
                                                        ----------

                                                        $   70,736
                                                        ==========

     Interest expense recognized on interest-bearing deposits consisted of the following:

                                                 Year Ended December 31,
                                           ------------------------------------
                                              2004         2003         2002
                                           ----------   ----------   ----------
                                                      (In thousands)

     Savings                               $       20   $       14   $       14
     Money market                                 805          350          653
     NOW accounts                                 139           53           45
     Time, $100,000 or more                       899        1,052          991
     Other time                                   701          924        1,093
                                           ----------   ----------   ----------

                                           $    2,564   $    2,393   $    2,796
                                           ==========   ==========   ==========

7.   OTHER BORROWINGS

     The Company has unsecured short-term borrowing arrangements totaling $5,000,000 with two of its correspondent banks. There were no borrowings outstanding under these arrangements at December 31, 2004 and 2003.

     Additionally, the Company has a borrowing arrangement with the Federal Reserve Bank secured by investment securities with amortized costs totaling $3,835,000 and $2,197,000 and estimated fair values totaling $3,832,000 and $2,267,000 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the Company had no outstanding borrowings under this arrangement.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

7. OTHER BORROWINGS (Continued)

     The Company has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) which allow the Company to borrow on either a short-term or long-term basis up to approximately $5,091,000 as of December 31, 2004 based on specific percentages of the collateral pledged. For the years ended December 31, 2004 and 2003, various residential mortgage loans totaling approximately $8,388,000 and $7,401,000 and investment securities totaling approximately $11,768,000 and $4,000,000, respectively, secured this borrowing arrangement. The following table represents the Company's total other borrowings for the periods indicated:

                                                              December 31,
                                                         -----------------------
                                                            2004         2003
                                                         ----------   ----------
                                                             (In thousands)

     FHLB short-term borrowings, interest at 1.47%,
        matured December 9, 2004                                      $    1,000
     FHLB long-term borrowings, interest at 2.29%,
        matures December 9, 2005                         $    4,000        4,000
                                                         ----------   ----------

            Total other borrowings                       $    4,000   $    5,000
                                                         ==========   ==========

8.   SUBORDINATED DEBENTURES

     The following is a summary of the notes payable to the Company's subsidiary grantor trusts at December 31, 2004 and 2003 (dollars in thousands):

                                                              December 31,
                                                         -----------------------
                                                            2004         2003
                                                         ----------   ----------

     Subordinated debentures due to Pacific
        State Statutory Trust I with interest
        payable semi-annually based on 6-month
        LIBOR plus 3.45% to a maximum of 11.95%
        prior to June 26, 2007 (5.39% at December
        31, 2004), and redeemable under certain
        conditions with a premium prior to
        June 26, 2007 and with no premium
        beginning June 26, 2007 and due June 26,
        2031                                             $    5,155   $    5,155

     Subordinated debentures due to Pacific State
        Statutory Trust II with interest payable
        quarterly based on 3-month LIBOR plus 2.79%
        (4.39% at December 31, 2004), and redeemable
        with no premium beginning March 17, 2009
        and due March 17, 2034                                3,609
                                                         ----------   ----------

                                                         $    8,764   $    5,155
                                                         ==========   ==========

     Under applicable regulatory guidance, the amount of trust preferred securities that is eligible as Tier 1 capital is limited to twenty-five percent of the Company's Tier 1 capital on a pro forma basis. At December 31, 2004, $5,535,000 of the trust preferred securities qualified as Tier 1 capital and $3,229,000 qualified as Tier 2 capital.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

8.   SUBORDINATED DEBENTURES (Continued)

     The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities issued by the subsidiary grantor trusts. Interest expense recognized by the Company for the years ended December 31, 2004, 2003 and 2002 related to the subordinated debentures was $366,000, $239,000 and $141,000, respectively. The amount of deferred costs was $151,000 at December 31, 2004.

9.   INCOME TAXES

     The provision for income taxes for the years ended December 31, 2004, 2003 and 2002 consisted of the following:

                                           Federal        State         Total
                                         ----------    ----------    ----------
                                                     (In thousands)
     2004
     ----

     Current                             $    1,534    $      570    $    2,104
     Deferred                                  (157)          (73)         (230)
                                         ----------    ----------    ----------

           Provision for income taxes    $    1,377    $      497    $    1,874
                                         ==========    ==========    ==========

     2003
     ----

     Current                             $    1,159    $      350    $    1,509
     Deferred                                  (211)          (51)         (262)
                                         ----------    ----------    ----------

           Provision for income taxes    $      948    $      299    $    1,247
                                         ==========    ==========    ==========

     2002
     ----

     Current                             $      698    $      123    $      821
     Deferred                                  (175)          (16)         (191)
                                         ----------    ----------    ----------

           Provision for Income taxes    $      523    $      107    $      630
                                         ==========    ==========    ==========

     Deferred tax assets (liabilities) consisted of the following:

                                                             December 31,
                                                       ------------------------
                                                          2004          2003
                                                       ----------    ----------
                                                            (In thousands)
     Deferred tax assets:
          Allowance for loan losses                    $      872    $      652
          Premises and equipment                              129
          Future benefit of State tax deduction               215           122
          Organization costs                                   21            21
          Deposit purchase premium                             36            72
          Mark-to-market adjustment                            11            45
          Deferred compensation                               150
                                                       ----------    ----------

                     Total deferred tax assets              1,305         1,041
                                                       ----------    ----------

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.   INCOME TAXES (Continued)

     Deferred tax liabilities:
          Future federal liability of state
             deferred tax asset                        $      (88)   $      (63)
          Bank premises and equipment                         (29)
          Goodwill                                             (7)          (34)
          Unrealized gain on available-for-
             sale investment securities                       (30)          (36)
          Other accruals                                       (7)
                                                       ----------    ----------

                     Total deferred tax liabilities          (161)         (133)
                                                       ----------    ----------

                     Net deferred tax assets           $    1,144    $      908
                                                       ==========    ==========

     The Company believes that it is more likely than not that it will realize the above deferred tax assets in future periods; therefore, no valuation allowance has been provided against its deferred tax assets.

     The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The significant items comprising these differences for the years ended December 31, 2004, 2003 and 2002 consisted of the following:

                                                         2004           2003           2002
                                                      ----------     ----------     ----------
     Federal income tax, at statutory rate                  34.0%          34.0%          34.0%
     State franchise tax, net of Federal tax effect          7.2%           6.0%           5.4%
     Tax exempt investment security income, net             (1.1)%         (1.9)%         (4.1)%
     Company owned life insurance, net                      (1.5)%
     Other                                                   1.0%          (0.3)%         (0.2)%
                                                      ----------     ----------     ----------

                   Effective tax rate                       39.6%          37.8%          35.1%
                                                      ==========     ==========     ==========

10.  COMMITMENTS AND CONTINGENCIES

     Leases
     ------

     The Company leases branch offices and certain equipment under non-cancelable operating leases. The leases expire on various dates through 2009 and have various renewal options ranging from five to ten years.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

     Leases (Continued)
     ------

     Future minimum lease payments are as follows (in thousands):

                 Year Ending
                December 31,
                ------------

                    2005                     $       246
                    2006                             241
                    2007                             243
                    2008                             246
                    2009                              81
                                             -----------

                                             $     1,057
                                             ===========

     Rental expense included in occupancy, furniture and equipment expense totaled $236,000, $267,000 and $273,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Federal Reserve Requirements
     ----------------------------

     Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $1,364,000 and $1,160,000 as of December 31, 2004 and 2003, respectively.

     Correspondent Banking Agreements
     --------------------------------

     The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $9,142,000 at December 31, 2004.

     Financial Instruments With Off-Balance-Sheet Risk
     -------------------------------------------------

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

     The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and standby letters of credit as it does for loans included on the balance sheet.

     The following financial instruments represent off-balance-sheet credit risk:

                                                              December 31,
                                                        -----------------------
                                                            2004         2003
                                                        ----------   ----------
                                                            (In thousands)

     Commitments to extend credit                       $   41,868   $   42,536
     Standby letters of credit                          $      498   $      837

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.  COMMITMENTS AND CONTINGENCIES (Continued)

     Financial Instruments With Off-Balance-Sheet Risk (Continued)
     -------------------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income-producing commercial properties and residential real estate.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2004 and 2003. The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.

     At December 31, 2004, commercial loan commitments represent approximately 48% of total commitments and are generally secured by various assets of the borrower. Real estate loan commitments represent approximately 44% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 75% to 80%. Consumer loan commitments represent the remaining 8% of total commitments and are generally unsecured. In addition, the majority of the Company's commitments have variable interest rates.

     Concentrations of Credit Risk
     -----------------------------

     The Company's customers are primarily located in San Joaquin, Stanislaus, Calaveras and Tuolumne Counties. Approximately 20% of the Company's loans are for general commercial uses, including professional, retail and small business, and 7% are for agricultural uses. Additionally, 11% of the Company's loans are for the construction of residential and commercial real estate and 55% are loans which are collateralized by mortgages on residential and commercial real estate. Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets. The remaining 7% of the Company's loans are consumer installment loans. Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

     Contingencies
     -------------

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  SHAREHOLDERS' EQUITY

     Dividends
     ---------

     The Company's ability to pay cash dividends is dependent on dividends paid to it by the Bank and limited by California corporation law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. The California general corporation law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company's assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities.

     Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. A significant source of cash for the Company is dividends from the Bank. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law. At December 31, 2004, Bank retained earnings of $6,281,000 were free of such restrictions and available for dividend payments to Bancorp.

     Earnings Per Share
     ------------------

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                             Year Ended December 31,
                                                   ------------------------------------------
                                                       2004           2003           2002
                                                   ------------   ------------   ------------
                                                        (In thousands, except share and
                                                               per share amounts)
     Basic Earnings Per Share

     Numerator:
        Net income                                 $      3,169   $      2,053   $      1,163

     Denominator:
        Weighted average shares outstanding           3,432,023      3,362,076      3,226,184
                                                   ------------   ------------   ------------

     Basic earnings per share                      $       0.92   $       0.61   $       0.36
                                                   ============   ============   ============

     Diluted Earnings Per Share

     Numerator:
        Net income                                 $      3,169   $      2,053   $      1,163

     Denominator:
        Weighted average shares outstanding           3,432,023      3,362,076      3,226,184
        Effect of dilutive stock options                341,150        119,694        165,288
                                                   ------------   ------------   ------------

                                                      3,773,173      3,481,770      3,391,472
                                                   ------------   ------------   ------------

     Diluted earnings per share                    $       0.84   $       0.59   $       0.34
                                                   ============   ============   ============

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  SHAREHOLDERS' EQUITY (Continued)

     Earnings Per Share (Continued)
     ------------------

     All of the stock options outstanding were included in the computation of diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 as none of the stock options were antidilutive.

     Stock Options
     -------------

     At December 31, 2004, the Company has two stock-based employee compensation plans, the Pacific State Bancorp 1987 Stock Option Plan and the Pacific State Bancorp 1997 Stock Option Plan. At December 31, 2004, 1,904 shares of common stock remain reserved under the 1997 plan for issuance to employees and directors through incentive and nonstatutory agreements. Outstanding options under the 1987 Plan are exercisable until their expiration; however, no new options will be granted under that plan. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five years.

     A summary of the activity within the plans adjusted to give effect to stock splits follows:

                                            2004                          2003                         2002
                                 --------------------------    --------------------------    --------------------------
                                                  Weighted                      Weighted                      Weighted
                                                  Average                       Average                       Average
                                                  Exercise                      Exercise                      Exercise
                                    Shares         Price          Shares        Price           Shares        Price
                                 -----------    -----------    -----------    -----------    -----------    -----------
     Incentive Agreements

     Options outstanding,
        beginning of year            587,696    $      5.90        340,120    $      2.52        272,120    $      1.88

        Options granted                    -                       387,500    $      7.50        118,000    $      3.75
        Options exercised            (58,886)   $      2.96        (95,724)   $      1.61        (46,000)   $      1.80
        Options canceled                   -                       (44,200)   $      3.15         (4,000)   $      3.75
                                 -----------                   -----------                   -----------

     Options outstanding,
        end of year                  528,810    $      6.23        587,696    $      5.90        340,120    $      2.52
                                 ===========                   ===========                   ===========

     Options exercisable,
        end of year                  174,648    $      4.78        114,036    $      2.34        175,680    $      1.76
                                 ===========                   ===========                   ===========

     Nonstatutory Agreements

     Options outstanding,
        beginning of year            411,500    $      7.31         29,076    $      1.14         99,048    $      1.22

        Options granted                    -                       400,000    $      7.50
        Options exercised            (11,500)   $      1.00        (17,576)   $      1.25        (69,972)   $      1.25
                                 -----------                   -----------                   -----------

     Options outstanding,
        end of year                  400,000    $      7.50        411,500    $      7.31         29,076    $      1.14
                                 ===========                   ===========                   ===========

     Options exercisable,
        end of year                   80,000    $      7.50         11,500    $      1.00         23,180    $      1.13
                                 ===========                   ===========                   ===========

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  SHAREHOLDERS' EQUITY (Continued)

     Stock Options (Continued)
     -------------

     A summary of options outstanding at December 31, 2004 follows:

                                   Number of         Weighted       Number of
                                    Options           Average        Options
                                  Outstanding        Remaining     Exercisable
                                 December 31,       Contractual    December 31,
     Range of Exercise Prices        2004              Life            2004
     ------------------------    ------------      ------------    -----------

     Incentive
     ---------

     $ 2.13                            14,000        2.0 years          14,000
     $ 2.22                            23,400        2.5 years          23,400
     $ 1.27                             1,000        3.3 years           1,000
     $ 2.19                             4,000        3.7 years           4,000
     $ 2.20                            22,400        5.0 years          17,920
     $ 2.59                            12,560        5.6 years          10,048
     $ 3.75                            59,950        7.0 years          23,980
     $ 3.73                            10,000        7.2 years           4,000
     $ 7.50                           381,500        8.8 years          76,300
                                 ------------                      -----------

                                      528,810                          174,648
                                 ============                      ===========

     Nonstatutory
     ------------

     $ 7.50                           400,000        8.8 years          80,000
                                 ============                      ===========

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table. Each of these components is defined in the regulations. Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 2004 and 2003.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  SHAREHOLDERS' EQUITY (Continued)

     Regulatory Capital (Continued)
     ------------------

     In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since December 31, 2004 that management believes have changed the Bank's category.

                                                                                           To Be Well
                                                                                        Capitalized Under
                                                                    For Capital         Prompt Corrective
                                               Actual            Adequacy Purposes      Action Provisions
                                         -------------------    -------------------    -------------------
                                                                Minimum    Minimum     Minimum    Minimum
                                          Amount     Ratio       Amount     Ratio       Amount     Ratio
                                         --------   --------    --------   --------    --------   --------
                                                              (Dollars in thousands)
     December 31, 2004
     -----------------

     Company:
        Total capital (to risk-
            weighted assets)             $ 26,704       12.6%   $ 16,875        8.0%        N/A        N/A
        Tier 1 capital (to risk-
            weighted assets)             $ 21,262       10.1%   $  8,437        4.0%        N/A        N/A
        Tier 1 capital (to average
            assets)                      $ 21,262        8.3%   $ 10,245        4.0%        N/A        N/A

     Bank:
        Total capital (to risk-
            weighted assets)             $ 25,655       12.2%   $ 16,809        8.0%   $ 21,012       10.0%
        Tier 1 capital (to risk-
            weighted assets)             $ 23,315       11.1%   $  8,405        4.0%   $ 12,607        6.0%
        Tier 1 capital (to average
            assets)                      $ 23,315        9.1%   $ 10,242        4.0%   $ 12,802        5.0%

     December 31, 2003
     -----------------

     Company:
        Total capital (to risk-
            weighted assets)             $ 19,125       11.6%   $ 13,239        8.0%        N/A        N/A
        Tier 1 capital (to risk-
            weighted assets)             $ 16,782       10.1%   $  6,619        4.0%        N/A        N/A
        Tier 1 capital (to average
            assets)                      $ 16,782        8.3%   $  8,129        4.0%        N/A        N/A

     Bank:
        Total capital (to risk-
            weighted assets)             $ 18,273       11.1%   $ 13,179        8.0%   $ 16,474       10.0%
        Tier 1 capital (to risk-
            weighted assets)             $ 16,620       10.1%   $  6,589        4.0%   $  9,884        6.0%
        Tier 1 capital (to average
            assets)                      $ 16,620        8.2%   $  8,129        4.0%   $ 10,161        5.0%

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

12.  OTHER EXPENSES

     Other expenses consisted of the following:

                                                  Year Ended December 31,
                                           ------------------------------------
                                              2004         2003         2002
                                           ----------   ----------   ----------
                                                      (In thousands)

     Professional fees                     $      316   $      480   $      484
     Appraisal fees                               253           32           70
     Directors fees                               190          177          126
     Postage, stationery and supplies             159          212          186
     Telephone                                    152          157          151
     Data processing                              102           19            5
     Advertising and promotion                     74           98          120
     Other operating expenses                   1,151        1,079          993
                                           ----------   ----------   ----------

                                           $    2,397   $    2,254   $    2,135
                                           ==========   ==========   ==========

13.  LOANS TO RELATED PARTIES

     During the normal course of business, the Company enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers (in thousands):

     Balance, January 1, 2004                                        $    2,885

          Disbursements                                                   2,475
          Amounts repaid                                                 (2,378)
                                                                     ----------

     Balance, December 31, 2004                                      $    2,982
                                                                     ==========

     Undisbursed commitments to related
          parties, December 31, 2004                                  $    1,491
                                                                      ==========

14.  EMPLOYEE BENEFIT PLANS

     The 401(k) Savings Plan established by the Bank in 1990 was converted into a Company plan in 1992. Under the provisions of the plan, the Company matches one-half of the employees' contributions up to a maximum of three percent of an employee's annual salary. All employees who are at least 21 years of age and have completed one year of service are eligible under the plan. The Company's contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter. Contributions to the plan totaled $45,000, $41,000 and $42,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

14. EMPLOYEE BENEFIT PLANS (Continued)

     Salary Continuation and Retirement Plans
     ----------------------------------------

     The Board of Directors approved salary continuation and retirement plans for six key executives in 2003. Under these plans, the executives will receive monthly payments for twenty years after retirement. These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Company on the lives of the executives. In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants' expected retirement dates. The expense and related accrued liability recognized under these plans for the year ended December 31, 2004 is $334,000.

     In connection with these plans, the Company purchased single premium life insurance policies with cash surrender values totaling $4,246,000 at December 31, 2004. Income earned on these policies, net of expenses, totaled $188,000 and $58,000 for the years ended December 31, 2004 and 2003, respectively. Income earned on these policies is not subject to Federal or state income tax under certain circumstances.

15.  COMPREHENSIVE INCOME

     Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. The Company's only source of other comprehensive income (loss) is unrealized gains and losses on the Company's available-for-sale investment securities. Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statement of changes in shareholders' equity.

     At December 31, 2004, 2003 and 2002, the Company held securities classified as available-for-sale which had net unrealized gains or losses as follows:

                                                              2004          2003          2002
                                                           ----------    ----------    ----------
                                                                       (In thousands)
     Other comprehensive income:
        Unrealized holding (losses) gains                  $      (26)   $      102    $      115
        Tax benefit (expense) on unrealized
            holding gains                                           6           (36)          (41)
                                                           ----------    ----------    ----------

                Net unrealized holding (losses) gains             (20)           66            74
                                                           ----------    ----------    ----------

        Less:  reclassification adjustment for gains
            included in net income                                  -             2            29

        Tax benefit on reclassification adjustment                  -            (1)          (10)
                                                           ----------    ----------    ----------

                Net reclassification adjustment                     -             1            19
                                                           ----------    ----------    ----------

                Total other comprehensive income           $      (20)   $       65    $       55
                                                           ==========    ==========    ==========

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

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

     The following methods and assumptions were used by management to estimate the fair value of the Company's financial instruments at December 31, 2004 and 2003:

     Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

     Interest-bearing deposits in banks: The fair values of interest-bearing deposits in banks are estimated using discounted cash flow analysis, using interest rates available at the reporting date for similar deposits.

     Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

     Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for the remaining loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness adjusted for the allowance for loan losses. The carrying amount of accrued interest receivable approximates its fair value.

     Company owned life insurance: The fair values of life insurance policies are based on current cash surrender values at each reporting date provided by the insurers.

     Other investments: Other investments include Federal Reserve Bank Stock, Federal Home Loan Bank Stock and Farmer Mac Home Administrative Stock. The carrying value of other investments approximate fair value. These investments are carried at cost and are redeemable at par with certain restrictions.

     Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Company for certificates with similar remaining maturities.

     Other borrowings: The carrying amount of short-term borrowings and interest payable approximates their fair value. The fair value of long-term debt is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     Subordinated debentures: The fair value of subordinated debentures was determined based on the current market value for like-kind instruments of similar rates and terms.

     Commitments to extend credit: Off-balance-sheet commitments to extend credit are primarily for variable rate loans. For these commitments, there is no difference between the committed amounts and their fair values. Commitments to fund fixed rate loans and standby letters of credit are at rates which approximate fair value at each reporting date.

                                               December 31, 2004         December 31, 2003
                                            -----------------------   -----------------------
                                             Carrying       Fair       Carrying      Fair
                                              Amount        Value       Amount       Value
                                            ----------   ----------   ----------   ----------
                                                             (In thousands)
     Financial assets:
        Cash and due from banks             $   12,108   $   12,108   $    5,317   $    5,317
        Federal funds sold                                                 7,456        7,456
        Interest-bearing deposits
            in banks                             6,100        6,100        4,000        4,000
        Investment securities                   17,482       17,482       11,512       11,501
        Loans, net                             199,535      199,574      155,485      155,811
        Company owned life
            insurance                            4,246        4,246        4,058        4,058
        Accrued interest receivable              1,249        1,249        1,068        1,068
        Other investments                        1,000        1,000          595          595

     Financial liabilities:
        Deposits                            $  223,761   $  227,400   $  176,292   $  176,628
        Other borrowings                         4,000        4,050        5,000        5,003
        Subordinated debentures                  8,764        8,764        5,155        5,155
        Accrued interest payable                   337          337          362          362

     Off-balance-sheet financial
        instruments (notional amount):
        Commitments to extend credit        $   41,868   $   41,868   $   42,536   $   42,536
        Standby letters of credit                  498          498          837          837

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.  PARENT ONLY CONDENSED FINANCIAL STATEMENTS


                             CONDENSED BALANCE SHEET

                           December 31, 2004 and 2003
                                 (In thousands)

                                                           2004         2003
                                                        ----------   ----------
                     ASSETS

     Cash and cash equivalents                          $        7   $       15
     Investment in bank subsidiary                          24,370       17,762
     Investment in Pacific State Statutory
       Trust I and II                                          264          155
     Investment in other securities                            204          204
     Other assets                                              769          498
                                                        ----------   ----------

                Total assets                            $   25,614   $   18,634
                                                        ==========   ==========

                LIABILITIES AND
             SHAREHOLDERS' EQUITY

     Liabilities:
        Subordinated debentures                         $    8,764   $    5,155
        Other liabilities                                       20           21
                                                        ----------   ----------

                Total liabilities                            8,784        5,176
                                                        ----------   ----------

     Shareholders' equity:
        Common stock                                         7,159        6,937
        Retained earnings                                    9,626        6,457
        Accumulated other comprehensive income,
          net of taxes                                          45           65
                                                        ----------   ----------

                Total shareholders' equity                  16,830       13,459
                                                        ----------   ----------

                Total liabilities and shareholders'
                  equity                                $   25,614   $   18,635
                                                        ==========   ==========

     The Company commenced operation on June 24, 2002. As a result, comparative financial information for each of the years in the three-year period ended December 31, 2004 is not available. The information below is presented as if the reorganization had taken place on January 1, 2002.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.  PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)


                          CONDENSED STATEMENT OF INCOME

              For the Years Ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                             2004          2003          2002
                                                          ----------    ----------    ----------
     Income:
        Dividends declared by bank subsidiary             $      395    $      350    $      123
        Interest on investment securities                          5             4             2
        Earnings from investment in Pacific
            State Statutory Trust I                                              8             4
                                                          ----------    ----------    ----------

                Total income                                     400           362           129
                                                          ----------    ----------    ----------

     Expenses:
        Interest on subordinated debentures                      366           239           141
        Salaries and employee benefits                            70            68            43
        Professional                                              60            61            77
        Other expenses                                            92            64             7
                                                          ----------    ----------    ----------

                Total expenses                                   588           432           268
                                                          ----------    ----------    ----------

                Loss before equity in undistributed
                   income of subsidiary                         (188)          (70)         (139)

     Equity in undistributed income of subsidiary              3,135         1,950         1,212
                                                          ----------    ----------    ----------

                Income before income tax benefit               2,947         1,880         1,073

     Income tax benefit                                         (222)         (173)          (90)
                                                          ----------    ----------    ----------

                Net income                                $    3,169    $    2,053    $    1,163
                                                          ==========    ==========    ==========

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

18.  PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)


                        CONDENSED STATEMENT OF CASH FLOWS

              For the Years Ended December 31, 2004, 2003 and 2002
                                 (In thousands)

                                                              2004          2003          2002
                                                           ----------    ----------    ----------
     Cash flows from operating activities:
        Net income                                         $    3,169    $    2,053    $    1,163
        Adjustments to reconcile net income to net
           cash used in operating activities:
             Undistributed net income of subsidiary            (3,135)       (1,950)       (1,212)
             Increase in other assets                            (224)         (184)         (299)
             (Decrease) increase in other liabilities              (1)           18             2
                                                           ----------    ----------    ----------

               Net cash used in operating activities             (191)          (63)         (346)
                                                           ----------    ----------    ----------

     Cash flows from investing activities:
        Investment in bank subsidiary                          (3,500)                     (4,543)
        Investment in Pacific State Statutory
           Trust I                                                                           (159)
        Investment in Pacific State Statutory
           Trust II                                              (109)
        Investment in other securities                                                       (205)
                                                           ----------    ----------    ----------

               Net cash used in investing activities           (3,609)                     (4,907)
                                                           ----------    ----------    ----------

     Cash flows from financing activities:
        Proceeds from issuance of junior
            subordinated debentures                             3,609                       5,155
        Proceeds from exercise of stock options                   183           176           170
        Repurchase of common stock                                             (170)
                                                           ----------    ----------    ----------

               Net cash provided by financing
                 activities                                     3,792             6         5,325
                                                           ----------    ----------    ----------

     (Decrease) increase in cash and cash
        equivalents                                                (8)          (57)           72

     Cash and cash equivalents at beginning
        of year                                                    15            72
                                                           ----------    ----------    ----------

     Cash and cash equivalents at end of year              $        7    $       15    $       72
                                                           ==========    ==========    ==========

     Non-cash investing activities:
        Net change in unrealized (loss) gain on
            available-for-sale investment securities       $      (26)   $      100    $       87

     Non-cash financing activities:
        Tax benefit from stock options exercised           $       39

                         GENERAL DESCRIPTION OF BUSINESS

Pacific State Bancorp is a holding company with one bank subsidiary, Pacific State Bank, (the "Bank"), and two unconsolidated subsidiary guarantor trusts, Pacific State Statutory Trusts I and II. Pacific State Bancorp commenced operations on June 24, 2002 when it acquired all the then issued and outstanding shares of Pacific State Bank under a plan of reorganization approved by the Bank's shareholders on May 9, 2002. The Bank is a California state chartered bank. The Bank is a member of the Federal Reserve System. The Bank's primary source of revenue is providing loans to customers who are predominately small to middle-market businesses and middle-income individuals. Pacific State Statuatory Trusts I and II are unconsolidated, wholly owned statutory business trusts formed in June 2002 and March 2004, respectively for the exclusive purpose of issuing and selling trust preferred securities.

     The Bank has engaged since November 2, 1987 in a general commercial banking business, primarily in Stockton and San Joaquin County, and offers commercial banking services to residents and employers of businesses in the Bank's service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers. The Company as of March 15, 2005 had 65 employees, including 28 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature. The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries. The Bank operates seven branches with its main office located at 6 So. El Dorado Street, in Stockton, California; additional branches are located elsewhere in Stockton and in the communities of Angels Camp, Arnold, Groveland, Modesto and Tracy, California. In 2004, the company opened a loan production office in Castro Valley, California.


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

     Trust Subsidiaries
     ------------------

     The Company during 2002 and 2004 established two subsidiary grantor trusts. Pacific State Statutory Trusts I and II (the "Trusts"), for the sole purpose of issuing capital securities ("Capital Securities") pursuant to declarations of trust (the "Declarations"). The proceeds from the sale of the Capital Securities were loaned to the Company as subordinated debentures (the "Debentures") issued to the Trusts pursuant to indentures (the "Indentures"). Interest payments on the Debentures will flow through the Trusts to the Pooling Vehicles, which are the holders of the Capital Securities and similar securities issued by other financial institutions. Payments of distributions by the Trusts to the Pooling Vehicle are guaranteed by the Company. See note 8 to the Company's consolidated financial statements.

     Proceeds from the issuance of the 2002 subordinated debentures were used to provide the Bank with an additional $4.5 million in capital in order to support the continued growth of the Bank. The remaining $500,000 was placed in the Company for general corporate purposes. Proceeds from the issuance of the 2004 subordinated debentures were used to provide the Bank with an additional $3.5 million in capital in order to support the continued growth of the Bank.

     Product Lines and Services
     --------------------------

     The Bank currently offers the following general banking services at all of its branches: commercial, construction and real estate loans and personal credit lines, interest on checking, U.S. Savings bond services, domestic and foreign drafts, banking by appointment, automatic transfer of funds between savings and checking accounts, business courier services, checking and savings accounts for personal and business purposes, domestic letters of credit, a depository for MasterCard and Visa drafts, federal depository services, cash management assistance, wire and telephone transfers, Individual Retirement Accounts, time certificates of deposit, courier service for non-cash deposits, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, unsecured overdraft protection credit lines attached to checking accounts, ATM cards and MasterMoney debit cards via the Star, Cirrus, Plus, MasterCard and Visa networks.

     The Bank is not authorized to offer trust services. The Federal Reserve Bank of San Francisco is the Company's primary correspondent relationship. The Bank currently also has correspondent relationships with City National Bank in Beverly Hills, California, Bank of America in San Francisco, California, First Tennessee Bank in Memphis, Tennessee, Compass Bank in Birmingham, Alabama, Wells Fargo Bank, San Francisco, California and Pacific Coast Bankers Bank, San Francisco, California.

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

     The Bank is an approved Small Business Administration and 504 lender, FarmerMac I and II, USDA Business and Industry, USDA Part-time Farmer Program, FHA and VA lender and California Capital lender. The Bank is a national leader in the underwriting of U.S. Department of Agriculture business and industry loans, as well as a Preferred Lender for this program.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

Critical Accounting Policies

General

     Pacific State Bancorp's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our consolidated financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. The Company applies Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations to account for its stock option plan awards. Other estimates that we use are related to the expected useful lives of our depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

     A critical accounting estimate is one that requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made and that different estimates that the company reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the company's financial condition, changes in financial condition or results of operations.

Allowance for Loan Losses

     The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting. (1) Statement of Financial Accountings Standards (SFAS) No. 5 "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and estimable and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses on impaired loans be accrued and measured based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Stock Based Compensation

     Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount required to be paid to the Company by the optionee upon exercising the option. Because the Company's stock option plan provides for the issuance of options at a price of no less than the fair market value at the date of the grant, no compensation cost is required to be recognized for the stock option plan on the date of grant.

Results of Operation

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Net income for the year ended December 31, 2004, was $3,169,000 representing an increase of $1,116,000 or 54.36%, over net income of $2,053,000 for the year ended December 31, 2003. A contributing factor to the increase in net income was an increase in net interest income of $2,095,000 and a slight increase in non interest income of $547,000. The increase in non interest income was due to an increase in service charges of $381,000 and an increase in other fee income of $387,000. These increases were off set by a decrease of $219,000 in loan sales during 2004.

     Return on average assets (ROA) was 1.37% and return on average common equity (ROE) was 21.65% in 2004 compared with 1.07% and 16.86% respectively in 2003. Diluted earnings per share for 2004 and 2003 were $0.84 and $0.59, respectively, an increase of 42.37%. The increase in earnings per share is primarily due to the increase in net income of 54.36%.

     The Company's average total assets increased to $230.8 million in 2004 or 20.50% over $191.5 million in 2003. In 2004 average earning assets increased to $203.5 million or 18.26% over $172.0 million in 2003. Average interest bearing liabilities increased to $166.9 million or 17.15% over $142.5 million in 2003.

     The Company's total assets increased to $254.3 million or 26.58% over $200.9 million in 2003. Total loans increased to $201.7 million over $157.1 million in 2003, an increase of $44.6 million or 28.39%. Total Deposits in 2004 grew to $223.8 million, or 26.93%, compared to $176.3 million at December 31, 2003. The increases on the balance sheet are attributable to the growth of the bank.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Net income for the year ended December 31, 2003, was $2,053,000 representing an increase of $890,000, or 76.5%, over net income of $1,163,000 for the year ended December 31, 2002. A contributing factor to the increase in net income was an increase in net interest income of $2,067,000 and a slight increase in non interest income of $342,000, due to an increase in the sale of loans.

     Return on average assets (ROA) was 1.07% and return on average common equity (ROE) was 16.86% in 2003 compared with .77% and 11.27% respectively in 2002. Diluted earnings per share for 2003 and 2002 were $.59 and $0.34, respectively, an increase of 73.5%. The increase in earnings per share is due to the increase in net income of 76.5%.

     The Company's average total assets in 2003 increased to $191.5 million or 26.2% over $151.7 million in 2002. Average earning assets increased to $172.0 million or 26.7% over $135.8 million in 2003. Average interest bearing liabilities increased to $142.5 million or 24.9% over $114.0 million in 2003.

     The Company's total assets increased to $200.9 million or 11.4% over $180.3 million in 2003. Total loans increased to $157.1 million over $135.3 million in 2002, an increase of $21.9 million or 16.2%. Total Deposits in 2003 grew to $176.3 million, or 11.5%, compared to $158.1 million at December 31, 2002. The increases on the balance sheet are attributable to the growth of the bank.

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

     Net interest income increased $2.1 million or 25.1% to $10.5 million in 2004 from $8.4 million in 2003 and $2.1 million or 32.9% in 2003 from $6.3 million in 2002. The average balance of total earning assets during 2004, increased $31.4 million or 18.3% to $203.5 million from $172.1 million. Average loan balances outstanding during 2004 increased $29.09 million or 19.16%, while average balances of investments and federal funds sold and interest bearing deposits in banks increased by $2.4 million or 11.6%. The average yields on loans and investment securities in 2004 both increased by 13 basis points. The average yield on Fed Funds sold increased 29 basis points in 2004 compared to 2003. The increase in yields is directly attributable to increases in the prime rate during 2004. During the second half of 2004, the prime rate increased five times from 4.00% to 5.25%. As a result, the overall yield on average earning assets during 2004 increased 18 basis points to 6.64% from 6.46% for 2003.

     Total interest expense increased $0.3 million or 10.1% to $3.1 million in 2004, from $2.8 million for 2003, compared to a decrease of $0.2 million or 6.3% from $2.9 million for 2002. In 2004 Interest expense increased primarily because average balances of interest-bearing liabilities increasing $24.4 million or 17.2% to $166.9 million from $142.5 million for the year ended December 31, 2003. This increase was mitigated by a slight decrease in the rates paid on interest bearing liabilities of 11 basis points. In 2003 the average balances of interest-bearing liabilities increased $28.4 million or 24.9% to $142.5 million from $114.0 million for the year ended December 31, 2002 but the decrease in interest expense as a result of declining rates more than offset the growth in deposits.

     Average certificates of deposit increased $10.0 million or 13.2% to $85.5 million in 2004 from $75.5 million in 2003. The average rate paid on certificates of deposit during 2004 decreased 74 basis points, while the average rate paid on all interest bearing deposits and borrowings decreased 11 basis points to 1.83% from 1.94% for 2003.

     The Company's net interest margin (net interest income divided by average earning assets) was 5.14% in 2004, 4.85% in 2003 and 4.63% in 2002. The increase in volume of earning assets and increase in yield on earning assets, coupled with stable funding sources and a slight decline in rates paid resulted in an increase of $2.1 million (25.1%) in net interest income for the year ended December 31, 2004 compared to 2003. For 2003, For the year ended December 31, 2003 compared to 2002, the combined effect of the increase in volume of earning assets and decrease in yield on earning assets, coupled with stable funding sources resulted in an increase of $2.1 million (32.9%) in net interest income. for the year ended December 31, 2003 compared to 2002. The increase in yields on earning assets is directly attributable to increases in the prime rate during 2004. In 2004, the prime rate increased five times from 4.00% to 5.25%.

The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis. Average balances are based on daily averages.

Average Balances, Interest Income/Expense and Yields/Rates Paid

(Dollars in thousands)

                                                                    Years Ended December 31,
                                         2004                                 2003                                2002
                          ----------------------------------    --------------------------------    -------------------------------
                           Average    Interest      Average      Average    Interest    Average      Average    Interest    Average
                           Balance    Income /      Yield/       Balance    Income /    Yield/       Balance    Income /    Yield/
                                       Expense       Rate                    Expense     Rate                    Expense     Rate
                          ---------   ---------    ---------    ---------   ---------  ---------    ---------  ---------  ---------
Assets
 Loans[1]                  $180,559     $12,846         7.11%    $151,529     $10,578       6.98%    $115,742     $8,508       7.35%
Investment Securities        15,068         535         3.55%      13,570         464       3.42%      15,838        664       4.19%
Federal Funds Sold            6,775          93         1.37%       6,952          75       1.08%       4,183         64       1.53%
Interest-bearing
  Deposits in Banks           1,066          35         3.28%
Total Average Earning
  Assets                   $203,468     $13,509         6.64%    $172,051     $11,117       6.46%    $135,763     $9,236       6.80%
                          ---------   ---------    ---------                ---------
Cash & Due From Banks       $11,579                                $9,129                              $9,286
Bank Premises and
  Equipment                   9,599                                 7,689                               5,136
Other Assets                  8,066                                 4,101                               2,803
Less: Allowance for
  loan loss                  (1,961)                               (1,476)                             (1,264)
                          ---------                             ---------                           ---------
Total Average Assets       $230,751                              $191,494                            $151,724
                          =========                             =========                           =========
Liabilities and
  Shareholders Equity
Interest Bearing
  Liabilities:
Interest-bearing
  Demand                    $61,801        $945         1.53%     $51,370        $403       0.78%     $50,190       $698       1.39%
Savings                       6,606          20         0.30%       5,473          14       0.26%       5,084         14       0.28%
Time  Deposits
  B/O <100k &
  >100K                      85,548       1,600         1.87%      75,549       1,976       2.61%      55,849      2,084       3.73%
Other Borrowings             12,958         494         3.81%      10,080         368       3.65%       2,914        151       5.18
                          ---------   ---------    ---------    ---------   ---------  ---------    ---------  ---------  ---------
Total Average Interest
  Bearing Liabilities       166,913      $3,058         1.83%     142,472      $2,761       1.94%     114,037     $2,947       2.58%
                                      ---------                             ---------                          ---------
Non-interest Bearing
  Demand                     47,969                                36,436                              26,381
Other Liabilities             1,233                                   408                                 985
Shareholder Equity           14,636                                12,178                              10,321
                          ---------                             ---------                           ---------
Total Average Liabilities
and Shareholders Equity    $230,751                              $191,494                            $151,724
                          =========                             =========                           =========
Net Interest Income and
  Net Interest Margin                   $10,451         5.14%                  $8,356       4.85%                 $6,289       4.63%
                                      =========                             =========                          =========

1. Interest income and yields on loans includes fee income of $1,112,000, $546,000 and $121,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Nonaccrual loans of zero, zero and $199,000 for the years ended December 31, 2004, 2003 and 2002 are included in the average balance calculations above.

     The Company's average total assets increased to $230.8 million in 2004 from $191.5 million in 2003 and $151.7 million in 2002, representing a 20.5% increase in 2004 over 2003 and a 26.2% increase in 2003 over 2002. Average loans increased to $180.1 million in 2004 from $151.5 million in 2003 and $115.7 million in 2002 representing a 19.2% and 30.9% increase respectively. The Company's average total interest bearing liabilities increased to $166.9 million in 2004 from $142.5 million in 2003 and $114.0 million in 2002, representing a 17.1% and 25.0% increase respectively. The Company's average non-interest bearing demand deposits increased to $48.0 million in 2004 from $36.4 million in 2003 and $26.4 million in 2002, representing a 31.6% and 38.1% increase respectively. The growth came from the Bank's current market share. The following table sets forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes attributable to both rate and volume have been allocated to volume changes. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

The following table sets forth, for the years indicated, a summary of the changes in interest earned and interest paid resulting from changes in asset and liability volumes and changes in rates.

     Analysis of Changes in Net Interest Income
     ------------------------------------------

                                                         Years ended December 31,
(Dollars in thousands)                   2004 over 2003                             2003 over 2002
----------------------------------------------------------------------------------------------------------------
                            Average    Average                          Average    Average
                            Volume      Rate        Mix                 Volume      Rate        Mix
                              (1)        (2)        (3)       Total       (1)        (2)        (3)       Total
Increase (Decrease)
In Interest Income:
-------------------
Loans                        $2,027       $203        $38     $2,268     $2,631      $(428)     $(133)    $2,070
Investment securities            51         18          2         71        (95)      (122)         7       (200)
Federal Funds sold               (2)        20                    18         42        (19)       (12)        11
Interest-bearing Deposits
in Banks                         35                    35         35
Total Increase (Decrease)    $2,076       $241        $75     $2,392     $2,578      $(569)     $(128)    $1,881
                           --------   --------   --------   --------   --------   --------   --------   --------

Increase (Decrease)
In Interest Expense:
Interest-bearing Demand         $82       $382        $78       $542        $16      $(304)       $(7)     $(295)
Savings                           3          3                     6          1         (1)                    0

Time Deposits                   262       (564)       (75)      (377)       735       (623)      (220)      (108)
Other Borrowings                105         16          5        126        372        (45)      (110)       217
Total Increase (Decrease)      $452      $(163)        $8       $297     $1,124      $(973)     $(337)     $(186)
                           --------   --------   --------   --------   --------   --------   --------   --------

Net Increase (Decrease)      $ 1625       $404        $67     $2,095     $1,454       $404       $209     $2,067
                           ========   ========   ========   ========   ========   ========   ========   ========

1. The volume change in net interest income represents the change in average balance divided by the previous year's rate.

2. The rate change in net interest income represents the change in rate divided by the previous year's average balance.

3. The mix change in net interest income represents the change in average balance multiplied by the change in rate.

     Non-interest Income
     -------------------

     The Company's non-interest income consists primarily of service charges on deposit accounts, gain on sale of loans and ATM and other service fees. For the year ended December 31, 2004, non-interest income represented 15.75% of the Company's revenues versus 15.10% in 2003, and 15.05% in 2002.

     Total non-interest income increased to $2.5 million in 2004 over $2.0 million in 2003 and $1.6 million in 2002, representing an increase of 27.7% and 21.0% respectively. The increase in 2004 is directly attributable to the 54.9% increase in service charge income as a result of the implementation of new overdraft protection product and an increase of 62.6% in other income which includes a 220% increase in Bank Owned Life Insurance income as well as fees collected from brokering mortgage loans offset by a decrease in gain on sale of loans of 32.9%.

     The following table sets forth a summary of non-interest income for the periods indicated.

                                                  Years Ended December 31,
(Dollars in thousands)
----------------------------------------------------------------------------
                                                  2004      2003      2002
Non-interest Income:
Service Charges                                  $1,075      $694      $532
Rental Income from Other Real Estate                  9        15        21
Gain on Sale of Guaranteed Loans                    445       664       584
Gain on Sale of Investment Securities               -0-         2        29
Other Income                                        996       603       470
                                                 ------    ------    ------
Total Non-interest Income                        $2,525    $1,978    $1,636
                                                 ======    ======    ======
----------------------------------------------------------------------------

     Non-interest Expense
     --------------------

     Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, professional fees, appraisal fees, directors' fees, postage, stationary and supplies expenses, telephone expenses, data processing expenses, advertising and promotion expense and other operating expenses. Non-interest expense for 2004 was $7.4 million compared to $6.5 million for 2003 and $5.8 million in 2002, representing an increase of $931,000 or 14.33% for 2004, and $652,000 or 11.15% for 2003. Increases in salaries and benefits are indicative of the additions to staff to expand branch operations in line with their respective growth for the year and the expense related to the salary continuation plan approved in late December 2003. The increase in occupancy and equipment expense is attributable to the general upgrade of technology systems. During 2004, Data Processing expense increased $83,000 due to the outsourcing on the Company's item processing system. The outsourcing of the system allowed the Bank to offer additional service to its deposit customers without purchasing additional equipment. Appraisal fees also increased during 2004 as the company assumed the expense of the appraisal prior to collecting from the borrower. These increases were offset by a decrease in Professional Fees. Professional Fees in prior years were primarily legal fees associated with the collection of bad debt.

The following table sets forth a summary of non-interest expense for the periods indicated.

                                           Years Ended, December 31,
(Dollars in thousands)
--------------------------------------------------------------------
                                           2004      2003      2002
--------------------------------------------------------------------
Non-interest Expense:

Salaries & Benefits                       $3,814    $3,068    $2,601
Occupancy & Equipment                      1,218     1,176     1,110
Professional fees                            316       480       484
Appraisal fees                               253        32        70
Directors fees                               190       177       126
Postage, stationary and supplies             159       212       186
Telephone                                    152       157       151
Data Processing                              102        19         5
Advertising and promotion                     74        98       120
Other operating expenses                   1,151     1,079       993
                                        --------  --------  --------

Total Non-Interest Expenses               $7,429    $6,498    $5,846
                                        ========  ========  ========
--------------------------------------------------------------------

     Provision for Income Taxes
     --------------------------

     The Company's provision for income taxes includes both federal income and state franchise taxes and reflects the application of federal and state statutory rates to the Company's net income before taxes. The principal difference between statutory tax rates and the Company's effective tax rate is the benefit derived from investing in tax-exempt securities and company owned life insurance. Increases and decreases in the provision for taxes primarily reflect changes in the Company's net income before tax.

The following table reflects the Company's tax provision and the related effective tax rate for the periods indicated.

                                           Years Ended December 31,
(Dollars in thousands)
--------------------------------------------------------------------
                                           2004      2003      2002
--------------------------------------------------------------------

Tax Provision                            $1,874    $ 1,247    $ 630
Effective Tax Rate                         39.6%      37.8%    35.1%

--------------------------------------------------------------------

Investment Securities

     The Company classifies its investment securities as "held-to-maturity" or "available-for-sale" at the time of investment purchase. Generally, all securities are purchased with the intent and ability to hold them for long-term investment, and the Company has both the ability and intent to hold "held-to-maturity" investments to maturity. The Company does not engage in trading activities.

     Investment securities held-to-maturity are carried at cost adjusted for the accretion of discounts and amortization of premiums. Securities available-for-sale may be sold to implement the Company's asset/liability management strategies and in response to changes in interest rates, prepayment rates and similar factors. Securities available-for-sale are recorded at fair value and unrealized gains or losses, net of income taxes, are reported as accumulated other comprehensive income or loss, in a separate component of shareholder's equity. Gain or loss on sale of investment securities is based on the specific identification method.

     Investment securities held-to-maturity at December 31, 2004, consisted of mortgage-backed securities totaling $145,000 with a remaining contractual maturity of 11 to 18 years and a weighted-average yield to maturity of 6.55%.

     The following table summarizes the contractual maturities of the Company's investment securities at their carrying value and their weighted-average yields at December 31, 2004. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

     (Dollars in thousands)

                                      Within One Year    One to Five Years  Five to Ten Years    Over Ten Years          Total

                                      Amount    Yield     Amount    Yield    Amount     Yield    Amount   Yield     Amount    Yield
Available-for-sale securities:
US Gov't & Agencies                    4,061    1.45%     1,895     2.73%                                            5,956    2.09%
Municipal Obligations                    902    3.92%                                             2,251    4.81%     3,153    3.72%
Corporate and Other Bonds                306    5.99%                                                                  306    5.99%
Mortgage- backed securities                                 534     5.86%     1,830     4.07%     5,558    4.48%     7,922    4.21%
Total available-for-sale securities    5,269    2.01%     2,429     3.40%     1,830     4.07%     7,809    4.40%    17,337    3.38%
                                       =====    =====     =====     =====     =====     =====     =====    =====    ======    =====

Held-to-maturity Securities
Mortgage-backed securities                                                                         $145    6.55%      $145    6.55%
                                                                                                   ====    =====      ====    =====

The following table summarizes the carrying value of the Company's investment securities held on the dates indicated.

                                               Years Ended December 31,
(Dollars in thousands)
--------------------------------------------------------------------------
                                              2004       2003       2002
--------------------------------------------------------------------------
Available-for-sale Securities - at
fair value:

U.S. Government & Agencies                    $5,956     $3,027     $2,521
Municipal Obligations                         $3,153      5,292      6,036
Corporate and Other Bonds                       $306      1,252      1,263
Mortgage- backed securities                    7,922      1,760      2,061
                                           =========  =========  =========
Total available-for-sale                     $17,337    $11,331    $11,881
                                           =========  =========  =========

Held-to-maturity Securities - at
amortized cost:
Mortgage-backed Securities                      $145       $181       $292
                                           ---------  ---------  ---------
--------------------------------------------------------------------------

     As of December 31, 2004, the aggregate book value of the Company's investment in securities of a single issuer did not exceed 10% of the company's shareholders' equity.

     Loans and Asset Quality
     -----------------------

     The Company concentrates its lending activities primarily within Alameda, Calaveras, San Joaquin, Stanislaus and Tuolumne Counties.

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

     The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

--------------------------------------------------------------------------------------------------
(Dollars in thousands)                                    As of December 31,
--------------------------------------------------------------------------------------------------
                                       2004         2003         2002         2001         2000
                                    ----------   ----------   ----------   ----------   ----------
Commercial and Agricultural            $55,569      $57,638      $40,226      $34,079      $34,128
Real estate-construction                22,965       28,219       33,887       23,561       16,875
Real estate-commercial mortgage        109,895       60,174       53,160       36,831       29,703
Installment                             13,121       10,823        7,734        3,493        2,729
Deferred Loan Fees and Costs               199          284          265          317          209
Allowance for Loan Losses               (2,214)      (1,653)      (1,306)      (1,172)      (1,001)
                                    ----------   ----------   ----------   ----------   ----------
Total Net Loans                       $199,535     $155,485     $133,966      $97,109      $82,643
                                    ==========   ==========   ==========   ==========   ==========
--------------------------------------------------------------------------------------------------

     Net loans have increased $44.0 million or 28.3%, to $199.5 million at December 31, 2004 over $155.4 million at December 31, 2003. Comparing 2004 to 2003 commercial and agricultural loans have decreased $2.1 million or 3.6%, real estate construction projects have decreased $5.3 million or 18.6%, real estate commercial loans have increased by $49.7 million or 82.6% and installment loans have increased by $2.3 million or 21.2% over 2003. The portfolio mix has changed in 2004 as compared with the mix of the previous year with commercial and agricultural loans decreased to 27.8% compared to 37.1% in 2003, of total loans, real estate construction loans decreased to 11.5% compared to 18.1% in 2003, commercial and residential real estate loans increasing to 55.1%, compared to 38.7% and Installment loans decreased to 6.6% compared to 7.0% in 2003. The shift in the mix reflects the changes in lending needs within the Company's bank's service area.

     The following table sets forth the maturity distribution of the Company's commercial and agricultural loans and construction loans outstanding as of December 31, 2004, which, based on remaining scheduled repayments of principal, were due within the periods indicated.

(Dollars in thousands)
----------------------------------------------------------------------------------------------------
                                                           After One
                                          Within One         through           After
                                                Year      Five Years      Five Years          Total
----------------------------------------------------------------------------------------------------
Commercial and agricultural
loans                                        $29,222         $18,815          $7,532         $55,569
Construction Loans                            17,054           5,911              --          22,965
                                             -------         -------          ------         -------

Total                                        $46,276         $24,726          $7,532         $78,534
                                             =======         =======          ======         =======

Loans due after one year with:
Fixed Rates                                                   $2,087          $2,428          $4,515
Variable Rates                                               $22,639          $5,104         $27,743
                                                             -------          ------         -------
----------------------------------------------------------------------------------------------------

     The Company's practice is to place a loan on nonaccrual status when one of the following events occurs:(i) Any installment of principal or interest is 90 days or more past due (unless in management's opinion the loan is well-secured and in the process of collection), (ii) management determines the ultimate collection of principal or interest to be unlikely or iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition. Nonperforming loans are loans that are on nonaccrual, are 90 days past due and still accruing or have been restructured.

The following table sets forth a summary of the Company's nonperforming loans and other assets as of the dates indicated:

 (Dollars in Thousands)                         As of December 31,
--------------------------------------------------------------------------------
                                   2004      2003      2002      2001     2000


Nonaccrual loans                  $ -0-     $ -0-      $199      $585     $744
90 days past due and still
  accruing interest                 -0-       -0-       -0-       -0-      -0-
Other Real Estate Owned             -0-       -0-        49       182      151
--------------------------------------------------------------------------------

     The Company did not have any nonaccrual loans at December 31, 2004 or 2003. At December 31, 2004, the Company has not identified any potential problem loans that would result in these loans being included as nonperforming loans at a future date.

Allowance for Loan Losses (ALL)

     In determining the amount of the Company's Allowance for Loan Losses ("ALL"), management assesses the diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to actual or perceived increases in credit risk. Management reviews the credit risk report with the Director Loan Committee on a weekly basis as well as with the full Board monthly.

     The Company makes provisions to the ALL on a regular basis through charges to operations that are reflected in the Company's statements of income as a provision for loan losses. When a loan is deemed uncollectible, it is charged against the allowance. Any recoveries of previously charged-off loans are credited back to the allowance. There is no precise method of predicting specific losses or amounts that ultimately may be charged-off on particular categories of the loan portfolio. Similarly, the adequacy of the ALL and the level of the related provision for possible loan losses is determined on a judgment basis by management based on consideration of a number of factors including (i) economic conditions, (ii) borrowers' financial condition, (iii) loan impairment, (iv) evaluation of industry trends, (v) industry and other concentrations, (vi) loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, (vii) continuing evaluation of the performing loan portfolio, (viii) monthly review and evaluation of problem loans identified as having a loss potential, (ix) monthly review by the Board of Directors, (x) off balance sheet risks and (xi) assessments by regulators and other third parties. Management and the Board of Directors evaluate the allowance and determine its desired level considering objective and subjective measures, such as knowledge of the borrowers' businesses, valuation of collateral, the determination of impaired loans and exposure to potential losses.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other qualitative factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's ALL. Such agencies may require the Company to provide additions to the allowance based on their judgment of information available to them at the time of their examination. There is uncertainty concerning future economic trends. Accordingly it is not possible to predict the effect future economic trends may have on the level of the provision for possible loan losses in future periods.

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

     The principal source of repayment of the Company's real estate construction loans is the sale of the underlying collateral or the availability of permanent financing from the Company or other lending source. The principal risks associated with real estate construction lending include project cost overruns and deterioration of real estate values as a result of various factors, including competitive pressures and economic downturns. The Company manages its credit risk associated with real estate construction lending by establishing loan-to-value ratios and loan-to-cost ratios on projects on an as-completed basis, inspecting project status in advance of controlled disbursements and matching maturities with expected completion dates. Generally, the Company requires a loan-to-value ratio of not more than 80% on single family residential construction loans.

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

     The ALL should not be interpreted as an indication that charge-offs in future periods will occur in the stated amounts or proportions.

     The adequacy of the ALL is calculated upon three components. First is the credit risk rating of the loan portfolio, including all outstanding loans. Every extension of credit has been assigned a risk rating based upon a comprehensive definition intended to measure the inherent risk of lending money. Each rating has an assigned risk factor expressed as a reserve percentage. Central to this assigned risk factor is the historical loss record of the Company. Secondly, established specific reserves are available for individual loans currently on management's watch and high-grade loan lists. These are the estimated potential losses associated with specific borrowers based upon the collateral and event(s) causing the risk ratings. The third component is unallocated. This reserve is for qualitative factors that may affect the portfolio as a whole, such as those factors described above. Management believes the assigned risk grades and our methods for managing risk are satisfactory.

The following table summarizes the Company's loan loss experience as well as provisions and charges to the allowance for loan losses and certain ratios for the periods indicated.

(Dollars in thousands)                                 Years Ended December 31,
--------------------------------------------------------------------------------------------------
                                       2004         2003         2002         2001         2000
--------------------------------------------------------------------------------------------------
Beginning Balance:                    $1,653       $1,307       $1,172       $1,001         $796

Provision for loan losses                504          536          286          383          300
Charge-offs:
      Commercial                          (9)         (90)        (171)        (226)         (70)
      Real Estate                         (-)          (-)          (-)
      Other                               (-)        (105)         (28)          (2)         (26)
                                   ---------    ---------    ---------    ---------    ---------
Total Charge-offs                         (9)        (195)        (199)        (228)         (96)
                                   ---------    ---------    ---------    ---------    ---------
Recoveries:
      Commercial                          66            1           --           16
      Other                                             4           48           --            1

Total Recoveries                          66            5           48           16            1
                                   ---------    ---------    ---------    ---------    ---------

Ending Balance                         2,214       $1,653       $1,307       $1,172       $1,001
                                   =========    =========    =========    =========    =========

ALL to total loans                      1.10%        1.05%         .97%        1.20%        1.20%
Net charge-offs (recoveries)
  to average loans                      (.03)%        .12%         .13%         .23%         .12%
--------------------------------------------------------------------------------------------------

     The provision for loan losses was $504,000 for 2004 compared to $536,000 for 2003 and $286,000 in 2002. The decrease in the amount of the provision in 2004 compared to 2003 is a ct result of the analysis of the loan portfolio and the loan loss history of the Company. Net charge-offs (recoveries) were $(57,000).or .003% of average loans for 2004 compared to $190,000 or .12% of average loans for 2003 and $151,000 or .13% of average loans for 2002. Management does not believe that there were any trends indicated by the detail of the aggregate charge-offs for any of the periods discussed.

     The following table summarizes the allocation of the allowance for loan losses (ALL) by loan type and the allocation as a percent of loans outstanding in each loan category at the dates indicated.

(Dollars in thousands)
---------------------------------------------------------------------------------------------
                                              2004                         2003
---------------------------------------------------------------------------------------------
                                   Allowance    Percent of ALL    Allowance    Percent of ALL
                                              in each category               in each category
                                                to total loans                 to total loans
Commercial and Agricultural             $880          1.58%            $736          1.27%
Real estate - construction               115          0.50%             141          0.50%
Real estate - commercial                 422          0.38%             229          0.38%
Installment                              308          2.35%             242          2.24%
Unallocated                              489                            305
Total                                 $2,214          1.10%          $1,653          1.05%
---------------------------------------------------------------------------------------------

     Deposits
     --------

     The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposits, savings and checking accounts.

The following table sets forth the remaining maturities of certificates of deposit at December 31, 2004 Deposit Maturity Schedule

(Dollars in thousands)
--------------------------------------------------------------------------
                                         Under $100,000    Over $100,000
--------------------------------------------------------------------------
Three Months or less                             $8,363          $11,485
Over three through six months                     8,350            9,905
Over six through twelve months                    8,395           13,305
Over twelve months                                4,627            6,306
                                                -------          -------
Total                                           $29,735          $41,001
                                                =======          =======
--------------------------------------------------------------------------

     Liquidity and Market Risk
     -------------------------

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

     Because estimates of the liquidity needs of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company's liquid assets (cash and due from banks, federal funds sold, interest bearing deposits in banks and available-for-sale investment securities) totaled $35.6 million or 14.0% of total assets at December 31, 2004, $28.1 million or 14.0% of total assets at December 31, 2003 and $35.6 million or 20.0% of total assets at December 31, 2002. The Company expects that its primary source of liquidity will be earnings of the Company, acquisition of core deposits, and wholesale borrowing arrangements.

Market Risk

     Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and process such as interest rates, commodity prices and equity prices. As a financial institution, the Company's market risk arises primarily form interest rate risk exposure. Fluctuation in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest earnings assets and interest bearing liabilities, other than those that possess a short term to maturity. Based upon the nature of it's operations, the Company is not subject to foreign currency exchange or commodity pricing. However, the Company's commercial real estate loan portfolio, concentrated primarily in Northern California, is subject to risks associated with the local economies.

     The fundamental objective of the Company's management of its assets and liabilities is to maximize the economic value of the Company while maintaining adequate liquidity and managing exposure to interest rate risk deemed by management to be acceptable. Management believes an acceptable degree of exposure to interest rate risk results from management of assets and liabilities through using floating rate loans and deposits, maturities, pricing and mix to attempt to neutralize the potential impact of changes in market interest rates. The Company's profitability is dependent to a large extent upon it's net interest income which is the difference between its interest income on interest earning assets, such as loans and securities, and interest expense on interest bearing liabilities, such as deposits trust preferred securities and other borrowings. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest earning assets reprice differently than its interest bearing liabilities. The Company manages its mix of assets and liabilities with the goal of limiting exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds.

     The Company seeks to control its interest rate risk exposure in a manner that will allow for adequate levels earnings and capital over a range of possible interest rate environments. The Company has adopted formal policies and practices to monitor and manage interest rate exposure. As part of this effort, the Company measures interest rate risk utilizing both an internal asset liability measurement system as well as employing independent third party reviews to confirm the reasonableness of the assumptions used to measure and report the Company's interest rate risk, enabling management to make any adjustments necessary.

     Interest rate risk is managed by the Company's Asset Liability Committee ("ALCO"), which includes members of senior management and several members of the Board of Directors. The ALCO monitors interest rate risk by analyzing the potential impact on interest income from potential changes in interest rates and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages the Company's balance sheet in part to maintain the potential impact on net interest income within acceptable ranges despite changes in interest rates. The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO.

     Net Interest Income Simulation.

     In order to measure interest rate risk at December 31, 2004, the Company used a simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis which is performed quarterly by management, calculates the difference between net interest income forecasted using a rising and falling interest rate scenario and net interest income forecast using a base market derived from the current interest rates. The income simulation model includes various assumptions regarding the re-pricing relationships for each of the Company's products. Many of the Company's assets are floating rate loans, which are assumed to reprice immediately and to the same extent as the change in market rates according to their contracted index. The Company's non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company.

     The analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It assumes that the balance sheet grows modestly, but that its structure will remain similar to the structure at year-end. It does not account for all factors that impact this analysis, including the potential impact of loan prepayments, deposit drifts or other balance sheet movements including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to the Company's credit risk profile as interest rates change. Changes that vary significantly from the assumptions may have significant effects on the Company's net interest income.

The following table reflects the company's projected net interest income sensitivity analysis based on year-end data:

                                                December 31, 2004
                                    ----------------------------------------
         Change in Rates             Adjusted Net Interest
                                            Income          Percent change
                                        (in thousands)        from base
                                    ----------------------------------------
         Up 300 basis points                $15,208              8.68%
         Up 200 basis points                 14,792              5.70%
         Up 100 basis points                 14,373              2.71%
         Base Scenario                       13,994              0.00%
         Down 100 basis points             (13,474)             -3.72%
         Down 200 basis points             (12,991)             -7.17%
         Down 300 basis points             (12,507)            -10.63%


Contractual Obligations

     The following table summarizes the contractual obligations of the Company as of December 31, 2004:

                                                      Less than  More than
                                             Total    one year   1-3 years  3-5 years   5 years
                                           ---------  ---------  ---------  ---------  ---------
Subordinated Debentures, floating rate
of 5.39% payable June 26, 2031                $5,155                                      $5,155
Subordinated Debentures, floating rate
of 4.39% payable March 17, 2034               $3,609                                      $3,609
FHLB Loan fixed rate of 2.29%, payable
on December 9, 2005                           $4,000      4,000
Operating lease obligations                   $1,057        246        484        327
Salary continuation plan                        $344                                        $344
                                           ---------  ---------  ---------  ---------  ---------
Total                                        $14,165     $4,246       $484       $327     $9,108
                                           =========  =========  =========  =========  =========

     In addition to those obligations listed above, in the normal course of business, the Company will make cash distributions for, among other items, the payment of interest on interest bearing deposit accounts and debt obligations, payments for quarterly tax estimates and contributions to certain employee benefit plans.

     Capital Resources
     -----------------

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

     This standard characterizes an institution's capital as being "Tier 1" capital (defined as principally comprising shareholders' equity and qualifying subordinated debentures ) and "Tier 2" capital (defined as principally comprising the qualifying portion of subordinated debt and the qualifying portion of the ALL), the total amount not to exceed 100% of Tier 1 capital.

     The minimum ratio of total risk-based capital to risk-adjusted assets, including certain off-balance sheet items, is 8%.

     At December 31, 2004, 2003 and 2002 the company's capital met all minimum regulatory requirements.

     As of December 31, 2004, the most recent notification by the Federal Depository Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's risk-based capital ratios are presented below.

Pacific State Bancorp                   December 31,    December 31,
                                           2004             2003
                                        ------------    ------------
Total Risk-Based Capital                   12.6%           11.6%

Tier 1 Capital to Risk-Based Assets        10.1%           10.1%

Tier 1 Capital to Average Assets            8.3%            8.3%
(Leverage ratio)

Pacific State Bank                                                     To Be Well Capitalized
                                        December 31,    December 31,   Under Prompt Corrective
                                           2004             2003       Action
                                        ------------    ------------   -----------------------
Total Risk-Based Capital                   12.2%           11.1%       > 10.00%

Tier 1 Capital to Risk-Based Assets        11.1%           10.1%       >   6.00%

Tier 1 Capital to Average Assets            9.1%            8.2%       >   5.00%
(Leverage ratio)

Impact of Inflation

     Inflation affects the Company's financial position as well as its operating results. It is management's opinion that the effects of inflation on the financial statements have not been material.

                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents the summary unaudited results for the stated eight quarters:

(Dollars in thousands,
except per share)                                2004                                    2003
                                                 ----                                    ----
Net Income Per
Common Share:                       4th       3rd       2nd       1st       4th       3rd       2nd       1st
                                Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                                -------   -------   -------   -------   -------   -------   -------   -------
       Diluted                    $0.21     $0.24     $0.21     $0.18     $0.18     $0.15     $0.14     $0.12
       Basic                      $0.24     $0.26     $0.23     $0.19     $0.15     $0.16     $0.14     $0.14


Interest income                  $4,002    $3,371    $3,180    $2,956    $2,948    $2,908    $2,713    $2,548
Net interest income               3,037     2,568     2,478     2,368     2,315     2,235     2,011     1,795
Provision for loan losses
                                    138       138       138        90       138       138       138       122
Total non-interest income
                                    536       818       700       471       634       414       394       536
Total non-interest expense
                                  2,110     1,840     1,774     1,705     1,744     1,648     1,527     1,579
Income before taxes               1,326     1,407     1,266     1,044     1,065       864       741       630
Net Income                          841       894       776       658       641       530       476       406

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      ---------------------------------------------------------------------

     There is only a limited trading market for the Company's Common stock, which is not listed on any exchange. Hoefer & Arnett (San Francisco) is the Company's primary market maker. Trading information is available via the internet on the Bulletin Board (www.otcbb.com), under the symbol PSBC.OB.

     The following table, which summarizes trading activity during the Company's last two fiscal years, is based on information provided by Yahoo.com Historical Quotes. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions.

                                               Sales Price
         Quarter Ended:              High          Low          Volume
         --------------              ----          ---          ------

         March 31, 2004             $10.500      $10.050       346,874
         June 30, 2004              $11.350      $10.700       263,344
         September 30, 2004         $12.500      $12.500       136,414
         December 31, 2004          $20.500      $20.000       115,998

         March 31, 2003              $4.375       $4.000        36,300
         June 30, 2003               $5.750       $4.275        16,100
         September 30, 2003          $6.500       $5.000        38,800
         December 31, 2003           $8.125       $6.125       149,886

     As of March 15, 2005, there were approximately 330 holders of record of the common stock of the Company.

Dividends
---------

     The Company's primary source of cash is dividends from the Bank. The Bank's ability to pay dividends is subject to certain regulatory requirements. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders' during the same three-year period. As of December 31, 2004, the Bank had $6,281,000 in retained earnings available for dividends to shareholders.

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

Company and Bank Officers
-------------------------

Steven A. Rosso                              Glenn Scott
President & Chief Executive                  Vice President & MIS
Officer                                      Director

Gary A. Stewart                              Alan Lozito
Executive Vice President & Chief             Vice President Commercial
Credit Officer                               Loan Officer - Castro Valley
                                             LPO
JoAnne Roberts
Senior Vice President & Chief                Eric Nelson
Financial Officer                            Vice President Commercial
                                             Loan Officer - Castro Valley
Bank Officers                                LPO
-------------
                                             Douglas van den Enden
Laura Maffei                                 Vice President & Commercial
Senior Vice President & Manager-             Loan Officer
Tracy
                                             Sylvia Hanania
Linda Ogata                                  Vice President & Senior
Senior Vice President & Manager-             Operations Officer - Stockton
March Lane                                   Main

Rick Simas                                   Shelly Urbanek
Senior Vice President & Regional             Assistant Vice President-
Manager -Stanislaus & Tuolumne               Training Officer
Counties
                                             Jamie Vroege
Ron Aschwanden                               Lending Services Officer -
Senior Vice President & Regional             March Lane
Manager - Calaveras County
                                             Lori Menchaca
Venus Colombini                              Operations Officer - Arnold
Vice President & Manager-
Groveland                                    Michelle Hendrix
                                             Operations Officer - Groveland
Janita Cavanaugh
Vice President & Controller                  Carol Barnett
                                             Operations Officer - Angels Camp
Patrick MacDonald
Vice President &  Manager -                  Larry Hernandez
Stockton Main                                Operations Officer - Tracy

Paul Bergson                                 Rosibel Rivera
Vice President Commercial                    Operations Officer - Modesto
Loan Officer  Stockton Main
                                             Cassandra Turner
Allen Hafizi                                 Operations Officer - Stockton
Vice President & Note                        Main
Department Manager

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

Patricia A. Hatton, M.D.
Gynecologist

Gary A. Stewart
Executive Vice President & Chief Credit Officer
Pacific State Bancorp & Pacific State Bank

Steven J. Kikuchi
Landscape Architect

Kathleen M. Verner
Vice President
Verner Construction

Yoshikazu Mataga,
Owner, Mataga Buick Pontiac & GMC
Mataga Cadillac
Tracy Pontiac Cadillac & GMC

Phillip B. Wallace
Chairman
Western Empire Management Company

                               CORPORATE DIRECTORY
                               -------------------

Stock Market Makers                          Legal Counsel
-------------------                          -------------
First Security Van Casper                    Shapiro Buchman Provine
San Francisco, CA                            Patton LLP
Stephen L. Eddy                              John Carr
800-652-1747 ext. 727                        1333 N. California Blvd., Suite 350
                                             Walnut Creek, CA 94596
Hoefer & Amett
Dave Bonacorso                               Certified Public Accountants
353 Sacramento Street                        ----------------------------
San Francisco, CA 94 111                     Perry-Smith LLP
800-346-5544 ex. 223                         400 Capitol Mall, Suite 1200
dave.b@hoeferarnett.com                      Sacramento, CA 95814
www.hoeferarnett.com
                                             Transfer Agent
Monroe Securities                            --------------
800-766-5560                                 Mellon Investor Services LLC
                                             85 Challenger Rd
Wedbush Morgan Securities                    Ridgefield, Park, NJ 07660
Joey Warmenhoven
1300 S.W. Fifth Avenue                       Corporate Office
Suite 2000                                   ----------------
Portland, OR 97201                           1889 West March Lane
503/471-1898                                 Stockton, CA 95207
www.wedbush.com
                                             Customer Service
Shareholder Relations                        ----------------
---------------------                        877-841-0110
A copy of Pacific State Banks
Form 10-k or other Annual report             TeleWave Banking
filed with the Federal Reserve               ----------------
Board. Requests for Form 10-k or             877-487-2265
Other shareholder information
should be directed to:                       Web Address
JoAnne Roberts                               -----------
Vice President/Chief Financial Officer       www.pacificstatebank.com
Pacific State Bank
P.O.Box 1649                                 Trading Symbol
Stockton, CA 95201-1649                      --------------
                                             PSBC


                                             Member F.D.IC.