Form 10-K, Exhibit 13
period 2005-12-31
PACIFIC STATE BANCORP
filed 2006-03-30
CIK 1169424

EXHIBIT 13

Dear Shareholders, Customers and Friends:

2005 was a year of special achievement for Pacific State Bancorp and its subsidiary Pacific State Bank. Our year of milestones included the registration of the company's common stock (PSBC) as a NASDAQ(TM) National Market System security. Management's goals, accomplished by the registration, were to increase visibility of our stock, increase liquidity for shareholders, and enhance shareholder value. Prior to commencement of listing on July 25, 2005, the total number of shares traded during 2005 were 486,445 shares with an average price of $16.02 per share. After listing, 270,591 shares traded at an average price of $18.98 per share.

Financially 2005 was again a banner year with record performance in earnings and asset growth. Net Income for 2005 was $4,286,000, an increase of $1,117,000 or 35.2% over 2004. Total assets closed the year at $309,611,000, up $55,250,000 or 21.7% from the close of 2004. The company's Return on Average Equity was 22.98% for 2005, the highest in the company's history. The company generated a Return on Average Assets of 1.53%, also a record high. Basic Earnings per Share increased 33.7% to $0.31 and Diluted Earnings per Share increased by 31.0% to $0.26.

These strong increases experienced in 2005 continued the trend in the growth of Pacific State Bancorp since the beginning of the millennium. Over the five year period ending December 31, 2005, net income increased 324.77%, total assets increased 172.04%, book value per share increased by 121.09%, and market price per share grew 595.49%. PSBC can be bought or sold through most stock brokerage firms, and a list of the company's market makers is enclosed in this Annual Report. Pacific State Bancorp was honored for the second consecutive year as a top performing bank stock at the California Banker's Association and the Carpenter Investments Market Cap Awards.

Looking to the future, we expect to open our eighth branch this summer in Lodi, California. Pacific State Bancorp has a long history of shareholder ownership within Lodi and loyal customers that management feels will form the foundation for financial success in our new branch. The new facility, located on the northwest corner of Kettleman Lane (Hwy 12) and Hutchinson Street, is currently under construction. We believe that there is opportunity for solid growth and a strong branch in a community that is well known to our company.

As we look back on 2005, we are thankful for our strong customer support and loyalty, as well as the commitment of our staff and management to make us the premier independent financial institution in our five county service area. New products such as On-Line Bill Pay and Pacific State Bank Gift Cards reflect our continuing goal to enhance traditional banking services, and we will continue our customer mantra of "High Tech and High Touch Service" as we look to expand our company in 2006.

Catch the Force of the Wave!



/s/ HAROLD HAND                             /s/ STEVEN A. ROSSO
Chairman of the Board of Directors          President & C.E.O.

                             SELECTED FINANCIAL DATA

         The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements and notes thereto, included elsewhere in this report.

(dollars in thousands, except per share data)                         Year Ended December 31,
                                                 ------------------------------------------------------------------
Statements of Income:                               2005          2004          2003          2002          2001
                                                 ----------    ----------    ----------    ----------    ----------
Total Interest Income                            $   18,782    $   13,509    $   11,117    $    9,236    $    9,195
Net Interest Income                                  13,536        10,451         8,356         6,289         5,614
Provision for Loan Losses                                35           504           536           286           383
Total Non-interest Income                             2,481         2,525         1,978         1,636         1,259
Total Non-interest Expenses                           9,100         7,429         6,498         5,846         4,935
Provision for Income Taxes                            2,596         1,874         1,247           630           520
Net Income                                            4,286         3,169         2,053         1,163         1,036

Balance Sheets:
Total Assets                                     $  309,611    $  254,361    $  200,924    $  180,295    $  121,295
Total Investments                                    28,539        23,582        15,512        12,173        10,608
Total Loans, net                                    241,556       199,535       157,138       135,272        98,281
Allowance for Loan Losses (ALL)                       2,356         2,214         1,653         1,306         1,172
Total Deposits                                      273,074       223,761       176,292       158,140       111,104
Subordinated Debentures                               8,764         8,764         5,155         5,155            --
Shareholders' Equity                                 21,373        16,830        13,459        11,320         9,378

Performance Ratios:
Return on Average Assets                               1.53%         1.37%         1.07%         0.77%         0.87%
Return on Average Equity                              22.98%        21.64%        16.86%        11.27%        12.04%
Average Equity to Average Assets                       6.65%         6.34%         6.36%         6.80%         7.24%
Tier 1 Risk-Based Capital                             10.44%        10.10%        10.10%         9.40%        9.109
Total Risk-Based Capital                              11.88%        12.60%        11.60%        11.40%       10.292
Net Interest Margin                                    5.41%         5.14%         4.85%         4.63%         5.15%
Average Earning Assets to Average Total Assets        89.22%        88.18%        89.85%        89.48%        90.98%
Nonperforming Assets to Total Assets                     --            --            --          0.48%         0.63%
ALL to Total Loans                                     0.98%         1.10%         1.05%         0.97%        1.120
Nonperforming Loans to ALL                               --            --            --         15.54%        41.40%
Share Data (Common Shares Outstanding)            3,512,622     3,448,042     3,377,656     3,302,748     3,038,776
Book Value Per Share                             $     6.08    $     4.88    $     3.99    $     3.43    $     3.09
Basic Earnings Per Share                         $     1.23    $     0.92    $     0.61    $     0.36    $     0.35
Diluted Earnings Per Share                       $     1.10    $     0.84    $     0.59    $     0.34    $     0.33

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

The Shareholders and
   Board of Directors
Pacific State Bancorp

         We have audited the accompanying consolidated balance sheet of Pacific State Bancorp and subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific State Bancorp and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Perry-Smith LLP


Sacramento, California
March 17, 2006


                      PACIFIC STATE BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                           December 31, 2005 and 2004
                      (In thousands, except share amounts)

                                                               2005           2004
                                                           ------------   ------------
                                       ASSETS
Cash and due from banks                                    $     14,453   $     12,108
Federal funds sold                                                4,667
                                                           ------------   ------------

         Total cash and cash equivalents                         19,120         12,108

Interest-bearing deposits in banks                                               6,100
Investment securities (Notes 3 and 7)                            28,539         17,482
Loans, less allowance for loan losses of $2,356 in
   2005 and $2,214 in 2004 (Notes 4, 7, 10 and 13)              241,556        199,535
Premises and equipment, net (Note 5)                              9,511          9,748
Company owned life insurance (Note 14)                            4,411          4,246
Accrued interest receivable and other assets (Note 9)             6,474          5,142
                                                           ------------   ------------
         Total assets                                      $    309,611   $    254,361
                                                           ============   ============

                                LIABILITIES AND
                              SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                    $     68,657   $     51,980
   Interest bearing (Note 6)                                    204,417        171,781
                                                           ------------   ------------
         Total deposits                                         273,074        223,761

Other borrowings (Note 7)                                         4,000          4,000
Subordinated debentures (Note 8)                                  8,764          8,764
Accrued interest payable and other liabilities                    2,400          1,006
                                                           ------------   ------------
            Total liabilities                                   288,238        237,531
                                                           ------------   ------------
Commitments and contingencies (Note 10)

Shareholders' equity (Note 11):
   Preferred stock - no par value; 2,000,000 shares
      authorized; none issued and outstanding                        --             --
   Common stock - no par value; 24,000,000 shares
      authorized; issued and outstanding - 3,512,622
      shares in 2005 and 3,448,042 shares in 2004                 7,556          7,159
   Retained earnings                                             13,912          9,626
   Accumulated other comprehensive (loss) income, net of
      taxes (Notes 3 and 15)                                        (95)            45
                                                           ------------   ------------
         Total shareholders' equity                              21,373         16,830
                                                           ------------   ------------
         Total liabilities and shareholders' equity        $    309,611   $    254,361
                                                           ============   ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.


                      PACIFIC STATE BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

              For the Years Ended December 31, 2005, 2004 and 2003
                    (In thousands, except per share amounts)

                                                               2005           2004           2003
                                                           ------------   ------------   ------------
Interest income:

   Interest and fees on loans                              $     17,565   $     12,846   $     10,578
   Interest on Federal funds sold                                   354             93             75
   Interest on investment securities:
      Taxable                                                       712            395            262
      Exempt from Federal income taxes                              151            175            202
                                                           ------------   ------------   ------------

            Total interest income                                18,782         13,509         11,117
                                                           ------------   ------------   ------------
Interest expense:
   Interest on deposits (Note 6)                                  4,610          2,564          2,393
   Interest on borrowings (Note 7)                                  109            128            129
   Interest on subordinated debentures (Note 8)                     527            366            239
                                                           ------------   ------------   ------------

            Total interest expense                                5,246          3,058          2,761
                                                           ------------   ------------   ------------
            Net interest income before provision for
               loan losses                                       13,536         10,451          8,356

Provision for loan losses (Note 4)                                   35            504            536
                                                           ------------   ------------   ------------
            Net interest income after provision
               for loan losses                                   13,501          9,947          7,820
                                                           ------------   ------------   ------------
Non-interest income:
   Service charges                                                  758          1,075            694
   Net gain on sale of investments (Note 3)                           2
   Gain on sale of loans                                            809            445            664
   Other income                                                     914          1,005            618
                                                           ------------   ------------   ------------

            Total non-interest income                             2,481          2,525          1,978
                                                           ------------   ------------   ------------
Non-interest expenses:
   Salaries and employee benefits (Notes 4 and 14)                4,742          3,814          3,068
   Occupancy (Notes 5 and 10)                                       782            750            669
   Furniture and equipment (Notes 5 and 10)                         664            468            507
   Other expenses (Note 12)                                       2,912          2,397          2,254
                                                           ------------   ------------   ------------

            Total non-interest expenses                           9,100          7,429          6,498
                                                           ------------   ------------   ------------

            Income before provision for income taxes              6,882          5,043          3,300
                                                           ------------   ------------   ------------

Provision for income taxes (Note 9)                               2,596          1,874          1,247
                                                           ------------   ------------   ------------

            Net income                                     $      4,286   $      3,169   $      2,053
                                                           ============   ============   ============

Basic earnings per share (Note 11)                         $       1.23   $       0.92   $       0.61
                                                           ============   ============   ============

Diluted earnings per share (Note 11)                       $       1.10   $       0.84   $       0.59
                                                           ============   ============   ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.


                      PACIFIC STATE BANCORP AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 2005, 2004 and 2003
               (In thousands, except share and per share amounts)

                                                                                       Accumulated
                                                                                          Other
                                                                                         Compre-
                                                      Common Stock                       hensive        Total
                                                 -----------------------    Retained  (Loss) Income  Shareholders'
                                                   Shares       Amount      Earnings  (Net of Taxes)    Equity
                                                 ----------   ----------   ----------   ----------   ----------
Balance, January 1, 2003                          3,302,748   $    6,915   $    4,404                $   11,319

Net income                                                                      2,053                     2,053
Net change in unrealized gains on
   available-for-sale investment securities,
   net of tax                                                                           $       65           65
Stock options exercised and related tax
   benefit (Note 11)                                113,300          192                                    192
Repurchase and retirement of common
   stock                                            (38,392)        (170)                                  (170)
                                                 ----------   ----------   ----------   ----------   ----------
Balance, December 31, 2003                        3,377,656        6,937        6,457           65       13,459

Net income                                                                      3,169                     3,169
Net change in unrealized (losses) gains on
   available-for-sale investment securities,
   net of tax                                                                                  (20)         (20)
Stock options exercised and related tax
   benefit (Note 11)                                 70,386          222                                    222
                                                 ----------   ----------   ----------   ----------   ----------
Balance, December 31, 2004                        3,448,042        7,159        9,626           45       16,830

Net income                                                                      4,286                     4,286
Net change in unrealized gains (losses) on
   available-for-sale investment securities,
   net of tax                                                                                 (140)        (140)
Stock options exercised and related tax
   benefit (Note 11)                                 65,760          409                                    409
Repurchase and retirement of
   common stock                                      (1,180)         (12)                                   (12)
                                                 ----------   ----------   ----------   ----------   ----------
Balance, December 31, 2005                        3,512,622   $    7,556   $   13,912   $      (95)  $   21,373
                                                 ==========   ==========   ==========   ==========   ==========

                                                                               2005         2004         2003
                                                                            ----------   ----------   ----------
Comprehensive income (Note 15):
   Net income                                                              $    4,286   $    3,169   $    2,053
                                                                            ----------   ----------   ----------
   Other comprehensive (loss) income:
     Unrealized holding (losses) gains arising during the
        year, net of tax                                                         (140)         (20)          66
     Less: reclassification adjustment for gains included
        in net income, net of tax                                                                             1
                                                                            ----------   ----------   ----------
          Net change in unrealized gains on available-for-sale
             investment securities                                               (140)         (20)          65
                                                                            ----------   ----------   ----------
          Total comprehensive income                                       $    4,146   $    3,149   $    2,118
                                                                           ==========   ==========   ==========

                     The accompanying notes are an integral
                part of these consolidated financial statements.


                      PACIFIC STATE BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              For the Years Ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                                        2005           2004           2003
                                                                     ----------     ----------     ----------
Cash flows from operating activities:
   Net income                                                        $    4,286     $    3,169     $    2,053
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses                                           35            504            536
         Net (increase) decrease in deferred loan
            origination costs                                               (14)            85            (19)
         Depreciation and amortization                                      600            567            628
         Net realized gains on sale of investment
            securities                                                                                     (2)
         Net loss (gain) on sale of equipment                                                              13
         Increase in Company owned life insurance,
            net of expenses                                                (165)          (188)           (58)
         (Increase) decrease in accrued interest
            receivable and other assets                                  (1,173)          (198)            21
         Increase (decrease) in accrued interest
            payable and other liabilities                                 1,394            (12)           338
         Provision for deferred income taxes                               (131)          (230)          (262)
                                                                     ----------     ----------     ----------
               Net cash provided by operating
                  activities                                              4,832          3,697          3,248
                                                                     ----------     ----------     ----------
Cash flows from investing activities:
   Net decrease (increase) in interest-bearing
      deposits in banks                                                   6,100         (2,100)        (4,000)
   Purchases of available-for-sale investment
      securities                                                        (13,992)       (14,352)        (4,960)
   Proceeds from matured and called available-
      for-sale investment securities                                      1,800          7,374          4,297
   Proceeds from principal repayments from
      available-for-sale government-guaranteed
      mortgage-backed securities                                            979            984          1,276
   Proceeds from principal repayments from
      held-to-maturity government-guaranteed
      mortgage-backed securities                                             21             36            110
   Purchase of FRB and FHLB stock                                                         (405)
   Net increase in loans                                                (42,042)       (44,639)       (22,036)
   Proceeds from sale of other real estate                                                                 49
   Proceeds from sale of premises and equipment                                                             6
   Purchases of premises and equipment                                     (396)        (1,521)        (2,840)
   Purchase of Company owned life insurance                                                            (4,000)
                                                                     ----------     ----------     ----------

               Net cash used in investing activities                    (47,530)       (54,623)       (32,098)
                                                                     ----------     ----------     ----------

                                   (Continued)


                      PACIFIC STATE BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
              For the Years Ended December 31, 2005, 2004 and 2003
                                 (In thousands)


                                                                        2005           2004           2003
                                                                     ----------     ----------     ----------
Cash flows from financing activities:
   Net increase in demand, interest-bearing and
      savings deposits                                               $   26,861     $   54,438     $    9,711
   Net increase (decrease) in time deposits                              22,452         (6,969)         8,441
   Proceeds from exercise of stock options                                  409            183            176
   Share repurchase and retirement                                          (12)                         (170)
   Proceeds from the issuance of mandatorily
      redeemable trust preferred securities                                              3,609
   Net decrease in short-term
      borrowings                                                                        (1,000)
                                                                     ----------     ----------     ----------
               Net cash provided by financing
                  activities                                             49,710         50,261         18,158
                                                                     ----------     ----------     ----------
               Increase (decrease) in cash and cash
                  equivalents                                             7,012           (665)       (10,692)

Cash and cash equivalents at beginning of year                           12,108         12,773         23,465
                                                                     ----------     ----------     ----------

Cash and cash equivalents at end of year                             $   19,120     $   12,108     $   12,773
                                                                     ==========     ==========     ==========

Supplemental disclosure of cash flow information:

   Cash paid during the year for:
      Interest expense                                               $    4,773     $    3,083     $    2,838
      Income taxes                                                   $    2,081     $    1,845     $    1,356

Non-cash investing activities:
   Net change in unrealized gain on available-
      for-sale investment securities                                 $     (232)    $      (26)    $      100

Non-cash financing activities:
   Tax benefit from stock options exercised                          $       79     $       39     $       16

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                      PACIFIC STATE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS

         On June 24, 2002, Pacific State Bancorp ("Bancorp") commenced operations as a bank holding company by acquiring all of the outstanding shares of Pacific State Bank ("Bank") in a one bank holding company reorganization. This corporate structure gives Bancorp and the Bank greater flexibility in terms of operation, expansion, and diversification.

         Pacific State Bancorp's subsidiaries include the Bank, in addition to Pacific State Statutory Trust I and Pacific State Statutory Trust II, both of which are unconsolidated Delaware statutory business trusts formed in June 2002 and March 2004, respectively, for the exclusive purpose of issuing and selling trust preferred securities and holding subordinated debentures issued by Bancorp. The proceeds from the issuance of subordinated debentures in 2004 and 2002 were utilized by Bancorp to provide capital to the Bank and for general corporate purposes.

         The Bank commenced operations in 1987 and is a California state-chartered member bank of the Federal Reserve System. The Bank operates seven branches in California, including two branches in Stockton and branches in Modesto, Groveland, Arnold, Angels Camp, Tracy and one loan production office in Castro Valley. The Bank's primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and individuals.

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

         Segment Information
         -------------------

         Management has determined that because all of the banking products and services offered by the Company are available in each branch of the Bank, all branches are located within the same economic environment and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Bank branches and report them as a single operating segment. No customer accounts for more than 10 percent of revenues for the Company or the Bank.

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

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

         Reclassifications
         -----------------

         Certain reclassifications have been made to prior years' balances to conform to classifications used in 2005.

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

         Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. The Company did not have any investments classified as trading at December 31, 2005 or 2004. All transfers between categories are accounted for at fair value.

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

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         ---------------------

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

         Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, and amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

         The Company may purchase loans or acquire loans through a business combination for which differences exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality. When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company's estimate of undiscounted cash flows expected to be collected over the Company's initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as an impairment. The Company may not "carry over" or create a valuation allowance in the initial accounting for loans acquired under these circumstances. At December 31, 2005, there were no such loans being accounted for under this policy.

         Loan Sales and Servicing
         ------------------------

         The Company accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         ------------------------

         Government Guaranteed Loans

         Included in the loan portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Farmer Mac and USDA Business and Industry. The guaranteed portion of these loans may be sold to a third party, with the Company retaining the unguaranteed portion. The Company generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Company may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date. At December 31, 2005, there were no premiums subject to these recourse provisions.

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

         The Company serviced government-guaranteed loans for others totaling $48,030,000 and $42,158,000 as of December 31, 2005 and 2004
         respectively.

         Servicing Rights

         Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not significant at December 31, 2005 and 2004.

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

         Classified loans and loans determined to be impaired are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management's assessment of the following for each identified loan type:
         (1) inherent credit risk, (2) historical losses and, (3) where the Company has not experienced losses, the loss experience of peer banks. These estimates are particularly susceptible to changes in the economic environment and market conditions.

         The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions and other factors. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         -------------------------

         This allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth. The allowance for loan losses at December 31, 2005 and 2004, respectively, reflects management's estimate of probable losses in the portfolio.

         Other Real Estate
         -----------------

         Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Company's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred. At December 31, 2005 and 2004, the Company did not have any other real estate owned.

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

         Goodwill and Intangible Assets
         ------------------------------

         As a result of the Company's 2002 acquisition of the Stockton branch of California Bank & Trust, the Company recognized a core deposit intangible asset of $448,000 and goodwill of $718,000. The valuation of the core deposit intangible was based on the estimated fair value of deposits acquired and is amortized on a straight-line basis over a period of ten years. The current balance of the core deposit intangible of $218,907 is included in accrued interest receivable and other assets in the consolidated balance sheet. Goodwill is not amortized, but is measured along with the core deposit intangible for impairment. At December 31, 2005 and 2004, no impairment of the core deposit intangible or goodwill has been recognized in the Company's consolidated financial statements.

         Income Taxes
         ------------

         The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

         Stock-Based Compensation
         ------------------------

         At December 31, 2005, the Company has two stock-based employee compensation plans, the Pacific State Bancorp 1997 Stock Option Plan and the Pacific State Bancorp 1987 Stock Option Plan (the "Plans"), which are described more fully in Note 11. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

         Pro forma adjustments to the Company's consolidated net earnings and earnings per share are disclosed during the years in which the options become vested.

                                                    2005           2004           2003
                                                 ----------     ----------     ----------
                                                 (In thousands, except per share amounts)
Net income, as reported                          $    4,286     $    3,169     $    2,053
Deduct:  Total stock-based employee com-
   compensation expense determined under
   the fair value based method for all awards,
   net of related tax effects                           264            264             95
                                                 ----------     ----------     ----------

Pro forma net income                             $    4,021     $    2,905     $    1,958
                                                 ==========     ==========     ==========

Basic earnings per share - as reported           $     1.23     $     0.92     $     0.61
Basic earnings per share - pro forma             $     1.16     $     0.85     $     0.58

Diluted earnings per share - as reported         $     1.10     $     0.84     $     0.59
Diluted earnings per share - pro forma           $     1.03     $     0.77     $     0.57

Weighted average fair value of options
   granted during the year                              N/A            N/A     $     1.88

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         ------------------------

         The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                                           2003

         Expected volatility                                         20.34%
         Risk-free interest rate                                      3.21%
         Expected option life                                       5 years
         Dividend yield                                                 N/A

         There were no stock options granted in 2005 or

         Impact of New Financial Accounting Standards
         --------------------------------------------

         Other-Than-Temporary Impairment of Certain Investments

         In March 2004, the Financial Accounting Standards Board (FASB) and Emerging Issues Task Force (EITF) reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosure provisions of EITF Issue No. 03-1 continue to be effective for the Company's consolidated financial statements for the year ended December 31, 2005.

         On November 3, 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. These FSP's address the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. These FSP's also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. These FSP's nullify certain requirements of EITF Issue No. 03-1, and supersedes EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The guidance in these FSP's amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. These FSP's are effective for reporting periods beginning after December 15, 2005. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of this guidance.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         --------------------------------------------

         Share-Based Payments

         In December 2004, the FASB issued Statement No. 123 (revised 2004) (FAS 123 (R)), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company may elect to adopt FAS 123 (R) using a modified prospective method or modified retrospective method. Under the modified retrospective method, the Company would restate previously issued financial statements, basing the compensation expense on that previously reported in their pro forma disclosures required by FAS 123. The modified prospective method would require the Company to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as these awards continue to vest. FAS 123 (R) is effective for the first fiscal year beginning after June 15, 2005. Management has elected to use the modified prospective method and has completed its evaluation of the effect FAS 123 (R) will have and believes that the effect of implementation will be consistent with the pro forma disclosures noted above.

         Accounting Changes and Error Corrections

         On June 7, 2005, the FASB issued Statement No. 154 (FAS 154), Accounting Changes and Error Corrections - a replacement of Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Under the provisions of FAS 154, voluntary changes in accounting principles are applied retrospectively to prior periods' financial statements unless it would be impractical to do so. FAS 154 supersedes APB Opinion No. 20, which required that most voluntary changes in accounting principles be recognized by including in the current period's net income the cumulative effect of the change. FAS 154 also makes a distinction between "retrospective application" of a change in accounting principle and the "restatement" of financial statements to reflect the correction of an error. The provisions of FAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. Management of the Company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

3.       INVESTMENT SECURITIES

         The amortized cost and estimated fair value of investment securities at December 31, 2005 and 2004 consisted of the following:

         Available-for-Sale
         ------------------

                                                                           2005
                                                ---------------------------------------------------------
                                                                  Gross          Gross          Estimated
                                                 Amortized      Unrealized     Unrealized         Fair
                                                    Cost          Gains          Losses           Value
                                                ------------   ------------   ------------   ------------
                                                                        (In thousands)
         Debt securities:
            U.S. Treasury securities            $     14,897                  $        (45)  $     14,852
            Obligations of states and
               political sub-divisions                 2,783   $         86             (4)         2,865
            Mortgage-backed securities                 7,568              1           (195)         7,374
            Corporate bonds                            3,325              2             (2)         3,325
                                                ------------   ------------   ------------   ------------
                                                $     28,573   $         89   $       (246)        28,416
                                                ============   ============   ============   ============

         Net unrealized losses on available-for-sale investment securities totaling $157,000 were recorded, net of $62,000 in tax benefit, as accumulated other comprehensive loss within shareholders' equity at December 31, 2005. There were no proceeds or gross realized gains from the sale or call of available-for-sale investment securities for the year ended December 31, 2005.

                                                                           2004
                                                ---------------------------------------------------------
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
                                                ============   ============   ============   ============

         Net unrealized gains on available-for-sale investment securities totaling $75,000 were recorded, net of $30,000 in tax expense, as accumulated other comprehensive income within shareholders' equity at December 31, 2004. There were no proceeds or gross realized gains from the sale or call of available-for-sale investment securities for the year ended December 31, 2004. Net unrealized gains on available-for-sale investment securities totaling $101,000 were recorded, net of $36,000 in tax liabilities, as accumulated other comprehensive income within shareholders' equity at December 31, 2003. Proceeds and gross realized gains from the call of available-for-sale investment securities for the year ended December 31, 2003 totaled $996,000 and $2,000, respectively.


3.       INVESTMENT SECURITIES (Continued)

         Held-to-Maturity
         ----------------

                                                                                2005
                                                      -------------------------------------------------------
                                                                       Gross          Gross        Estimated
                                                       Amortized     Unrealized      Unrealized      Fair
                                                         Cost          Gains          Losses         Value
                                                      ----------     ----------     ----------     ----------
                                                                         (In thousands)
         Debt securities:
              Mortgage-backed securities              $      123     $        1     $       (1)    $      123
                                                      ==========     ==========     ==========     ==========

                                                                                2004
                                                      -------------------------------------------------------
                                                                       Gross          Gross        Estimated
                                                       Amortized     Unrealized      Unrealized      Fair
                                                         Cost          Gains          Losses         Value
                                                      ----------     ----------     ----------     ----------
                                                                         (In thousands)
         Debt securities:
              Mortgage-backed securities              $      145     $        1     $       --     $      146
                                                      ==========     ==========     ==========     ==========
         There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2005, 2004 and 2003.

                                          Less than 12 Months            12 Months or More                   Total
                                       --------------------------     ------------------------     -------------------------
                                         Fair         Unrealized       Fair         Unrealized       Fair         Unrealized
                                         Value          Losses         Value          Losses         Value          Losses
                                       ----------     ----------     ----------     ----------     ----------     ----------
                                                                          (In thousands)
         Debt securities:
            U.S. Treasury securities   $   10,883     $      (18)    $    1,970     $      (28)    $   12,853     $      (46)
            Obligations of states
               and political sub-
               divisions                      361             (4)                                         361             (4)
            Mortgage-backed
               securities                   6,489           (134)         1,224            (53)         7,713           (187)
            Corporate obligations             999             (2)                                         999             (2)
                                       ----------     ----------     ----------     ----------     ----------     ----------
                                       $   18,732     $     (158)    $    3,194     $      (81)    $   21,926     $     (239)
                                       ==========     ==========     ==========     ==========     ==========     ==========


         At December 31, 2005, the Company held 41 investment securities of which 16 were in a loss position for less than twelve months and 5 were in a loss position and had been in a loss position for twelve months or more. Management periodically evaluates each investment security for other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted decline in fair value is considered temporary and due only to interest rate fluctuations.

         The amortized cost and estimated fair value of investment securities at December 31, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Available-for-Sale             Held-to-Maturity
                                            -------------------------     -------------------------
                                                           Estimated                      Estimated
                                            Amortized        Fair         Amortized        Fair
                                              Cost           Value           Cost          Value
                                            ----------     ----------     ----------     ----------
                                                                (In thousands)
         Within one year                    $   13,272     $   13,232
         After one year through five
            years                                3,708          3,700
         After five years through ten
            years
         After ten years                         4,025          4,111     $      123     $      123
                                            ----------     ----------     ----------     ----------

                                                21,005         21,043            123            123

         Investment securities not
            due at a single maturity
            date:
            Mortgage-backed securities           7,568          7,373
                                            ----------     ----------     ----------     ----------
                                            $   28,573     $   28,416     $      123     $      123
                                            ==========     ==========     ==========     ==========

         Investment securities with amortized costs totaling $5,372,000 and $4,848,000 and estimated market values totaling $5,382,000 and $4,902,000 were pledged to secure treasury tax and loan accounts and public deposits at December 31, 2005 and 2004, respectively. Certain other investment securities are pledged to secure borrowings with the Federal Reserve Bank and the Federal Home Loan Bank (see Note 7).

4.       LOANS AND ALLOWANCE FOR LOAN LOSSES

         Outstanding loans are summarized below:

                                                                                 December 31,
                                                                          -------------------------
                                                                             2005           2004
                                                                          ----------     ----------
                                                                               (In thousands)
         Commercial                                                       $   43,063     $   40,562
         Agricultural                                                         17,582         15,007
         Real estate - commercial mortgage                                   126,166        109,895
         Real estate - construction                                           43,352         22,965
         Installment                                                          13,536         13,121
                                                                          ----------     ----------

                                                                             243,699        201,550

         Deferred loan origination costs, net                                    213            199
         Allowance for loan losses                                            (2,356)        (2,214)
                                                                          ----------     ----------
                                                                          $  241,556     $  199,535
                                                                          ==========     ==========


4.       LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

         Changes in the allowance for loan losses were as follows:

                                                         Year Ended December 31,
                                                 ----------------------------------------
                                                    2005           2004           2003
                                                 ----------     ----------     ----------
                                                              (In thousands)

         Balance, beginning of year              $    2,214     $    1,653     $    1,307
         Provision charged to operations                 35            504            536
         Losses charged to allowance                    (17)            (9)          (195)
         Recoveries                                     124             66              5
                                                 ----------     ----------     ----------
                  Balance, end of year           $    2,356     $    2,214     $    1,653
                                                 ==========     ==========     ==========


         There were no loans considered impaired at December 31, 2005 and 2004.
         The average recorded investment in impaired loans for the years ended
         December 31, 2005, 2004 and 2003 was $0, $0 and $67,000, respectively.
         The Company did not recognize any interest income on impaired loans during 2005, 2004 and 2003.

         There were no nonaccrual loans and no interest foregone on nonaccrual loans at December 31, 2005, 2004 and 2003.

         Salaries and employee benefits totaling $263,000, $208,000 and $223,000 have been deferred as loan origination costs for the years ended
         December 31, 2005, 2004 and 2003, respectively.

5.       PREMISES AND EQUIPMENT

         Premises and equipment consisted of the following:

                                                                       December 31,
                                                                -------------------------
                                                                   2005           2004
                                                                ----------     ----------
                                                                     (In thousands)
         Land                                                   $    3,307     $    3,307
         Buildings and improvements                                  4,806          4,790
         Furniture, fixtures and equipment                           4,774          4,404
         Leasehold improvements                                      1,186          1,184
         Construction in progress                                       12              5
                                                                ----------     ----------

                                                                    14,085         13,690
                  Less accumulated depreciation
                       and amortization                             (4,574)        (3,942)
                                                                ----------     ----------
                                                                $    9,511     $    9,748
                                                                ==========     ==========

         Depreciation and amortization included in occupancy, furniture and equipment expense totaled $632,000, $529,000 $495,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

6.       INTEREST-BEARING DEPOSITS

         Interest-bearing deposits consisted of the following:

                                                        December 31,
                                                 -------------------------
                                                    2005           2004
                                                 ----------     ----------
                                                       (In thousands)

         Savings                                 $    6,307     $    7,041
         Money market                                89,095         78,124
         NOW accounts                                15,827         15,880
         Time, $100,000 or more                      61,180         41,001
         Other time                                  32,008         29,735
                                                 ----------     ----------
                                                 $  204,417     $  171,781
                                                 ==========     ==========

         Aggregate annual maturities of time deposits are as follows (in thousands):

         Year Ending
         December 31,
         ----------
           2006                                  $   91,120
           2007                                       1,108
           2008                                         245
           2009                                         572
           2010                                         143
                                                 ----------
                                                 $   93,188
                                                 ==========

         Interest expense recognized on interest-bearing deposits consisted of the following:

                                           Year Ended December 31,
                                  ----------------------------------------
                                     2005           2004           2003
                                  ----------     ----------     ----------
                                               (In thousands)

         Savings                  $       36     $       20     $       14
         Money market                  2,147            805            350
         NOW accounts                    237            139             53
         Time, $100,000 or more        1,248            899          1,052
         Other time                      942            701            924
                                  ----------     ----------     ----------
                                  $    4,610     $    2,564     $    2,393
                                  ==========     ==========     ==========

7.       OTHER BORROWINGS

         The Company has unsecured short-term borrowing arrangements totaling $7,000,000 with three of its correspondent banks. There were no borrowings outstanding under these arrangements at December 31, 2005 and 2004.

         Additionally, the Company has a borrowing arrangement with the Federal Reserve Bank secured by investment securities with amortized costs totaling $8,548,000 and $3,835,000 and estimated fair values totaling $8,510,000 and $3,832,000 at December 31, 2005 and 2004, respectively.
         At December 31, 2005 and 2004, the Company had no outstanding borrowings under this arrangement.

         The Company has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) which allow the Company to borrow on either a short-term or long-term basis up to approximately $11,809,000 as of December 31, 2005 based on specific percentages of the collateral pledged. For the years ended December 31, 2005 and 2004, various residential mortgage loans totaling approximately $8,488,000 and $8,388,000 and investment securities totaling approximately $6,659,000 and $11,768,000, respectively, secured this borrowing arrangement. The following table represents the Company's total other borrowings for the periods indicated:

                                                                            December 31,
                                                                     -------------------------
                                                                        2005           2004
                                                                     ----------     ----------
                                                                          (In thousands)
         FHLB, interest at 4.43%, matured February 13, 2006          $    4,000     $    4,000
                                                                     ==========     ==========

8.       SUBORDINATED DEBENTURES

         The following is a summary of the subordinated debentures payable to the Company's subsidiary grantor trusts at December 31, 2005 and 2004
         (dollars in thousands):

                                                                            December 31,
                                                                     -------------------------
                                                                        2005           2004
                                                                     ----------     ----------
         Subordinated debentures due to Pacific State Statutory
         Trust I with interest payable semi-annually based on
         6-month LIBOR plus 3.45% to a maximum of 11.95% prior to
         June 26, 2007 (6.72% at December 31, 2005), and
         redeemable under certain conditions with a premium prior
         to June 26, 2007 and with no premium beginning June 26,
         2007 and due June 26, 2031                                  $    5,155     $    5,155

         Subordinated debentures due to Pacific State Statutory
         Trust II with interest payable quarterly based on
         3-month LIBOR plus 2.79% (6.48% at December 31, 2005),
         and redeemable with no premium beginning March 17, 2009
         and due March 17, 2034                                           3,609          3,609
                                                                     ----------     ----------
                                                                     $    8,764     $    8,764
                                                                     ==========     ==========

         Under applicable regulatory guidance, the amount of trust preferred securities that is eligible as Tier 1 capital is limited to twenty-five percent of the Company's Tier 1 capital on a pro forma basis. At December 31, 2005, $7,124,000 of the trust preferred securities qualified as Tier 1 capital and $1,376,000 qualified as Tier 2 capital.

         The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities issued by the subsidiary grantor trusts. Interest expense recognized by the Company for the years ended December 31, 2005, 2004 and 2003 related to the subordinated debentures was $527,000, $366,000 and $239,000, respectively. The amount of deferred costs was $151,000 at December 31, 2005.

9.       INCOME TAXES

         The provision for income taxes for the years ended December 31, 2005, 2004 and 2003 consisted of the following:

                                                        Federal        State          Total
                                                      ----------     ----------     ----------
                                                                  (In thousands)
         2005
         ----
         Current                                      $    2,040     $      687     $    2,727
         Deferred                                           (108)           (23)          (131)
                                                      ----------     ----------     ----------
                     Provision for income taxes       $    1,932     $      664     $    2,596
                                                      ==========     ==========     ==========

         2004
         ----
         Current                                      $    1,534     $      570     $    2,104
         Deferred                                           (157)           (73)          (230)
                                                      ----------     ----------     ----------
                     Provision for income taxes       $    1,377     $      497     $    1,874
                                                      ==========     ==========     ==========

         2003
         ----
         Current                                      $    1,159     $      350     $    1,509
         Deferred                                           (211)           (51)          (262)
                                                      ----------     ----------     ----------
                     Provision for income taxes       $      948     $      299     $    1,247
                                                      ==========     ==========     ==========

            Deferred tax assets (liabilities) consisted of the following:

                                                                           December 31,
                                                                     -------------------------
                                                                        2005           2004
                                                                     ----------     ----------
                                                                           (In thousands)
         Deferred tax assets:
              Allowance for loan losses                              $      841     $      872
              Future benefit of state tax deduction                         234            215
              Organization costs                                             19             21
              Deposit purchase premium                                       46             36
              Mark-to-market adjustment                                      10             11
              Deferred compensation                                         237            150
              Litigation reserve                                             82
              Unrealized losses on available-for-sale
                  investment securities                                      62
                                                                     ----------     ----------
                       Total deferred tax assets                          1,531          1,305
                                                                     ==========     ==========


9.       INCOME TAXES (Continued)

                                                                                 December 31,
                                                                          -------------------------
                                                                             2005           2004
                                                                          ----------     ----------
                                                                                (In thousands)
         Deferred tax liabilities:
              Future federal liability of state deferred
                  tax asset                                                              $      (88)
              Bank premises and equipment                                 $      (86)           (29)
              Goodwill                                                           (33)            (7)
              Unrealized gain on available-for-sale
                  investment securities                                                         (30)
              Prepaid expense                                                    (44)
              Other accruals                                                                     (7)
                                                                          ----------     ----------
                       Total deferred tax liabilities                           (163)          (161)
                                                                          ----------     ----------
                       Net deferred tax assets                            $    1,368     $    1,144
                                                                          ==========     ==========


         The Company believes that it is more likely than not that it will realize the above deferred tax assets in future periods; therefore, no valuation allowance has been provided against its deferred tax assets.

         The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The significant items comprising these differences for the years ended December 31, 2005, 2004 and 2003 consisted of the following:

                                                              2005           2004           2003
                                                           ----------     ----------     ----------
         Federal income tax, at statutory rate                   34.0%          34.0%          34.0%
         State franchise tax, net of Federal tax effect           6.3%           7.2%           6.0%
         Tax exempt investment security income, net              (0.8)%         (1.1)%         (1.9)%
         Company owned life insurance, net                       (0.9)%                        (1.5)%
         Other                                                   (0.8)%          1.0%          (0.3)%
                                                           ----------     ----------     ----------
                     Effective tax rate                          37.8%          39.6%          37.8%
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

         ------

         Future minimum lease payments are as follows (in thousands):

                Year Ending
                December 31,
                ------------
                   2006                          $        364
                   2007                                   463
                   2008                                   474
                   2009                                   486
                   2010                                   283
                   2011 and thereafter                  1,758
                                                 ------------
                                                 $      3,828
                                                 ============

         Rental expense included in occupancy, furniture and equipment expense totaled $276,000, $236,000 and $267,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

         Federal Reserve Requirements
         ----------------------------

         Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $2,619,000 and $1,364,000 as of December 31, 2005 and 2004, respectively.

         Correspondent Banking Agreements
         --------------------------------

         The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $12,483,000 at December 31, 2005.

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

         The following financial instruments represent off-balance-sheet credit risk:

                                                        December 31,
                                                 -------------------------
                                                    2005           2004
                                                 ----------     ----------
                                                      (In thousands)

         Commitments to extend credit            $  112,066     $   41,868
         Standby letters of credit               $    2,318     $      498

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

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2005 and 2004. The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.

         At December 31, 2005, commercial loan commitments represent approximately 36% of total commitments and are generally secured by various assets of the borrower. Real estate loan commitments represent approximately 60% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 75% to 80%. Consumer loan commitments represent the remaining 4% of total commitments and are generally unsecured. In addition, the majority of the Company's commitments have variable interest rates.

         Concentrations of Credit Risk
         -----------------------------

         The Company's customers are primarily located in San Joaquin, Stanislaus, Calaveras and Tuolumne Counties. At December 31, 2005, approximately 18% of the Company's loans are for general commercial uses, including professional, retail and small business, and 7% are for agricultural uses. Additionally, 18% of the Company's loans are for the construction of residential and commercial real estate and 52% are loans which are collateralized by mortgages on residential and commercial real estate. Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets. The remaining 6% of the Company's loans are consumer installment loans. Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

         Contingencies
         -------------

         The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

11.      SHAREHOLDERS' EQUITY

         Dividends
         ---------

         The Company's ability to pay cash dividends is dependent on dividends paid to it by the Bank and limited by California corporation law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. The California general corporation law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company's assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. In addition, the Company's ability to pay dividends is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts.

         Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. A significant source of cash for the Company is dividends from the Bank. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law. At December 31, 2005, Bank retained earnings of $9,508,000 were free of such restrictions and available for dividend payments to Bancorp.

         Earnings Per Share
         ------------------

         A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                               Year Ended December 31,
                                                      ----------------------------------------
                                                         2005           2004           2003
                                                      ----------     ----------     ----------
                                                            (In thousands, except share and
                                                                  per share amounts)
         Basic Earnings Per Share
         ------------------------

         Numerator:
            Net income                                $    4,286     $    3,169     $    2,053

         Denominator:
            Weighted average shares outstanding        3,473,511      3,432,023      3,362,076
                                                      ----------     ----------     ----------
         Basic earnings per share                     $     1.23     $     0.92     $     0.61
                                                      ==========     ==========     ==========


11.      SHAREHOLDERS' EQUITY (Continued)

         Earnings Per Share (Continued)
         ------------------
                                                               Year Ended December 31,
                                                      ----------------------------------------
                                                         2005           2004           2003
                                                      ----------     ----------     ----------
                                                            (In thousands, except share and
                                                                  per share amounts)
         Diluted Earnings Per Share
         --------------------------

         Numerator:
            Net income                                $    4,286     $    3,169     $    2,053

         Denominator:
            Weighted average shares outstanding        3,473,511      3,432,023      3,362,076
            Effect of dilutive stock options             433,493        341,150        119,694
                                                      ----------     ----------     ----------
         Weighted average shares of common
            stock and common stock equivalents         3,907,004      3,773,173      3,481,770
                                                      ----------     ----------     ----------

         Diluted earnings per share                   $     1.10     $     0.84     $     0.59
                                                      ==========     ==========     ==========

         All of the stock options outstanding were included in the computation of diluted earnings per share for the years ended December 31, 2005, 2004 and 2003 as none of the stock options were antidilutive.

         Stock Options
         -------------

         At December 31, 2005, the Company has two stock-based employee compensation plans, the Pacific State Bancorp 1987 Stock Option Plan and the Pacific State Bancorp 1997 Stock Option Plan. At December 31, 2005, 1,904 shares of common stock remain reserved under the 1997 plan for issuance to employees and directors through incentive and nonstatutory agreements. Outstanding options under the 1987 Plan are exercisable until their expiration; however, no new options will be granted under that plan. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five years.


11.      SHAREHOLDERS' EQUITY (Continued)

         Stock Options (Continued)
         -------------

         A summary of the activity within the plans adjusted to give effect to stock splits follows:

                                         2005                            2004                            2003
                             ----------------------------    ----------------------------    ----------------------------
                                                Weighted                       Weighted                         Weighted
                                                Average                        Average                          Average
                                                Exercise                       Exercise                         Exercise
                               Shares            Price           Shares         Price           Shares           Price
                             ------------    ------------    ------------    ------------    ------------    ------------
Incentive Agreements
--------------------

Options outstanding,
   beginning of year              528,810    $       6.23         587,696    $       5.90         340,120    $       2.52

   Options granted                     --                                                         387,500    $       7.50
   Options exercised              (45,560)   $       3.93         (58,886)   $       2.96         (95,724)   $       1.61
   Options canceled               (23,000)   $       5.19              --                         (44,200)   $       3.15
                             ------------                    ------------                    ------------
Options outstanding,
   end of year                    460,250    $       6.52         528,810    $       6.23         587,696    $       5.90
                             ============                    ============                    ============

Options exercisable,
   end of year                    223,330    $       5.84         174,648    $       4.78         114,036    $       2.34
                             ============                    ============                    ============
Nonstatutory Agreements
-----------------------

Options outstanding,
   beginning of year              400,000    $       7.50         411,500    $       7.31          29,076    $       1.14

   Options granted                     --                                                         400,000    $       7.50
   Options exercised              (20,200)   $       7.50         (11,500)   $       1.00         (17,576)   $       1.25
                             ------------                    ------------                    ------------
Options outstanding,
   end of year                    379,800    $       7.50         400,000    $       7.50         411,500    $       7.31
                             ============                    ============                    ============
   end of year                    151,920    $       7.50          80,000    $       7.50          11,500    $       1.00
                             ============                    ============                    ============


11.      SHAREHOLDERS' EQUITY (Continued)

         Stock Options (Continued)
         -------------

         A summary of options outstanding at December 31, 2005 follows:

                                                 Number of               Weighted               Number of
                                                  Options                 Average                Options
                                                Outstanding              Remaining             Exercisable
                                                December 31,             Contractual           December 31,
         Range of Exercise Prices                  2005                    Life                    2005
         ------------------------              -------------           -------------           -------------
         Incentive
         ---------

         $      2.13                                  10,000               1.0 years                  10,000
         $      2.22                                  10,000               1.5 years                  10,000
         $      2.19                                   4,000               2.7 years                   4,000
         $      1.27                                   1,000               2.3 years                   1,000
         $      2.20                                  14,600               4.0 years                  14,600
         $      2.59                                   7,600               4.6 years                   7,600
         $      3.75                                  45,900               6.0 years                  27,540
         $      3.73                                   8,650               6.2 years                   5,190
         $      7.50                                 358,500               7.8 years                 143,400
                                               -------------                                   -------------

                                                     460,250                                         223,330
                                               =============                                   =============
         Nonstatutory
         ------------

         $      7.50                                 379,800               7.8 years                 151,920
                                               =============                                   =============

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table. Each of these components is defined in the regulations. Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 2005 and 2004.

         -----------------

         In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since December 31, 2005 that management believes have changed the Bank's category.

                                                                                                      To Be Well Capitalized
                                                                                For Capital           Under Prompt Corrective
                                                                             Adequacy Purposes           Action Provisions
                                                         Actual            ----------------------     ----------------------
                                                 ---------------------      Minimum      Minimum        Minimum     Minimum
                                                   Amount      Ratio         Amount       Ratio          Amount        Ratio
                                                 ----------  ---------     ----------   ---------     ----------   ---------
                                                                           (Dollars in thousands)
         December 31, 2005
         -----------------

         Company:
            Total capital (to risk-
               weighted assets)                  $   31,650       11.9%    $   21,268         8.0%           N/A         N/A

            Tier 1 capital (to risk-
               weighted assets)                  $   27,654       10.4%    $   10,634         4.0%           N/A         N/A
            Tier 1 capital (to average
               assets)                           $   27,654        9.2%    $   12,067         4.0%           N/A         N/A

         Bank:
            Total capital (to risk-
               weighted assets)                  $   29,933       11.5%    $   20,865         8.0%    $   26,082        10.0%
            Tier 1 capital (to risk-
               weighted assets)                  $   27,577       10.6%    $   10,433         4.0%    $   15,649         6.0%
            Tier 1 capital (to average
               assets)                           $   27,577        9.1%    $   12,067         4.0%    $   15,083         5.0%

         December 31, 2004

         Company:
            Total capital (to risk-
               weighted assets)                  $   26,704       12.6%    $   16,875         8.0%           N/A         N/A
            Tier 1 capital (to risk-
               weighted assets)                  $   21,262       10.1%    $    8,437         4.0%           N/A         N/A
            Tier 1 capital (to average
               assets)                           $   21,262        8.3%    $   10,245         4.0%           N/A         N/A

         Bank:
            Total capital (to risk-
               weighted assets)                  $   25,655       12.2%    $   16,809         8.0%    $   21,012        10.0%
            Tier 1 capital (to risk-
               weighted assets)                  $   23,315       11.1%    $    8,405         4.0%    $   12,607         6.0%
            Tier 1 capital (to average
               assets)                           $   23,315        9.1%    $   10,242         4.0%    $   12,802         5.0%

12.      OTHER EXPENSES

Other expenses consisted of the following:

                                                         Year Ended December 31,
                                                 ------------------------------------
                                                    2005          2004        2003
                                                 ----------    --------    ----------
                                                            (In thousands)
         Professional fees                       $      397    $    316    $      480
         Appraisal fees                                 255         253            32
         Directors fees                                 259         190           177
         Postage, stationery and supplies               196         159           212
         Telephone                                      190         152           157
         Data processing                                243         102            19
         Advertising and promotion                      127          74            98
         Other operating expenses                     1,245       1,151         1,079
                                                 ----------    --------    ----------
                                                 $    2,912    $  2,397     $   2,254
                                                 ==========    ========     =========

13.      LOANS TO RELATED PARTIES

         During the normal course of business, the Company enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers (in thousands):

         Balance, January 1, 2005                               $    2,982

                 Disbursements                                         652
                 Amounts repaid                                     (1,745)
                                                                 ----------
            Balance, December 31, 2005                          $    1,889
                                                                ==========
            Undisbursed commitments to related
                 parties, December 31, 2005                     $    2,541
                                                                ==========

14.      EMPLOYEE BENEFIT PLANS

         The 401(k) Savings Plan established by the Bank in 1990 was converted into a Company plan in 1992. Under the provisions of the plan, the Company matches one-half of the employees' contributions up to a maximum of three percent of an employee's annual salary. All employees who are at least 21 years of age and have completed one year of service are eligible under the plan. The Company's contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter. Contributions to the plan totaled $30,000, $45,000 and $41,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

         Salary Continuation and Retirement Plans
         ----------------------------------------

         The Board of Directors approved salary continuation and retirement plans for six key executives in 2003. Under these plans, the executives will receive monthly payments for twenty years after retirement. These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Company on the lives of the executives. In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants' expected retirement dates based on a 7% discount rate. The expense recognized under these plans for the years ended December 31, 2005 and 2004 totaled $242,000 and $334,000, respectively. Accrued compensation payable under the plans totaled $576,000 and $334,000 at December 31, 2005 and 2004, respectively.

         In connection with these plans, the Company purchased single premium life insurance policies with cash surrender values totaling $4,411,000 at December 31, 2005. Income earned on these policies, net of expenses, totaled $(61,380), $188,000 and $58,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Income earned on these policies is not subject to Federal or state income tax under certain circumstances.

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

         At December 31, 2005, 2004 and 2003, the Company held securities classified as available-for-sale which had net unrealized gains or losses as follows:

                                                                   2005           2004           2003
                                                                ----------     ----------     ----------
                                                                            (In thousands)

         Other comprehensive (loss) income:
            Unrealized holding (losses) gains                   $     (233)    $      (26)    $      102
            Tax benefit (expense) on unrealized
               holding gains                                            93              6            (36)
                                                                ----------     ----------     ----------
                  Net unrealized holding (losses) gains               (140)           (20)            66
                                                                ----------     ----------     ----------
            Less:  reclassification adjustment for gains
               included in net income                                   --             --              2

            Tax benefit on reclassification adjustment                  --             --             (1)
                                                                ----------     ----------     ----------
                  Net reclassification adjustment                       --             --              1
                                                                ----------     ----------     ----------
                  Total other comprehensive (loss) income       $     (140)    $      (20)    $       65
                                                                ==========     ==========     ==========

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

         The following methods and assumptions were used by management to estimate the fair value of the Company's financial instruments at December 31, 2005 and 2004:

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

         Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Company for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

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

                                                     December 31, 2005             December 31, 2004
                                                 -------------------------     -------------------------
                                                  Carrying        Fair          Carrying        Fair
                                                   Amount         Value          Amount         Value
                                                 ----------     ----------     ----------     ----------
                                                                      (In thousands)
            Financial assets:
            Cash and due from banks              $   14,453     $   14,453     $   12,108     $   12,108
            Federal funds sold                        4,667          4,667
            Interest-bearing deposits
               in banks                               6,100          6,100
            Investment securities                    28,539         28,539         17,482         17,482
            Loans, net                              241,556        239,629        199,535        199,574
            Company owned life
               insurance                              4,411          4,411          4,246          4,246
            Accrued interest receivable               1,890          1,890          1,249          1,249
            Other investments                         1,229          1,229          1,000          1,000

         Financial liabilities:
            Deposits                             $  273,074     $  272,362     $  223,761     $  227,400
            Other borrowings                          4,000          4,000          4,000          4,050
            Subordinated debentures                   8,764          8,764          8,764          8,764
            Accrued interest payable                    810            810            337            337

         Off-balance-sheet financial
            instruments (notional amount):
            Commitments to extend credit         $  112,066     $  112,066     $   41,868     $   41,868
            Standby letters of credit                 2,318          2,318            498            498


17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                             CONDENSED BALANCE SHEET

                           December 31, 2005 and 2004
                                 (In thousands)

                                                                                  2005           2004
                                                                               ----------     ----------
                                     ASSETS
         Cash and cash equivalents                                             $        2     $        7
         Investment in bank subsidiary                                             28,420         24,370
         Investment in Pacific State Statutory Trust I and II                         264            264
         Investment in other securities                                               204            204
         Other assets                                                               1,267            769
                                                                               ----------     ----------
                  Total assets                                                 $   30,157     $   25,614
                                                                               ==========     ==========

                                 LIABILITIES AND
                              SHAREHOLDERS' EQUITY

         Liabilities:
            Subordinated debentures                                            $    8,764     $    8,764
            Other liabilities                                                          20             20
                                                                               ----------     ----------
                  Total liabilities                                                 8,784          8,784
                                                                               ----------     ----------
         Shareholders' equity:
            Common stock                                                            7,556          7,159
            Retained earnings                                                      13,912          9,626
            Accumulated other comprehensive (loss) income, net of taxes               (95)            45
                                                                               ----------     ----------
                  Total shareholders' equity                                       21,373         16,830
                                                                               ----------     ----------
                  Total liabilities and shareholders' equity                   $   30,157     $   25,614
                                                                               ==========     ==========


17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                          CONDENSED STATEMENT OF INCOME

              For the Years Ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                                        2005           2004           2003
                                                                     ----------     ----------     ----------
         Income:
            Dividends declared by bank subsidiary                    $      550     $      395     $      350
            Interest on investment securities                                 5              5              4
            Earnings from investment in Pacific
               State Statutory Trust I                                        7                             8
                                                                     ----------     ----------     ----------
                  Total income                                              562            400            362

         Expenses:
            Interest on subordinated debentures                             527            366            239
            Salaries and employee benefits                                   70             70             68
            Professional                                                     76             60             61
            Other expenses                                                   99             92             64
                                                                     ----------     ----------     ----------
                  Total expenses                                            772            588            432
                                                                     ----------     ----------     ----------
                  Loss before equity in undistributed income
                     of subsidiary                                         (210)          (188)           (70)

         Equity in undistributed income of subsidiary                     4,190          3,135          1,950
                                                                     ----------     ----------     ----------
                  Income before income tax benefit                        3,980          2,947          1,880

         Income tax benefit                                                (306)          (222)          (173)
                                                                     ----------     ----------     ----------
                  Net income                                         $    4,286     $    3,169     $    2,053
                                                                     ==========     ==========     ==========


17.      PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

              For the Years Ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                                        2005           2004           2003
                                                                     ----------     ----------     ----------
         Cash flows from operating activities:
            Net income                                               $    4,286     $    3,169     $    2,053
            Adjustments to reconcile net income to net
               cash used in operating activities:
                  Undistributed net income of subsidiary                 (4,190)        (3,135)        (1,950)
                  Increase in other assets                                 (498)          (224)          (184)
                  (Decrease) increase in other liabilities                                  (1)            18
                                                                     ----------     ----------     ----------
                     Net cash used in operating activities                 (402)          (191)           (63)

         Cash flows from investing activities:
            Investment in bank subsidiary                                               (3,500)
            Investment in Pacific State Statutory
               Trust II                                                                   (109)
                                                                     ----------     ----------     ----------
            Investment in other securities

                  Net cash used in investing activities                                 (3,609)
                                                                     ----------     ----------     ----------
         Cash flows from financing activities:
            Proceeds from issuance of junior
               subordinated debentures                                                   3,609
            Proceeds from exercise of stock options                         409            183            176
            Repurchase of common stock                                      (12)                         (170)
                                                                     ----------     ----------     ----------

                     Net cash provided by financing
                        activities                                          397          3,792              6

         Decrease in cash and cash equivalents                               (5)            (8)           (57)

         Cash and cash equivalents at beginning
            of year                                                           7             15             72
                                                                     ----------     ----------     ----------
         Cash and cash equivalents at end of year                    $        2     $        7     $       15
                                                                     ==========     ==========     ==========
         Non-cash investing activities:
            Net change in unrealized gain on
               available-for-sale investment securities              $     (232)    $      (26)    $      100

         Non-cash financing activities:
            Tax benefit from stock options exercised                 $       79     $       39     $       16

                             BUSINESS OF THE COMPANY

         Certain statements discussed or incorporated by reference in this Annual Report including, but not limited to, information concerning possible or assumed future results of operations of the Company set forth in the Management's Discussion and Analysis of Financial Condition and Results of Operation, are forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or variants or similar expressions are used. The Company's actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements, which are based on management's beliefs and assumptions and on information currently available to management, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and (6) changes in securities markets. Many of these factors are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements contained in this Annual Report, even if new information, future events or other circumstances have made them incorrect or misleading. Except as specifically noted herein all references to the "Company" refer to Pacific State Bancorp, a California corporation.

                         GENERAL DESCRIPTION OF BUSINESS

Pacific State Bancorp is a holding company with one bank subsidiary, Pacific State Bank, (the "Bank"), and two unconsolidated subsidiary grantor trusts, Pacific State Statutory Trusts I and II. Pacific State Bancorp commenced operations on June 24, 2002 when it acquired all the shares of Pacific State Bank under a plan of reorganization approved by the Bank's shareholders on May 9, 2002. The Bank is a California state chartered bank formed November 2, 1987. The Bank is a member of the Federal Reserve System. The Bank's primary source of revenue is providing loans to customers who are small to middle-market businesses and middle-income individuals. Pacific State Statutory Trusts I and II are unconsolidated, wholly owned statutory business trusts formed in June 2002 and March 2004, respectively for the exclusive purpose of issuing and selling trust preferred securities.

         The Bank conducts a general commercial banking business, primarily in Stockton and San Joaquin County, and offers commercial banking services to residents and employers of businesses in the Bank's service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers. The Company as of March 15, 2006 had 82 employees, including 36 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature. The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries. The Bank operates seven branches with its Administrative Office located at 1899 W. March Lane, in Stockton, California; additional branches are located in downtown Stockton and in the communities of Angels Camp, Arnold, Groveland, Modesto and Tracy, California. In 2004, the company opened a loan production office in Castro Valley, California. The bank plans to open it's 8th branch in Lodi, California, mid-year 2006.

         Effective July 12, 2005, Pacific State Bancorp common stock began trading on the Nasdaq(TM) National Market under the symbol of "PSBC". Previously the Company' common stock was traded on the OTC Bulletin Board under the same symbol.

         Business Plan
         -------------

         The focus of the Company's business plan is to attract "Business Relationship" small, medium and large accounts, but not to the exclusion of any other business which the Company can reasonably and profitably attract. In order to provide a level of service to attract such customers, the Company has structured its specific services and charges on a basis which management believes to be profitable, taking into consideration other aspects of the account relationship. The Company offers a full range of banking services to its customers intended to attract the following specific types of accounts: relatively large consumer accounts; professional group and association accounts, including the accounts of groups or firms of physicians, dentists, attorneys and accountants; and accounts of small to medium-sized businesses engaged in retail, wholesale, light industrial, manufacturing, agricultural and service activities.

         Trust Subsidiaries
         ------------------

         The Company during 2002 and 2004 established two subsidiary grantor trusts, Pacific State Statutory Trusts I and II (the "Trusts"), for the sole purpose of issuing capital securities ("Capital Securities") pursuant to declarations of trust (the "Declarations"). The proceeds from the sale of the

Capital Securities were loaned to the Company as subordinated debentures (the "Debentures") issued to the Trusts pursuant to indentures (the "Indentures"). Interest payments on the Debentures will flow through the Trusts to the Pooling Vehicles, which are the holders of the Capital Securities and similar securities issued by other financial institutions. Payments of distributions by the Trusts to the Pooling Vehicle are guaranteed by the Company. See Note 8 to the Company's consolidated financial statements included with this report.

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

         Product Lines and Services
         --------------------------

         The Bank currently offers the following general banking services at all of its branches: commercial, construction, agriculture and real estate loans and personal credit lines, interest on checking, U.S. Savings bond services, domestic and foreign drafts, banking by appointment, automatic transfer of funds between savings and checking accounts, business courier services, checking and savings accounts for personal and business purposes, domestic letters of credit, a depository for MasterCard and Visa drafts, federal depository services, cash management assistance, wire and telephone transfers, Individual Retirement Accounts, time certificates of deposit, courier service for non-cash deposits, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, unsecured overdraft protection credit lines attached to checking accounts, ATM cards and MasterMoney debit cards via the Star, Cirrus, Plus, MasterCard and Visa networks.

         The Bank is not authorized to offer trust services. The Federal Reserve Bank of San Francisco is the Company's primary correspondent relationship. The Bank currently also has correspondent relationships with City National Bank in Beverly Hills, California, First Tennessee Bank in Memphis, Tennessee, Bank of the West in Walnut Creek, California, U. S. Bank, Minneapolis, Minnesota, Wells Fargo Bank, San Francisco, California and Pacific Coast Bankers Bank, San Francisco, California.

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

         The Bank is an approved Small Business Administration and 504 lender, FSA, USDA Business and Industry, USDA Part-time Farmer Program, FHA and VA lender and California Capital lender. The Bank is a national leader in the underwriting of U.S. Department of Agriculture business and industry loans, as well as a Preferred Lender for this program.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           -----------------------------------------------------------
                            AND RESULTS OF OPERATION
                            ------------------------

Critical Accounting Policies

General

         Pacific State Bancorp's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our consolidated financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. The Company has applied Accounting Principles Board ("APB") opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations to account for its stock option plan awards. Commencing January 1, 2006, the Company was required to adopt Statement of Financial Accounting Standard ("SFAS") No. 123(R), "Share Based Payment"; see information under the header "Share Based Payments" in Note 2 to the consolidated financial statements included with this report. Other estimates that we use are related to the expected useful lives of our depreciable assets and in determining whether any impairment exists related to our investments and intangible and other long-lived assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

         A critical accounting estimate is one that requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made. If different estimates that the company reasonably could have used for the accounting estimate in the current period were made, or if changes in the accounting estimate that are reasonably likely to occur from period to period occurred, they could have a material impact on the presentation of the company's financial condition, changes in financial condition or results of operations.

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

Stock Based Compensation

         The company applies APB No. 25, to account for its stock option awards plans. As a result, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount required to be paid to the Company by the optionee upon exercising the option. Because the Company's stock option plan provides for the issuance of options at a price of no less than the fair market value at the date of the grant, no compensation cost is required to be recognized under APB No. 25 for the stock options granted under the company's plan.


Results of Operation

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

         Net income for the year ended December 31, 2005, was $4,286,000 representing an increase of $1,117,000 or 35.24% over net income of $3,169,000 for the year ended December 31, 2004. The primary contributing factor to the increase in net income was an increase in net interest income of $3,085,000 as a result of an increase in both the volume of average earning assets, offset by the increase in average interest bearing liabilities, and an increase in the net interest margin. This was offset by an increase in non interest expense of $1,681,000 and a slight decrease in non interest income of $44,000. The increase in non interest expenses was primarily due to an increase in salaries and employee benefits of $928,000 and in other expenses of $515,000.

         Return on average assets (ROA) improved to 1.53% and return on average common equity (ROE) improved to 22.98% in 2005 compared with 1.37% and 21.65%, respectively, in 2004. Diluted earnings per share for 2005 and 2004 were $1.10 and $0.84, respectively, an increase of 30.95%. The increase in earnings per share is primarily due to the increase in net income of 35.24%.

         The Company's average total assets increased to $280.3 million in 2005 or 21.45% over $230.8 million in 2004. In 2005 average earning assets increased to $250.1 million or 22.90% over $203.5 million in 2004. Average interest bearing liabilities increased to $201.6 million or 20.79% over $166.9 million in 2004.

         The Company's total assets increased to $309.6 million as of December 31, 2005 or 21.70% over $254.4 million at December 31, 2004. Total loans increased to $243.9 million from $201.7 million in 2004, an increase of $42.2 million or 20.92%. Total Deposits grew to $273.0 million, or 21.98%, compared to $223.8 million in 2004. The increases on the balance sheet are attributable to the growth of the bank.

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

         Return on average assets (ROA) was 1.37% and return on average common equity (ROE) was 21.65% in 2004 compared with 1.07% and 16.86%, respectively, in 2003. Diluted earnings per share for 2004 and 2003 were $0.84 and $0.59, respectively, an increase of 42.37%. The increase in earnings per share is primarily due to the increase in net income of 54.36%.

         The Company's average total assets increased to $230.8 million in 2004 or 20.50% over $191.5 million in 2003. In 2004 average earning assets increased to $203.5 million or 18.26% over $172.0 million in 2003. Average interest bearing liabilities increased to $166.9 million or 17.15% over $142.5 million in 2003.

         The Company's total assets increased to $254.4 million or 26.63% over $200.9 million in 2003. Total loans increased to $201.7 million over $157.1 million in 2003, an increase of $44.6 million or 28.39%. Total Deposits in 2004 grew to $223.8 million, or 26.93%, compared to $176.3 million at December 31, 2003. The increases on the balance sheet are attributable to the growth of the bank.

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

           Net interest income increased $3.1 million or 29.81% to $13.5 million in 2005 from $10.4 million in 2004 and $2.1 million or 25.1% in 2004 from $8.3 million in 2003. The average balance of total earning assets for 2005, increased $46.6 million or 22.90% to $250.1 million from $203.5 million. Average loan balances outstanding during 2005 increased $35.3 million or 19.58%, while average balances of investments, federal funds sold and interest bearing deposits in banks increased by $11.3 million or 49.12%. The average yields on loans in 2005 increased by 103 basis points. The average yield on investments, federal funds sold and interest bearing deposits increased 67 basis points in 2005 compared to 2004. The increase in yields is directly attributable to increases in the prime rate during 2005. During 2005, the prime rate increased eleven times from 5.25% to 7.25%. As a result, the overall yield on average earning assets during 2005 increased 87 basis points to 7.51% from 6.64% for 2004.

           Total interest expense increased $2.2 million or 70.97% to $5.3 million in 2005, from $3.1 million for 2004 and $0.3 million or 10.71% over $2.8 million for 2003. In 2005 the average balance of interest-bearing liabilities increased $34.7 million or 20.79% to $201.6 million from $166.9 million for the year ended December 31, 2004. Additionally, the average rate paid on interest-bearing liabilities increased 77 basis points to 2.60% from 1.83% in 2004. In 2004 interest expense increased primarily due to the increase in average balances of interest-bearing liabilities of $24.4 million or 17.2% to $166.9 million from $142.5 million for the year ended December 31, 2004. This increase was mitigated by a slight decrease in the rates paid on interest bearing liabilities.

           Average interest-bearing demand deposits increased $43.1 million or 69.74% to $104.9 million in 2005 from $61.8 million in 2004. The average rate paid on these deposits during 2005 increased 64 basis points. Average certificates of deposit decreased $7.9 million or 9.24% to $77.6 million in 2005 from $85.5 million in 2004. The average rate paid on certificates of deposit during 2005 increased 95 basis points. As a result of the overall changes in the mix of interest-bearing deposits, the average rate paid on all interest bearing deposits and borrowings increased 77 basis points to 2.60% from 1.83% for 2004.

           The Company's net interest margin (net interest income divided by average earning assets) was 5.41% in 2005, up from 5.14% in 2004 and 4.85% in 2003. The increases in both the volume of and yields on earning assets, coupled with stable funding sources and change in mix of and rates paid on interest-bearing liabilities resulted in an increase of $3.1 million or 29.81% in net interest income for the year ended December 31, 2005 compared to 2004. For the year ended December 31, 2004 compared to 2003, the combined effect of the increase in volume of and yield on earning assets, coupled with stable funding sources and a slight decline in rates paid resulted in an increase of $2.1 million (25.1%) in net interest income over 2003.

The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis. Average balances are based on daily averages.

Average Balances, Interest Income/Expense and Yields/Rates Paid
(Dollars in thousands)

                                                               Years Ended December 31,
                                     2005                                2004                                 2003
=================================================================================================================================
                       Average     Interest    Average     Average     Interest    Average      Average     Interest    Average
                       Balance     Income /   Yield/Rate   Balance     Income /   Yield/Rate    Balance     Income /   Yield/Rate
                                   Expense                             Expense                              Expense
Assets
 Loans(1)             $  215,907  $   17,565        8.14% $  180,559  $   12,846        7.11%  $  151,529  $   10,578        6.98%
---------
Investment
Securities                19,694         707        3.59%     15,068         535        3.55%      13,570         464        3.42%
Federal Funds
Sold                      11,169         354        3.17%      6,775          93        1.37%       6,952          75        1.08%
Interest-bearing
Deposits in Banks          3,299         156        4.73%      1,066          35        3.28%          --          --          --
                      ----------  ----------              ----------  ----------               ----------  ----------
Total Average
Earning Assets        $  250,069  $   18,782        7.51% $  203,766  $   13,509        6.64%  $  172,051  $   11,117        6.46%
                      ----------  ----------  ----------  ----------  ----------  ----------               ----------
Cash & Due From
Banks                 $   14,474                          $   11,579                           $    9,129
Bank Premises and
Equipment                  9,581                               9,599                                7,689
Other Assets               8,511                               8,066                                4,101

Less: Allowance for
loan loss                 (2,346)                             (1,961)                              (1,476)
                      ----------                          ----------                           ----------
Total Average
Assets                $  280,289                          $  230,751                           $  191,494
                      ==========                          ==========                           ==========
Liabilities and
Shareholders
Equity
Interest Bearing
Liabilities:
Interest-bearing
Demand                $  104,922  $    2,384        2.27% $   61,801  $      944        1.53%  $   51,370  $      403        0.78%
Savings                    6,307          36        0.57%      6,606          20        0.30%       5,473          14        0.26%

Time Deposits             77,567       2,190        2.82%     85,548       1,600        1.87%      75,549       1,976        2.61%


Other Borrowings          12,845         636        4.95%     12,958         494        3.81%      10,080         368        3.65%
                      ----------  ----------              ----------  ----------               ----------  ----------
Total Average
Interest Bearing
Liabilities           $  201,641  $    5,246        2.60% $  166,913  $    3,058        1.83%  $  142,472  $    2,761        1.94%
                      ----------  ----------  ----------  ----------  ----------  ----------   ----------  ----------  ----------
Non-interest
Bearing Demand            59,009                              47,969                               36,436
Other Liabilities            986                               1,233                                  408

Shareholder Equity        18,653                              14,636                               12,178
                      ----------                          ----------                           ----------
Total Average
Liabilities and
Shareholders Equity   $  280,289                          $  230,751                           $  191,494
                      ==========                          ==========                           ==========
Net Interest Income
and Net Interest
Margin                            $   13,536        5.41%             $   10,451        5.14%              $    8,356        4.85%
                                  ==========                          ==========                           ==========

   (1) Interest income and yields on loans includes fee income of $1,680,000, $1,112,000 and $546,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company did not have any non accrual loans for the years ended December 31, 2005, 2004 and 2003.

         The Company's average total assets increased to $280.3 million in 2005 from $230.8 million in 2004 and $191.5 million in 2003, representing a 21.4% increase in 2005 over 2004 and a 20.5% increase in 2004 over 2003. Average loans increased to $215.9 million in 2005 from $180.6 million in 2004 and $151.5 million in 2003 representing a 19.5% and 19.2% increase respectively. The Company's average total interest bearing liabilities increased to $201.6 million in 2005 from $166.9 million in 2004 and $142.5 million in 2003, representing a 20.8% and 17.1% increase respectively. The Company's average non-interest bearing demand deposits increased to $59.0 million in 2005 from $48.0 million in 2004 and $36.4 million in 2003, representing a 22.9% and 31.9% increase respectively. The growth came from the Bank's current market share. The following table sets forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes attributable to both rate and volume have been allocated to volume changes. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.


         Analysis of Changes in Net Interest Income and Expense
         ------------------------------------------------------

                                                                   Years ended December 31,
(Dollars in thousands)                       2005 over 2004                                      2004 over 2003
==================================================================================================================================
                              Average      Average      Mix (3)                   Average      Average       Mix (3)
                              Volume        Rate                     Total        Volume        Rate                      Total
                               (1)           (2)                                   (1)           (2)
Increase (Decrease)
In Interest Income:
------------------
Loans                       $    2,515    $    1,843  $      361   $    4,719   $    2,027    $      203   $       38   $    2,268
Investment securities              164             6           2          172           51            18            2           71

Federal Funds sold                  60           122          79          261           (2)           20                        18

Interest-bearing Deposits
in Banks                            73            15          32          121           35            --           35           35
                            ----------    ----------  ----------   ----------   ----------    ----------   ----------   ----------
Total Increase (Decrease)   $    2,813    $    1,986  $      474   $    5,273   $    2,076    $      241   $       75   $    2,392
                            ----------    ----------  ----------   ----------   ----------    ----------   ----------   ----------

Increase (Decrease)
In Interest Expense:
Interest-bearing Demand     $      659    $      459  $      322   $    1,440   $       82    $      382   $       77   $      541
Savings                             (1)           18          (1)          16            3             3                         6

Time Deposits                     (149)          815         (76)         590          262          (564)         (74)        (376)
Other Borrowings                    (4)          148          (2)         142          105            16            5          126
                            ----------    ----------  ----------   ----------   ----------    ----------   ----------   ----------
Total Increase (Decrease)   $      505    $    1,440  $      243   $    2,188   $      452    $     (163)  $        8   $      297
                            ----------    ----------  ----------   ----------   ----------    ----------   ----------   ----------

Net Increase (Decrease)     $    2,308    $      547  $      231   $    3,085   $    1,624    $      404   $       67   $    2,095
                            ==========    ==========  ==========   ==========   ==========    ==========   ==========   ==========

==================================================================================================================================

     (1) The volume change in net interest income represents the change in average balance divided by the previous year's rate.
     (2) The rate change in net interest income represents the change in rate divided by the previous year's average balance.
     (3) The mix change in net interest income represents the change in average balance multiplied by the change in rate.

         Non-interest Income
         -------------------

         The Company's non-interest income consists primarily of service charges on deposit accounts, gain on sale of loans and ATM and other service fees. For the year ended December 31, 2005, non-interest income represented 11.67% of the Company's revenues versus 15.75% in 2004, and 15.10% in 2003.

         Total non-interest income decreased slightly to $2.48 million in 2005 from $2.53 million in 2004 and $2.0 million in 2003, representing a decrease of 2.0% and an increase of 27.7% respectively. Service charge income decreased $317 thousand in 2005 or 29.5% to $758 thousand, down from $1.07 million for the comparable period in 2004. The decrease in service charge income is the result of (1) the higher earnings rate used to offset fees paid on accounts charged through account analysis and (2) a decrease in the volume of account overdrafts. The decrease in service charges was offset by an increase in gain on sales of loans of $364 thousand or 81.8%. The increase in the gain on sale of loans is due to the timing of the sale of the loans as well as the increase in the number and dollar amount of loans sold. The increase in 2004 over 2003 is a result of the 54.9% increase in service charge income from the implementation of new overdraft protection product and an increase of 62.6% in other income. Other income includes a 220% increase in Bank Owned Life Insurance income as well as fees collected from brokering mortgage loans. This was offset by a decrease in gain on sale of loans of 32.9%.

         The following table sets forth a summary of non-interest income for the periods indicated.

                                                                Years Ended December 31,
   (Dollars in thousands)
===============================================================================================
                                                             2005         2004         2003
   Non-interest Income:
   Service Charges                                        $      758   $    1,075   $      694
   Rental Income from Other Real Estate                           10            9           15
   Gain on Sale of Loans                                         809          445          664
   Gain on Sale of Investment Securities                          -0-          -0-           2
   Other Income                                                  904          996          603
                                                          ----------   ----------   ----------

   Total Non-interest Income                              $    2,481   $    2,525   $    1,978
                                                          ==========   ==========   ==========
===============================================================================================

         Non-interest Expense
         --------------------

         Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, professional fees, appraisal fees, directors' fees, postage, stationery and supplies expenses, telephone expenses, data processing expenses, advertising and promotion expense and other operating expenses. Non-interest expense for 2005 was $9.10 million compared to $7.43 million for 2004 and $6.50 million in 2003, representing an increase of $1.67 million or 22.48% for 2005, and $.93 million or 14.31% for 2004. Increases in salaries and benefits are indicative of the continuing additions to staff to expand branch operations in line with their respective growth for both years. The increase in occupancy and equipment expense is attributable to the general upgrade of technology systems in both 2004 and 2005. Data Processing expense increased $141,000 due to a full year of expense related to the 2004 outsourcing on the Company's item processing system. The outsourcing of the system allowed the Bank to offer additional service to its deposit customers without purchasing additional equipment. Other expense increased during 2005 and 2004 due to increased insurance expense associated with the growth of the company.



 The following table sets forth a summary of non-interest expense for the periods indicated.

Years Ended, December 31,
(Dollars in thousands)
==========================================================================================
                                                       2005         2004         2003
------------------------------------------------------------------------------------------
   Non-interest Expense:
   Salaries & Benefits                              $    4,742   $    3,814   $    3,068
   Occupancy & Equipment                                 1,446        1,218        1,176
   Professional fees                                       397          316          480
   Appraisal fees                                          255          253           32
   Directors fees                                          259          190          177
   Postage, stationery and supplies                        196          159          212
   Telephone                                               190          152          157
   Data Processing                                         243          102           19
   Advertising and promotion                               127           74           98
   Other operating expenses                              1,245        1,151        1,079
                                                    ----------   ----------   ----------

   Total Non-Interest Expenses                      $    9,100   $    7,429   $    6,498
                                                    ==========   ==========   ==========
==========================================================================================

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

The following table reflects the Company's tax provision and the related effective tax rate for the periods indicated.

(Dollars in thousands)                     Years Ended December 31,

================================================================================
                                  2005               2004               2003
--------------------------------------------------------------------------------

  Tax Provision                $  2,596           $  1,874           $  1,247
  Effective Tax Rate               37.8%              39.6%              37.8%

================================================================================

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

         Investment securities held-to-maturity at December 31, 2005, consisted of mortgage-backed securities totaling $123,000 with a remaining contractual maturity of 11 to 18 years and a weighted-average yield to maturity of 6.55%.

         The following table summarizes the contractual maturities of the Company's investment securities at their carrying value and their weighted-average yields at December 31, 2005. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

         (Dollars in thousands)

                                Within One           One to Five          Five to Ten
                                   Year                 Years                Years           Over Ten Years           Total

                             Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield
Available-for-sale
securities:
US Gov't & Agencies         $ 11,869      3.57%  $  2,983      4.32%                                            $ 14,852      3.72%

Municipal Obligations            364      3.25%       407      3.62%                       $  2,094      4.38%     2,865      4.21%
Corporate and Other Bonds        999      4.25%       309      5.21%                          2,017      4.34%     3,325      4.40%
Mortgage- backed
securities                        --        --      2,152      3.66%  $    975      3.42%     4,247      4.77%     7,374      4.27%
                            --------             --------             --------             --------             --------
Total available-for-sale
securities                    13,232      3.17%     5,851      3.87%       975      3.42%     8,358      4.69%    28,416      3.77%
                            ========  ========   ========  ========   ========  ========   ========  ========   ========  ========

Held-to-maturity
Securities
Mortgage-backed
securities                                                                                 $    123      6.55%  $    123      6.55%
                                                                                           ========  ========   ========  ========

The following table summarizes the carrying value of the Company's investment securities held on the dates indicated.

(Dollars in thousands)                                 Years Ended December 31

  ====================================================================================
                                                  2005         2004         2003
  ------------------------------------------------------------------------------------
     Available-for-sale Securities - at fair
     value:
     U.S. Government & Agencies                $   14,852   $    5,956   $    3,027
     Municipal Obligations                          2,865        3,153        5,292
     Corporate and Other Bonds                      3,325          306        1,252
     Mortgage- backed securities                    7,374        7,922        1,760
                                               ----------   ----------   ----------
     Total available-for-sale                  $   28,416   $   17,337   $   11,331
                                               ==========   ==========   ==========

     Held-to-maturity Securities - at
     amortized cost:
     Mortgage-backed Securities                $      123   $      145   $      181
                                               ----------   ----------   ----------

  ====================================================================================

         As of December 31, 2005, the aggregate book value of the Company's investment in securities of a single issuer did not exceed 10% of the company's shareholders' equity.

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

         The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

  ==============================================================================================================
  (Dollars in thousands)                                              As of December 31,
  --------------------------------------------------------------------------------------------------------------
                                               2005          2004          2003          2002          2001
                                            ----------    ----------    ----------    ----------    ----------
   Commercial and Agricultural              $   60,645    $   55,569    $   57,638    $   40,226    $   34,079
   Real estate-construction                     43,352        22,965        28,219        33,887        23,561
   Real estate-commercial mortgage             126,166       109,895        60,174        53,160        36,831
   Installment                                  13,536        13,121        10,823         7,734         3,493
   Deferred Loan Fees and Costs                    213           199           284           265           317
   Allowance for Loan Losses                    (2,356)       (2,214)       (1,653)       (1,306)       (1,172)
                                            ----------    ----------    ----------    ----------    ----------
   Total Net Loans                          $  241,556    $  199,535    $  155,485    $  133,966    $   97,109
                                            ==========    ==========    ==========    ==========    ==========
  ==============================================================================================================

         Net loans have increased $42.0 million or 21.1%, to $241.5 million at December 31, 2005 from $199.5 million at December 31, 2004. Comparing 2005 to 2004 commercial and agricultural loans have increased $5.1 million or 8.9%, real estate construction projects have increased $20.4 million or 80.9%, real estate commercial loans have increased by $16.3 million or 14.8% and installment loans have increased by $415 thousand or 3.2% over 2004. The portfolio mix has changed in 2005 as compared with the mix of the previous year with commercial and agricultural loans decreasing to 25.1% of total loans compared to 27.8% in 2004, of total loans, real estate construction loans increasing to 17.9% compared to 11.5% in 2004, real estate - commercial mortgage loans decreasing to 52.2%, compared to 55.1% and installment loans decreasing to 5.6% compared to 6.6% in 2004. The shift in the mix reflects the changes in lending needs within the Company's service area. The overall change in the mix of the loan portfolio did not significantly impact the overall risk profile in the our loan portfolio.

         The following table sets forth the maturity distribution of the Company's commercial and agricultural loans and construction loans outstanding as of December 31, 2005, which, based on remaining scheduled repayments of principal, were due within the periods indicated.

(Dollars in thousands)
================================================================================================================
                                       Within One       After One through   After Five Years          Total
                                          Year             Five Years
----------------------------------------------------------------------------------------------------------------
   Commercial and agricultural
   loans                              $     37,918        $     15,324        $      7,403        $     60,645
   Construction Loans                       42,515                 483                 354              43,352
                                      ------------        ------------        ------------        ------------

   Total                              $     80,433        $     15,807        $      7,757        $    103,997
                                      ============        ============        ============        ============
   Loans due after one year
   with:
   Fixed Rates                                            $      6,947        $        626        $      7,573
   Variable Rates                                         $      8,860        $      7,131        $     15,991

================================================================================================================

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

The following table sets forth a summary of the Company's nonperforming loans and other assets as of the dates indicated:

 (Dollars in Thousands)                                      As of December 31,
 =================================================================================================
                                              2005       2004       2003       2002       2001
 -------------------------------------------------------------------------------------------------
   Nonaccrual loans                         $     --   $     --   $     --   $    199   $    585
   90 days past due and still accruing
   interest                                       --         --         --         --         --
   Other Real Estate Owned                        --         --         --         49        182
 =================================================================================================

         The Company did not have any nonaccrual loans at December 31, 2005 or 2004. At December 31, 2005, the Company has not identified any potential problem loans that would result in those loans being included as nonperforming loans at a future date.

Allowance for Loan Losses (ALL)

         In determining the amount of the Company's Allowance for Loan Losses ("ALL"), management assesses probable loss characteristics of the loan portfolio including the concentrations, nature and diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to actual or perceived increases in credit risk. Management reviews the credit risk report with the Director Loan Committee on a weekly basis as well as with the full Board monthly.

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

         The Company makes provisions to the ALL on a regular basis through charges to operations that are reflected in the Company's statements of income as a provision for loan losses. When a loan is deemed uncollectible, it is charged against the allowance. Any recoveries of previously charged-off loans are credited back to the allowance. There is no precise method of predicting specific losses or amounts that ultimately may be charged-off on particular categories of the loan portfolio. Similarly, the adequacy of the ALL and the level of the related provision for loan losses is determined on a judgment basis by management based on consideration of a number of factors including (i) economic conditions, (ii) borrowers' financial condition, (iii) loan impairment,
(iv) evaluation of industry trends, (v) industry and other concentrations, (vi) loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, (vii) continuing evaluation of the performing loan portfolio, (viii) monthly review and evaluation of problem loans identified as having a loss potential, (ix) monthly review by the Board of Directors, (x) off balance sheet risks and (xi) assessments by regulators and other third parties. Management and the Board of Directors evaluate the allowance and determine its desired level considering objective and subjective measures, such as knowledge of the borrowers' businesses, valuation of collateral, the determination of impaired loans and exposure to potential losses.

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

 (Dollars in thousands)                                         Years Ended December 31,
 ===============================================================================================================
                                            2005           2004           2003           2002           2001
 ---------------------------------------------------------------------------------------------------------------
   Beginning Balance:                   $    2,214     $    1,653     $    1,307     $    1,172     $    1,001

   Provision for loan losses                    35            504            536            286            383
   Charge-offs:
            Commercial                         (--)            (9)           (90)          (171)          (226)
            Real Estate                        (--)           (--)           (--)           (--)
            Other                              (17)           (--)          (105)           (28)            (2)
                                        ----------     ----------     ----------     ----------     ----------
   Total Charge-offs                           (17)            (9)          (195)          (199)          (228)
                                        ----------     ----------     ----------     ----------     ----------

   Recoveries:
            Commercial                         124             66              1             --             16
            Other                               --             --              4             48             --
                                        ----------     ----------     ----------     ----------     ----------

   Total Recoveries                            124             66              5             48             16
                                        ----------     ----------     ----------     ----------     ----------

   Ending Balance                            2,356          2,214     $    1,653     $    1,307     $    1,172
                                        ==========     ==========     ==========     ==========     ==========

   ALL to total loans                         0.98%          1.10%          1.05%           .97%          1.20%
   Net charge-offs (recoveries) to
   average loans                              (.01)%         (.03)%          .12%           .13%           .23%
 ===============================================================================================================

          The provision for loan losses was $35,000 for 2005 compared to $504,000 for 2004 and $536,000 in 2003. The decrease in the amount of the provision in 2005 compared to 2004 is a direct result of the analysis of the loan portfolio and the loan loss history of the Company. Additionally, the Company received a large recovery in 2005 on one loan of $120,000 in the fourth quarter of 2005. As a result of management's assessment of the overall required level of allowance and the impact of this recovery on the allowance, the Company reduced the provision in the fourth quarter by $175,000 resulting in the total provision for the year of $35,000. Net charge-offs (recoveries) were $(107,000) or .05% of average loans for 2005 compared to $(57,000) or .03% of average loans for 2004 and $190,000 or .12% of average loans for 2003. Management does not believe that there were any trends indicated by the detail of the aggregate charge-offs for any of the periods discussed.

         The following table summarizes the allocation of the ALL by loan type and the allocation as a percent of loans outstanding in each loan category at the dates indicated.

 (Dollars in thousands)
 ===============================================================================================================
                                                2005                                 2004
 ---------------------------------------------------------------------------------------------------------------
                                                Allowance   Percent of ALL in    Allowance   Percent of ALL in
                                                            each category to                 each category to
                                                            total loans                      total loans
   Commercial and Agricultural                 $      994         1.64%         $      880         1.58%
   Real estate - construction                         196         0.45%                115         0.50%
   Real estate - commercial                           501         0.39%                422         0.38%
   Installment                                        300         2.26%                308         2.35%
   Unallocated                                        365                              489
                                               ----------                       ----------
   Total                                       $    2,356         0.98%         $    2,214         1.10%
                                               ==========                       ==========
 ===============================================================================================================

         Deposits
         --------

         The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposits, savings and checking accounts.

The following table sets forth the remaining maturities of certificates of deposit at December 31, 2005

                                                          Deposit Maturity Schedule
 (Dollars in thousands)
 =====================================================================================
                                                       Under $100,000  Over $100,000
 -------------------------------------------------------------------------------------
   Three Months or less                                 $     10,029   $     13,471
   Over three through six months                              11,959         27,167
   Over six through twelve months                              8,772         19,722
   Over twelve months                                          1,248            820
                                                        ------------   ------------
   Total                                                $     32,008   $     61,180
                                                        ============   ============
 =====================================================================================

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

         Because estimates of the liquidity needs of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company's liquid assets (cash and due from banks, federal funds sold, interest bearing deposits in banks and available-for-sale investment securities) totaled $37.5 million or 15.4% of total assets at December 31, 2005, $35.6 million or 14.0% of total assets at December 31, 2004 and $28.1 million or 14.0% of total assets at December 31, 2003. The Company expects that its primary source of liquidity will be earnings of the Company, acquisition of core deposits, and wholesale borrowing arrangements.

         Market Risk
         -----------

         Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and processes such as interest rates, commodity prices and equity prices. As a financial institution, the Company's market risk arises primarily from interest rate risk exposure. Fluctuation in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest earnings assets and interest bearing liabilities, other than those that possess a short term to maturity. Based upon the nature of its operations, the Company is not subject to foreign currency exchange or commodity pricing. However, the Company's commercial real estate loan portfolio, concentrated primarily in Northern California, is subject to risks associated with the local economies.

         The fundamental objective of the Company's management of its assets and liabilities is to maximize the economic value of the Company while maintaining adequate liquidity and managing exposure to interest rate risk deemed by management to be acceptable. Management believes an acceptable degree of exposure to interest rate risk results from management of assets and liabilities through using floating rate loans and deposits, maturities, pricing and mix to attempt to neutralize the potential impact of changes in market interest rates. The Company's profitability is dependent to a large extent upon its net interest income which is the difference between its interest income on interest earning assets, such as loans and securities, and interest expense on interest bearing liabilities, such as deposits trust preferred securities and other borrowings. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest earning assets reprice differently from its interest bearing liabilities. The Company manages its mix of assets and liabilities with the goal of limiting exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds.

         The Company seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The Company has adopted formal policies and practices to monitor and manage interest rate exposure. As part of this effort, the Company measures interest rate risk utilizing both an internal asset liability measurement system as well as independent third party reviews to confirm the reasonableness of the assumptions used to measure and report the Company's interest rate risk, enabling management to make any adjustments necessary.

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

         Net Interest Income Simulation
         ------------------------------

         In order to measure interest rate risk at December 31, 2005, the Company used a simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis, which is performed quarterly by management, calculates the difference between net interest income forecasted using a rising and falling interest rate scenario and net interest income forecasted using a base market derived from the current interest rates. The income simulation model includes various assumptions regarding the re-pricing relationships for each of the Company's products. Many of the Company's assets are floating rate loans, which are assumed to reprice immediately and to the same extent as the change in market rates according to their contracted index. The Company's non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company.

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

         The following table reflects the company's projected net interest income sensitivity analysis based on year-end data:

                                                    December 31, 2005
                                  -------------------------------------------------------
             Change in              Adjusted Net Interest
             Rates                         Income                Percent change from
                                        (in thousands)                   base
                                  -------------------------------------------------------
             Up 200 basis
             points                                $  15,651                       9.05%
             Up 150 basis
             points                                   15,328                       6.80%
             Up 100 basis
             points                                   15,003                       4.54%

             Base Scenario                            14,352                       0.00%
             Down 100
             basis points                            (13,714)                     -4.45%
             Down 150
             basis points                            (13,396)                     -6.66%
             Down 200
             basis points                            (13,077)                     -8.88%

Contractual Obligations

         The following table summarizes the contractual obligations of the Company as of December 31, 2005:

                                                          Less than                             More than
  (in thousands)                              Total       one year    1-3 years    3-5 years     5 years
                                            ----------   ----------   ----------   ----------   ----------
   Subordinated Debentures, floating rate
   of 6.72% payable June 26, 2031           $    5,155                                          $    5,155
   Subordinated Debentures, floating rate
   of 6.48% payable March 17, 2034               3,609                                               3,609
   FHLB Loan fixed rate of 4.43%, payable
   on February 13, 2006                          4,000   $    4,000

   Operating lease obligations                   3,828          364          937        1,061   $    1,466
   Salary continuation plan (1)                    576                                          $      576
                                            ----------                                          ----------
   Total                                    $   17,168   $    4,364   $      937   $    1,061   $   10,806
                                            ==========   ==========   ==========   ==========   ==========

     (1) Salary continuation plan obligations represents amount accrued as of December 31, 2005 under the terms of the plan.

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

         At December 31, 2005 and 2004 the company's capital met all minimum regulatory requirements.

         As of December 31, 2005, the most recent notification by the Federal Depository Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's risk-based capital ratios are presented below.


Pacific State Bancorp                             December 31,    December 31,
                                                  ------------    ------------
                                                      2005            2004
                                                      ----            ----
Total Risk-Based Capital                                 11.9%            12.6%

Tier 1 Capital to Risk-Based Assets                      10.4%            10.1%

Tier 1 Capital to Average Assets                          9.2%             8.3%
(Leverage ratio)

Pacific State Bank                                December 31,    December 31,    To Be Well Capitalized Under
                                                  -------------   ------------    ----------------------------
                                                      2005            2004        Prompt Corrective Action
                                                      ----            ----        ------------------------

Total Risk-Based Capital                                 11.5%            12.2%    > 10.00%

Tier 1 Capital to Risk-Based Assets                      10.6%            11.1%    >   6.00%

Tier 1 Capital to Average Assets                          9.1%             9.1%    >   5.00%
(Leverage ratio)

Impact of Inflation

         Inflation affects the Company's financial position as well as its operating results. It is management's opinion that the effects of inflation on the financial statements have not been material.


                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following table presents the summary unaudited results for the stated eight quarters:

  (Dollars in thousands, except per share amounts)

                                             2005                                           2004
                                             ----                                           ----

Net Income Per           4th          3rd         2nd         1st         4th         3rd         2nd         1st
Common Share:          Quarter      Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                      ---------    ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Diluted        $    0.28    $    0.31   $    0.27   $    0.24   $    0.21   $    0.24   $    0.21   $    0.18

       Basic          $    0.31    $    0.35   $    0.31   $    0.27   $    0.24   $    0.26   $    0.23   $    0.19



Interest income       $   5,208    $   5,117   $   4,529   $   3,928   $   4,002   $   3,371   $   3,180   $   2,956
Net interest income       3,605        3,752       3,326       2,853       3,037       2,568       2,478       2,368
Provision for loan
losses                     (175)          90          60          60         138         138         138          90
Total non-interest
income                      538          577         597         769         536         818         700         471
Total non-interest
expense                   2,521        2,361       2,186       2,032       2,110       1,840       1,774       1,705
Income before taxes       1,797        1,878       1,677       1,530       1,326       1,407       1,266       1,044
Net Income                1,083        1,198       1,057         948         841         894         776         658

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      ---------------------------------------------------------------------


         The Company's common stock is listed for trading on the Nasdaq(TM) National Market under the symbol PSBC. Prior to July 12, 2005, trading information regarding the common stock was available via the OTC Bulletin Board. The following table, which summarizes trading activity during the Company's last two fiscal years, is based on information provided by Yahoo.com Historical Quotes. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions. The numbers listed in this table have been adjusted for the September 30, 2004 stock split.


                                            Sales Price
                                            -----------

              Quarter Ended:          High          Low         Volume
              --------------          ----          ---         ------

              March 31, 2005       $    20.50   $   15.500      195,429
              June 30, 2005        $    15.50   $    14.00      224,430
              September 30, 2005   $    20.75   $    14.00      125,902
              December 31, 2005    $    20.10   $    17.05      211,271

              March 31, 2004       $    10.50   $    10.05      346,874
              June 30, 2004        $    11.35   $    10.70      263,344
              September 30, 2004   $    12.50   $    12.50      136,414
              December 31, 2004    $    20.50   $    20.00      115,998

         As of March 15, 2006, there were approximately 306 holders of record of the common stock of the Company.

Dividends
---------

         The Company's primary source of cash is dividends from the Bank. The Bank's ability to pay dividends is subject to certain regulatory requirements. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders' during the same three-year period. As of December 31, 2005, the Bank had $9,508,000 in retained earnings available for dividends to shareholders. In addition, the Company's ability to pay dividends is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts.

         The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

-------------------------------------------------------------------------------------------------------
Board Of Directors                                      Company and Bank Officers
------------------                                      -------------------------

                                                        Steven A. Rosso
Harold Hand, M.D.                                       President & Chief Executive Officer
Chairman of the Board
Owner, Stockton, Eye Surgery                            Gary A. Stewart
                                                        Executive Vice President & Chief Credit Officer
Steven A. Rosso
President & Chief Executive Officer                     JoAnne Roberts
Pacific State Bancorp & Pacific State Bank              Senior Vice President & Chief Financial
                                                        Officer
Michael L. Dalton, C.P.A.
Partner, Dalton & Lagorio, C.P.A.

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

Gary A. Stewart
Executive Vice President & Chief Credit Officer
Pacific State Bancorp & Pacific State Bank

Steven J. Kikuchi
Landscape Architect

Kathleen M. Verner
Vice President
Verner Construction

Yoshikazu Mataga,
Owner, Mataga Buick Pontiac & GMC
Mataga Cadillac
Tracy Pontiac Cadillac & GMC

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

Bank Officers
-------------

Laura Bunch                                             Sylvia Hanania
Senior Vice President & Regional                        Vice President & Senior Operations Officer
Manager- Tracy/Castro Valley                            Stockton Main

Linda Ogata                                             Shelly Urbanek
Senior Vice President & Manager-March                   Assistant Vice President- Lending Services
Lane                                                    Officer-Tracy

Rick Simas                                              Jamie Vroege
Senior Vice President & Regional Manager                Assistant Vice President-Lending Services
Manager-Stanislaus & Tuolumne                           Officer - March Lane
Counties
                                                        Patrick Coon
Ron Aschwanden                                          Assistant Vice President- Business
Senior Vice President & Regional                        Development Officer
Manager -
Calaveras County                                        Maureen Enright
                                                        Assistant Vice President-Loan Support
Venus Colombini                                         Specialist
Vice President & Manager-Groveland
                                                        Stefani Rosso
Janita Cavanaugh                                        Loan Officer-Credit Administration
Vice President & Controller
                                                        Ron Rivera
Patrick MacDonald                                       Assistant Controller
Vice President &  Manager - Stockton
Main                                                    Laurence Held
                                                        Business Development Officer
Paul Bergson
Vice President Commercial Loan Officer                  Touch Keo (Deborah)
Stockton Main                                           Business Development Officer

Allen Hafizi                                            Jean Turpin
Vice President & Note Department                        Consumer Loan Officer-Angels Camp
Manager
                                                        Alan Morris
Fred Bernhardt                                          Operations Officer - March Lane
Vice President
Commercial Loan Officer- Main                           Lori Menchaca
                                                        Operations Officer - Arnold
Glenn Scott
Vice President & MIS Director                           Michelle Hendrix
                                                        Operations Officer - Groveland
Alan Lozito
Vice President Commercial                               Carol Barnett
Loan Officer - Castro Valley LPO                        Operations Officer - Angels Camp

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

Eric Nelson                                             Larry Hernandez
Vice President Commercial                               Operations Officer - Tracy
Loan Officer - Castro Valley LPO
                                                        Rosibel Rivera
Douglas van den Enden                                   Operations Officer - Modesto
Vice President & Commercial Loan
Officer                                                 Carrie Wright
                                                        Operations Officer - Stockton Main
-------------------------------------------------------------------------------------------------------

Stock Market Makers                    Legal Counsel
-------------------                    -------------
First Security Van Casper              Shapiro Buchman Provine
San Francisco , CA                     Patton LLP
Stephen L. Eddy                        John Carr
800-652-1747 ext. 727                  1333 N. California Blvd., Suite 350
                                       Walnut Creek , CA 94596
Hoefer & Arnett
Dave Bonacorso                         Independent Registered Public
353 Sacramento Street                  -----------------------------
San Francisco , CA 94 111              Accounting Firm
800-346-5544 ex. 223                   Perry-Smith LLP
dave.b@hoeferarnett.com                400 Capitol Mall, Suite 1200
                                       Sacramento , CA 95814
Howe Barnes Investments, Inc.
Michael S. Hedrei                      Transfer Agent
222 South Riverside Plaza, 7th Floor   --------------
Chicago, IL 60606-5808                 Mellon Investor Services LLC
800-800-4693                           85 Challenger Rd
mhedrei@howebarnes.com                 Ridgefield, Park, NJ 07660

Keefe, Bruyette & Woods                Corporate Office
Robert Sprotte                         -------------
787 Seventh Ave, 4th Floor             1899 West March Lane
New York, NY 10019                     Stockton , CA 95207
212-887-8960
rsprotte@kbw.com                       Customer Service
                                       ----------------
Monroe Securities                      877-841-0110
Russel J. Feltes
343 W. Erie Street, Suite 410
Chicago, IL 60610                      TeleWave Banking
800-766-5560                           ----------------
rfeltes@monroesecurities.net           877-487-2265
                                       Web Address
Seidler & Company                      www.pacificstatebank.com
Troy Norlander
P.O. Box 1688                          Trading Symbol
42605 Moonridge Road                   --------------
Big Bear lake, CA 92315                PSBC
800-288-2811
tnorlander@seidlercos.com              Shareholder Relations
                                       ---------------------
Wedbush Morgan Securities              The Company has adopted a Code of Ethics
Joey Warmenhoven                       as defined in Item 406 of Regulation S-K
1300 S.W. Fifth Avenue                 that applies to its principal executive
Suite 2000                             and financial officers and the persons
Portland , OR 97201                    performing similar functions. In
503/471-1898                           addition, the Company files an Annual
www.wedbush.com                        Report on Form 10-K with the Securities
                                       and Exchange Commission and Annual Report on Form FR Y-6 with the Federal Reserve
                                       Board. Copies of the Code of Ethics, and latest Annual Report on Form 10-K and
                                       Form FR Y-6 are available upon request.
                                       Requests for such information should be
                                       directed to:
                                       JoAnne Roberts
                                       Senior Vice President/Chief Financial
                                       Officer
                                       Pacific State Bank
                                       P.O.Box 1649
                                       Stockton , CA 95201-1649



                                       Member FDIC
                                       [GRAPHIC OMITTED]
                                       Equal Housing Lender