Form 10-K, Exhibit 13
period 2006-12-31
PACIFIC STATE BANCORP
filed 2007-04-02
CIK 1169424

Exhibit 13

BANK OFFICERS                         COMPANY AND BANK OFFICERS
-------------                         -------------------------
Laura Bunch                           Steven A. Rosso
Senior Vice President                 President & Chief Executive Officer
Regional Manager-
Stockton Main/Tracy/Hayward           Gary A. Stewart
                                      Executive Vice President &
Linda Ogata                           Chief Credit Officer
Senior Vice President & Manager
Lodi                                  JoAnne Roberts
                                      Senior Vice President & Chief Financial
Rick Simas                            Officer
Senior Vice President
Regional Manager
Stanislaus & Tuolumne Counties

Ron Aschwanden
Senior Vice President
Regional Manager -
Calaveras County

Marie Verza
Senior Vice President
Manager - March Lane

Alan Lozito
Senior Vice President Commercial
Loan Officer Hayward

Carlos Quintero
Vice President
Commercial Loan Officer -Hayward

Venus Colombini
Vice President
Manager-Groveland

Patrick MacDonald
Vice President
Commercial Loan Officer - Main

Fred Bernhardt
Vice President
Commercial Loan Officer- Main

Glenn Scott
Vice President & MIS Director

Douglas van den Enden
Vice President
Commercial Loan Officer - Modesto

Patrick Coon
Vice President
Commercial Loan Officer - Lodi

Barbara Dennison                      Brenda Harrison
Vice President                        Operations Officer - Stockton Main
Manager - Note Department

Sylvia Hanania                        Frances Rowley
Vice President &                      Operations Officer - Lodi
Senior Operations Officer -

Shelly Urbanek                        Rosibel Rivera
Assistant Vice President-             Operations Officer - Modesto
Lending Services Officer-Tracy        Larry Hernandez
                                      Operations Officer - Tracy

Jamie Vroege
Assistant Vice President-
Lending Services Officer
- March Lane

Maureen Enright
Assistant Vice President-
Loan Support Specialist

Ron Rivera
Assistant Vice President
Controller

Laurence Held
Assistant Vice President
Business Development Officer

John Lozano
Assistant Vice President
Loan Officer - Tracy

Jennifer Higby
Assistant Vice President
Business Development Officer
Modesto

Gricelda Valenzuela
Assistant Vice President
Business Development Officer
Modesto

Touch Keo (Deborah)
Business Development Officer

Jean Turpin
Consumer Loan Officer-
Angels Camp

Buffy Lopez
Operations Officer - Main Lane

Lori Menchaca
Operations Officer - Arnold

Michelle Hendrix
Operations Officer - Groveland

Susan Winans
Operations Officer - Angels Camp


STOCK MARKET MAKERS                   LEGAL COUNSEL
-------------------                   -------------
First Security Van Casper             Shapiro Buchman Provine  &Patton LLP
San Francisco , CA                    John W. Carr
Stephen L. Eddy                       1333 N. California Blvd., Suite 350
800-652-1747 ext. 727                 Walnut Creek, CA 94596

Howe Barnes Investments, Inc.         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Michael S. Hedrei                     ---------------------------------------------
222 South Riverside Plaza,            Perry-Smith LLP
7th Floor                             400 Capitol Mall, Suite 1200
Chicago, IL 60606-5808                Sacramento, CA 95814
800-800-4693
mhedrei@howebarnes.com
                                      TRANSFER AGENT
Keefe, Bruyette & Woods               --------------
Robert Sprotte                        Mellon Investor Services LLC
787 Seventh Ave, 4th Floor            85 Challenger Rd
New York, NY 10019                    Ridgefield Park, NJ 07660
212-887-8960
rsprotte@kbw.com                      CORPORATE OFFICE
                                      ----------------
Monroe Securities                     1899 West March Lane
Russel J. Feltes                      Stockton, CA 95207
343 W. Erie Street, Suite 410
Chicago, IL 60610                     EQUITY RESEARCH ANALYST
800-766-5560                          -----------------------
rfeltes@monroesecurities.net          Tim O'Brien
                                      Sandler O'Neill + Partners, L.P.
Seidler & Company                     455 Market Street, Ste 2070
Troy Norlander                        San Francisco, CA  94105
P.O. Box 1688                         415-978-5033
42605 Moonridge Road                  tobrien@sandleroneill.com
Big Bear lake, CA 92315
800-288-2811                          CUSTOMER SERVICE
tnorlander@seidlercos.com             ----------------
                                      877-841-0110
Wedbush Morgan Securities
Joey Warmenhoven                      TELEWAVE BANKING
1300 S.W. Fifth Avenue                ----------------
Suite 2000                            877-487-2265
Portland , OR 97201
503/471-1898                          WEB ADDRESS
www.wedbush.com                       -----------
                                      www.pacificstatebank.com
Wunderlich Securities
Mike Sammon                           TRADING SYMBOL
Senior Vice President                 --------------
200 W. Madison St. Suite 2950         PSBC
Chicago, IL  60606
                                      SHAREHOLDER RELATIONS
                                      ---------------------
                                      The Company has adopted a Code of Ethics
                                      as defined in Item 406 of Regulation S-K
                                      that applies to its principal executive
                                      and financial officers and the persons
                                      performing similar functions. In
LOGO OF Member FDIC                   addition, the Company files an Annual
                                      Report on Form 10-K with the Securities
                                      and Exchange Commission and Annual Report
                                      on Form FR Y-6 with the Federal Reserve
                                      Board. Copies of the Code of Ethics, and
                                      latest Annual Report on Form 10-K and
                                      Form FR Y-6 are available upon request.
                                      Requests for such information should be
                                      directed to:
                                      JoAnne Roberts
                                      Senior Vice President/
                                      Chief Financial Officer
                                      Pacific State Bank
                                      P.O.Box 1649
                                      Stockton , CA 95201-1649

89