Form 10-K, Exhibit 13
period 2007-12-31
PACIFIC STATE BANCORP
filed 2008-03-31
CIK 1169424

Exhibit 13

Dear: Shareholders, Friends, and Staff

2007 was a very interesting and challenging year in the financial services industry. The industry has been burdened by pressure from the widely talked about and unprecedented decline of the nation’s residential real estate market, a liquidity driven credit crisis and a yield curve that remained flat. As you may know, Pacific State Bank is serving areas that were some of the hardest hit by the economic problems in 2007. At times, Modesto and Stockton traded places as the foreclosure capital of our nation. Stock values of many publicly traded financial institutions have been affected by shrinking net interest margins and the residential real estate problems which have resulted in the growth of poor asset quality conditions in the nation’s top financial institutions. These negative trends also affected PSBC with our stock price declining by $9.17 or over 42% since December 31, 2006.

The Company’s management was faced with new concerns in 2007 that hurt the Company’s growth and profitability. Some of the issues addressed in 2007 were, competition for deposits from the large national banks and financial institutions, competition for deposits from online banks, and continued penetration of brokerage firms into traditional banking products. Large national companies experienced heavy liquidity demand during the later half of 2007; forcing PSB to pay higher rates on interest bearing deposits in order to compete. The coupling of higher interest expense and declining assets yields due to the Federal Reserves Bank’s drop in the Federal Funds Rate in the fourth quarter of 2007 lowered the Bank’s net interest margin. In addition, a complete credit evaluation of the bank’s loan portfolio prepared by the bank’s Chief Credit Officer, Gary Stewart, resulted in the decision to tighten underwriting standards and increase the allowance for loan loss reserve. As part of the tighter underwriting standards, interest rate floors were embedded in all new or renewed loans. These tactical decisions will result in the Bank maintaining credit and collateral quality in a deteriorating economic environment, and will mitigate the Bank’s exposure to interest earning assets repricing downward more rapidly than interest bearing liabilities. The resulting benefits are expected to be recognized for months to come.

Even with the negative financial news buzzing about the financial services industry, positive news was plentiful within the Company. In 2007 Pacific State Bank was rated in the top 10 highest performing community banks in the nation by USBanker. On a state and local level, Pacific State Bank was named bank of the year by the Stockton-Tracy SBA CDC and Ms Laura Maffei was named by the agency as their banker of the year. In addition, Pacific State Bank was named bank of the year by United States Department of Agriculture-Rural Development California, funded the Pflug Industrial project in Lathrop, California and received the Sandler O’Neill’s 2007 Sm-All Star Award. In September of 2007 the long awaited grand opening of the Hayward full service branch was held with an evening reception introducing Pacific State Bank to the Alameda County community. Finally Pacific State Bancorp and Pacific State Bank completed our 16th consecutive year of asset growth.

The company closed the 2007 year at $430,000,000 in total assets and $4,500,000 in net profit. The Company earned a return on equity of 14.22% and a return on assets of 1.13%.

Growing in the community

Harold Hand Chairman of the Board of Directors	Steven A. Rosso President and C. E. O.

SELECTED FINANCIAL DATA

The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the Company’s audited consolidated financial statements and notes thereto, included elsewhere in this report.

(Dollars in thousands, except per share data)	Year Ended December 31,

	2007	2006	2005	2004	2003

Statements of Income:
Total Interest Income	$31,242	$26,495	$18,782	$13,509	$11,117
Net Interest Income	17,400	17,307	13,536	10,451	8,356
Provision for Loan Losses	1,425	360	35	504	536
Total Non-interest Income	2,465	2,583	2,481	2,525	1,978
Total Non-interest Expenses	10,997	10,360	9,100	7,429	6,498
Provision for Income Taxes	2,894	3,627	2,596	1,874	1,247
Net Income	4,549	5,543	4,286	3,169	2,053

Balance Sheets:
Total Assets	431,074	386,752	309,611	254,361	200,924
Total Investments	41,352	23,107	28,539	23,582	15,512
Total Loans, net	308,458	287,318	241,556	199,535	157,138
Allowance for Loan Losses (ALL)	3,948	2,478	2,356	2,214	1,653
Total Deposits	341,821	340,996	273,074	223,761	176,292
Subordinated Debentures	8,764	8,764	8,764	8,764	5,155
Shareholders’ Equity	34,036	29,059	21,373	16,830	13,459

Performance Ratios:
Return on Average Assets	1.13%	1.67%	1.53%	1.37%	1.07%
Return on Average Equity	14.22%	22.91%	22.98%	21.64%	16.86%
Average Equity to Average Assets	7.95%	7.30%	6.65%	6.34%	6.36%
Tier 1 Risk-Based Capital	11.40%	10.65%	10.44%	10.10%	10.10%
Total Risk-Based Capital	12.60%	11.83%	11.88%	12.60%	11.60%
Net Interest Margin	4.79%	5.76%	5.41%	5.14%	4.85%
Average Earning Assets to Average Total Assets	90.31%	93.33%	89.22%	88.18%	89.85%
Nonperforming Assets to Total Assets	0.10%	—	—	—	—
ALL to Total Loans	1.26%	0.86%	0.98%	1.10%	1.05%
Nonperforming Loans to ALL	10.94%	—	—	—	—

Share Data:
Common Shares Outstanding	3,703,207	3,661,477	3,512,622	3,448,042	3,377,656
Book Value Per Share	$9.19	$7.94	$6.08	$4.88	$3.99
Basic Earnings Per Share	$1.23	$1.57	$1.23	$0.92	$0.61
Diluted Earnings Per Share	$1.14	$1.41	$1.10	$0.84	$0.59

One Embarcadero Center, Suite 1330
San Francisco, CA 94111
www. perrysmith. com
415.576.1100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Pacific State Bancorp and Subsidiary

          We have audited the accompanying consolidated balance sheet of Pacific State Bancorp and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific State Bancorp and subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 28, 2008

SACRAMENIO ^ SAN FRANCISCO

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2007 and 2006
(In thousands, except share amounts)

	2007	2006

ASSETS
Cash and due from banks	$13,794	$18,985
Federal funds sold	31,880	31,630

Total cash and cash equivalents	45,674	50,615
Interest-bearing deposits in other banks	3,000	—
Investment securities (Notes 3 and 7)	41,352	23,107
Loans, less allowance for loan losses of $3,948 in 2007 and $2,478 in 2006 (Notes 4, 7, 10 and 13)	308,458	287,318
Premises and equipment, net (Note 5)	14,269	11,957
Company owned life insurance (Note 14)	8,025	6,079
Accrued interest receivable and other assets (Note 9)	10,296	7,676

Total assets	$431,074	$386,752

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$67,071	$73,197
Interest bearing (Note 6)	274,750	267,799

Total deposits	341,821	340,996
Other borrowings (Note 7)	40,000	4,900
Subordinated debentures (Note 8)	8,764	8,764
Accrued interest payable and other liabilities	6,453	3,033

Total liabilities	397,038	357,693

Commitments and contingencies (Note 10)
Shareholders’ equity (Note 11):
Preferred stock - 2,000,000 shares authorized; none issued or outstanding	—	—
Common stock - no par value; 24,000,000 shares authorized; issued and outstanding –3,703,207 shares in 2007 and 3,661,477 shares in 2006	10,418	9,651
Retained earnings	24,004	19,455
Accumulated other comprehensive loss, net of taxes (Notes 3 and 15)	(386)	(47)

Total shareholders’ equity	34,036	29,059

Total liabilities and shareholders’ equity	$431,074	$386,752

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except per share amounts)

	2007	2006	2005

Interest income:
Interest and fees on loans	$27,902	$24,901	$17,565
Interest on Federal funds sold	1,285	273	354

Interest and dividends on investment securities:
Taxable	1,843	1,093	510
Exempt from Federal income taxes	134	158	151
Dividends	78	70	202

Total interest income	31,242	26,495	18,782

Interest expense:
Interest on deposits (Note 6)	12,844	8,102	4,610
Interest on borrowings (Note 7)	296	376	109
Interest on subordinated debentures (Note 8)	702	710	527

Total interest expense	13,842	9,188	5,246

Net interest income before provision for loan losses	17,400	17,307	13,536
Provision for loan losses (Note 4)	1,425	360	35

Net interest income after provision for loan losses	15,975	16,947	13,501

Non-interest income:
Service charges	889	864	758
Gain on sale of loans	150	294	809
Other income	1,426	1,425	914

Total non-interest income	2,465	2,583	2,481

Non-interest expenses:
Salaries and employee benefits (Notes 4 and 14)	5,336	5,479	4,742
Occupancy (Notes 5 and 10)	1,180	980	782
Furniture and equipment (Notes 5 and 10)	708	672	664
Other expenses (Note 12)	3,773	3,229	2,912

Total non-interest expenses	10,997	10,360	9,100

Income before provision for income taxes	7,443	9,170	6,882
Provision for income taxes (Note 9)	2,894	3,627	2,596

Net income	$4,549	$5,543	$4,286

Basic earnings per share (Note 11)	$1.23	$1.57	$1.23

Diluted earnings per share (Note 11)	$1.14	$1.41	$1.10

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except share and per share amounts)

				Accumulated Other Compre- hensive (Loss) Income (Net of Taxes)

	Common Stock

	Shares	Amount	Retained Earnings		Total Shareholders’ Equity

Balance, January 1, 2005	3,448,042	$7,159	$9,626	$45	$16,830

Net income			4,286		4,286

Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				(140)	(140)

Stock options exercised and related tax benefit (Note 11)	65,760	409			409

Repurchase and retirement of common stock	(1,180)	(12)			(12)

Balance, December 31, 2005	3,512,622	7,556	13,912	(95)	21,373

Net income			5,543		5,543

Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				48	48
Stock-based compensation expense		229			229

Stock options exercised and related tax benefit (Note 11)	135,421	1,616			1,616

Proceeds from issuance of stock	13,434	250			250

Balance, December 31, 2006	3,661,477	9,651	19,455	(47)	29,059

Net income			4,549		4,549

Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				(339)	(339)

Stock-based compensation expense		309			309

Stock options exercised and related tax benefit (Note 11)	41,730	458			458

Balance, December 31, 2007	3,703,207	$10,418	$24,004	$(386)	$34,036

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Net income	$4,549	$5,543	$4,286

Other comprehensive income (loss):
Unrealized holding (losses) gains arising during the year, net of tax	(339)	48	(140)

Total comprehensive income	$4,210	$5,591	$4,286

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows from operating activities:
Net income	$4,549	$5,543	$4,286
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,425	360	35
Net (increase) decrease in deferred loan origination costs	(168)	173	(14)
Depreciation, amortization and accretion, net	93	404	600
Gain on sale of loans, net	(150)	(294)	(809)
Loss on sale of premises or equipment	57	—	—
Stock-based compensation expense	309	229	—
Tax benefit from exercise of options	(223)	(736)	(79)
Increase in Company owned life insurance, net	(246)	(208)	(165)
Increase in accrued interest receivable and other assets	(651)	(392)	(1,094)
Increase in accrued interest payable and other liabilities	3,420	418	1,394
Provision (benefit) for deferred income taxes	(755)	12	(131)

Net cash provided by operating activities	7,660	5,509	4,023

Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits in other banks	(3,000)	—	6,100
Purchases of available-for-sale investment securities	(53,022)	(11,257)	(13,992)
Proceeds from matured and called available-for-sale investment securities	33,805	16,364	1,800
Proceeds from principal repayments from available-for-sale government-guaranteed mortgage-backed securities	1,068	696	979
investment securities	—	26	—
Proceeds from principal repayments from held-to-maturity government-guarantee mortgage-backed securities	5	23	21
Purchase of FRB and FHLB stock	(831)	(180)	—
Net increase in loans	(22,247)	(45,786)	(41,233)
Purchases of premises and equipment	(3,072)	(3,128)	(396)
Purchase of Company owned life insurance	(1,700)	(1,460)

Net cash used in investing activities	(48,984)	(44,702)	(46,721)

PACIFIC STATE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows from financing activities:
Net (decrease) increase in demand, interest-bearing and savings deposits	$(21,893)	$(12,262)	$26,861
Net increase in time deposits	22,718	81,184	22,452
Proceeds from exercise of stock options	235	880	330
Excess tax benefit from exercise of stock options	223	736	79
Share repurchase and retirement		—	(12)
Proceeds from the issuance of mandatorily redeemable trust preferred securities			—
Proceeds from stock issuance		250	—
Net increase in other borrowings	35,100	900	—

Net cash provided by financing activities	36,383	70,688	49,710

Increase (Decrease) in cash and cash equivalents	(4,941)	31,495	7,012

Cash and cash equivalents at beginning of year	50,615	19,120	12,108

Cash and cash equivalents at end of year	$45,674	$50,615	$19,120

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest expense	$13,048	$10,475	$4,773
Income taxes	$2,500	$3,805	$2,081

Non-cash investing activities:
Net change in unrealized loss on available-for-sale investment securities	$(565)	$78	$(233)

The accompanying notes are an integral
part of these consolidated financial statements.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

On June 24, 2002, Pacific State Bancorp (“Bancorp”) commenced operations as a bank holding company by acquiring all of the outstanding shares of Pacific State Bank (“Bank”) in a one bank holding company reorganization. This corporate structure gives Bancorp and the Bank greater flexibility in terms of operation, expansion, and diversification.

          Pacific State Bancorp’s subsidiaries include the Bank, Pacific State Statutory Trust II and Pacific State Statutory Trust III. Pacific State Statutory Trust II and Pacific State Statutory Trust III are unconsolidated Delaware statutory business trusts formed in March 2004 and June 2007, respectively, for the exclusive purpose of issuing and selling trust preferred securities and holding subordinated debentures issued by Bancorp. The proceeds from the issuance of subordinated debentures in 2004 were utilized by Bancorp to provide capital to the Bank and for general corporate purposes. The proceeds from the issuance of subordinated debenture in 2007 were utilized to retire subordinated debentures issued in 2002.

          The Bank commenced operations in 1987 and is a California state-chartered member bank of the Federal Reserve System. The Bank operates nine branches in California, including two branches in Stockton and branches in Modesto, Groveland, Arnold, Angels Camp, Tracy, Lodi and Hayward. The Bank’s primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and individuals.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Pacific State Bancorp and its subsidiary (collectively, the “Company”) conform with accounting principles generally accepted in the United States and prevailing practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying consolidated financial statements are discussed below.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Pacific State Bank. Significant intercompany transactions and balances have been eliminated in consolidation. For financial reporting purposes, the Company’s investment in Pacific State Statutory Trusts I, II and III (“Trusts”) are accounted for under the equity method and are included in accrued interest receivable and other assets in the consolidated balance sheet. The subordinated debentures issued and guaranteed by the Company and held by the Trusts are included as subordinated debentures in the consolidated balance sheet.

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

USE OF ESTIMATES

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

RECLASSIFICATIONS

Certain reclassifications have been made to prior years’ balances to conform to classifications used in 2007.

CASH AND CASH EQUIVALENTS

For the purpose of the statement of cash flows, cash, due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one-day periods.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

INVESTMENT SECURITIES

Investment securities are classified into the following categories:

•          Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders’ equity.

•          Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

          Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. The Company did not have any investments classified as trading at December 31, 2007 or 2006. All transfers between categories are accounted for at fair value. There were no transfers between categories in 2007 or 2006.

          Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums.

          Investment securities are evaluated for impairment on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

          As a member of the Federal Reserve System, the Federal Home Loan Bank System and the Farmer Mac Home Administration System, the Bank is required to maintain an investment in restricted capital stock of each system. These investments are carried at cost and are redeemable at par and are included in accrued interest receivable and other assets in the consolidated balance sheet.

LOANS

Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectability of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectability of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

          An impaired loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement. Interest income on impaired loans, if appropriate, is recognized on a cash basis.

          Loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, and amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

          The Company may purchase loans or acquire loans through a business combination for which differences exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality. When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company’s estimate of undiscounted cash flows expected to be collected over the Company’s initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as an impairment. The Company may not “carry over” or create a valuation allowance in the initial accounting for loans acquired under these circumstances. At December 31, 2007 and 2006, there were no such loans being accounted for under this policy.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

LOAN SALES AND SERVICING

The Company accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

Government Guaranteed Loans

Included in the loan portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Farmer Mac and USDA Business and Industry. The guaranteed portion of these loans may be sold to a third party, with the Company retaining the unguaranteed portion. The Company generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Company may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date. At December 31, 2007, there were no premiums subject to these recourse provisions.

          The Company’s investment in the loan is allocated between the retained portion of the loan, the servicing asset (liability) and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset (liability) is recognized and amortized over the estimated life of the related loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets (liabilities).

          The Company serviced government-guaranteed loans for others totaling $47,714,000 and $47,285,000 as of December 31, 2007 and 2006 respectively.

Servicing Rights

Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not significant at December 31, 2007 and 2006.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as whole and economic conditions in the Company’s service area.

          Classified loans and loans determined to be impaired are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management’s assessment of the following for each identified loan type: (1) inherent credit risk, (2) historical losses and, (3) where the Company has not experienced losses, the loss experience of peer banks. These estimates are particularly susceptible to changes in the economic environment and market conditions.

          The Bank’s Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions and other factors. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

          This allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth. The allowance for loan losses at December 31, 2007 and 2006, respectively, reflects management’s estimate of probable losses in the portfolio.

OTHER REAL ESTATE

Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Company’s recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred. At December 31, 2007 and 2006, the Company did not have any other real estate owned.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

PREMISES AND EQUIPMENT

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

GOODWILL AND INTANGIBLE ASSETS

As a result of the Company’s 2002 acquisition of the Stockton branch of California Bank & Trust, the Company recognized a core deposit intangible asset of $448,000 and goodwill of $718,000. The valuation of the core deposit intangible was based on the estimated fair value of deposits acquired and is amortized on a straight-line basis over a period of ten years. The current balance of the core deposit intangible of $91,000 is included in accrued interest receivable and other assets in the consolidated balance sheet. Goodwill is not amortized, but is measured along with the core deposit intangible for impairment. At December 31, 2007 and 2006, no impairment of the core deposit intangible or goodwill has been recognized in the Company’s consolidated financial statements.

INCOME TAXES

The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity’s proportionate share of the consolidated provision for income taxes.

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

          On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

          The provisions of FIN 48 have been applied to all tax positions of the Company as of January 1, 2007. Only tax positions that met the more-likely-than-not recognition threshold on January 1, 2007 were recognized or continue to be recognized upon adoption. The Company previously recognized income tax positions based on management’s estimate of whether it was reasonably possible that a liability has been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies. The adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations or cash flows.

          The Company recognizes interest accrued and penalties related to unrecognized tax benefits, if any in tax expense.

EARNINGS PER SHARE

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

SHARE-BASED COMPENSATION

At December 31, 2007, the Company had one shareholder approved stock-based compensation plan which is described more fully in Note 11. Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of Accounting Principals Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations, as permitted by Financial Accounting Standards Board Statement No. 123 (SFAS 123), Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. For the year ended December 31, 2005, no share-based employee compensation cost was recognized in the consolidated statement of income for options granted as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

          Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective transition method. Under that transition method, compensation cost recognized in fiscal years 2006 and 2007 includes: (a) compensation cost for all share-based payments vesting during 2006 and 2007 that were granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments vesting during 2006 and 2007 that were granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). For further information on grants and vesting please refer to Note 11. The Company applied the alternative transition method in calculating its pool of excess tax benefits available to absorb future tax deficiencies as provided by FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. Compensation cost is recognized net of estimated forfeitures. Results for prior periods have not been restated.

          As a result of adopting SFAS 123(R), the Company recorded an expense of $309,000 or $239,000 after tax in 2007 and $229,000 or $133,000 after tax in 2006. Recording the share based compensation expense in accordance with SFAS 123(R) rather than APB 25 resulted in a reduction in basic and diluted earnings per share of $0.06 in 2007 and $0.03 in 2006.

Determining Fair Value

The Company bases the fair value of the options previously granted on the date of grant using a Black-Scholes option pricing model that uses assumptions based on expected option life, the level of expected stock volatility and the risk-free interest rate. Stock volatility is based on the historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve and the expected term of the options. The expected term of the options represents the period that the Company’s share-based awards are expected to be outstanding based on the terms of the optionee’s employment agreement and position within the Company, previous option activity, the number of shares currently owned and the expected time of when those options would be exercised. The Company has not paid cash dividends. The Company estimates the forfeiture rate in calculating the compensation expense to be insignificant. In 2007 the Company granted 30,000 stock options using a risk free rate of 4.98%, volatility rate of 34.79% and forfeiture rate of 2%. This resulted in a fair market value under the black-scholes model of $9.22 per option.

Table 1 illustrates the effect on net income and earnings per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123(R) to options granted under the Company’s stock option plan.

Table 1: 2005 Proforma Net Income

2005

(In thousands, except per share amounts)
Net income, as reported	$4,286
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	264

Pro forma net income	$4,022

Basic earnings per share – as reported	$1.23
Basic earnings per share - pro forma	$1.16

Diluted earnings per share - as reported	$1.10
Diluted earnings per share - pro forma	$1.03

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NEW FINANCIAL ACCOUNTING STANDARDS

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Fair Value Accounting

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Business Combinations

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company is required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009. Earlier adoption is prohibited. This standard will change the Company’s accounting treatment for business combinations on a prospective basis.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements

In September 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) conclusion under EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). EITF 06-4 requires that endorsement split-dollar life insurance arrangements which provide a postretirement benefit to an employee be recorded in accordance with FASB Statement No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion—1967, based on the substance of the agreement with the employee. Under the provisions of these Statements, if the employer has effectively agreed to maintain a life insurance policy during the employee’s retirement, the cost of the insurance policy during postretirement periods should be accrued in accordance with either Statement 106 or Opinion 12. Similarly, if the employer has effectively agreed to provide the employee with a death benefit, the employer should accrue, over the service period, a liability for the actuarial present value of the future death benefit as of the employee’s expected retirement date, in accordance with either Statement 106 or Opinion 12. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The effects of adopting EITF 06-4 can be recorded either as (i) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity as of the beginning of the year of adoption, or (ii) a change in accounting principle through retrospective application to all prior periods. The Company adopted the provisions of EITF 06-4 as of January 1, 2008 and management determined that adoption will not have an impact on the financial position, results of operations or cash flows of the Company.

Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements

In March 2007, the FASB ratified the consensus the EITF reached regarding EITF Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with FASB Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, or APB Opinion No. 12, Omnibus Opinion – 1967, as well as recognize an asset based on the substance of the arrangement with the employee. EITF 06-10 is effective for fiscal years beginning after December 15, 2007, with early application permitted. The Company adopted the provisions of EITF 06-10 on January 1, 2008 and management determined that adoption will not have an impact on the financial position, results of operations or cash flows of the Company.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 2007 and 2006 consisted of the following:

AVAILABLE-FOR-SALE (“AFS”)

Table 2: 2007 AFS Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(In thousands)

Debt securities:
U.S. Treasury securities	$17,424	$58	$—	$17,482
U.S. Government agencies	2,946	4	(15)	2,935
Obligations of states and political sub-divisions	3,059	102	—	3,161
Mortgage-backed securities	8,754	47	(677)	8,124
Corporate bonds	9,755	—	(163)	9,592

	$41,938	$211	$(855)	$41,294

Net unrealized losses on available-for-sale investment securities totaling $644,000 were recorded, net of $258,000 in tax benefit, as accumulated other comprehensive loss within shareholders’ equity at December 31, 2007. There were no proceeds or gross realized gains or losses from the sale or call of available-for-sale investment securities for the year ended December 31, 2007.

Table 3: 2006 AFS Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(In thousands)

Debt securities:
U.S. Treasury securities	$10,902	$—	$(26)	$10,876
U.S. Government agencies	2,974	—	(117)	2,857
Obligations of states and political sub-divisions	2,646	181	(67)	2,760
Mortgage-backed securities	4,073	—	(38)	4,035
Corporate bonds	2,518	—	(12)	2,506

	$23,113	$181	$(260)	$23,034

Net unrealized losses on available-for-sale investment securities totaling $79,000 were recorded, net of $32,000 in tax benefit, as accumulated other comprehensive loss within shareholders’ equity at December 31, 2006. There were no proceeds or gross realized gains or losses from the sale or call of available-for-sale investment securities for the years ended December 31, 2006 and 2005.

17

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

HELD-TO-MATURITY (“HTM”)

Table 4: 2007 HTM Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(In thousands)

Debt securities:
Mortgage-backed securities	$58	$—	$—	$58

Table 5: 2006 HTM Securities

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(In thousands)

Debt securities:
Mortgage-backed securities	$73	$	$(1)	$72

There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2007, 2006 and 2005.

Investment securities with unrealized losses at December 31, 2007 and 2006 are summarized and classified according to the duration of the loss period as follows:

Table 6: 2007 Unrealized Security Losses

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)

Debt securities:
U.S. Government Agencies	$993	$(7)	$884	$(8)	$1,877	$(15)
Mortgage-backed securities	5,393	(664)	880	(13)	6,273	(677)
Corporate bonds	2,080	(79)	930	(84)	3,010	(163)

	$7,473	$(750)	$1,810	$(105)	$9,283	$(855)

Table 7: 2006 Unrealized Security Losses

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)

Debt securities:
U.S. Treasury securities	$7,895	$(11)	$2,981	$(15)	$10,876	$(26)
U.S. Government agencies	—	—	2,974	(117)	2,974	(117)
Obligations of states and political sub-divisions	1,357	(64)	203	(3)	1,560	(67)
Mortgage-backed securities	—	—	4,035	(38)	4,035	(38)
Corporate bonds	1,506	(12)			1,506	(12)

	$10,758	$(87)	$10,193	$(173)	$20,951	$(260)

U.S. Government Agency Securities

At December 31, 2007, the Company held 5 U.S. Government Agency Securities of which 1 was in a loss position for less than twelve months and 3 were in a loss position and had been in a loss position for twelve months or more. Management believes the unrealized losses on the Company’s investments in U.S. Government Agency Securities were caused by interest rate increases and is not attributable to changes in credit quality. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Mortgage-Backed Securities

At December 31, 2007, the Company held 9 mortgage-backed investment securities of which 4 were in a loss position for less than twelve months and 1 was in a loss position and had been in a loss position for twelve months or more. Management believes that the unrealized losses on the Company’s investments in mortgage-backed investment securities were caused by interest rate increases and is not attributable to changes in credit quality. The contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007.

Corporate Bonds

At December 31, 2007, the Company held 6 corporate debt securities, of which 4 were in an unrealized loss position. Management believes the unrealized losses on the Company’s investments in corporate bands were caused by interest rate increases and is not attributable to changes in credit quality. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

The amortized cost and estimated fair value of investment securities at December 31, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 8: Security Maturity Schedule

	Available-for-Sale		Held-to-Maturity

	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

	(In thousands)

Within one year	$18,059	$18,117	$—	$—
After one year through five years	1,201	1,206	—	—
After five years through ten years	—	—	—	—
After ten years	13,924	13,847	—	—

	33,184	33,170	—	—
Investment securities not due at a single maturity date:
Mortgage-backed securities	8,754	8,124	58	58

	$41,938	$41,294	$58	$58

Investment securities with amortized costs totaling $20,942,000 and $13,749,000 and estimated market values totaling $20,984,000 and $13,640,000 were pledged to secure treasury tax and loan accounts, public deposits and Federal Reserve Bank at December 31, 2007 and 2006, respectively. Certain other investment securities are pledged to secure borrowings with the Federal Home Loan Bank (see Note 7).

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Outstanding loans are summarized below:

Table 9: Loans Outstanding by Category

	December 31,
	2007	2006

	(In thousands)

Commercial	$83,012	$72,172
Agricultural	12,646	16,873
Real estate - commercial mortgage	121,157	112,531
Real estate - construction	80,168	75,654
Installment	15,215	12,526

Gross loans	312,198	289,756
Deferred loan origination (fees) costs, net	208	40
Allowance for loan losses	(3,948)	(2,478)

Net loans	$308,458	$287,318

Changes in the allowance for loan losses were as follows:

Table 10: Changes in Allowance for Loan Losses

	Year Ended December 31,

	2007	2006	2005

	(In thousands)

Balance, beginning of year	$2,478	$2,356	$2,214
Provision charged to operations	1,425	360	35
Losses charged to allowance	(161)	(24)	(17)
Recoveries	206	1	124
Reclassification of reserve for unfunded commitments	—	(215)	—

Balance, end of year	$3,948	$2,478	$2,356

There was one loan on nonaccrual status in the amount of $432,000 as of December 31, 2007. There were no loans considered impaired at December 31, 2006 and 2005. The Company did not recognize any interest income on impaired or nonaccrual loans during 2007, 2006 and 2005.

The interest foregone on nonaccrual loans was not significant at December 31, 2007, 2006 and 2005.

Salaries and employee benefits totaling $1,006,000, $227,000, and $263,000 have been deferred as loan origination costs for the years ended December 31, 2007, 2006 and 2005, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

Table 11: Premises and Equipment

	December 31,

(In thousands)	2007	2006

Land	$4,956	$3,047
Buildings and improvements	5,987	4,669
Furniture, fixtures and equipment	4,525	4,264
Leasehold improvements	1,807	1,802
Construction in progress	1,879	2,364

Total gross premises and equipment	19,154	16,146
Less accumulated depreciation and amortization	(4,885)	(4,189)

Total premises and equipment	$14,269	$11,957

Depreciation and amortization included in occupancy, furniture and equipment expense totaled $745,000, $682,000 and $632,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 6. INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

Table 12: Interest Bearing Deposits

	December 31,

(In thousands)	2007	2006

Savings	$5,154	$5,705
Money market	54,411	68,850
NOW accounts	18,096	18,873
Time deposits, $100,000 or more	127,731	114,768
Time deposits under $100,000	69,358	59,603

Total interest bearing deposits	$274,750	$267,799

Aggregate annual maturities of time deposits are as follows (in thousands):

Table 13: Time Deposit Maturity Schedule

Year Ending December 31, 2007

2008	$174,415
2009	12,802
2010	1,882
2011	2,769
2012	5,183
Thereafter	38

Total time deposits	$197,089

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Interest expense recognized on interest-bearing deposits consisted of the following:

Table 14: Deposit Interest Expense	December 31,

(In thousands)	2007	2006	2005

Savings	$46	$56	$36
Money market	1,985	2,122	2,147
NOW accounts	246	315	237
Time deposits, $100,000 or more	6,657	3,906	1,248
Time deposits under $100,000	3,910	1,703	942

Total deposit interest expense	$12,844	$8,102	$4,610

NOTE 7. OTHER BORROWINGS

The Company has unsecured short-term borrowing arrangements totaling $26,000,000 with four of its correspondent banks. There were no borrowings outstanding under these arrangements at December 31, 2007 and 2006.

          The Company has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) which allow the Company to borrow on either a short-term or long-term basis up to approximately $77,886,000 and $11,349,000 as of December 31, 2007 and 2006 respectively based on specific percentages of the collateral pledged. For the years ended December 31, 2007 and 2006, various residential mortgage loans totaling approximately $71,741,000 and $8,018,000 and investment securities totaling approximately $6,145,000 and $5,911,000, respectively, secured this borrowing arrangement. The Bank had an outstanding letter of credit with the Federal Home Loan Bank in the amount of $282,000 at December 31, 2007.

Advances from the FHLB at December 31, 2007 and 2006 consisted of the following:

Table 15: FHLB Advances
(Dollars in thousands)

December 31,

2007			2006

Balance	Rate	Maturity Date	Balance	Rate	Maturity Date

$35,000	3.80%	January 2, 2008	$4,900	5.26%	May 16, 2007
2,500	4.41%	December 17, 2012
2,500	4.28%	December 18, 2012

$40,000			$4,900

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 8. SUBORDINATED DEBENTURES

The following is a summary of the subordinated debentures payable to the Company’s subsidiary grantor trusts at December 31, 2007 and 2006 (dollars in thousands):

Table 16: Subordinated Debentures Outstanding	December 31,

	2007	2006

Subordinated debentures due to Pacific State Statutory Trust I with interest payable semi-annually based on 6-month LIBOR plus 3.45% to a maximum of 11.95% prior to June 26, 2007 (Retired on June 26, 2007 with no premium).	$—	$5,155

Subordinated debentures due to Pacific State Statutory Trust II with interest payable quarterly based on 3-month LIBOR plus 2.79% (7.78% at December 31, 2007), and redeemable with no premium beginning March 17, 2009 and due March 17, 2034	3,609	3,609

Subordinated debentures due to Pacific State Statutory Trust III with interest payable quarterly based on 3-month LIBOR plus 1.45% (6.44% at December 31, 2007), and redeemable with no premium beginning September 16, 2012 and due September 16, 2037	5,155	—

Total subordinated debentures	$8,764	$8,764

Under applicable regulatory guidance, the amount of trust preferred securities that is eligible as Tier 1 capital is limited to twenty-five percent of the Company’s Tier 1 capital on a pro forma basis. At December 31, 2007, $8,509,000 of the trust preferred securities qualified as Tier 1 capital and $255,000 qualified as Tier 2 capital.

          The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities issued by the subsidiary grantor trusts. Interest expense recognized by the Company for the years ended December 31, 2007, 2006 and 2005 related to the subordinated debentures was $702,000, $710,000 and $527,000, respectively. The amount of deferred costs was $ 15,000 at December 31, 2007.

NOTE 9. INCOME TAXES

The provision for income taxes for the years ended December 31, 2007, 2006 and 2005 consisted of the following:

Table 17: Income Tax Provision	Federal	State	Total

		(In thousands)
2007
Current	$2,776	$873	$3,649
Deferred	(592)	(163)	(755)

Provision for income taxes	$2,184	$710	$2,894

2006
Current	$2,671	$944	$3,615
Deferred	54	(42)	12

Provision for income taxes	$2,725	$902	$3,627

2005
Current	$2,040	$687	$2,727
Deferred	(108)	(23)	(131)

Provision for income taxes	$1,932	$664	$2,596

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Deferred tax assets (liabilities) consisted of the following:

Table 18: Deferred Tax Assets and Liabilities

	December 31,

	2007	2006

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,592	$953
Future benefit of state tax deduction	124	145
Organization costs	—	3
Deposit purchase premium	111	103
Mark-to-market adjustment	—	—
Deferred compensation	563	385
Litigation reserve	—	—
Off balance sheet reserve	100	96
Bank premises and equipment	9	—
Unrealized losses on available-for-sale investment securities	258	32

Total deferred tax assets	2,757	1,717
Deferred tax liabilities:
Bank premises and equipment	$—	$(84)
Mark to market adjustment	(40)	—
Goodwill	(120)	(98)
FHLB dividends	(72)	(48)
Prepaid expense	(218)	(161)

Total deferred tax liabilities	(450)	(391)

Net deferred tax assets	$2,307	$1,326

The Company and its subsidiaries file income tax returns in the United States and California jurisdictions. With few exceptions, the Company is no longer subject to Federal income tax examinations for years before 2003 and State income tax examinations by tax authorities for years before 2002.

          The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. No adjustments were identified for unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning tax reserve. The Company had no tax reserve for uncertain positions at yearend. The Company does not anticipate providing a reserve for uncertain positions in the next 12 months. In accordance with FIN 48, the Company has elected to record interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2007 and 2006 the Company did not have an accrual for interest and/or penalties associated with uncertain tax positions.

          The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The significant items comprising these differences for the years ended December 31, 2007, 2006 and 2005 consisted of the following:

Table 19: Income Tax Rate Reconciliation

	2007	2006	2005

Federal income tax, at statutory rate	34.0%	34.0%	34.0%
State franchise tax, net of Federal tax effect	6.3%	6.5%	6.3%
Tax exempt investment security income, net	(0.4)%	(0.7)%	(0.8)%
Company owned life insurance, net	(1.1)%	(0.8)%	(0.9)%
Other	0.1%	0.6%	(0.8)%

Effective tax rate	38.9%	39.6%	37.8%

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 10. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases branch offices and certain equipment under non-cancelable operating leases. The leases expire on various dates through 2016 and have various renewal options ranging from five to ten years.

Future minimum lease payments are as follows (in thousands):

Table 19: Future Lease Commitments

Year Ending
December 31,

2008	$426
2009	274
2010	199
2011	205
2012	212
Thereafter	811

Total	$2,127

Rental expense included in occupancy, furniture and equipment expense totaled $383,000, $319,000 and $276,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

FEDERAL RESERVE REQUIREMENTS

Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits. The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $3,951,000 and $4,552,000 as of December 31, 2007 and 2006, respectively.

CORRESPONDENT BANKING AGREEMENTS

The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $9,484,000 at December 31, 2007.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

          The Company’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and standby letters of credit as it does for loans included on the balance sheet.

The following financial instruments represent off-balance-sheet credit risk:

Table 20: Commitments

	December 31,

	2007	2006

	(In thousands)

Commitments to extend credit	$121,255	$110,937
Standby letters of credit	$3,491	$2,971

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income-producing commercial properties and residential real estate.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2007 and 2006. The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

          At December 31, 2007, commercial loan commitments represent approximately 46% of total commitments and are generally secured by various assets of the borrower. Real estate loan commitments represent approximately 48% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 75% to 80%. Consumer loan commitments represent the remaining 6% of total commitments and are generally unsecured. In addition, the majority of the Company’s commitments have variable interest rates.

CONCENTRATIONS OF CREDIT RISK

The Company’s customers are primarily located in San Joaquin, Stanislaus, Calaveras and Tuolumne Counties. At December 31, 2007, approximately 27% of the Company’s loans are for general commercial uses, including professional, retail and small business, and 4% are for agricultural uses. Additionally, 26% of the Company’s loans are for the construction of residential and commercial real estate and 39% are loans which are collateralized by mortgages on residential and commercial real estate. Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets. The remaining 4% of the Company’s loans are consumer installment loans. Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

CONTINGENCIES

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

NOTE 11. SHAREHOLDERS’ EQUITY

DIVIDENDS

The Company’s ability to pay cash dividends is dependent on dividends paid to it by the Bank and limited by California corporation law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. The California general corporation law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. In addition, the Company’s ability to pay dividends is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts.

          Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. A significant source of cash for the Company is dividends from the Bank. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law. At December 31, 2007, Bank retained earnings of $15,186,000 were free of such restrictions and available for dividend payments to Bancorp.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

Table 21: Earnings Per Share Calculation

	Year Ended December 31,

	2007	2006	2005

	(In thousands, except share and per share amounts)
Basic Earnings Per Share
Numerator:
Net income	$4,549	$5,543	$4,286
Denominator:
Weighted average shares outstanding	3,687,197	3,537,314	3,473,511

Basic earnings per share	$1.23	$1.57	$1.23

Diluted Earnings Per Share
Numerator:
Net income	$4,549	$5,543	$4,286
Denominator:
Weighted average shares outstanding	3,687,197	3,537,314	3,473,511
Effect of dilutive stock options	316,679	386,183	433,493

Weighted average shares of common stock and common stock equivalents	4,003,876	3,923,497	3,907,004

Diluted earnings per share	$1.14	$1.41	$1.10

30,000 stock options were not included in the 2007 calculation as they were antidilutive. All of the stock options outstanding were included in the computation of diluted earnings per share for the years ended December 31, 2006 and 2005 as none of the stock options were antidilutive.

STOCK OPTION PLAN

The Company currently has one shareholder approved stock option plan, the Pacific State Bancorp 1997 Stock Option Plan. At December 31, 2007, the plan has 663,769 shares remaining as reserved for issuance for options already granted. Under the 1997 Plan 26,954 shares of common stock remain reserved for future issuance to employees and directors through incentive and nonstatutory agreements. The plan requires that the price may not be less than the fair market value of the Company’s common stock at the date of grant and that the stock must be paid in full at the time the option is exercised. The Plans do not provided for the settlement of awards in cash and new shares are issued upon the exercise of the options. There was one grant of 30,000 stock options made in 2007 and no options were granted in 2006 or 2005. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is generally over five years.

STOCK OPTION COMPENSATION EXPENSE

The compensation cost that has been charged against income for stock options was $309,000 and $229,000 for the years ended December 31, 2007 and December 31, 2006, respectively. The total income tax benefit recognized in shareholders equity for stock options exercised was $223,000 and $736,000 for the years ended December 31, 2007 and December 31, 2006, respectively.

          At December 31, 2007, the total compensation cost related to nonvested stock option awards granted to employees under the Company’s stock option plans but not yet recognized was $460,000. Stock option compensation expense is recognized on a straight-line basis over the vesting period of the option. This cost is expected to be recognized over a weighted average remaining period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. The total fair value of options vested during the years ended December 31, 2007 and December 31, 2006 was $309,000 and $229,000, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

A summary of the activity within the plans adjusted follows:

Table 22: Stock Option Activity

	2007		2006

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Incentive Agreements

Options outstanding, beginning of year	377,813	$6.69	461,050	$6.52

Options granted	—	$—	—	$—
Options exercised	(38,180)	$5.45	(76,337)	$5.74
Options cancelled	—	$—	(6,900)	$7.28

Options outstanding, end of year	339,633	$6.80	377,813	$6.69

Options exercisable, end of year	285,913	$6.61	248,040	$6.32

Nonstatutory Agreements

Options outstanding, beginning of year	290,686	$7.50	379,800	$7.50

Options granted	30,000	$19.70	—	$—
Options exercised	(3,550)	$7.50	(59,114)	$7.50
Options cancelled	—	$—	(30,000)	$7.50

Options outstanding, end of year	317,136	$8.65	290,686	$7.50

Options exercisable, end of year	229,709	$7.50	174,412	$7.50

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for options that were in-the-money at December 31, 2007. The intrinsic value of options outstanding and exercisable as of December 31, 2007 relating to the above stock option plans was $2,730,000. The intrinsic value of options vested or expected to vest as of December 31, 2007 relating to the above stock option plans was $3,065,000. The weighted average remaining contractual term for options outstanding and exercisable was 5.5 years. During the years ended December 31, 2007, 2006 and 2005, the aggregate intrinsic value of options exercised was $569,000, $1,011,000, and $1,166,000, respectively.

          The cash received from options exercised for the years ended December 31, 2007, 2006 and 2005 was $235,000, $880,000 and $330,000, respectively. The actual tax benefit realized for the tax deductions from options exercised was $223,000, $736,000 and $79,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

REGULATORY CAPITAL

The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table. Each of these components is defined in the regulations. Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 2007 and 2006.

          In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since December 31, 2007 that management believes have changed the Bank’s category.

Table 23: Regulatory Capital

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Minimum Amount	Minimum Ratio	Minimum Amount	Minimum Ratio

			(Dollars in thousands)

December 31, 2007
Company:
Total capital (to risk-weighted assets)	$46,285	12.6%	$29,433	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	$42,018	11.4%	$14,717	4.0%	N/A	N/A
Tier 1 capital (to average assets)	$42,018	10.2%	$16,524	4.0%	N/A	N/A

Bank:
Total capital (to risk-weighted assets)	$44,368	12.1%	$29,256	8.0%	$36,570	10.0%
Tier 1 capital (to risk-weighted assets)	$40,198	11.0%	$14,628	4.0%	$21,942	6.0%
Tier 1 capital (to average assets)	$40,198	9.8%	$16,428	4.0%	$20,535	5.0%

December 31, 2006
Company:
Total capital (to risk-weighted assets)	$39,427	11.8%	$26,654	8.0%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	$35,499	10.6%	$13,327	4.0%	N/A	N/A
Tier 1 capital (to average assets)	$35,499	10.1%	$13,961	4.0%	N/A	N/A

Bank:
Total capital (to risk-weighted assets)	$37,141	11.2%	$27,922	8.0%	$33,317	10.0%
Tier 1 capital (to risk-weighted assets)	$34,141	10.3%	$13,327	4.0%	$19,990	6.0%
Tier 1 capital (to average assets)	$34,141	9.7%	$13,961	4.0%	$17,451	5.0%

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 12. OTHER EXPENSES

Other expenses consisted of the following:

Table 24: Other Expenses	Year Ended December 31,

	(In thousands)
	2007	2006	2005

Professional fees	$294	$349	$397
Appraisal fees	266	337	255
Directors fees	290	274	259
Postage, stationery and supplies	212	184	196
Telephone	251	210	190
Data processing	328	286	243
Advertising and promotion	564	365	127
Other operating expenses	1,568	1,224	1,245

Total other expense	$3,773	$3,229	$2,912

NOTE 13. LOANS TO RELATED PARTIES

During the normal course of business, the Company enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers (in thousands):

Table 25: Related Party Loans

Balance, January 1, 2007	$6,927,000
Disbursements	2,648,000
Amounts repaid	(4,903,000)

Balance, December 31, 2007	$4,672,000

Undisbursed commitments to related parties, December 31, 2007	$5,187,000

NOTE 14. EMPLOYEE BENEFIT PLANS

The 401(k) Savings Plan established by the Bank in 1990 was converted into a Company plan in 2002. Under the provisions of the plan, the Company matches one-half of the employees’ contributions up to a maximum of three percent of an employee’s annual salary. All employees who are at least 21 years of age and have completed one year of service are eligible under the plan. The Company’s contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter. Contributions to the plan totaled $18,000, $21,000 and $30,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

SALARY CONTINUATION AND RETIREMENT PLANS

The Board of Directors approved salary continuation and retirement plans for six key executives in 2003 and for one additional executive in 2007. Under these plans, the executives will receive monthly payments for twenty years after retirement. These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Company on the lives of the executives. In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants’ expected retirement dates based on a 7% discount rate. The expense recognized under these plans for the years ended December 31, 2007 and 2006 totaled $231,000 and $209,000, respectively. Accrued compensation payable under the plans totaled $1,016,000 and $785,000 at December 31, 2007 and 2006, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

          In connection with these plans, the Company purchased single premium life insurance policies with cash surrender values totaling $8,025,000 at December 31, 2007. Income earned on these policies, net of expenses, totaled $246,000, $208,000 and $165,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Income earned on these policies is not subject to federal or state income tax under certain circumstances.

NOTE 15. COMPREHENSIVE INCOME

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. The Company’s only source of other comprehensive income (loss) is unrealized gains and losses on the Company’s available-for-sale investment securities. Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statement of changes in shareholders’ equity.

At December 31, 2007, 2006 and 2005, the Company held securities classified as available-for-sale which had changes in net unrealized gains or losses as follows:

Table 26: Comprehensive Income	2007	2006	2005

	(In thousands)
Other comprehensive (loss) income:
Unrealized holding (losses) gains	$(565)	$78	$(233)
Tax benefit (expense) on unrealized holding gains	226	(30)	93

Total other comprehensive (loss) income	$(339)	$48	$(140)

NOTE 16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

          Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

          The following methods and assumptions were used by management to estimate the fair value of the Company’s financial instruments at December 31, 2007 and 2006:

CASH AND CASH EQUIVALENTS

For cash and cash equivalents, the carrying amount is estimated to be fair value.

INTEREST BEARING DEPOSITS IN OTHER BANKS

For interest bearing deposits in other banks, the carrying amount is estimated to be fair value.

INVESTMENT SECURITIES

For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

LOANS

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

COMPANY OWNED LIFE INSURANCE

The fair values of life insurance policies are based on current cash surrender values at each reporting date provided by the insurers.

OTHER INVESTMENTS

Other investments include Federal Reserve Bank Stock, Federal Home Loan Bank Stock and Farmer Mac Home Administrative Stock. The carrying value of other investments approximate fair value. These investments are carried at cost and are redeemable at par with certain restrictions.

DEPOSITS

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

OTHER BORROWINGS

The carrying amount of short-term borrowings and interest payable approximates their fair value. The fair value of long-term debt is estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

SUBORDINATED DEBENTURES

The fair value of subordinated debentures was determined based on the current market value for like-kind instruments of similar rates and terms.

COMMITMENTS TO FUND LOANS/STANDBY LETTERS OF CREDIT

Off-balance-sheet commitments to extend credit are primarily for adjustable rate loans and letters of credit. The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The differences between the carrying value of commitments to fund loans or standby letters of credit and their fair value are not significant and, therefore, not included in the following table.

Table 27: Fair Value of Financial Instruments
	December 31, 2007		December 31, 2006

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In thousands)

Financial assets:
Cash and due from banks	$13,794	$13,794	$18,985	$18,985
Federal funds sold	31,880	31,880	31,630	31,630
Interest bearing deposits in other banks	3,000	3,000	—	—
Investment securities	41,352	41,352	23,107	23,106
Loans, net	308,458	306,198	287,318	287,012
Company owned life insurance	8,025	8,025	6,079	6,079
Accrued interest receivable	8,002	8,002	6,201	6,201
Other investments	2,294	2,294	1,409	1,409

Financial liabilities:
Deposits	$341,821	$343,373	$340,996	$340,756
Other borrowings	40,000	40,019	4,900	4,900
Subordinated debentures	8,764	8,630	8,764	8,604
Accrued interest payable	6,453	6,453	3,033	3,033

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 17. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET

December 31, 2007 and 2006
(In thousands)

Table 28: Condensed Balance Sheet	2007	2006

ASSETS

Cash and cash equivalents	$—	$614
Investment in bank subsidiary	40,621	35,274
Investment in Pacific State Statutory Trust II and III	264	264
Other assets	1,976	1,671

Total assets	$42,861	$37,823

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Subordinated debentures	$8,764	$8,764
Other liabilities	61	—

Total liabilities	8,825	8,764

Shareholders’ equity:
Common stock	10,418	9,651
Retained earnings	24,004	19,455
Accumulated other comprehensive loss, net of taxes	(386)	(47)

Total shareholders’ equity	34,036	29,059

Total liabilities and shareholders’ equity	$42,861	$37,823

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF INCOME
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

Table 29: Condensed Income Statement	2007	2006	2005

Income:
Dividends declared by bank subsidiary	$—	$250	$550
Interest	21	12	12

Total income	21	262	562

Expenses:
Interest on subordinated debentures	702	710	527
Salaries and employee benefits	95	92	70
Professional	102	78	76
Other expenses	148	67	99

Total expenses	1,047	947	772

Loss before equity in undistributed income of subsidiary	(1,026)	(685)	(210)

Equity in undistributed income of subsidiary	5,153	5,843	4,190

Income before income tax benefit	4,127	5,158	3,980
Income tax benefit	(422)	(385)	(306)

Net income	$4,549	$5,543	$4,286

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

Table 30: Condensed Cash Flow	2007	2006	2005

Cash flows from operating activities:
Net income	$4,549	$5,543	$4,286
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed net income of subsidiary	(5,376)	(5,843)	(4,190)
Increase in other assets	(306)	(1,138)	(498)
(Decrease) increase in other liabilities	61	(20)	—

Net cash used in operating activities	(1,072)	(1,458)	(402)

Cash flows from investing activities:
Proceeds from matured and called available-for-sale investment securities	—	204	—
Proceeds from the retirement of Pacific State Statutory Trust I	155	—	—
Investment in bank subsidiary	—	—	—
Investment in Pacific State Statutory Trust III	(155)	—	—

Net cash provided by (used in) investing activities	—	204	—

Cash flows from financing activities:
Proceeds from issuance of junior subordinated debentures	5,000		—
Retirement of junior subordinated debentures	(5,000)	—	—
Stock options exercised and related tax benefit	458	1,616	409
Proceeds from the issuance of common stock	—	250	—
Repurchase of common stock	—	—	(12)

Net cash provided by financing activities	458	1,866	397

Increase (decrease) in cash and cash equivalents	(639)	612	(5)

Cash and cash equivalents at beginning of year	614	2	7

Cash and cash equivalents at end of year	$—	$614	$2

Non-cash investing activities:
Net change in unrealized loss on available-for-sale investment securities	$(565)	$78	$(232)

FORWARD LOOKING STATMENTS

          Certain statements discussed or incorporated by reference in this Annual Report including, but not limited to, information concerning possible or assumed future results of operations of the Company set forth in the Management’s Discussion and Analysis of Financial Condition and Results of Operation, are forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider” or variants or similar expressions are used. The Company’s actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements, which are based on management’s beliefs and assumptions and on information currently available to management, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and (6) changes in securities markets. Many of these factors are beyond the Company’s ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements contained in this Annual Report, even if new information, future events or other circumstances have made them incorrect or misleading. Except as specifically noted herein all references to the “Company” refer to Pacific State Bancorp, a California corporation.

GENERAL DESCRIPTION OF BUSINESS

Pacific State Bancorp (the “Company”) is a holding company with one bank subsidiary, Pacific State Bank, (the “Bank”), and two unconsolidated subsidiary grantor trusts, Pacific State Statutory Trusts II and III. Pacific State Bancorp commenced operations on June 24, 2002 after acquiring all of the outstanding shares of Pacific State Bank. The Bank is a California state chartered bank formed November 2, 1987. The Bank is a member of the Federal Reserve System. The Bank’s primary source of revenue is interest on loans to customers who are predominantly small to middle-market businesses and middle-income individuals. Pacific State Statutory Trusts II and III are unconsolidated, wholly owned statutory business trusts formed in March 2004 and June 2007, respectively for the exclusive purpose of issuing and selling trust preferred securities.

          The Bank conducts a general commercial banking business, primarily in the five county region that comprises Alameda, Calaveras, San Joaquin, Stanislaus and Tuolumne counties. The Bank offers commercial banking services to residents and employers of businesses in the Bank’s service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers. The Company as of March 15, 2008 had 84 employees, including 26 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature. The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries. The Bank operates nine branches with its Administrative Office and one branch located at 1899 W. March Lane, in Stockton, California; additional branches are located in downtown Stockton and in the communities of Angels Camp, Arnold, Groveland, Lodi, Modesto, Tracy and Hayward, California.

          Pacific State Bancorp common stock trades on the NASDAQ Global Market under the symbol of “PSBC”.

BUSINESS PLAN

The focus of the Company’s business plan is to attract “Business Relationship” small, medium and large accounts, but not to the exclusion of any other business which the Company can reasonably and profitably attract. In order to provide a level of service to attract such customers, the Company has structured its specific services and charges on a basis which management believes to be profitable, taking into consideration other aspects of the account relationship. The Company offers a full range of banking services to its customers intended to attract the following specific types of accounts: relatively large consumer accounts; professional group and association accounts, including the accounts of groups or firms of physicians, dentists, attorneys and accountants; and accounts of small to medium-sized businesses engaged in retail, wholesale, light industrial, manufacturing, agricultural and service activities.

TRUST SUBSIDIARIES

The Company during 2002, 2004, and 2007 established three subsidiary grantor trusts. Pacific State Statutory Trusts I, II and III (the “Trusts”). The Trusts were established for the sole purpose of issuing capital securities (“Capital Securities”) pursuant to declarations of trust (the “Declarations”). The proceeds from the sale of the Capital Securities were loaned to the Company as subordinated debentures (the “Debentures”) issued to the Trusts pursuant to indentures (the “Indentures”). Interest payments on the Debentures will flow through the Trusts to the Pooling Vehicles, which are the holders of the Capital Securities and similar securities issued by other financial institutions. Payments of distributions by the Trusts to the Pooling Vehicle are guaranteed by the Company. See Note 8 to the Company’s consolidated financial statements included with this report.

          Proceeds from the issuance of the 2002 subordinated debentures were used to provide the Bank with an additional $4.5 million in capital in order to support the continued growth of the Bank. The remaining $500,000 was placed in the Company for general corporate purposes. Proceeds from the issuance of the 2004 subordinated debentures were used to provide the Bank with an additional $3.5 million in capital in order to support the continued growth of the Bank. Proceeds from the issuance of the 2007 subordinated debentures were used to retire the 2002 subordinated debenture issuance. Trust I was dissolved in 2007 following the retirement of the 2002 subordinated debentures. By refinancing the 2002 subordinated debenture issuance with the 2007 issuance, the Company was able to reduce interest expense related to the Trusts.

PRODUCT LINES AND SERVICES

The Bank currently offers the following general banking services at all of its branches: commercial, construction, agricultural and real estate loans and personal credit lines, interest on checking, U.S. Savings bond services, domestic and foreign drafts, banking by appointment, automatic transfer of funds between savings and checking accounts, business courier services, checking and savings accounts for personal and business purposes, domestic letters of credit, a depository for MasterCard and Visa drafts, federal depository services, cash management assistance, wire and telephone transfers, Individual Retirement Accounts, time certificates of deposit, courier service for non-cash deposits, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, unsecured overdraft protection credit lines attached to checking accounts, ATM cards and MasterMoney debit cards via the Star, Cirrus, Plus, MasterCard and Visa networks.

          The Bank is not authorized to offer trust services. The Federal Reserve Bank of San Francisco is the Company’s primary correspondent relationship. The Bank currently also has correspondent relationships with City National Bank in Beverly Hills, California, First Tennessee Bank in Memphis, Tennessee, U. S. Bank, Minneapolis, Minnesota, Wells Fargo Bank, San Francisco, California and Pacific Coast Bankers Bank, San Francisco, California.

          The Bank recognizes that, in order to be competitive, it must attract a certain number of consumer accounts. Individual Retirement Accounts, Visa and MasterCard, revolving lines of credit to consumers secured by deeds of trust on private residences, and unsecured overdraft protection credit lines attached to checking accounts currently offered by the Bank are designed to appeal particularly to consumers. Moreover, participation in large-scale ATM networks assists the Company in competing for consumer accounts.

          The Bank is an approved Small Business Administration and 504 lender, FSA, USDA Business and Industry, USDA Part-time Farmer Program and FHA and VA lender. The Bank is a national leader in the underwriting of U.S. Department of Agriculture business and industry loans, as well as a Preferred Lender for this program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

General

Pacific State Bancorp’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our consolidated financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use.

          Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share Based Payment”; see information under the header “Share Based Compensation” in Note 2 to the consolidated financial statements included with this report. Other estimates that we use are related to the assumptions and estimates related to share based compensation, expected useful lives of our depreciable assets and the determination whether any impairment exists related to our investments and intangible and other long-lived assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

          A critical accounting estimate is one that requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made. If different estimates that the company reasonably could have used for the accounting estimate in the current period were made, or if changes in the accounting estimate that are reasonably likely to occur from period to period occurred, they could have a material impact on the presentation of the company’s financial condition, changes in financial condition or results of operations.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting. (1) Statement of Financial Accountings Standards (SFAS) No. 5 “Accounting for Contingencies”, which requires that losses be accrued when they are probable of occurring and estimable and (2) SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, which requires that losses on impaired loans be accrued and measured based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Share Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment (“SFAS 123 (R)”). Under SFAS 123(R), compensation cost recognized for all awards that vest subsequent to the date of adoption based are on the grant-date fair value estimated in accordance with SFAS No. 123, Accounting for Stock-Based Compensation and SFAS 123(R). The grant-date fair value is estimated using the Black-Scholes option-pricing formula, which involves making estimates of the assumptions used, including the expected term of the option, expected volatility over the option term, expected dividend yield over the option term and risk-free interest rate. In addition, when determining the compensation expense to amortize over the vesting period, management makes estimates about the expected forfeiture rate of options.

RESULTS OF OPERATIONS

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net income for the year ended December 31, 2007, was $4,549,000 representing a decrease of $994,000 or 17.93% over net income of $5,543,000 for the year ended December 31, 2006. The primary cause of the decrease in net income was the increase in the provision for loan losses of $1,065,000 or $627,000 after the recorded tax effect, over 2006 levels. In addition to the increase in the provision for loan losses, noninterest expense increased by $637,000, or $375,000 after the recorded tax effect, over 2006 levels. The increase in noninterest expense is primarily attributable to the full year recognition of expenses in 2007 related to the opening of two new branches in late 2006. In 2007 the Company achieved strong growth in average earning assets, increasing by $63,105,000 or 21%. The average yield earned on average earning assets decreased by 23 basis points or 3%. In order to fund the growth in average earning assets, the Company increased its average interest bearing liabilities by $60,751,000 or 25%. The average rate paid on interest bearing liabilities increased by 78 basis points or 20%. The growth in average earning assets increased total interest earned by $4,747,000 or 18%, while the increase in interest bearing liabilities increased interest expense by $4,654,000, resulting in an increase of net interest income of $93,000. A more in depth discussion of average balances and the rates received or paid on those balances is presented in the section titled “Net Interest Income” below.

          Return on average assets (ROA) decreased to 1.13% while the return on average equity (ROE) decreased to 14.22% in 2007 compared with 1.67% and 22.91%, respectively, in 2006. Diluted earnings per share for 2007 and 2006 were $1.14 and $1.41, respectively, a decrease of 19.15%. The decrease in earnings per share was primarily due to the decrease in net income of 17.93%.

          The Company’s average total assets increased to $402.5 million in 2007 or 21.53% over $331.2 million in 2006. The Company’s total assets increased to $431.1 million as of December 31, 2007 or 11.46% over $386.8 million at December 31, 2006. Total gross loans increased in 2007 to $312.4 million from $289.8 million in 2006, an increase of $22.6 million or 7.80%. Total deposits grew to $341.8 million, or 0.23%, compared to $341.0 million in 2006. Total borrowings grew to $48.8 million, or 256.20%, compared to $13.7 million in 2006. The increases in the balance sheet and, particularly in loans and borrowings, were attributable to the continued growth of the bank.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net income for the year ended December 31, 2006, was $5,543,000 representing an increase of $1,257,000 or 29.33% over net income of $4,286,000 for the year ended December 31, 2005. The primary contributing factor to the increase in net income was an increase in net interest income of $3,771,000 as a result of an increase in both the volume of average earning assets and the rates earned on those assets, offset by the increase in average interest bearing liabilities and the rates paid on those liabilities. Overall the net interest margin increased 35 basis points in 2006 from 2005. This was offset by an increase in non-interest expense of $1,260,000 and mitigated by a slight increase in non-interest income of $102,000. The increase in non-interest expenses was primarily due to an increase in salaries and employee benefits of $737,000 and in other expenses of $317,000.

          Return on average assets (ROA) improved to 1.67% while the return on average equity (ROE) decreased slightly to 22.91% in 2006 compared with 1.53% and 22.98%, respectively, in 2005. Diluted earnings per share for 2006 and 2005 were $1.41 and $1.10, respectively, an increase of 28.18%. The increase in earnings per share was primarily due to the increase in net income of 29.33%.

          The Company’s average total assets increased to $331.2 million in 2006 or 18.16% over $280.3 million in 2005. In 2006 average earning assets increased to $300.4 million or 18.16% over $250.1 million in 2005. Average interest bearing liabilities increased to $241.0 million or 19.53% over $204.6 million in 2005. The increase in average assets is the result of increase market penetration and the opening of branches in new market areas.

          The Company’s total assets increased to $386.8 million as of December 31, 2006 or 24.92% over $309.6 million at December 31, 2005. Total loans increased in 2006 to $289.8 million from $243.7 million in 2005, an increase of $46.1 million or 18.90%. Total Deposits grew to $341.0 million, or 24.86%, compared to $273.1 million in 2005. The increases in the balance sheet and, particularly in loans and deposits, were attributable to the continued growth of the bank.

Net Interest Income

The primary source of income for the Company is derived from net interest income. Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets.

          Net interest income increased $93 thousand or 0.54% to $17.4 million in 2007 from $17.3 million in 2006 and $3.8 million or 27.86% in 2006 from $13.5 million in 2005. Total average earning assets increased $63.1 million or 21.01% to $363.5 million from $300.4 million in 2006. Average loan balances outstanding during 2007 increased $30.8 million or 11.45%, while average balances of investments, federal funds sold and interest bearing deposits in banks increased by $32.3 million or 104.00%. The average yields on loans in 2007 increased by 5 basis points. The average yield on investments, federal funds sold and interest bearing deposits increased 14 basis points in 2007 compared to 2006. The slight increase in yields is related to fluctuating market conditions based on economic data, competition and the lagging effect of prior year interest rate cuts. As a result of the change in mix of earning assets, the overall yield on average earning assets during 2007 decreased 23 basis points to 8.59% from 8.82% for 2006.

          Total interest expense increased $4.6 million or 50.65% to $13.8 million in 2007, from $9.2 million in 2006. Total interest expense increased $4.0 million or 76.92% to $9.2 million in 2006, from $5.2 million for 2005. In 2007 the average balance of interest-bearing liabilities increased $60.8 million or 25.21% to $301.8 million from $241.0 million for the year ended December 31, 2006. In 2006 the average balance of interest-bearing liabilities increased $39.4 million or 19.53% to $241.0 million from $201.6 million for the year ended December 31, 2005. Additionally, the average rate paid on interest-bearing liabilities increased to 4.59% from 3.81% in 2006 and 2.60% in 2005. The increase in the average interest rate paid on interest-bearing liabilities represents 78 basis points or 20.47% in 2007 and 121 basis points or 46.54% in 2006.

          Average interest-bearing demand deposits decreased $12.6 million or 12.05% to $92.3 million in 2006 from $104.9 million in 2005. The average rate paid on these deposits during 2006 increased 37 basis points. Average certificates of deposit increased $48.4 million or 62.43% to $126.0 million in 2006 from $77.6 million in 2005. The average rate paid on certificates of deposit during 2006 increased 163 basis points. As a result of the increases in interest rates described above and overall changes in the mix of interest-bearing deposits, the average rate paid on all interest bearing deposits and borrowings increased 121 basis points for 2006 to 3.81% from 2.60% for 2005.

          The Company’s net interest margin (net interest income divided by average earning assets) was 4.79% in 2007, down from 5.76% or 97 basis points in 2006. 2006 net interest margin increased 35 basis points from 5.41% in 2005. The increase in the volume of earning assets, coupled with the change in mix of and rates paid on interest-bearing liabilities resulted in an increase of $93 thousand or 0.54% in net interest income for the year ended December 31, 2007 compared to 2006. For the year ended December 31, 2006 compared to 2005, the combined effect of the increase in volume of and yield on earning assets, coupled with the change in mix and rates paid resulted in an increase of $3.8 million or 27.86% in net interest income over 2005.

          The following table sets forth the Company’s daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis. Average balances are based on daily averages.

AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELDS/RATES PAID

Table 31: Net Interest Margin

				For Year Ended December 31,

(Dollars in thousands)	2007			2006

	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

Assets:
Interest-earning assets:
Loans	$300,239	$27,902	9.29%	$269,395	$24,901	9.24%
Investment securities	37,089	2,033	5.48%	25,418	1,321	5.20%
Federal funds sold	25,115	1,285	5.12%	5,602	273	4.87%
Interest Bearing Deposits in Banks	1,077	22	2.04%	—	—	0.00%

Total average earning assets	$363,520	$31,242	8.59%	$300,415	26,495	8.82%

Non-earning assets:
Cash and due from banks	15,398			13,655
Bank premises and equipment	12,940			10,609
Other assets	13,322			9,058
Allowance for loan loss	(2,665)			(2,536)

Total average assets	$402,515			$331,201

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits

Interest-bearing Demand	$81,898	$2,231	2.72%	$92,280	$2,438	2.64%
Savings	5,352	46	0.86%	6,359	56	0.88%
Time Deposits	200,154	10,567	5.28%	125,994	5,608	4.45%
Other borrowing	14,359	998	6.95%	16,379	1,086	6.63%

Total average interest-bearing liabilities	$301,763	$13,842	4.59%	$241,012	$9,188	3.81%

Noninterest-bearing liabilities:
Demand deposits	64,242			64,593
Other liabilities	4,525			1,405

Total average liabilities	370,530			307,010
Shareholders’ equity:	31,986			24,191

Total average liabilities and shareholders’ equity	$402,516			$331,201

Net interest income		$17,400			$17,307

Net interest margin			4.79%			5.76%

1)

Interest income and yields on loans include fee income of $1,623,000, $1,868,000 and $1,680,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The Company had one nonaccrual loan in the amount of $432,000 as of December 31, 2007. The Company did not have any nonaccrual loans for the years ended December 31, 2006 and 2005.

	2005

	Average Balance	Interest Income or Expense	Average Yield or Cost

Assets:
Interest-earning assets:
Loans	$215,907	$17,565	8.14%
Investment securities	19,694	707	3.59%
Federal funds sold	11,169	354	3.17%
Interest Bearing Deposits in Banks	3,299	156	4.73%

Total average earning assets	$250,069	$18,782	7.51%

Non-earning assets:
Cash and due from banks	14,474
Bank premises and equipment	9,581
Other assets	8,511
Allowance for loan loss	(2,346)

Total average assets	$280,289

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits

Interest-bearing Demand	$104,922	$2,384	2.27%
Savings	6,307	36	0.57%
Time Deposits	77,567	2,190	2.82%
Other borrowing	12,845	636	4.95%

Total average interest-bearing liabilities	$201,641	$5,246	2.60%

Noninterest-bearing liabilities:
Demand deposits	59,009
Other liabilities	986

Total average liabilities	261,636
Shareholders’ equity:	18,653

Total average liabilities and shareholders’ equity	$280,289

Net interest income		$13,536

Net interest margin			5.41%

The following table sets forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume, rates and the combination of volume and rates (mix) for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

ANALYSIS OF CHANGES IN NET INTEREST INCOME AND EXPENSE

Table 32: Rate/Volume Table	Years ended December 31, 2007 over 2006

(In thousands)	Net Change	Rate	Volume	Mix

Interest Income:
Loans and leases	$3,001	$135	$2,851	$15
Investment securities	712	72	607	33
Federal funds sold	1,012	14	951	47
Interest Bearing Deposits in Banks	22	—	—	22

Total interest income	$4,747	$220	$4,408	$118

Interest Expense:
Interest-bearing Demand	$(207)	$76	$(274)	(9)
Savings	(10)	(1)	(9)	—
Time Deposits	4,959	1,044	3,301	614
Other borrowing	(88)	53	(134)	(6)
Total interest expense	$4,654	$1,171	$2,884	$600

Net interest income	$93	$(950)	$1,525	$(482)

Table 33: Rate/Volume Table	Years ended December 31, 2006 over 2005

(In thousands)	Net Change	Rate	Volume	Mix

Interest Income:
Loans and leases	$7,336	$2,392	$4,351	$593
Investment securities	614	317	205	92
Federal funds sold	(81)	190	(176)	(95)
Interest Bearing Deposits in Banks	(156)	(156)	(156)	156

Total interest income	$7,713	$2,743	$4,225	$746

Interest Expense:
Interest-bearing Demand	$54	$388	$(287)	$(47)
Savings	20	20	—	—
Time Deposits	3,418	1,263	1,367	788
Other borrowing	450	216	175	59
Total interest expense	$3,942	$1,886	$1,255	$801

Net interest income	$3,771	$857	$2,969	$(55)

1.	The volume change in net interest income represents the change in average balance divided by the previous year’s rate.

2.	The rate change in net interest income represents the change in rate divided by the previous year’s average balance.

3.	The mix change in net interest income represents the change in average balance multiplied by the change in rate.

NON-INTEREST INCOME

The Company’s non-interest income consists primarily of service charges on deposit accounts, gain on sale of loans and ATM and other service fees. For the year ended December 31, 2007, non-interest income represented 7.31% of the Company’s revenues versus 8.88% in 2006, and 11.67% in 2005.

          Total non-interest income decreased slightly to $2.47 million in 2007 from $2.58 million in 2006 which was a slight increased from $2.48 million in 2005. Service charge income increased $25 thousand or 2.89% to $889 thousand in 2007. Service charge income increased $106 thousand in 2006 or 13.98% to $864 thousand, up from $758 thousand for the comparable period in 2005. The increase in service charge income is the result of the increase in deposit accounts as a result of the growth of the Company. The increase in service charges in 2007 and 2006 was offset by a decrease in gain on sales of loans of $144 thousand or 49.98% between 2007 and 2006 and $515 thousand or 63.66% between 2006 and 2005. The decrease in the gain on sale of loans in 2007 and 2006 are due to both the timing of the sale of the loans and the changes in the number and dollar amount of loans sold. Other income increased $1 thousand to $1.43 million in 2007 over 2006 and increased $511 thousand or 56.53% in 2006 from $914 thousand in 2005. Sources of other incomes remained constant in 2007 compared to 2006. The increase in 2006 over 2005 was primarily the result of an increase in fee income derived from the referral of commercial mortgage loans to third parties.

The following table sets forth a summary of non-interest income for the periods indicated.

Table 33: Noninterest Income	Years Ended December 31,

	2007	2006	2005

		(In thousands)
Service charges	$889	$864	$758
Gain on sale of loans	150	294	809
Other income	1,426	1,425	914

Total non-interest income	$2,465	$2,583	$2,481

NON-INTEREST EXPENSE

Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, professional fees, appraisal fees, directors’ fees, postage, stationery and supplies expenses, telephone expenses, data processing expenses, advertising and promotion expense and other operating expenses. Non-interest expense for 2007 was $11.0 million compared to $10.4 million for 2006 and $9.1 million in 2005, representing an increase of $0.6 million or 5.77% for 2007, and $1.3 million or 13.84% for 2006. The decrease in salary and benefits in 2007 over 2006 of $143,000 was primarily the result of staff turnover, efficiencies realized on upgraded systems and management focus on controlling increases in salaries and benefits. Increases in salaries and benefits in 2006 over 2005 are indicative of the continuing additions to staff the expanded branch operations in line with their growth over the two years ended December 31, 2006. In addition the Company began to recognize share based compensation expenses in 2006 resulting in $309 thousand of expense in 2007 and $229 thousand in 2006, as a result of adopting SFAS No. 123(R). For additional information related to the adoption of SFAS 123(R), please see notes 2 and 11 of the consolidated financial statements. The increase in occupancy and equipment expense of $236 thousand in 2007 over 2006 is attributable to the addition of the new branches in Lodi and Hayward in 2006. Data Processing expense increased by $205 thousand in 2007 over 2006 levels; the increase is primarily attributable to the costs associated with implementing electronic clearing of paper check items. Advertising expense increased in 2007 and 2006 due to a focus on increasing market share and increased costs associated with retaining customers. Other expense increased in 2007 over 2006 primarily due to correspondent bank charges and other costs associated with the growth of the Company. Other expenses decreased slightly in 2006 over 2005 as a result of decreased miscellaneous operating losses offset by slightly higher correspondent banking charges associated with volume of items processed.

The following table sets forth a summary of non-interest expense for the periods indicated.

Table 34: Noninterest Expense

	Year Ended December 31,

	(In thousands)
	2007	2006	2005

Salaries & benefits	$5,336	$5,479	$4,742
Occupancy & equipment	1,888	1,652	1,446
Professional fees	294	349	397
Appraisal fees	266	337	255
Directors fees	290	274	259
Postage, stationery and supplies	212	184	196
Telephone	251	210	190
Data processing	491	286	243
Advertising and promotion	545	365	127
Other operating expenses	1,424	1,224	1,245

Total noninterest expense	$10,997	$10,360	$9,100

PROVISION FOR INCOME TAXES

The Company’s provision for income taxes includes both federal income and state franchise taxes and reflects the application of federal and state statutory rates to the Company’s net income before taxes. The principal difference between statutory tax rates and the Company’s effective tax rate is the benefit derived from investing in tax-exempt securities and Company owned life insurance. Increases and decreases in the provision for taxes primarily reflect changes in the Company’s net income before tax. The following table reflects the Company’s tax provision and the related effective tax rate for the periods indicated.

The following table reflects the Company’s tax provision and the related effective tax rate for the periods indicated.

Table 35: Tax Provision

	Years Ended December 31,

(Dollars in thousands)	2007	2006	2005

Tax Provision	$2,894	$3,627	$2,596
Effective Tax Rate	38.88%	39.56%	37.72%

FINANCIAL CONDITION

Investment Securities

The Company classifies its investment securities as “held-to-maturity” or “available-for-sale” at the time of investment purchase. Generally, all securities are purchased with the intent and ability to hold them for long-term investment, and the Company has both the ability and intent to hold “held-to-maturity” investments to maturity. The Company does not engage in trading activities.

          Investment securities held-to-maturity are carried at cost adjusted for the accretion of discounts and amortization of premiums. Securities available-for-sale may be sold to implement the Company’s asset/liability management strategies and in response to changes in interest rates, prepayment rates and similar factors. Securities available-for-sale are recorded at fair value and unrealized gains or losses, net of income taxes, are reported as accumulated other comprehensive income or loss, in a separate component of shareholder’s equity. Gain or loss on sale of investment securities is based on the specific identification method.

          Investment securities held-to-maturity at December 31, 2007, consisted of mortgage-backed securities totaling $58 thousand with a remaining contractual maturity of 7 to 14 years and a weighted-average yield to maturity of 7.11%.

The following table summarizes the contractual maturities of the Company’s investment securities at their carrying value and their weighted-average yields at December 31, 2007. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

Table 36: Investment Yields

(Dollars in thousands)	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale
securities:
US Government Agencies and Treasuries	$17,924	4.41%	$996	5.00%	$—	—%	$1,450	6.22%	$20,370	4.57%

Municipal Obligations	135	3.75%	205	3.50%	—	—%	2,719	4.75%	3,059	4.62%

Corporate and Other Bonds	—	—%	—	—%	—	—%	9,755	6.24%	9,755	6.24%
Mortgage- backed securities	—	—%	514	3.46%	—	—%	8,240	6.43%	8,754	6.26%

Total available-for-sale securities	18,059	4.41%	1,715	4.36%	—	—%	22,164	6.13%	41,938	5.31%

Held-to-maturity
Securities
Mortgage-backed securities	$—	—%	$—	—%	$39	7.28%	$19	6.74%	$58	7.11%

The following table summarizes the carrying value of the Company’s investment securities held on the dates indicated.

Table 37: Investment Balances

	As of December 31,
(Dollars in thousands)	2007	2006	2005

Available-for-sale Securities – at fair value:
U.S. Government & Agencies	$20,417	$13,733	$14,852
Municipal Obligations	3,161	2,760	2,865
Corporate and Other Bonds	9,592	2,506	3,325
Mortgage- backed securities	8,124	4,035	7,374

Total available-for-sale	$41,294	$23,034	$28,416

Held-to-maturity Securities – at amortized cost:
Mortgage-backed Securities	$58	$73	$123

As of December 31, 2007, the aggregate book value of the Company’s investment in securities of a single issuer did not exceed 10% of the company’s shareholders’ equity.

LOANS AND ASSET QUALITY

The Company concentrates its lending activities primarily within Alameda, Calaveras, San Joaquin, Stanislaus and Tuolumne Counties.

          The Company manages its credit risk through diversification of its loan portfolio and the application of underwriting policies and procedures and credit monitoring practices. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to repay the loans is dependent upon the professional services and residential real estate development industry sectors. Generally, the loans are secured by real estate or other assets and are expected to be repaid from cash flows of the borrower or proceeds from the sale of collateral.

The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

Table 38: Loan Categories

(Dollars in thousands)	As of December 31,

	2007	2006	2005	2004	2003

Commercial and Agricultural	$95,658	$89,045	$60,645	$55,569	$57,638

Real estate-construction	80,168	75,654	43,352	22,965	28,219

Real estate-commercial mortgage	121,157	112,532	126,166	109,895	60,174

Installment	15,215	12,526	13,536	13,121	10,823

Deferred Loan Fees and Costs	208	40	213	199	284

Allowance for Loan Losses	(3,948)	(2,478)	(2,356)	(2,214)	(1,653)

Total Net Loans	$308,458	$287,318	$241,556	$199,535	$155,485

Net loans have increased $21.1 million or 7.36%, to $308.5 million at December 31, 2007 from $287.3 million at December 31, 2006. The Company’s loan portfolio has grown in the commercial and agricultural categories by $6.6 million or 7.43% in 2007. Real estate construction loans have increased $4.5 million or 5.97%, real estate commercial mortgage loans increased $8.6 million or 7.66% and installment loans have increased $2.7 million or 21.47% in 2007. The portfolio mix has changed in 2007 as compared with the mix of the previous year with commercial and agricultural loans increasing to 31.0% compared to 26.0% in 2006, of total net loans, real estate construction loans decreased to 26.0% compared to 26.3% in 2006, real estate - commercial mortgage loans decreased to 39.3%, compared to 44.4% and Installment loans increased to 4.9% compared to 4.1% in 2006. The shift in the mix reflects the changes in lending needs within the Company’s service area. The overall change in the mix of the loan portfolio did not significantly impact the overall risk profile in the loan portfolio.

          The following table sets forth the maturity distribution of the Company’s commercial and agricultural loans and construction loans outstanding as of December 31, 2007, which, based on remaining scheduled repayments of principal, were due within the periods indicated.

Table 39: Commercial, Agriculture and Construction Loan Maturities

		After One through Five Years
	Within One Year		After Five Years
(Dollars in thousands)				Total

Commercial and agricultural loans	$47,099	$25,447	$23,112	$95,658

Construction Loans	71,514	6,848	1,806	80,168

Total	$118,613	$32,295	$24,918	$176,239

Loans due after one year with:
Fixed Rates		$21,793	$2,930	$24,723
Variable Rates		$10,502	$21,988	$32,490

The Company’s practice is to place a loan on nonaccrual status when one of the following events occurs:(i) Any installment of principal or interest is 90 days or more past due (unless in management’s opinion the loan is well-secured and in the process of collection), (ii) management determines the ultimate collection of principal or interest to be unlikely or (iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower’s financial condition. Nonperforming loans are loans that are on nonaccrual, are 90 days past due and still accruing or have been restructured.

The following table sets forth a summary of the Company’s nonperforming loans and other assets as of the dates indicated:

Table 40: Nonperforming Assets

	As of December 31,

(Dollars in Thousands)	2007	2006	2005	2004	2003

Nonaccrual loans	$432	$—	$—	$—	$—
90 days past due and still accruing interest	—	—	—	—	—
Other Real Estate Owned	—	—	—	—	—

The Company had one nonaccrual loan as of December 31, 2007 and did not have any nonaccrual loans at December 31, 2006 or 2005.

ALLOWANCE FOR LOAN LOSSES (ALL)

In determining the amount of the Company’s Allowance for Loan Losses (“ALL”), management assesses probable loss characteristics of the loan portfolio including the concentrations, nature and diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to identified increases in credit risk. Management reviews the credit risk report with the Director Loan Committee on a weekly basis as well as with the full Board monthly.

          The adequacy of the ALL is calculated upon three components. First is the credit risk rating of the loan portfolio, including all outstanding loans. Every extension of credit has been assigned a risk rating based upon a comprehensive definition intended to measure the inherent risk of lending money. Each rating has an assigned risk factor expressed as a reserve percentage. Central to this assigned risk factor is the historical loss record of the Company. Secondly, established specific reserves are available for individual loans currently on management’s watch and classified loan lists. These are the estimated potential losses associated with specific borrowers based upon the collateral and event(s) causing the risk ratings. The third component is unallocated. This reserve is for qualitative factors that may affect the portfolio as a whole, such as those factors described below. Management believes the assigned risk grades and our methods for managing risk are satisfactory.

          The Company makes provisions to the ALL on a regular basis through charges to operations that are reflected in the Company’s statements of income as a provision for loan losses. When a loan is deemed uncollectible, it is charged against the allowance. Any recoveries of previously charged-off loans are credited back to the allowance. There is no precise method of predicting specific losses or amounts that ultimately may be charged-off on particular categories of the loan portfolio. Similarly, the adequacy of the ALL and the level of the related provision for probable loan losses is determined on a judgment basis by management based on consideration of a number of factors including (i) economic conditions, (ii) borrowers’ financial condition, (iii) loan impairment, (iv) evaluation of industry trends, (v) industry and other concentrations, (vi) loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, (vii) continuing evaluation of the performing loan portfolio, (viii) monthly review and evaluation of problem loans identified as having a loss potential, (ix) monthly review by the Board of Directors, and (x) assessments by regulators and other third parties. Certain members of Management and the Board of Directors evaluate the allowance and determine its desired level considering objective and subjective measures, such as knowledge of the borrowers’ businesses, valuation of collateral, the determination of impaired loans and exposure to potential losses.

          While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other qualitative factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s ALL. Such agencies may require the Company to provide additions to the allowance based on their judgment of information available to them at the time of their examination. There is uncertainty concerning future economic trends. Accordingly it is not possible to predict the effect future economic trends may have on the level of the provision for possible loan losses in future periods.

          The Company’s principal lines of lending are (i) commercial and agricultural, (ii) real estate construction and (iii) commercial and residential real estate. The primary sources of repayment of the Company’s commercial loans are the borrowers’ conversion of short-term assets to cash and operating cash flow. The net assets of the borrower or guarantor are usually identified as a secondary source of repayment. The principal factors affecting the Company’s risk of loss from commercial lending include each borrower’s ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company’s service area. The Company manages its commercial loan portfolio by monitoring its borrowers’ payment performance and their respective financial condition and makes periodic adjustments, if necessary, to the risk grade assigned to each loan in the portfolio. The Company’s evaluations of its borrowers are facilitated by management’s knowledge of local market conditions and periodic reviews by a consultant of the Company’s credit administration policies.

          The principal source of repayment of the Company’s real estate construction loans is the sale of the underlying collateral or the availability of permanent financing from the Company or other lending source. The principal risks associated with real estate construction lending include project cost overruns and deterioration of real estate values as a result of various factors, including competitive pressures and economic downturns. The Company manages its credit risk associated with real estate construction lending by establishing loan-to-value ratios and loan-to-cost ratios on projects on an as-completed basis, inspecting project status in advance of controlled disbursements and matching maturities with expected completion dates. Generally, the Company requires a loan-to-value ratio of not more than 80% on single family residential construction loans.

          The principal source of repayment of the Company’s real estate mortgage loans is the borrowers’ operating cash flow. Similar to commercial loans, the principal factors affecting the Company’s risk of loss in real estate mortgage lending include each borrower’s ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company’s service area. The Company manages its credit risk associated with real estate mortgage lending primarily by establishing maximum loan-to-value ratios and using strategies to match the borrower’s cash flow to loan repayment terms.

          The Company’s specific underwriting standards and methods for each of its principal lines of lending include industry-accepted analysis and modeling and certain proprietary techniques. The Company’s underwriting criteria are designed to comply with applicable regulatory guidelines, including required loan-to-value ratios. The Company’s credit administration policies contain mandatory lien position and debt service coverage requirements, and the Company generally requires a guarantee from 20% or more owners of its corporate borrowers.

          The ALL should not be interpreted as an indication that charge-offs in future periods will occur in the stated amounts or proportions.

The following table summarizes the Company’s loan loss experience as well as provisions and charges to the allowance for loan losses and certain ratios for the periods indicated.

Table 41: Allowance for Loan Loss Activity

	Years Ended December 31,

(Dollars in thousands)	2007	2006	2005	2004	2003

Beginning Balance:	$2,478	$2,356	$2,214	$1,653	$1,307

Provision for loan losses	1,425	360	35	504	536
Charge-offs:
Commercial	(143)	(10)	—	(9)	(90)
Real Estate	—	—	—	—	—
Other	(18)	(14)	(17)	—	(105)

Total Charge-offs	(161)	(24)	(17)	(9)	(195)

Recoveries:
Commercial	203	—	124	66	1
Other	3	1	—	—	4
Total Recoveries	206	1	124	66	5

Reclassification of the reserve for unfunded commitments	—	(215)	—	—	—

Ending Balance	$3,948	$2,478	$2,356	$2,214	$1,653

ALL to total loans	1.26%	0.86%	0.98%	1.10%	1.05%
Net (recoveries) charge-offs to average loans	(0.02)%	0.01%	(.01)%	(.03)%	.12%

The provision for loan losses was $1,425,000 for 2007 compared to $360,000 for 2006 and $35,000 for 2005. The increase of $1,065,000 in the provision for loan losses, in 2007 over 2006, represented potential losses from specific customers and not degradation of overall credit quality in the loan portfolio. The increase in the amount of the provision in 2006 compared to 2005 is a direct result of growth in the portfolio in addition to the analysis of the loan portfolio and the loan loss history of the Company. Net (recoveries) charge-offs were $(45,000) or .02% of average loans for 2007 compared to $23,000 or .01% of average loans for 2006 and $(107,000) or .05% of average loans for 2005. Management does not believe that there were any trends indicated by the detail of the aggregate charge-offs for any of the periods discussed.

The following table summarizes the allocation of the allowance for loan losses (ALL) by loan type and the loans as a percent of loans outstanding in each loan category at the dates indicated

Table 42: Allocation of Allowance for Loan Loss

(Dollars in thousands)

	2007		2006		2005		2004		2003

Commercial and Agricultural	$1,584	30.77%	$1,086	25.82%	$994	24.89%	$880	27.57%	$736	36.75%
Real estate – construction	757	25.68%	269	26.11%	196	17.79%	115	11.39%	141	17.94%
Real estate – commercial	563	39.58%	642	44.01%	501	51.77%	422	54.52%	229	38.36%
Installment	293	3.97%	279	4.06%	300	5.55%	308	6.52%	248	6.95%
Unallocated	751	—	202	—	365	—	489	—	305	—

Total	$3,948	100.00%	$2,478	100.00%	$2,356	100.00%	$2,214	100.00%	$1,653	100.00%

DEPOSITS

The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposit, savings and checking accounts.

The following table sets forth the remaining maturities of certificates of deposit at December 31, 2007

Table 43: Deposit Maturity Schedule

(Dollars in thousands)	Under $100,000	Over $100,000

Three Months or less	$26,400	$37,335
Over three through six months	19,422	34,123
Over six through twelve months	14,713	42,423
Over twelve months	8,823	13,850

Total	$69,358	$127,731

LIQUIDITY AND MARKET RISK

The purpose of liquidity management is to ensure efficient and economical funding of the Company’s assets consistent with the needs of the Company’s depositors and, to a lesser extent, shareholders. This process is managed not by formally monitoring the cash flows from operations, investing and financing activities as described in the Company’s statement of cash flows, but through an understanding principally of depositor and borrower needs. As loan demand increases, the Company can use asset liquidity from maturing investments along with deposit growth to fund the new loans.

          With respect to assets, liquidity is provided by receipts from cash and money market investments such as interest-bearing time deposits, federal-funds sold, available-for-sale investment securities, and by principal and interest payments on loans. With respect to liabilities, liquidity is provided by core deposits, shareholders’ equity and the ability of the Company to borrow funds and to generate deposits.

          Because estimates of the liquidity needs of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company’s liquid assets (cash and due from banks, federal funds sold, interest bearing deposits in banks and available-for-sale investment securities) totaled $89.9 million or 20.8% of total assets at December 31, 2007, $73.7 million or 19.0% of total assets at December 31, 2006 and $47.5 million or 15.4% of total assets at December 31, 2005. The Company expects that its primary source of liquidity will be earnings of the Company, acquisition of core deposits, and wholesale borrowing arrangements.

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and processes such as interest rates, commodity prices and equity prices. As typical for a financial institution, the Company’s market risk arises primarily from interest rate risk exposure. Fluctuation in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company’s assets and liabilities, and the market value of all interest earning assets and interest bearing liabilities, other than those that possess a short term to maturity. Based upon the nature of its operations, the Company is not subject to foreign currency exchange or commodity pricing. However, the Company’s commercial real estate loan portfolio, concentrated primarily in Northern California, is subject to risks associated with the local economies.

          The fundamental objective of the Company’s management of its assets and liabilities is to maximize the economic value of the Company while maintaining adequate liquidity and managing exposure to interest rate risk deemed by management to be acceptable. Management believes an acceptable degree of exposure to interest rate risk results from management of assets and liabilities through using floating rate loans and deposits, maturities, pricing and mix to attempt to neutralize the potential impact of changes in market interest rates. The Company’s profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and securities, and interest expense on interest bearing liabilities, such as deposits, trust preferred securities and other borrowings. The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest earning assets reprice differently from its interest bearing liabilities. The Company manages its mix of assets and liabilities with the goal of limiting exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds.

          The Company seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The Company has adopted formal policies and practices to monitor and manage interest rate exposure. As part of this effort, the Company measures interest rate risk utilizing both an internal asset liability measurement system as well as independent third party reviews to confirm the reasonableness of the assumptions used to measure and report the Company’s interest rate risk, enabling management to make any adjustments necessary.

          Interest rate risk is managed by the Company’s Asset Liability Committee (“ALCO”), which includes members of senior management and several members of the Board of Directors. The ALCO monitors interest rate risk by analyzing the potential impact on interest income from potential changes in interest rates and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages the Company’s balance sheet in part to maintain the potential impact on net interest income within acceptable ranges despite changes in interest rates. The Company’s exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO.

NET INTEREST INCOME SIMULATION

In order to measure interest rate risk at December 31, 2007, the Company used a simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis, which is performed quarterly by management, calculates the difference between net interest income forecasted using a rising and falling interest rate scenario and net interest income forecasted using a base market derived from the current interest rates. The income simulation model includes various assumptions regarding the re-pricing relationships for each of the Company’s products. Many of the Company’s assets are floating rate loans, which are assumed to reprice immediately and to the same extent as the change in market rates according to their contracted index. The Company’s non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company.

          The analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It assumes that the balance sheet grows modestly, but that its structure will remain similar to the structure at year-end. It does not account for all factors that impact this analysis, including the potential impact of loan prepayments, deposit drifts or other balance sheet movements including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to the Company’s credit risk profile as interest rates change. Changes that vary significantly from the assumptions may have significant effects on the Company’s net interest income.

The following table reflects the Company’s projected net interest income sensitivity analysis based on year-end data:

Table 44: Interest Income Sensitivity

	December 31, 2007

Change in Rates	Adjusted Net Interest Income	Percent Change From Base
	(In thousands)

Up 200 basis points	$16,906	3.99%
Up 150 basis points	$16,753	3.05%
Up 100 basis points	$16,594	2.07%
Base Scenario	$16,257	0.00%
Down 100 basis points	$15,919	(2.08)%
Down 150 basis points	$15,743	(3.16)%
Down 200 basis points	$15,563	(4.27)%

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2007:

Table 45: Contractual Obligations

	Total	Less than one year	1-3 years	3-5 years	More than 5 years

Subordinated Debentures, floating rate of 7.78% payable March 17, 2034	$3,609	$—	$—	$—	$3,609
Subordinated Debentures, floating rate of 6.44% payable September 16, 2037	5,155	—	—	—	5,155
FHLB Loans weighted average fixed rate of 3.87%	40,000	40,000	—	—	—
Operating lease obligations	2,127	426	473	417	811
Salary continuation plan (1)	1,016	—	—	—	1,016

Total	$51,907	$40,426	$473	$417	$10,591

(1)	Salary continuation plan obligations represents amount accrued as of December 31, 2007 under the terms of the plan.

In addition to those obligations listed above, in the normal course of business, the Company will make cash distributions for, among other items, the payment of interest on interest bearing deposit accounts and debt obligations, payments for quarterly tax estimates and contributions to certain employee benefit plans.

CAPITAL RESOURCES

Capital adequacy is a measure of the amount of capital needed to sustain asset growth and act as a cushion for losses. Capital protects depositors and the Federal deposit insurance fund from potential losses and is a source of funds for the investments the Company needs to remain competitive. Historically, capital has been generated principally from the retention of earnings.

          Overall capital adequacy is monitored on a day-to-day basis by the Company’s management and reported to the Company’s Board of Directors on a quarterly basis. The Bank’s regulators measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. Under the risk-based capital standard, assets reported on the Company’s balance sheet and certain off-balance sheet items are assigned to risk categories, each of which is assigned a risk weight.

          This standard characterizes an institution’s capital as being “Tier 1” capital (defined as principally comprising shareholders’ equity and qualifying subordinated debentures ) and “Tier 2” capital (defined as principally comprising the qualifying portion of subordinated debt and the qualifying portion of the ALL), the total amount not to exceed 100% of Tier 1 capital.

          The minimum ratio of total risk-based capital to risk-adjusted assets, including certain off-balance sheet items, is 8%.

          At December 31, 2007, 2006 and 2005 the Company’s capital met all minimum regulatory requirements.

          As of December 31, 2007, the most recent notification by the Federal Depository Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category. For more information on the Company’s and the Bank’s risk-based capital ratios, see note 11 “Shareholders’ Equity.”

IMPACT OF INFLATION

Inflation affects the Company’s financial position as well as its operating results. It is management’s opinion that the effects of inflation on the financial statements have not been material.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents the summary unaudited results for the stated eight quarters:

Table 46: Quarterly Financial Results

		2007				2006

(In thousands, except per share data)	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Diluted earnings per share	$0.13	$0.33	$0.35	$0.33	$0.39	$0.39	$0.33	$0.31
Basic earnings per share	$0.14	$0.35	$0.38	$0.36	$0.43	$0.44	$0.37	$0.35
Interest income	$7,667	$7,937	$8,132	$7,506	$7,440	$6,942	$6,321	$5,792
Net interest income	$4,175	$4,241	$4,653	$4,331	$4,573	$4,463	$4,199	$4,072
Provision for loan losses	$1,165	$40	$55	$165	$90	$90	$90	$90
Total non-interest income	$484	$589	$706	$686	$766	$718	$500	$599
Total non-interest expense	$2,585	$2,711	$3,002	$2,699	$2,719	$2,602	$2,452	$2,587
Income before taxes	$909	$2,079	$2,313	$2,142	$2,530	$2,489	$2,157	$1,994
Net Income	$513	$1,301	$1,409	$1,326	$1,517	$1,512	$1,307	$1,207

MARKET PRICE FOR REGISTRANT’S COMMON EQUITY, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is listed for trading on the NASDAQ Global Market under the symbol PSBC. Prior to July 12, 2005, trading information regarding the common stock was available via the OTC Bulletin Board. The following table, which summarizes trading activity during the Company’s last two fiscal years, is based on information provided by Yahoo.com Historical Quotes. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions.

Table 47: Quarterly Sales Prices

	Sales Prices

Quarter Ended:	High	Low	Volume

December 31, 2007	18.89	12.44	132,100
September 30, 2007	20.74	15.51	310,600
June 30, 2007	21.90	16.75	149,300
March 31, 2007	24.23	19.87	503,000

December 31, 2006	$23.90	$18.50	154,129
September 30, 2006	$19.25	$17.65	379,539
June 30, 2006	$18.99	$17.75	281,245
March 31, 2006	$18.50	$16.26	100,211

As of March 15, 2008, there were approximately 290 holders of record of the common stock of the Company.

DIVIDENDS

The Company’s primary source of cash is dividends from the Bank. The Bank’s ability to pay dividends is subject to certain regulatory requirements. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years, less distributions made to shareholders’ during the same three-year period. As of December 31, 2007, the Bank had $15.2 million in retained earnings available for dividends to shareholders. In addition, the Company’s ability to pay dividends is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts.

          The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

Stock Performance Graph

The following chart, compare the yearly percentage changes in cumulative shareholder return on our common stock during the five fiscal years ended December 31, 2007., with (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (ii) the Standard and Poor’s 500 and (iii) the Total Return Index for the Nasdaq Bank Stocks, as reported by the Center for Research in Securities Prices. The comparison assumes $100.00 was invested on December 31, 2002, in our common stock and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends. Price information from December 31, 2002 to December 31, 2007, was obtained by using Nasdaq closing prices as of the last trading day of each year.

	Period Ending

Index	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007

Pacific State Bancorp	$100.00	$201.75	$512.50	$462.50	$543.50	$314.25
Nasdaq Bank Stocks	$100.00	$129.93	$144.21	$137.97	$153.15	$119.35
Nasdaq U.S.	$100.00	$150.01	$162.89	$165.13	$180.85	$198.60
S&P 500	$100.00	$126.38	$137.75	$141.88	$161.20	$166.89

Company and Bank Officers

Steven A. Rosso
President & Chief Executive Officer

Gary A. Stewart
Executive Vice President & Chief Credit Officer

JoAnne Roberts
Senior Vice President & Chief Financial Officer

Bank Officers

Laura Bunch
Senior Vice President
Regional Manager- March Lane
Stockton Main/Tracy/Hayward

Linda Ogata
Senior Vice President & Manager
Lodi

Rick Simas
Senior Vice President
Regional Manager
Lodi/Modesto/Angels
Camp/Arnold/Groveland

Ron Aschwanden
Senior Vice President
Calaveras County

Marie Verza
Senior Vice President
Manager - March Lane

Alan Lozito
Senior Vice President Branch
Manager Hayward

Sylvia Hanania
Vice President & Senior Operations Officer

Barbara Dennison
Vice President
Manager – Note Department

Rita Stolp
Vice President
Loan Officer – March Lane

Justin Garner
Vice President - Controller

James Murphy
Vice President
Commercial Loan Officer -Hayward

Venus Colombini
Vice President
Manager-Groveland

Patrick Coon
Vice President
Manager - Main

Glenn Scott
Vice President & MIS Director

Stephen Benton
Vice President
Commercial Loan Officer - Modesto

Lana Littell
Assistant Vice President
Credit Analyst

Shelly Urbanek
Assistant Vice President- Lending Services
Officer-Tracy

Jamie Vroege
Assistant Vice President-Operations Officer –
March Lane

Maureen Enright
Assistant Vice President-Loan Support Specialist

Laurence Held
Assistant Vice President
Business Development Officer

John Lozano
Assistant Vice President
Loan Officer – Tracy

Jennifer Higby
Assistant Vice President
Business Development Officer
Modesto

Jeffrey Dove
Loan Officer – Angels Camp

Jean Turpin
Branch Manager-Arnold

Marie Trigueiro
Personal Banking Officer – Angles Camp

Samuel Flores
Operations Officer – Hayward

Michelle Hendrix
Operations Officer - Groveland

Rosibel Rivera
Operations Officer – Modesto

Larry Hernandez
Operations Officer – Tracy

Touch Keo (Deborah)
Business Development Officer

Lori Menchaca
Operations Officer – Arnold

Traci Barnett
Operations Officer – Lodi

Susan Winans
Operations Officer – Angels Camp

Joanne Ford
Administration Officer

Erick Lacy
Commercial Loan Officer – Lodi

Phillip Harris
Financial Services Representative
Modesto

Stock Market Makers
First Security Van Casper
San Francisco, CA
Stephen L. Eddy
800-652-1747 ext. 727

Howe Barnes Investments, Inc.
Michael S. Hedrei
555 Market Street
18th floor
San Francisco, California 94105
800-800-4693
mhedrei@howebarnes.com

Keefe, Bruyette & Woods
Robert Sprotte
787 Seventh Ave, 4th Floor
New York, NY 10019
212-887-8960
rsprotte@kbw.com

Monroe Securities
Russel J. Feltes
343 W. Erie Street, Suite 410
Chicago, IL 60610
800-766-5560
rfeltes@monroesecurities.net

Seidler & Company
Troy Norlander
P.O. Box 1688
42605 Moonridge Road
Big Bear lake, CA 92315
800-288-2811
tnorlander@seidlercos.com

Sandler O’neill Partners, L.P.
Chris Munch
919 3rd Avenue 6th Floor
New York, New York 10022
212-466-8025
cmunch@sandleroniell.com

Wedbush Morgan Securities
4949 SW Meadows Road, Suite 100
Lake Oswego, OR 97035
Contact: Lisa Gallo
1-866-491-7828
lisa.gallo@wedbush.com
www.wedbush.com

McAdams Wright Ragen
Joey Warmenhoven
1211 S.W. Fifth Avenue, Suite 1400
Portland, OR 97204
503-422-4044
www.mwrinc.com

Wunderlich Securities
Mike Sammon
1-800-388-3851
Senior Vice President
200 W. Madison St. Suite 2950
Chicago, IL 60606.

FIG Partners
Tim Coffee
1175 Peachtree Street NE, Suite 2250
Atlanta, Georgia 30361
tcoffee@figpartners.com

Legal Counsel
Shapiro Buchman Provine &Patton LLP
John W. Carr
1333 N. California Blvd., Suite 350
Walnut Creek, CA 94596

Independent Registered Public Accounting Firm
Perry-Smith LLP
400 Capitol Mall, Suite 1200
Sacramento, CA 95814

Transfer Agent
Mellon Investor Services LLC
85 Challenger Rd
Ridgefield, Park, NJ 07660

Equity Research Analyst
Tim O’Brien
Sandler O’Neill + Partners. L.P.
455 Market Street, Ste 2070
San Francisco, CA 94105
415-978-5033
tobrien@sandleroneill.com

Don Worthington
Howe Barnes Hoefer & Arnett
555 Market Street
18th floor
San Francisco, California 94105
415-538-5733
dworthington@howebarnes.com

Customer Service
877-841-0110

TeleWave Banking
877-487-2265

Web Address
www.pacificstatebank.com

Trading Symbol
PSBC

Corporate Office
1899 West March Lane
Stockton, CA 95207
209-870-3214
Mailing address:
PO BOX 1649
Stockton, CA 95201

Shareholder Relations

The Company has adopted a Code of Ethics as defined in Item 406 of Regulation S-K that applies to its principal executive and financial officers and the persons performing similar functions. In addition, the Company files an Annual Report on Form 10-K with the Securities and Exchange Commission and Annual Report on Form FR Y-6 with the Federal Reserve Board. Copies of the Code of Ethics, and latest Annual Report on Form 10-K and Form FR Y-6 are available upon request. Requests for such information should be directed to:

JoAnne Roberts
Senior Vice President/Chief Financial Officer
Pacific State Bank
P. O. Box 1649
Stockton, CA 95201-1649

Member FDIC

Board Of Directors

Harold Hand, M.D., Inc
Chairman of the Board
Zeiter Eye Medical Group

Steven A. Rosso
President & Chief Executive Officer
Pacific State Bancorp & Pacific State Bank

Gary A. Stewart
Executive Vice President & Chief Credit Officer
Pacific State Bancorp & Pacific State Bank

Michael L. Dalton, C.P.A., Inc
Attentive Investment Managers, Inc

Maxwell M. Freeman
Freeman, D’Auito, Pierce, Gurev, Keeling & Wolf
A Professional Law Corporation
Patricia A. Hatton, M.D., Inc

Steven J. Kikuchi
Landscape Architect

Yoshikazu Mataga,
Owner, Mataga Buick Pontiac & GMC
Mataga Cadillac Tracy Pontiac Cadillac & GMC

Russell Munson
Owner, Wine & Roses Hotel Restaurant & Spa

Kathleen M. Verner*
Vice President
Verner Construction