Form 10-K, Exhibit 13
period 2008-12-31
PACIFIC STATE BANCORP
filed 2009-03-31
CIK 1169424

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Pacific State Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheet of Pacific State Bancorp and subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific State Bancorp and subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP

Sacramento, California
March 24, 2009

SELECTED FINANCIAL DATA

The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Company’s audited consolidated financial statements and notes thereto, included elsewhere in this report.

(Dollars in thousands, except per share data)	Year Ended December 31,
	2008	2007	2006	2005	2004
Statements of Operations:
Total Interest Income	$27,275	$31,242	$26,495	$18,782	$13,509
Net Interest Income	15,035	17,400	17,307	13,536	10,451
Provision for Loan Losses	7,001	1,425	360	35	504
Total Non-interest Income	(5,268)	2,465	2,583	2,481	2,525
Total Non-interest Expenses	13,328	10,997	10,360	9,100	7,429
(Benefit from)Provision for Income Taxes	(5,372)	2,894	3,627	2,596	1,874
Net (Loss) Income	(5,190)	4,549	5,543	4,286	3,169

Balance Sheets:
Total Assets	421,453	431,074	386,752	309,611	254,361
Total Investments	39,738	41,352	23,107	28,539	23,582
Total Loans, net	301,945	308,458	287,318	241,556	199,535
Allowance for Loan Losses (ALL)	6,019	3,948	2,478	2,356	2,214
Total Deposits	340,980	341,821	340,996	273,074	223,761
Subordinated Debentures	8,764	8,764	8,764	8,764	8,764
Shareholders' Equity	27,284	34,036	29,059	21,373	16,830

Performance Ratios:
(Loss) Return on Average Assets	(1.20)%	1.13%	1.67%	1.53%	1.37%
(Loss) Return on Average Equity	(14.95)%	14.22%	22.91%	22.98%	21.64%
Average Equity to Average Assets	8.00%	7.95%	7.30%	6.65%	6.34%
Tier 1 Risk-Based Capital	10.25%	11.40%	10.65%	10.44%	10.10%
Total Risk-Based Capital	11.50%	12.60%	11.83%	11.88%	12.60%
Net Interest Margin	3.84%	4.79%	5.76%	5.41%	5.14%
Average Earning Assets to Average Total Assets	90.40%	90.31%	93.33%	89.22%	88.18%
Nonperforming Assets to Total Assets	5.59%	0.10%	--	--	--
ALL to Total Loans	1.95%	1.26%	0.86%	0.98%	1.10%
Nonperforming Loans to ALL	391.43%	10.94%	--	--	--

Share Data:
Common Shares Outstanding	3,718,598	3,707,698	3,665,968	3,517,113	3,448,042
Book Value Per Share	$7.34	$9.19	$7.94	$6.08	$4.88
Basic (Loss) Earnings Per Share	$(1.40)	$1.23	$1.57	$1.23	$0.92
Diluted Earnings Per Share	$(1.40)	$1.14	$1.41	$1.10	$0.84

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
December 31, 2008 and 2007
(In thousands, except share amounts)

	2008	2007
ASSETS
Cash and due from banks	$16,700	$13,794
Federal funds sold	21,811	31,880
Total cash and cash equivalents	38,511	45,674
Interest-bearing deposits in other banks	-	3,000
Investment securities (Notes 3 and 7)	39,738	41,352
Loans, less allowance for loan losses of $6,019 in 2008 and $3,948 in 2007 (Notes 4, 10 and 13)	301,945	308,458
Premises and equipment, net (Note 5)	16,811	14,269
Other real estate	2,029	-
Company owned life insurance (Note 14)	6,751	8,025
Accrued interest receivable and other assets (Note 9)	15,668	10,296
Total assets	$421,453	$431,074
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$69,874	$67,071
Interest bearing (Note 6)	271,106	274,750
Total deposits	340,980	341,821
Other borrowings (Note 7)	40,000	40,000
Subordinated debentures (Note 8)	8,764	8,764
Accrued interest payable and other liabilities	4,425	6,453
Total liabilities	394,169	397,038

Shareholders' equity (Note 11):
Preferred stock - 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock - no par value; 24,000,000 shares authorized; issued and outstanding –3,718,598 shares in 2008 and 3,707,698 shares in 2007	10,767	10,418
Retained earnings	18,814	24,004
Accumulated other comprehensive loss, net of taxes (Notes 3 and 15)	(2,297)	(386)
Total shareholders' equity	27,284	34,036
Total liabilities and shareholders' equity	$421,453	$431,074

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands, except per share amounts)

	2008	2007	2006
Interest income:
Interest and fees on loans	$24,565	$27,902	$24,901
Interest on Federal funds sold	376	1,285	273

Interest and dividends on investment securities:
Taxable	2,095	1,843	1,093
Exempt from Federal income taxes	150	134	158
Dividends	89	78	70
Total interest income	27,275	31,242	26,495

Interest expense:
Interest on deposits (Note 6)	10,425	12,844	8,102
Interest on borrowings (Note 7)	1,351	296	376
Interest on subordinated debentures (Note 8)	464	702	710
Total interest expense	12,240	13,842	9,188

Net interest income before provision for loan losses	15,035	17,400	17,307
Provision for loan losses (Note 4)	7,001	1,425	360
Net interest income after provision for loan losses	8,034	15,975	16,947

Non-interest income:
Service charges	823	889	864
Gain on sale of loans	188	150	294
Gain on sale of assets	471	-	-
Gain on death benefit from company owned life insurance	2,574	-	-
Other income	890	1,426	1,425
Other than temporary impairment charge (Note 3)	(8,923)	-	-
Loss on sale of securities (Note 3)	(1,291)	-	-
Total non-interest income	(5,268)	2,465	2,583

Non-interest expenses:
Salaries and employee benefits (Note 14)	5,546	5,336	5,479
Occupancy (Notes 5 and 10)	1,251	1,180	980
Furniture and equipment (Notes 5 and 10)	1,032	708	672
Other expenses (Note 12)	5,499	3,773	3,229
Total non-interest expenses	13,328	10,997	10,360

(Loss) income before (benefit from) provision for income taxes	(10,562)	7,443	9,170
(Benefit from) provision for income taxes (Note 9)	(5,372)	2,894	3,627
Net (loss) income	$(5,190)	$4,549	$5,543

Basic (loss) earnings per share (Note 11)	$(1.40)	$1.23	$1.57

Diluted (loss) earnings per share (Note 11)	$(1.40)	$1.14	$1.41

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands, except share amounts)

	Common Stock			Accumulated Other Compre- hensive	Total
	Shares	Amount	Retained Earnings	Loss (Net of Taxes)	Shareholders' Equity
Balance, January 1, 2006	3,517,113	$7,556	$13,912	$(95)	$21,373

Net income			5,543		5,543
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				48	48
Stock-based compensation expense		229			229
Stock options exercised and related tax benefit (Note 11)	135,421	1,616			1,616
Proceeds from issuance of stock	13,434	250			250

Balance, December 31, 2006	3,665,968	9,651	19,455	(47)	29,059

Net income			4,549		4,549
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				(339)	(339)
Stock-based compensation expense		309			309
Stock options exercised and related tax benefit (Note 11)	41,730	458			458

Balance, December 31, 2007	3,707,698	10,418	24,004	(386)	34,036

Net loss			(5,190)		(5,190)
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax (Note 3)				(1,911)	(1,911)
Stock-based compensation expense		270			270
Stock options exercised and related tax benefit (Note 11)	10,900	79			79

Balance, December 31, 2008	3,718,598	$10,767	$18,814	$(2,297)	$27,284

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF COMPREHENSIVE  (LOSS) INCOME
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006
Net (loss) income	$(5,190)	$4,549	$5,543
Other comprehensive (loss) income:
Unrealized holding (losses) gains arising during the year, net of tax	(1,911)	(339)	48
Reclassification adjustment for unrealized loss and other than temporary impairment charge included in net loss, net of tax	6,011	-	-
Total comprehensive (loss) income	$(1,090)	$4,210	$5,591

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(5,190)	$4,549	$5,543
Provision for loan losses	7,001	1,425	360
Net decrease (increase) in deferred loan origination costs	65	(168)	173
Depreciation, amortization and accretion	503	93	404
Gain on sale of loans	(188)	(150)	(294)
Loss on sale of premises or equipment	-	57	-
Stock-based compensation expense	270	309	229
Tax benefit from exercise of stock options	(4)	(223)	(736)
Company owned life insurance earnings	(318)	(246)	(208)
Gain on death benefit from company owned life insurance	(2,574)	-	-
Decrease (increase) in accrued interest receivable and other assets	402	(651)	(392)
Loss on sale of securities	1,291	-	-
Other than temporary impairment charge	8,923	-	-
(Benefit) provision for deferred income taxes	(5,301)	(755)	12
(Decrease) increase in accrued interest
payable and other liabilities	(2,028)	3,420	418
Net cash provided by operating activities	2,852	7,660	5,509
Cash flows from investing activities:
Decrease (increase) in interest bearing deposits at other banks	3,000	(3,000)	-
Purchases of available-for-sale investment securities	(48,361)	(53,022)	(11,257)
Proceeds from the sale of available-for-sale securities	13,635	-	-
Proceeds from matured and called available-for-sale investment securities	22,735	33,805	16,364
Proceeds from principal repayments from available-for-sale government-guaranteed mortgage-backed securities	1,261	1,068	722
Proceeds from principal repayments from held-to-maturity government-guarantee mortgage-backed securities	26	5	23
Purchase of FRB and FHLB stock	(14)	(831)	(180)
Net increase in loans	(4,210)	(22,247)	(45,786)
Redemption (purchase) of company owned life insurance	4,166	(1,700)	(1,460)
Purchases of premises and equipment	(5,397)	(3,082)	(3,128)
Net cash used in investing activities	(9,253)	(48,984)	(44,702)
Cash flows from financing activities:
Net increase (decrease) in demand, interest-bearing and savings deposits	7,746	(21,893)	(12,262)
Net (decrease) increase in time deposits	(8,587)	22,718	80,184
Proceeds from exercise of stock options	75	235	880
Excess tax benefit from exercise of stock options	4	223	736
Proceeds from stock issuance	-	-	250
Net increase in other borrowings	-	35,100	900
Net cash (used in) provided by financing activities	(762)	36,383	70,688
(Decrease) increase in cash and cash equivalents	(7,163)	(4,941)	31,495
Cash and cash equivalents at beginning of period	45,674	50,615	19,120
Cash and cash equivalents at end of period	$38,511	$45,674	$50,615
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$12,565	$13,048	$10,475
Income taxes	$925	$2,500	$3,805

Non-cash investing activities:
Net unrealized loss (gain) on available-for-sale investment securities	$3,253	$(565)	$78

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
Pacific State Bancorp's subsidiaries include the Bank, Pacific State Statutory Trust II and Pacific State Statutory Trust III.  Pacific State Statutory Trust II and Pacific State Statutory Trust III are unconsolidated Delaware statutory business trusts formed in March 2004 and June 2007, respectively, for the exclusive purpose of issuing and selling trust preferred securities and holding subordinated debentures issued by Bancorp.  The proceeds from the issuance of subordinated debentures in 2004 were utilized by Bancorp to provide capital to the Bank and for general corporate purposes.  The proceeds from the issuance of subordinated debenture in 2007 were utilized to retire subordinated debentures issued in 2002.
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

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Pacific State Bank.  Significant intercompany transactions and balances have been eliminated in consolidation.  For financial reporting purposes, the Company's investment in Pacific State Statutory Trusts II and III ("Trusts") are accounted for under the equity method and are included in accrued interest receivable and other assets in the consolidated balance sheet.  The subordinated debentures issued and guaranteed by the Company and held by the Trusts are included as subordinated debentures in the consolidated balance sheet.

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

RECLASSIFICATIONS
Certain reclassifications have been made to prior years' balances to conform to classifications used in 2008.

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

Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances.  The Company did not have any investments classified as trading at December 31, 2008 or 2007.  All transfers between categories are accounted for at fair value. There were no transfers between categories in 2008 or 2007.
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
The Company may purchase loans or acquire loans through a business combination for which differences exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality.  When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company’s estimate of undiscounted cash flows expected to be collected over the Company’s initial investment in the loan.  The excess of contractual cash flows over cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance.  Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life.  Decreases in cash flows expected to be collected should be recognized as an impairment.  The Company may not "carry over" or create a valuation allowance in the initial accounting for loans acquired under these circumstances.  At December 31, 2008 and 2007, there were no such loans being accounted for under this policy.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOAN SALES AND SERVICING
The Company accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

Government Guaranteed Loans
Included in the loan portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Farmer Mac and USDA Business and Industry.  The guaranteed portion of these loans may be sold to a third party, with the Company retaining the unguaranteed portion.  The Company generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale.  The Company may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date.  At December 31, 2008, there were no premiums subject to these recourse provisions.
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
The Company serviced government-guaranteed loans for others totaling $53,112,000 and $47,714,000 as of December 31, 2008 and 2007 respectively.

Servicing Rights
Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities.  Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense.  Servicing assets are periodically evaluated for impairment.  Servicing rights were not significant at December 31, 2008 and 2007.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business.  The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as whole and economic conditions in the Company's service area.
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
This allowance is established through a provision for loan losses which is charged to expense.  Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth.  The allowance for loan losses at December 31, 2008 and 2007, respectively, reflects management's estimate of probable losses in the portfolio.

Allowance for Losses Related to Undisbursed Loan and Lease Commitments
The Bank maintains a separate allowance for losses related to undisbursed loan and lease commitments. Management estimates the amount of probable losses by applying the loss factors used in the allowance for loan and lease loss methodology to an estimate of the expected usage of undisbursed commitments for each loan or lease type. The allowance totaled $222,000 at December 31, 2008 and 2007, and is included in accrued interest payable and other liabilities on the consolidated balance sheet.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER REAL ESTATE
Other real estate includes real estate acquired in full or partial settlement of loan obligations.  When property is acquired, any excess of the Company's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan losses.  A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value.  The allowance is established through a provision for losses on other real estate which is included in other expenses.  Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred.  At December 31, 2008 the Company has $2,029,000 in other real estate and no other real estate at December 31 2007.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost.  Depreciation is determined using the straight-line method over the estimated useful lives of the related assets.  The useful lives of premises are estimated to be ten to thirty-nine years.  The useful lives of furniture, fixtures and equipment are estimated to be three to fifteen years.  Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter.  When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to expense as incurred.
The Company evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

GOODWILL AND INTANGIBLE ASSETS
As a result of the Company's 2002 acquisition of the Stockton branch of California Bank & Trust, the Company recognized a core deposit intangible asset of $448,000 and goodwill of $718,000.  The valuation of the core deposit intangible was based on the estimated fair value of deposits acquired and is amortized over a period of ten years.  The current balance of the core deposit intangible of $27,000 is included in accrued interest receivable and other assets in the consolidated balance sheet.  Goodwill is not amortized, but is measured along with the core deposit intangible for impairment.  At December 31, 2008 and 2007, no impairment of the core deposit intangible or goodwill has been recognized in the Company’s consolidated financial statements.

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
On January 1, 2007, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48").  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return.  In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The provisions of FIN 48 have been applied to all tax positions of the Company as of January 1, 2007.  Only tax positions that met the more-likely-than-not recognition threshold on January 1, 2007 were recognized or continue to be recognized.  The Company previously recognized income tax positions based on management's estimate of whether it was reasonably possible that a liability has been incurred for unrecognized income tax benefits by applying FASB Statement No. 5, Accounting for Contingencies.  The adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations or cash flows.
The Company recognizes interest accrued and penalties related to unrecognized tax benefits, if any in tax expense.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company.  The Company had a net loss for 2008, therefore all stock options are antidilutive.  All data with respect to computing earnings per share is retroactively adjusted to reflect stock splits and dividends and the treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

STOCK-BASED COMPENSATION
At December 31, 2008, the Company had one shareholder approved stock-based compensation plan which is described more fully in Note 11.  The Company accounts for its stock based compensation plan in accordance with FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)),using the modified prospective transition method.  Under that transition method, compensation cost recognized in fiscal years 2006, 2007 and 2008 includes: (a) compensation cost for all share-based payments vesting during 2006, 2007 and 2008 that were granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments vesting during 2006, 2007 and 2008 that were granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  For further information on grants and vesting please refer to Note 11. The Company applied the alternative transition method in calculating its pool of excess tax benefits available to absorb future tax deficiencies as provided by FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. Compensation cost is recognized net of estimated forfeitures. Results for prior periods have not been restated.
As a result of applying SFAS 123(R), the Company recorded an expense of $270,000 or $203,000 after tax in 2008, $309,000 or $239,000 after tax in 2007 and $229,000 or $133,000 after tax in 2006.

Determining Fair Value
The Company bases the fair value of the options previously granted on the date of grant using a Black-Scholes-Merton option pricing model that uses assumptions based on expected option life, the level of expected stock volatility and the risk-free interest rate.  Stock volatility is based on the historical volatility of the Company's stock. The risk-free rate is based on the U.S. Treasury yield curve and the expected term of the options. The expected term of the options represents the period that the Company's share-based awards are expected to be outstanding based on the terms of the optionee’s employment agreement and position within the Company, previous option activity, the number of shares currently owned and the expected time of when those options would be exercised. The Company has not paid cash dividends. The Company estimates the forfeiture rate in calculating the compensation expense to be insignificant.  The Company did not grant any stock options in 2008.  In 2007 the Company granted 30,000 stock options using a risk free rate of 4.98%, volatility rate of 34.79% and forfeiture rate of 2%.  This resulted in a fair market value under the Black-Scholes-Merton model of $9.22 per option.

TRANSACTION ACCOUNT GUARANTEE PROGRAM
The Bank is participating in the FDIC's Transaction Account Guarantee Program.  Under this program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account and the Bank is assessed an annual fee of 10 basis points for all deposit amounts exceeding the existing deposit insurance limit of $250,000.  Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEW FINANCIAL ACCOUNTING STANDARDS

Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines and establishes a framework for measuring fair value used in FASB pronouncements issued by FASB that require or permit fair value measurement.  This statement expands disclosures using fair value to measure assets and liabilities in interim and annual periods subsequent to the period of initial recognition.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years.  Management adopted this statement on January 1, 2008.  The impact of adoption was not material to the Company's financial condition or results of operations.  See Note 16 – Fair Value Measurements.

Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active
In October 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Financial Accounting Standard 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.  The FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  The FSP was effective immediately, and includes prior period financial statements that have not yet been issued.  The Company is subject to the provisions of the FSP effective immediately; however, the impact of FSP 157-3 was not material to the Company's financial condition or results of operations.

The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), including an amendment of FASB Statement No. 115.  SFAS No.159 permits fair value accounting to be irrevocably elected for certain financial assets and liabilities on an individual contract basis at the time of acquisition or at a remeasurement event date.  Upon adoption of SFAS No. 159, fair value accounting may also be elected for existing financial assets and liabilities.  For those instruments for which fair value accounting is elected, changes in fair value will be recognized in earnings and fees and costs associated with origination or acquisition will be recognized as incurred rather than deferred.  The Company adopted SFAS No. 159 on January 1, 2008, but did not elect the fair value option for any assets or liabilities either existing at the time of adoption or acquired thereafter for the year ended December 31, 2008.

Business Combinations
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The Company is required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009.  Earlier adoption is prohibited.  This Standard will change the Company's accounting treatment for business combinations on a prospective basis.

Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS No. 160).  SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary.  Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity.  It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures.  This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

Disclosures about Derivative Instruments and Hedging Activities
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS No. 161).  This statement requires enhanced disclosures to enable investors to better understand the effects of derivative instruments and hedging activities on an entity's financial position, financial performance, and cash flows, by requiring disclosure of the fair value of derivative instruments and their gains and losses in a tabular format.  It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are related to credit risk.  It requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments.  SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  Management does not expect the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

The Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162).  This standard identifies a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. It establishes that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  SFAS No. 162 is effective November 15, 2008 and there was no effect on the Company's consolidated financial statements upon adoption.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 2008 and 2007 consisted of the following:

AVAILABLE-FOR-SALE (AFS)

Table 1: 2008 AFS Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Debt securities:
U.S.Treasury securities	$9,937	$240	$-	$10,177
Obligations of states and political sub-divisions	3,154	11	(130)	3,035
Mortgage-backed securities	22,355	318	(2)	22,671
Corporate bonds	8,143	4	(4,338)	3,809
Total	$43,589	$573	$(4,470)	$39,692

Net unrealized losses on available-for-sale investment securities totaling $2,297,000 were recorded, net of $1,600,000 in tax benefit, as accumulated other comprehensive loss within shareholders' equity at December 31, 2008.  The Company realized losses of $7,789,000 on sales and calls of securities in 2008.  The $7,789,000 included realized losses on an other than temporary charge of $6,498,000 in the third quarter of 2008 related to Fannie Mae and Freddie Mac preferred stock.  The Company subsequently sold the preferred stock in the fourth quarter of 2008, realizing an additional loss of $345,000.  The Company recorded another other than temporary impairment charge of $2,425,000 on a single issue trust preferred debenture in the fourth quarter of 2008 which has not been sold and realized losses on other securities totaling $946,000 in the fourth quarter of 2008.  $6,011,000, net of tax benefit of $4,203,000, of unrealized losses was reclassified from accumulated other comprehensive income to loss on sale of securities and other than temporary impairment charge on the consolidated statement of operations at the time the losses were realized or determined to be other than temporarily impaired.

Table 2: 2007 AFS Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Debt securities:
U.S. Treasury securities	$17,424	$58	$-	$17,482
U.S. Government agencies	2,946	4	(15)	2,935
Obligations of states and political sub-divisions	3,059	102		3,161
Mortgage-backed securities	8,754	47	(677)	8,124
Corporate bonds	9,755	-	(163)	9,592
Total	$41,938	$211	$(855)	$41,294

Net unrealized losses on available-for-sale investment securities totaling $644,000 were recorded, net of $258,000 in tax benefit, as accumulated other comprehensive loss within shareholders' equity at December 31, 2007.  There were no proceeds or gross realized gains or losses from the sale or call of available-for-sale investment securities for the year ended December 31, 2007.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HELD-TO-MATURITY (HTM)

Table 3: 2008 HTM Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Debt securities:
Mortgage-backed securities	$46	$-	$-	$46

Table 4: 2007 HTM Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Debt securities:
Mortgage-backed securities	$58	$-	$-	$58

There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2008, 2007 and 2006.

Investment securities with unrealized losses at December 31, 2008 and 2007 are summarized and classified according to the duration of the loss period as follows:

Table 5: 2008 Unrealized Security Losses on AFS	Less than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Obligations of states and political sub-divisions	$1,325	$(130)	$-	-	$1,325	$(130)
Mortgage-backed securities	10	(1)	433	(1)	443	(2)
Corporate bonds	-	-	2,726	(4,338)	3,226	(4,338)
	$1,335	$(131)	$3,159	$(4,339)	$4,994	$(4,470)

Table 6: 2007 Unrealized Security Losses on AFS	Less than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
U.S. Government Agencies	$993	$(7)	$884	$(8)	$1,877	$(15)
Mortgage-backed securities	5,393	(664)	880	(13)	6,273	(677)
Corporate bonds	2,080	(79)	930	(84)	3,010	(163)
	$8,466	$(750)	$2,694	$(105)	$11,160	$(855)

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Government Agency Securities
At December 31, 2008, the Company did not own U.S. Government Agency Securities.  At December 31, 2007, the Company held 5 U.S. Government Agency Securities of which 1 was in a loss position for less than twelve months and 3 were in a loss position and had been in a loss position for twelve months or more.  Management believes the unrealized losses on the Company’s investments in U.S. Government Agency Securities were caused by interest rate increases and is not attributable to changes in credit quality.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

Obligations of states and political sub-divisions
At December 31, 2008, the Company held 10 municipal debt securities, of which 3 were in an unrealized loss position.  Management believes the unrealized losses on the Company’s investments in municipal bonds were caused by market conditions and is not attributable to changes in credit quality.  Because the decline in market value is attributable to changes in market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2008.

Mortgage-Backed Securities
At December 31, 2008, the Company held 16 mortgage-backed investment securities of which 4 were in a loss position for less than twelve months and none of the securities were in a loss position for twelve months or more.  Management believes that the unrealized losses on the Company's investments in mortgage-backed investment securities were caused by market conditions and is not attributable to changes in credit quality.  The contractual cash flows of those investments are guaranteed by an agency of the U.S. government.  Because the decline in market value is attributable to changes in market conditions and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2008.

At December 31, 2007, the Company held 9 mortgage-backed investment securities of which 4 were in a loss position for less than twelve months and 1 was in a loss position and had been in a loss position for twelve months or more.  Management believes that the unrealized losses on the Company's investments in mortgage-backed investment securities were caused by interest rate increases and is not attributable to changes in credit quality.  The contractual cash flows of those investments are guaranteed by an agency of the U.S. government.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007.

Corporate Bonds
At December 31, 2008, the Company held 9 corporate debt securities, of which 7 were in an unrealized loss position.  Management believes the unrealized losses on the Company’s investments in corporate bonds were caused by the demand for these particular securities declining throughout the year but because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2008, with exception of the investment discussed below.

At December 31, 2008, the Company's investment securities included $2,500,000 of trust preferred debentures issued by Temecula Valley Bancorp, Inc.  Due to Temecula Valley Bancorp’s recent announcement of deferring interest payments on this security and the subsequent decline in price of the security, the Company recorded an other than temporary impairment write down of $2,425,000 as of December 31, 2008.

At December 31, 2007, the Company held 6 corporate debt securities, of which 4 were in an unrealized loss position.  Management believes the unrealized losses on the Company’s investments in corporate bonds were caused by interest rate increases and is not attributable to changes in credit quality.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of investment securities at December 31, 2008 by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 7: Security Maturity Schedule	Available-for-Sale		Held-to-Maturity
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within one year	$5,138	$5,234	$-	$-
After one year through five years	5,004	5,151	-	-
After five years through ten years	187	187	-	-
After ten years	10,905	6,449	-	-
	21,234	17,021	-	-

Investment securities not due at a single maturity date:
Mortgage-backed securities	22,355	22,671	46	46
	$43,589	$39,692	$46	$46

Investment securities with amortized costs totaling $21,566,000 and $20,942,000 and estimated market values totaling $21,044,000 and $20,984,000 were pledged to secure treasury tax and loan accounts, public deposits and Federal Reserve Bank advances at December 31, 2008 and 2007, respectively.  Certain other investment securities are pledged to secure borrowings with the Federal Home Loan Bank (see Note 7).

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Outstanding loans are summarized below:

Table 8: Loans Outstanding by Category	December 31,
	2008	2007
	(In thousands)

Commercial	$81,284	$83,012
Agricultural	13,153	12,646
Real estate - commercial mortgage	135,013	121,157
Real estate - construction	64,762	80,168
Installment	13,609	15,215
Gross loans	307,821	312,198
Deferred loan origination costs, net	143	208
Allowance for loan losses	(6,019)	(3,948)
Net loans	$301,945	$308,458

Changes in the allowance for loan losses were as follows:

Table 9: Changes in Allowance for Loan Losses	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Balance, beginning of year	$3,948	$2,478	$2,356
Provision charged to operations	7,001	1,425	360
Losses charged to allowance	(5,868)	(161)	(24)
Recoveries	938	206	1
Reclassification of reserve for unfunded commitments	-	-	(215)
Balance, end of year	$6,019	$3,948	$2,478

There were eleven loans on nonaccrual status in the amount of $23,560,000 as of December 31, 2008.  The Company recorded an allowance of $2,212,000 related to the loans on nonaccrual status.  There was one loan on nonaccrual status in the amount of $432,000 as of December 31, 2007.  There were no loans considered impaired at December 31, 2006.  The Company did not recognize any interest income on impaired or nonaccrual loans during 2008, 2007 and 2006.

The average outstanding balance of impaired loans for the years ended December 31, 2008, 2007 and 2006 was $9,591,000, $36,000 and $0, respectively.  The interest foregone on nonaccrual loans was $736,000 at December 31, 2008.  The interest foregone on nonaccrual loans was not significant at December 31, 2007 and 2006.  Salaries and employee benefits totaling $954,000, $1,006,000 and $227,000 have been deferred as loan origination costs for the years ended December 31, 2008, 2007 and 2006, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

Table 10: Premises and Equipment	December 31,
	2008	2007
(In thousands)
Land	$4,955	$4,956
Buildings and improvements	6,326	5,987
Furniture, fixtures and equipment	5,159	4,525
Leasehold improvements	1,807	1,807
Construction in progress	4,172	1,879
Total gross premises and equipment	22,419	19,154
Less accumulated depreciation and amortization	(5,608)	(4,885)
Total premises and equipment	$16,811	$14,269

Depreciation and amortization included in occupancy, furniture and equipment expense totaled $826,000, $745,000, and $682,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 6. INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

Table 11: Interest Bearing Deposits	December 31,
	2008	2007
(In thousands)
Savings	$8,920	$5,154
Money market	55,294	54,411
NOW accounts	18,390	18,096
Time deposits, $100,000 or more	106,018	127,731
Time deposits under $100,000	82,484	69,358
Total interest bearing deposits	$271,106	$274,750

Aggregate annual maturities of time deposits are as follows:

Table 12: Time Deposit Maturity Schedule	Year Ending December 31, 2008
(In thousands)
2009	$171,554
2010	7,764
2011	2,869
2012	5,345
2013	970
Total time deposits	$188,502

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense recognized on interest-bearing deposits consisted of the following:

Table 13: Deposit Interest Expense	December 31,
	2008	2007	2006
(In thousands)
Savings	$42	$46	$56
Money market	1,386	1,985	2,122
NOW accounts	232	246	315
Time deposits, $100,000 or more	5,069	6,657	3,906
Time deposits under $100,000	3,696	3,910	1,703
Total deposit interest expense	$10,425	$12,844	$8,102

NOTE 7. OTHER BORROWINGS

The Company has unsecured short-term borrowing arrangements totaling $26,000,000 with four of its correspondent banks.  There were no borrowings outstanding under these arrangements at December 31, 2008 and 2007.
The Company has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) which allow the Company to borrow on either a short-term or long-term basis up to approximately $93,112,000 and $77,886,000 as of December 31, 2008 and 2007 respectively based on specific percentages of the collateral pledged.  For the years ended December 31, 2008 and 2007, various mortgage loans secured a borrowing capacity of $85,571,000 and $71,741,000 and investment securities secured borrowing capacity of $7,541,000 and $6,145,000, respectively.  The Bank had an outstanding letter of credit with the Federal Home Loan Bank in the amount of $26,282,000 at December 31, 2008.

Advances from the FHLB at December 31, 2008 and 2007 consisted of the following:

Table 14: FHLB Advances
(Dollars in thousands)
December 31,
2008			2007
Balance	Rate	Maturity Date	Balance	Rate	Maturity Date
$10,000	3.00%	July 2, 2009	$35,000	3.80%	January 2, 2008
1,000	1.27%	December 15, 2009	2,500	4.41%	December 17, 2012
10,000	3.22%	January 4, 2010	2,500	4.28%	December 18, 2012
15,000	3.33%	August 23, 2010	$40,000
1,000	2.20%	December 15, 2010
1,000	2.61%	December 15, 2011
1,000	2.82%	December 17, 2012
1,000	2.97%	December 16, 2013
$40,000

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SUBORDINATED DEBENTURES

The following is a summary of the subordinated debentures payable to the Company's subsidiary grantor trusts at December 31, 2008 and 2007 (dollars in thousands):

Table 15: Subordinated Debentures Outstanding	December 31,
(In thousands)	2008	2007
Subordinated debentures due to Pacific State Statutory Trust II with interest payable quarterly based on 3-month LIBOR plus 2.79% (4.66% at December 31, 2008), and redeemable with no premium beginning March 17, 2009 and due March 17, 2034.	$3,609	$3,609
Subordinated debentures due to Pacific State Statutory Trust III with interest payable quarterly based on 3-month LIBOR plus 1.45% (3.45% at December 31, 2008), and redeemable with no premium beginning September 16, 2012 and due September 16, 2037.	5,155	5,155
Total subordinated debentures	$8,764	$8,764

The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities issued by the subsidiary grantor trusts.  Interest expense recognized by the Company for the years ended December 31, 2008, 2007 and 2006 related to the subordinated debentures was $464,000, $702,000 and $710,000, respectively.

NOTE 9. INCOME TAXES

The (benefit from) provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consisted of the following:
Table 16: Income Tax (Benefit) Provision	Federal	State	Total
2008
Current	$306	(399)	$(93)
Deferred	(3,839)	(1,440)	(5,279)
Benefit from income taxes	$(3,533)	$(1,839)	$(5,372)
2007
Current	$2,776	$873	$3,649
Deferred	(592)	(163)	(755)
Provision for income taxes	$2,184	$710	$2,894
2006
Current	$2,671	$944	$3,615
Deferred	54	(42)	12
Provision for income taxes	$2, 725	$902	$3,627

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets (liabilities) consisted of the following:

Table 17: Deferred Tax Assets and Liabilities	December 31,
	2008	2007
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$2,064	$1,462
Future benefit of state tax deduction	-	280
Deposit purchase premium	109	102
Deferred compensation	762	517
Off balance sheet reserve	92	92
Bank premises and equipment	-	9
Nonaccrual interest	341	-
Other than temporary impairment charges	1,455	-
Net operating loss	4,646	-
Unrealized losses on available-for-sale investment securities	1,602	258
Total deferred tax assets	11,071	2,720
Deferred tax liabilities:
Bank premises and equipment	$(116)	$-
Mark to market adjustment	(1,604)	(37)
Future expense of state tax refund	(645)	-
Goodwill	(130)	(110)
FHLB dividends	(103)	(66)
Prepaid expense	(188)	(200)
Total deferred tax liabilities	(2,141)	(413)
Net deferred tax assets	$8,930	$2,307

The Company and its subsidiaries file income tax returns in the United States and California jurisdictions.  With few exceptions, the Company is no longer subject to Federal income tax examinations for years before 2004 and State income tax examinations by tax authorities for years before 2003.
The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  No adjustments were identified for unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning tax reserve.  The Company had no tax reserve for uncertain positions at year-end.  The Company does not anticipate providing a reserve for uncertain positions in the next 12 months.  In accordance with FIN 48, the Company has elected to record interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2008 and 2007 the Company did not have an accrual for interest and/or penalties associated with uncertain tax positions.
The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes.  The significant items comprising these differences for the years ended December 31, 2008, 2007 and 2006 consisted of the following:

Table 18: Income Tax Rate Reconciliation	2008	2007	2006
Federal income tax, at statutory rate	(34.0)%	34.0%	34.0%
State franchise tax, net of Federal tax effect	(9.5)%	6.3%	6.5%
Tax exempt investment security income, net	(0.3)%	(0.4)%	(0.7)%
Company owned life insurance, net	(1.0)%	(1.1)%	(0.8)%
Gain on Company owned life insurance	(8.3)%	-%	-%
Other	2.2%	0.1%	0.6%
Effective tax rate	(50.9)%	38.9%	39.6%

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

LEASES
The Company leases branch offices and certain equipment under non-cancelable operating leases.  The leases expire on various dates through 2016 and have various renewal options ranging from five to ten years.

Future minimum lease payments are as follows (in thousands):

Table 19: Future Lease Commitments	Year Ending December 31, 2008
(In thousands)
2009	$274
2010	199
2011	205
2012	212
2013	218
Thereafter	593
Total	$1,701

Rental expense included in occupancy, furniture and equipment expense totaled $496,000, $383,000 and $319,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

FEDERAL RESERVE REQUIREMENTS
Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits.  The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $4,451,000 and $3,951,000 as of December 31, 2008 and 2007, respectively.

CORRESPONDENT BANKING AGREEMENTS
The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements.  Some of those insured financial institutions have elected to participate in the FDIC sponsored Transaction Account Guarantee Program.  Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.  Uninsured deposits held at institutions not participating in this program totaled $65,000 at December 31, 2008.This program was not in effect in 2007 and uninsured deposits totaled $9,484,000 at December 31, 2007.

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

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial instruments represent off-balance-sheet credit risk:

Table 20: Commitments
	December 31,
	2008	2007
	(In thousands)
Commitments to extend credit	$55,522	$121,255
Standby letters of credit	$1,557	$3,491

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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance or financial obligation of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2008 and 2007.  The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.
At December 31, 2008, commercial loan commitments represent approximately 51% of total commitments and are generally secured by various assets of the borrower.  Real estate loan commitments represent approximately 34% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 75% to 80%.  With the decline in the real estate market, the Company has experienced increasing loan-to-value ratios.  In cases where loan-to-value ratios have increased to a level above underwriting standards, the Company has reduced available lines to meet those standards.  In addition, the Company has reduced open construction commitments from $46,358,000 at December 31, 2007 to $11,778,000 at December 31, 2008.  Consumer loan commitments represent the remaining 15% of total commitments and are generally unsecured.  In addition, the majority of the Company's commitments have either variable interest rates or short term fixed rates.

CONCENTRATIONS OF CREDIT RISK
The Company's customers are primarily located in San Joaquin, Stanislaus, Calaveras, Alameda, and Tuolumne Counties.  At December 31, 2008, approximately 26% of the Company's loans are for general commercial uses, including professional, retail and small business, and 4% are for agricultural uses.  Additionally, 21% of the Company's loans are for the construction of residential and commercial real estate and 44% are loans which are collateralized by mortgages on residential and commercial real estate.  Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets.  The remaining 5% of the Company's loans are consumer installment loans.  Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

CONTINGENCIES
The Company is subject to legal proceedings and claims which arise in the ordinary course of business.  In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

NOTE 11. SHAREHOLDERS' EQUITY

DIVIDENDS
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
Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends.  A significant source of cash for the Company is dividends from the Bank.  The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period.  As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law.  At December 31, 2008, Bank retained earnings of $4,653,000 were free of such restrictions and available for dividend payments to Bancorp.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

EARNINGS (LOSS) PER SHARE
A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations is as follows:

Table 21: (Loss) Earnings Per Share Calculation	For The Year Ended December 31,
(Amounts in thousands, except per share data)	2008	2007	2006
Basic (Loss) Earnings Per Share Computations:
Net (loss) income	$(5,190)	$4,549	$5,543
Average common shares outstanding	3,710	3,687	3,537
Basic (loss) earnings per share	$(1.40)	$1.23	$1.57

Diluted Earnings (Loss) Per Share Computations:
Net (loss) income	$(5,190)	$4,549	$5,543
Average common shares outstanding	3,710	3,687	3,537
Effect of stock options	-	317	386
Total Weighted Average Shares and Common Stock Equivalents	3,710	4,004	3,923
Diluted (loss) earnings per share	$(1.40)	$1.14	$1.41

In 2008, there were no adjustments for the effect of stock options since any adjustment would be anti-dilutive to the Company’s net loss.  30,000 stock options were not included in the 2007 calculation as they were anti-dilutive.  All of the stock options outstanding were included in the computation of diluted earnings per share for the year ended December 31, 2006 as none of the stock options were anti-dilutive.

STOCK OPTION PLAN
The Company currently has one shareholder approved stock option plan, the Pacific State Bancorp 1997 Stock Option Plan. At December 31, 2008, the plan has 663,769 shares remaining as reserved for issuance for options already granted. Under the 1997 Plan 26,954 shares of common stock remain reserved for future issuance to directors through nonstatutory agreements.  The plan requires that the price may not be less than the fair market value of the Company’s common stock at the date of grant and that the stock must be paid in full at the time the option is exercised.  The Plan does not provided for the settlement of awards in cash and new shares are issued upon the exercise of the options. There was one grant of 30,000 stock options made in 2007 and no options were granted in 2008 or 2006. The options under the plan expire on dates determined by the Board of Directors, but not longer than ten years from the date of grant. The vesting period is generally over five years.

STOCK OPTION COMPENSATION EXPENSE
The compensation cost that has been charged against income for stock options was $270,000, $309,000 and $229,000 for the years ended December 31, 2008, 2007 and 2006, respectively.  The total income tax benefit recognized in shareholders equity for stock options exercised was $4,000, $223,000, and $736,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
At December 31, 2008, the total compensation cost related to nonvested stock option awards granted to employees under the Company’s stock option plans but not yet recognized was $200,000.  Stock option compensation expense is recognized on a straight-line basis over the vesting period of the option.  This cost is expected to be recognized over a weighted average remaining period of 1.9 years and will be adjusted for subsequent changes in estimated forfeitures.  The total fair value of options vested during the years ended December 31, 2008, 2007 and 2006 was $270,000, $309,000 and $229,000, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

A summary of the activity within the plan follows:
	2008		2007
Table 22: Stock Option Activity	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding,
beginning of year	656,769	$7.69	668,499		$7.04

Options granted	-	$-	30,000		$19.70
Options exercised	(10,900))	$4.98	(41,730)	)$	5.62
Options cancelled	-	$-	-		$-

Options outstanding,
end of year	645,869	$7.73	656,769		$7.69

Options exercisable,
end of year	621,869	$7.27	515,622		$7.01

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for options that were in-the-money at December 31, 2008.  The intrinsic value of options outstanding and exercisable as of December 31, 2008 relating to the above stock option plans was $1,000. The intrinsic value of options vested or expected to vest as of December 31, 2008 relating to the above stock option plans was $1,000.  The weighted average remaining contractual term for options outstanding and exercisable was 4.85 years. During the years ended December 31, 2008, 2007 and 2006, the aggregate intrinsic value of options exercised was $52,000, $569,000, and $1,011,000, respectively.
The cash received from options exercised for the years ended December 31, 2008, 2007 and 2006 was $75,000, $235,000 and $880,000, respectively.  The actual tax benefit realized for the tax deductions from options exercised was $4,000, $223,000 and $736,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REGULATORY CAPITAL
The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System (FRB) and the Federal Deposit Insurance Corporation (FDIC).  Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table.  Each of these components is defined in the regulations.  Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 2008 and 2007.
In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt correction action.  To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below.  There are no conditions or events since December 31, 2008 that management believes have changed the Bank's category.

Table 23: Regulatory Capital	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Minimum Amount	Minimum Ratio	Minimum Amount	Minimum Ratio
December 31, 2008
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$41,903	11.5%	$29,143	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	$37,336	10.3%	$14,562	4.0%	N/A	N/A
Tier 1 capital (to average assets)	$37,336	8.6%	$17,310	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$41,275	11.3%	$29,107	8.0%	$36,384	10.0%
Tier 1 capital (to risk-weighted assets)	$36,708	10.1%	$14,554	4.0%	$21,830	6.0%
Tier 1 capital (to average assets)	$36,708	8.7%	$16,819	4.0%	$21,023	5.0%

December 31, 2007
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$46,285	12.6%	$29,433	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	$42,018	11.4%	$14,717	4.0%	N/A	N/A
Tier 1 capital (to average assets)	$42,018	10.2%	$16,524	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$44,368	12.1%	$29,256	8.0%	$36,570	10.0%
Tier 1 capital (to risk-weighted assets)	$40,198	11.0%	$14,628	4.0%	$21,942	6.0%
Tier 1 capital (to average assets)	$40,198	9.8%	$16,428	4.0%	$20,535	5.0%

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 12. OTHER EXPENSES

Other expenses consisted of the following:

Table 24: Other Expenses	Year Ended December 31,
	(In thousands)
	2008	2007	2006
Professional fees	$1,253	$294	$349
Data processing	588	328	286
Advertising and promotion	408	564	365
Directors fees	321	290	274
Postage, stationery and supplies	272	212	184
Telephone	265	251	210
Appraisal fees	262	266	337
Other real estate owned	94	-	-
Other operating expenses	2,036	1,568	1,224
Total other expense	$5,499	$3,773	$3,229

NOTE 13. LOANS TO RELATED PARTIES

During the normal course of business, the Company enters into loans with related parties, including executive officers and directors.  These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties.  The following is a summary of the aggregate activity involving related party borrowers (in thousands):

Table 25: Related Party Loans
Balance, January 1, 2008	$4,672,000
Disbursements	3,531,000
Amounts repaid	(5,930,000)
Balance, December 31, 2008	$2,273,000

Undisbursed commitments to related parties, December 31, 2008	$2,604,000

NOTE 14. EMPLOYEE BENEFIT PLANS

The 401(k) Savings Plan established by the Bank in 1990 was converted into a Company plan in 2002.  Under the provisions of the plan, the Company matches one-half of the employees' contributions up to a maximum of three percent of an employee's annual salary.  All employees who are at least 21 years of age and have completed one year of service are eligible under the plan.  The Company's contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter.  Contributions to the plan totaled $66,000, $18,000 and $21,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

SALARY CONTINUATION AND RETIREMENT PROGRAMS
The Board of Directors approved salary continuation and retirement programs for six key employees in 2003, one in 2007 and an additional 2 in 2008.  Two of these agreements have been terminated due to the death of one employee and the resignation of another.  The accrued balances related to the terminated contracts were reversed from expense in 2008.  Under these plans, the employees will receive monthly payments for twenty years after retirement.  These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Company on the lives of the employees.  In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants' expected retirement dates based on a 7% discount rate.  The expense recognized under these plans for the years ended December 31, 2008 and 2007 totaled $90,000 and $231,000, respectively.  Accrued compensation payable under the plans totaled $1,106,000 and $1,016,000 at December 31, 2008 and 2007, respectively.
In connection with these plans, the Company purchased single premium life insurance policies with cash surrender values totaling $6,751,000 at December 31, 2008.  During 2008, one employee covered by the Company owned life insurance policy passed away.  As a result, the Company received $1,591,000 in cash surrender value and $2,574,000 in death benefit in cash.  Income earned on these policies, net of expenses, totaled $318,000, $246,000 and $208,000 for the years ended December 31, 2008, 2007 and 2006, respectively.  Income earned on these policies is not subject to federal or state income tax under certain circumstances.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMPREHENSIVE (LOSS) INCOME

Comprehensive (loss) income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive (loss) income that historically has not been recognized in the calculation of net income.  The Company's only source of other comprehensive income (loss) is unrealized gains and losses on the Company's available-for-sale investment securities.  Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statement of changes in shareholders' equity.

At December 31, 2008, 2007 and 2006, the Company held securities classified as available-for-sale which had changes in net unrealized gains or losses as follows:

Table 26: Other Comprehensive Income
(In thousands)	2008	2007	2006
Unrealized holding (losses) gains	$(3,897)	$(565)	$78
Tax benefit (expense) on unrealized holding gains	1,600	258	(30)
Total other comprehensive (loss) income	$(2,297)	$(307)	$48

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated carrying and fair values of the Company's financial instruments are as follows:

Table 27: Fair Value of Financial Instruments
	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$16,700	$16,700	$13,794	$13,794
Federal funds sold	21,811	21,811	31,880	31,880
Interest bearing deposits in other banks	-	-	3,000	3,000
Investment securities	39,738	39,738	41,352	41,352
Loans, net	301,945	305,257	308,458	306,198
Company owned life insurance	6,751	6,751	8,025	8,025
Accrued interest receivable	1,394	1,394	8,002	8,002
Other investments	2,447	2,447	2,294	2,294

Financial liabilities:
Deposits	340,980	343,084	341,821	343,373
Other borrowings	40,000	40,019	40,000	40,019
Subordinated debentures	8,764	2,918	8,764	8,630
Accrued interest payable	$2,102	$2,102	$2,891	$2,891

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
The following methods and assumptions were used to estimate the fair value of financial instruments.  For cash and cash equivalents, variable-rate loans and leases, accrued interest receivable and payable, FHLB stock, demand deposits and short-term borrowings, the carrying amount is estimated to be fair value.  For investment securities, fair values are based on quoted market prices, quoted market prices for similar securities and indications of value provided by brokers.  The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates offered at each reporting date by the Company for certificates with similar remaining maturities.  The fair value of subordinated debentures was determined based on the current market for like-kind instruments of a similar maturity and structure.  The fair values of commitments are estimated using the fees currently charged to enter into similar agreements and are not significant and, therefore, not included in the above table.

FAIR VALUE MEASUREMENTS UNDER SFAS 157
On January 1, 2008, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 157 (SFAS 157), Fair Value Measurements.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurement.  Upon adoption of SFAS No. 157, there was no cumulative effect adjustment to beginning retained earnings and no impact on the consolidated financial statements.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Hierarchy

In accordance with SFAS No. 157, the Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  Valuations within these levels are based upon:

Level 1 – Quoted market prices for identical instruments traded in active exchange markets.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3 – Model-based techniques that use at least one significant assumption not observable in the market.  These unobservable assumptions reflect the Company's estimates of assumptions that market participants would use on pricing the asset or liability.  Valuation techniques include management judgment and estimation which may be significant.

Assets Recorded at Fair Value

The following tables present information about the Company's assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2008:

Recurring Basis:

The Company is required or permitted to record the following assets at fair value on a recurring basis under other accounting pronouncements.

Description	Fair Value	Level 1	Level 2	Level 3
Available-for-sale investment securities	$39,738	$39,738	$-	$-

Fair values for available-for-sale investment securities, which include debt securities of U.S. Government treasuries, U.S. Governmental agencies, obligations of states and political subdivisions and corporate bonds are based on quoted market prices for similar securities.

Non-recurring Basis:

The Company may be required, from time to time, to measure certain assets at fair value on a non-recurring basis.  These include assets that are measured at the lower of cost or market value that were recognized at fair value which was below cost at the reporting date.

Description	Fair Value	Level 1	Level 2	Level 3
Impaired loans	$10,111	$-	$-	$10,111

The fair value of impaired loans is based on the fair value of the collateral for all collateral dependent loans and for other impaired loans is estimated using a discounted cash flow model.  Impaired loans were determined to be collateral dependent and categorized as Level 3 due to ongoing real estate market conditions resulting in inactive market data, which in turn required the use of unobservable inputs and assumptions in fair value measurements.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 17. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET
December 31, 2008 and 2007
(In thousands)

Table 28: Condensed Balance Sheet	2008	2007

ASSETS
Cash and cash equivalents	$470	$-
Investment in bank subsidiary	35,157	40,621
Investment in Pacific State Statutory Trust II and III	264	264
Other assets	204	1,976
Total assets	$36,095	$42,861

LIABILITIES AND
SHAREHOLDERS' EQUITY

Liabilities:
Subordinated debentures	$8,764	$8,764
Other liabilities	47	61
Total liabilities	8,811	8,825

Shareholders' equity:
Common stock	10,767	10,418
Retained earnings	18,814	24,004
Accumulated other comprehensive loss, net of taxes	(2,297)	(386)
Total shareholders' equity	27,284	34,036

Total liabilities and shareholders' equity	$36,095	$42,861

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF INCOME
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands)

Table 29: Condensed Income Statement	2008	2007	2006
Income:
Dividends declared by bank subsidiary	$650	$-	$250
Interest	15	21	12
Total income	665	21	262

Expenses:
Interest on subordinated debentures	464	702	710
Salaries and employee benefits	99	95	92
Professional	95	102	78
Other expenses	227	148	67
Total expenses	885	1,047	947
Loss before equity in undistributed income of subsidiary	(220)	(1,026)	(685)

Equity in undistributed income of subsidiary	(5,328)	5,153	5,843
(Loss) Income before income tax benefit	(5,548)	4,127	5,158
Income tax expense (benefit)	(358)	(422)	(385)
Net (loss) income	$(5,190)	$4,549	$5,543

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006
(In thousands)

Table 30: Condensed Cash Flow	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(5,190)	$4,549	$5,543
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Undistributed net loss (income) of subsidiary	5,328	(5,153)	(5,843)
Decrease (increase) in other assets	1,497	(529)	(1,138)
(Decrease) increase in other liabilities	(14)	61	(20)
Net cash provided by (used in) operating activities	1,621	(1,072)	(1,458)
Cash flows from investing activities:
Proceeds from matured and called available-for-sale investment securities	-	-	204
Proceeds from the retirement of Pacific State Statutory Trust I	-	155	-
Investment in bank subsidiary	(1,500)	-	-
Investment in Pacific State Statutory Trust III	-	(155)	-
Net cash provided by (used in) operating activities	(1,500)	-	204
Cash flows from financing activities:
Proceeds from issuance of junior subordinated debentures	-	5,000	-
Retirement of junior subordinated debentures	-	(5,000)	-
Stock options exercised and related tax benefit	349	458	1,616
Proceeds from the issuance of common stock	-	-	250
Net cash provided by financing activities	349	458	1,866
Increase (decrease) in cash and cash equivalents	470	(614)	612
Cash and cash equivalents at beginning of year	-	614	2
Cash and cash equivalents at end of year	$470	$-	$614
Non-cash investing activities:
Net change in unrealized loss on available-for-sale investment securities	$(1,911)	$(565)	$78

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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
The Bank conducts a general commercial banking business, primarily in the five county region that comprises Alameda, Calaveras, San Joaquin, Stanislaus and Tuolumne counties.  The Bank offers commercial banking services to residents and employers of businesses in the Bank’s service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers.  The Company as of March 13, 2009 had 92 employees, including 41 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature.  The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries.  The Bank operates nine branches with its Administrative Office and one branch located at 1899 W. March Lane, in Stockton, California; additional branches are located in Stockton and in the communities of Angels Camp, Arnold, Groveland, Lodi, Modesto, Tracy and Hayward, California.
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

TRUST SUBSIDIARIES
The Company during 2004 and 2007 established two subsidiary grantor trusts.  Pacific State Statutory Trusts II and III (the “Trusts”).  The Trusts were established for the sole purpose of issuing capital securities (“Capital Securities”) pursuant to declarations of trust (the “Declarations”).  The proceeds from the sale of the Capital Securities were loaned to the Company as subordinated debentures (the “Debentures”) issued to the Trusts pursuant to indentures (the “Indentures”).  Interest payments on the Debentures will flow through the Trusts to the Pooling Vehicles, which are the holders of the Capital Securities and similar securities issued by other financial institutions.  Payments of distributions by the Trusts to the Pooling Vehicle are guaranteed by the Company. See Note 8 to the Company’s consolidated financial statements included with this report.
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
The Bank is not authorized to offer trust services.  The Federal Reserve Bank of San Francisco is the Company’s primary correspondent relationship.  The Bank currently also has correspondent relationships with City National Bank in Beverly Hills, California, First Tennessee Bank in Memphis, Tennessee, Wells Fargo Bank, San Francisco, California and Pacific Coast Bankers Bank, San Francisco, California.
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

Allowance for Loan Losses
The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting. (1) Statement of Financial Accountings Standards (SFAS) No. 5 "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and estimable and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses on impaired loans be accrued and measured based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.  When a loan is not expected to be repaid in accordance with its contractual terms.

Share Based Compensation
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment (“SFAS 123 (R)”). Under SFAS 123(R), compensation cost recognized for all awards that vest subsequent to the date of adoption based are on the grant-date fair value estimated in accordance with SFAS No. 123, Accounting for Stock-Based Compensation and SFAS 123(R). The grant-date fair value is estimated using the Black-Scholes-Merton option-pricing formula, which involves making estimates of the assumptions used, including the expected term of the option, expected volatility over the option term, expected dividend yield over the option term and risk-free interest rate.  In addition, when determining the compensation expense to amortize over the vesting period, management makes estimates about the expected forfeiture rate of options.

Securities
Debt securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as debt securities as of the trade date. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities that are bought and held principally for the purpose of resale in the near term are classified as trading account assets and are stated at fair value with unrealized gains and losses included in trading account profits (losses).  All other debt securities that management has the intent and ability to hold for the foreseeable future are classified as available-for-sale (AFS) and carried at fair value with net unrealized gains and losses included in accumulated OCI on an after-tax basis. If there is an other-than-temporary deterioration in the fair value of any individual debt security classified as AFS, the Company will reclassify the associated net unrealized loss out of accumulated OCI with a corresponding adjustment to other income. If there is an other-than-temporary deterioration in the fair value of any individual security classified as held-to-maturity the Company will write down the security to fair value with a corresponding adjustment to other income. Interest on debt securities, including amortization of premiums and accretion of discounts, is included in interest income. Realized gains and losses from the sales of debt securities, which are included in gains (losses) on sales of debt securities, are determined using the specific identification method.

RESULTS OF OPERATIONS

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Net loss for the year ended December 31, 2008, was $5,190,000 representing a decrease of $9,739,000 or 214% over net income of $4,549,000 for the year ended December 31, 2007. The primary causes of the decrease in net income were the increase in the provision for loan losses of $5,576,000 or 391% over 2007 levels, other than temporary impairment charges of $8,923,000, and a loss on the sale of securities of $1,291,000 which were not experienced in 2007.  In addition to the increase in the provision for loan losses, other than temporary impairment charges and losses on the sale of securities, noninterest expense increased by $2,331,000, or 21%, over 2007 levels due primarily to increased legal and professional fees associated with loan collections.
In 2008 the Company faced many difficult challenges with respect to its investment and loan portfolios.  The Company took significant losses related to Fannie Mae and Freddie Mac preferred stock positions.  The value of the preferred stock positions were impaired after the United States Treasury Department placed the organizations into receivership and canceled dividend payments associated with the preferred stock.  The Company subsequently sold the preferred stock at a realized loss of $6,843,000.  The Company also recognized an impairment charge on a single issue trust preferred security in the amount of $2,425,000 and experienced other net realized losses of $946,000 in the investment portfolio.
As the economic environment has deteriorated, additional reserves were required for loan losses.  The Company recorded $7,001,000 in provision for additional loan losses in 2008.  The reserve for loan losses as of December 31, 2008 was $6,019,000 or 1.95% of loans.
Despite the Company’s losses, Pacific State Bancorp continued to achieve strong growth in average earning assets, increasing by $28,373,000 or 8%.  Offsetting the growth in average earning assets was a decrease in the average yield earned on average earning assets by 163 basis points or 19%.  In order to fund the growth in average earning assets, the Company increased its average interest bearing liabilities by $28,407,000 or 9%.  The average rate paid on interest bearing liabilities decreased by 88 basis points or 19%.  The decrease in the rate received on average earning assets offset the growth in average earning assets which resulted in decreased total interest earned by $3,967,000 or 13%.  The Company experienced a similar result in interest bearing liabilities.  The rate paid on average interest bearing liabilities was large enough to offset the increase in interest bearing liabilities.  The result was decreased interest expense of $1,602,000, or 12%.  The net result is a decrease in net interest income of $2,365,000 or 14%.  A more in depth discussion of average balances and the rates received or paid on those balances is presented in the section titled “Net Interest Income” below.
Loss on average assets (ROA) was 1.20% for the year ended 2008 while the return on average assets was 1.13% for the year ended 2007.  The loss on average equity (ROE) was 14.95% in 2008 compared with a return on average equity of 14.22% in 2007.  Diluted loss per share for 2008 was $1.40 compared to diluted earnings per share of $1.14 in 2007, a decrease of 223%.  The decrease in earnings per share was primarily due to the decrease in net income of 214%.
The Company’s average total assets increased to $433.5 million in 2008 or 7.7% over $402.5 million in 2007.  The Company’s total assets decreased to $421.5 million as of December 31, 2008 or 2.1% below $431.1 million at December 31, 2007.  Total gross loans decreased in 2008 to $308.0 million from $312.4 million in 2007, a decrease of $4.4 million or 1.4%.  Total deposits decreased to $341.0 million, or 0.25%, compared to $341.8 million in 2007.  The growth in the average balance sheet compared to an overall decrease in the period end balance sheet is the result of growth in the middle of 2008 with contraction at the end of the year.  The contraction at the end of 2008 is the result of the poor economic environment in which the Company operates.

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

Net Interest Income
The primary source of income for the Company is net interest income. Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets.
Net interest income decreased $2.4 million or 14% to $15.0 million in 2008 from $17.4 million in 2007 and increased $93 thousand or 0.54% in 2007 from $17.3 million in 2006.  Total average earning assets increased $28.4 million or 8% to $391.9 million from $363.5 million in 2008.  Average loan balances outstanding during 2008 increased $22.3 million or 7%, while average balances of investments, federal funds sold and interest bearing deposits in banks increased by $6.1 million or 10%.  The average yield on loans in 2008 decreased by 167 basis points compared to 2007.  The average yield on investments, federal funds sold and interest bearing deposits increased 138 basis points in 2008 compared to 2007.  The decrease in loan yields is related to fluctuating market conditions based on economic data, competition and the lagging effect of interest rate cuts.  As a result of the change in mix of earning assets, the overall yield on average earning assets during 2008 decreased 163 basis points to 6.96% from 8.59% for 2007.
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
Total interest expense decreased $1.6 million or 12%, to $12.2 million in 2008, from $13.8 million in 2007.  Total interest expense increased $4.7 million or 51% to $13.8 million in 2007, from $9.2 million in 2006.  In 2008 the average balance of interest-bearing liabilities increased $28.4 million or 9% to $330.2 million from $301.8 million for the year ended December 31, 2007.  In 2007 the average balance of interest-bearing liabilities increased $60.8 million or 25% to $301.8 million from $241.0 million for the year ended December 31, 2006.  Additionally, the average rate paid on interest-bearing liabilities decreased to 3.71% in 2008 from 4.59% in 2007 and increased in 2007 from 3.81% in 2006.  The decrease in the average interest rate paid on interest-bearing liabilities represents 88 basis points or 12% in 2008 and an increase of 78 basis points or 21% in 2007.
Average interest-bearing demand deposits decreased $9.2 million or 11% to $78.1 million in 2008 from $87.3 million in 2007.  The average rate paid on these deposits during 2008 decreased 47 basis points.  Average certificates of deposit increased $7.7 million or 4% to $207.9 million in 2008 from $200.2 million in 2007. The average rate paid on certificates of deposit during 2007 increased 83 basis points.  As a result of the increases in interest rates described above and overall changes in the mix of interest-bearing deposits, the average rate paid on all interest bearing deposits and borrowings increased 78 basis points for 2007 to 4.59% from 3.81% in 2006.
The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated.  The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis. Average balances are based on daily averages.

AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELDS/RATES PAID

Table 31: Net Interest Margin
	For Year Ended December 31,
(Dollars in thousands)
		Interest	Average		Interest	Average		Interest	Average
	Average	Income or	Yield or	Average	Income or	Yield or	Average	Income or	Yield or
Assets:	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans	$322,489	$24,565	7.62%	$300,239	$27,902	9.29%	$269,395	$24,901	9.24%
Investment securities	48,306	2,290	4.74%	37,089	2,033	5.48%	25,418	1,321	5.20%
Federal funds sold	20,057	376	1.87%	25,115	1,285	5.12%	5,602	273	4.87%
Interest Bearing Deposits in Banks	1,041	44	4.23%	1,077	22	2.04%	-	-	0.00%
Total average earning assets	$391,893	$27,275	6.96%	$363,520	$31,242	8.59%	$300,415	$26,495	8.82%

Non-earning assets:
Cash and due from banks	13,522			15,398			13,655
Bank premises and equipment	15,399			12,940			10,609
Other assets	16,629			13,322			9,058
Allowance for loan loss	(3,939)			(2,665)			(2,536)
Total average assets	$433,504			$402,515			$331,201

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits

Interest-bearing Demand	$71,935	$1,618	2.25%	$81,898	$2,231	2.72%	$92,280	$2,438	2.64%
Savings	6,122	42	0.69%	5,352	46	0.86%	6,359	56	0.88%
Time Deposits	207,848	8,765	4.22%	200,154	10,567	5.28%	125,994	5,608	4.45%
Other borrowing	44,265	1,815	4.10%	14,359	998	6.95%	16,379	1,086	6.63%

Total average interest-bearing liabilities	$330,170	$12,240	3.71%	$301,763	$13,842	4.59%	$241,012	$9,188	3.81%

Noninterest-bearing liabilities:
Demand deposits	64,242			64,242			64,593
Other liabilities	4,378			4,524			1,405
Total average liabilities	398,790			370,529			307,010
Shareholders' equity:	34,714			31,986			24,191
Total average liabilities and shareholders' equity	$433,504			$402,515			$331,201

Net interest income		$15,035			$17,400			$17,307

Net interest margin			3.84%			4.79%			5.76%

The following table sets forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume, rates and the combination of volume and rates (mix) for the periods indicated.  The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

ANALYSIS OF CHANGES IN NET INTEREST INCOME AND EXPENSE

Table 32: Rate/Volume Table	Years ended December 31,
	2008 over 2007
	Net
	Change	Rate(1)	Volume(2)
(In thousands)
Interest Income:
Loans and leases	$(3,337)	$(5,405)	$2,068
Investment securities	257	(358)	615
Federal funds sold	(909)	(650)	(259)
Interest bearing deposits in banks	22	23	(1)
Total interest income	(3,967)	(6,390)	2,423

Interest Expense:
Interest-bearing demand	(613)	(342)	(271)
Savings	(4)	(11)	7
Time deposits	(1,802)	(2,208)	406
Other borrowing	817	(1,262)	2,079
Total interest expense	(1,602)	(3,822)	2,220
Net interest income	$(2,365)	$(2,568)	$203

Table 33: Rate/Volume Table	Years ended December 31,
	2007 over 2006
	Net
	Change	Rate(1)	Volume(2)
(In thousands)
Interest Income:
Loans and leases	$3,001	$150	$2,851
Investment securities	712	105	607
Federal funds sold	1,012	61	951
Interest bearing deposits in banks	22	-	22
Total interest income	4,747	316	4,431

Interest Expense:
Interest-bearing demand	(207)	67	(274)
Savings	(10)	(1)	(9)
Time deposits	4,959	1,658	3,301
Other borrowing	(88)	46	(134)
Total interest expense	4,654	1,770	2,884
Net interest income	$93	$(1,454)	$1,547

(1)	The rate change in net interest income represents the change in rate multiplied by the current year’s average balance.
(2)	The volume change in net interest income represents the change in average balance multiplied by the current year’s rate.

NON-INTEREST INCOME
The Company’s non-interest income normally consists primarily of service charges on deposit accounts, gain on sale of loans and ATM and other service fees.  For the year ended December 31, 2008, non-interest income represented a reduction of 24% of the Company’s revenues versus a contribution of 7% in 2007, and 9% in 2006.  In 2008 the Company’s non-interest income was severely impacted by extraordinary negative activity.  The Company recorded an other than temporary impairment charge on available for sale securities of $8.9 million and a  loss on the sale of available for sale securities of $1.3 million, reduced somewhat by a gain on the sale of assets of $471 thousand and a gain on Company owned life insurance of $2.6 million.
Total non-interest income decreased significantly to a net loss of $5.3 million in 2008 from a net gain of $2.5 million in 2007 which was a slight increase from $2.6 million in 2006. Service charge income decreased $66 thousand or 7% to $823 thousand in 2008.  The decrease in service charges in 2008 was the result of decreased account activity.  Service charge income increased $25 thousand in 2007 or 3% to $889 thousand, up from $864 thousand for the comparable period in 2006.  The increase in service charge income in 2007 was is the result of the increase in deposit accounts as a result of the growth of the Company.  The increase in service charges in 2007 and 2006 was offset by a decrease in gain on sales of loans of $144 thousand or 49.98% between 2007 and 2006 and $515 thousand or 63.66% between 2006 and 2005. The increase in the gain on sale of loans in 2008 and the decrease in 2007 compared to 2006 are due to both the timing of the sale of the loans and the changes in the number and dollar amount of loans sold.  Other income decreased $536 thousand to $890 thousand in 2008 over 2007 and increased $1 thousand or 1% in 2007 from $1,425 thousand in 2006.  Other income decreased in 2008 compared to 2007 primarily because of a decrease in prepayment penalties assessed on loans.  Other income remained constant in 2007 over 2006 levels.

The following table sets forth a summary of non-interest income for the periods indicated.

Table 34: Noninterest Income	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Service charges	$823	$889	$864
Gain on sale of loans	188	150	294
Gain on sale of assets	471	-	-
Gain on Company owned life insurance	2,574	-	-
Other income	890	1,426	1,425
Other than temporary impairment charge	(8,923)	-	-
Loss on sale of securities	(1,291)	-	-
Total non-interest income	$(5,268)	$2,465	$2,583

NON-INTEREST EXPENSE
Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, professional fees, appraisal fees, directors’ fees, postage, stationery and supplies expenses, telephone expenses, data processing expenses, advertising and promotion expense and other operating expenses. Non-interest expense for 2008 was $13.3 million compared to $11.0 million for 2007 and $10.4 million in 2006, representing an increase of $2.3 million or 21% for 2008, and $0.6 million or 6% for 2007.  The increase in salary and benefits in 2008 over 2007 of $210,000 was primarily the result of increased staffing levels and decreased deferred costs recognized associated with loan production.  The decrease of $143,000 in 2007 over 2006 levels was primarily related to staff turnover, efficiencies realized on upgraded IT systems and management focus on controlling increases in salaries and benefits.  The increase in occupancy and equipment expense of $395 thousand in 2008 over 2007 is attributable to increased use of machines for branch data capture, information technology upgrades and expensing of certain assets no longer in use.  The increase in occupancy and equipment expense of $236 thousand in 2007 over 2006 is attributable to the addition of the new branches in Lodi and Hayward in 2006.  Data processing expense increased by $97 thousand in 2008 over 2007 levels; the increase is primarily attributable to increasing volumes of electronic clearing of paper check items.  Data processing expense increased by $205 thousand in 2007 over 2006 levels; the increase was primarily attributable to the costs associated with implementing electronic clearing of paper check items.  Advertising expense decreased in 2008 due to a focus on controlling costs and evaluating the effectiveness of prior years’ advertising.  Advertising expense increased in 2007 and 2006 due to a focus on increasing market share and increased costs associated with retaining customers.  The Company incurred expenses associated with other real estate owned in 2008 due to the foreclosure and marketing of properties where a borrower discontinued payments in agreement with loan terms.  Other expense increased in 2008 over 2007 primarily due to deposit insurance assessments, correspondent bank charges, armored car expense, loan collection expense and other costs associated with the growth of the Company.  Professional fees increased significantly, due to the increase of legal costs associated with loan collection.  Other expense increased in 2007 over 2006 primarily due to correspondent bank charges and other costs associated with the growth of the Company.

The following table sets forth a summary of non-interest expense for the periods indicated.

Table 35: Noninterest Expense	Year Ended December 31,
	(In thousands)
	2008	2007	2006
Salaries and employee benefits	$5,546	$5,336	$5,479
Occupancy and equipment	2,283	1,888	1,652
Professional fees	1,253	294	349
Appraisal fees	262	266	337
Directors fees	321	290	274
Postage, stationery and supplies	272	212	184
Telephone	265	251	210
Data processing	588	328	286
Advertising and promotion	408	564	365
Other real estate owned	94	-	-
Other operating expenses	2,036	1,568	1,224
Total noninterest expense	$13,328	$10,997	$10,360

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

The following table reflects the Company’s tax provision and the related effective tax rate for the periods indicated.

Table 36: Tax (Benefit) Provision	Years Ended December 31,
(Dollars in thousands)	2008	2007	2006

Tax (benefit from) provision	$(5,372)	$2,894	$3,627
Effective Tax Rate	(50.9)%	38.9%	39.6%

FINANCIAL CONDITION

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
Investment securities held-to-maturity at December 31, 2008, consisted of mortgage-backed securities totaling $46 thousand with a remaining contractual maturity of 6 to 14 years and a weighted-average yield to maturity of 5.77%.

The following table summarizes the contractual maturities of the Company’s investment securities at their carrying value and their weighted-average yields at December 31, 2008. The yield on tax-exempt securities has been adjusted to a tax-equivalent yield basis.

Table 37: Investment Yields
(Dollars in thousands)	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale securities:
US Government Agencies and Treasuries	$4,932	2.09%	$5,005	2.32%	$-	-%	$-	-%	$9,937	2.21%
Municipal Obligations	205	5.06%	-	-%	168	7.00%	2,781	6.98%	3,154	6.87%
Corporate and Other Bonds	-	-%	-	-%	-	-%	8,143	6.16%	8,143	6.16%
Mortgage- backed securities	1	7.00%	435	3.45%	-	-%	21,919	4.96%	22,355	4.93%
Total available-for-sale securities	5,138	2.21%	5,440	2.41%	168	7.00%	32,843	5.43%	43,589	4.68%

Held-to-maturity Securities
Mortgage-backed securities	$-	-%	$-	-%	$28	6.20%	$18	5.09%	$46	5.77%

The following table summarizes the carrying value of the Company’s investment securities held on the dates indicated.

Table 38: Investment Balances	As of December 31,
(Dollars in thousands)	2008	2007	2006
Available-for-sale securities – at fair value:
U.S. Government agencies and treasuries	$10,177	$20,417	$13,733
Municipal obligations	3,035	3,161	2,760
Corporate and other bonds	3,809	9,592	2,506
Mortgage- backed securities	22,671	8,124	4,035
Total available-for-sale	$39,692	$41,294	$23,034

Held-to-maturity securities – at amortized cost:
Mortgage-backed securities	$46	$58	$73

As of December 31, 2008, the aggregate book value of the Company’s investment in securities of a single issuer did not exceed 10% of the company’s shareholders’ equity.

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

The following table sets forth the amounts of loans outstanding by category as of the dates indicated:

Table 39: Loan Categories
(Dollars in thousands)	As of December 31,
	2008	2007	2006	2005	2004
Commercial and Agricultural	$94,437	$95,658	$89,045	$60,645	$55,569
Real estate-construction	64,762	80,168	75,654	43,352	22,965
Real estate-commercial mortgage	135,013	121,157	112,532	126,166	109,895
Installment	13,609	15,215	12,526	13,536	13,121
Deferred Loan Fees and Costs	143	208	40	213	199
Allowance for Loan Losses	(6,019)	(3,948)	(2,478)	(2,356)	(2,214)
Total Net Loans	$301,945	$308,458	$287,318	$241,556	$199,535

Net loans have decreased $6.5 million or 2%, to $302.0 million at December 31, 2008 from $308.5 million at December 31, 2007.  The Company’s loan portfolio contracted in the commercial and agricultural categories by $1.2 million or 1% in 2008.  Real estate construction loans have decreased $15.4 million or 19%, real estate commercial mortgage loans increased $13.9 million or 11% and installment loans have decreased $1.6 million or 11% in 2008.  The portfolio mix has changed in 2008 as compared with the mix of the previous year: while commercial and agricultural loans remained at 31% in 2008, real estate construction loans decreased to 21% compared to 26% in 2007, real estate - commercial mortgage loans increased to 44%, compared to 39% and installment loans remained at 4% in 2008.  The shift in the mix reflects the changes in lending needs within the Company’s service area.  In addition, the Company has reclassified loans from real estate – construction to real estate – commercial mortgage as construction projects are completed and a permanent loan is provided.  The overall change in the mix of the loan portfolio did not significantly impact the overall risk profile in the loan portfolio.
The following table sets forth the maturity distribution of the Company’s commercial and agricultural loans and construction loans outstanding as of December 31, 2008, which, based on remaining scheduled repayments of principal, were due within the periods indicated.

Table 40: Commercial, Agriculture and Construction Loan Maturities
(Dollars in thousands)	Within One Year	After One through Five Years	After Five Years	Total
Commercial and agricultural loans	$40,642	$32,070	$21,725	$94,437
Construction Loans	54,522	7,070	3,170	64,762
Total	$95,164	$39,140	$24,895	$159,199
Loans due after one year with:
Fixed Rates		$29,570	$5,736	$35,306
Variable Rates		$9,570	$19,159	$28,729

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

The following table sets forth a summary of the Company’s nonperforming loans and other assets as of the dates indicated:

Table 41: Nonperforming Assets
	As of December 31,
(Dollars in Thousands)	2008	2007	2006	2005	2004
Nonaccrual loans	$23,560	$432	$--	$--	$--
90 days past due and still accruing interest	--	--	--	--	--
Other Real Estate Owned	$2,029	--	--	--	--

The Company had a total of eleven loans on nonaccrual at December 31, 2008.  Three loans accounted for $17 million or 72% of the total balance of nonaccrual loans.  In each case, the Company holds commercial real estate as collateral and in one case holds a single family residence as collateral in addition to the commercial real estate.  The Company had one nonaccrual loan as of December 31, 2007 and did not have any nonaccrual loans at December 31, 2006.

ALLOWANCE FOR LOAN LOSSES (ALL)
In determining the amount of the Company’s Allowance for Loan Losses (“ALL”), management assesses probable loss characteristics of the loan portfolio including the concentrations, nature and diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to identified increases in credit risk.  Management reviews the credit risk report with the Directors Loan Committee as well as with the full Board of Directors, monthly.
The adequacy of the ALL is calculated upon three components. First is the credit risk rating of the loan portfolio, including all outstanding loans.  Every extension of credit has been assigned a risk rating based upon a comprehensive definition intended to measure the inherent risk of lending money. Each rating has an assigned risk factor expressed as a reserve percentage. Central to this assigned risk factor is the historical loss record of the Company. Secondly, established specific reserves are available for individual loans currently on management's watch and classified loan lists. These are the estimated potential losses associated with specific borrowers based upon the collateral and event(s) causing the risk ratings. The third component is unallocated. This reserve is for qualitative factors that may affect the portfolio as a whole, such as those factors described below.  Management believes the assigned risk grades and our methods for managing risk are satisfactory.
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
The Company’s principal lines of lending are (i) commercial and agricultural, (ii) real estate construction and (iii) commercial and residential real estate. The primary sources of repayment of the Company’s commercial loans are the borrowers' conversion of short-term assets to cash and operating cash flow. The net assets of the borrower or guarantor are usually identified as a secondary source of repayment. The principal factors affecting the Company’s risk of loss from commercial lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company’s service area. The Company manages its commercial loan portfolio by monitoring its borrowers' payment performance and their respective financial condition and makes periodic adjustments, if necessary, to the risk grade assigned to each loan in the portfolio. The Company’s evaluations of its borrowers are facilitated by management's knowledge of local market conditions and periodic reviews by a consultant of the Company’s credit administration policies.
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
The principal source of repayment of the Company’s real estate mortgage loans is the borrowers' operating cash flow. Similar to commercial loans, the principal factors affecting the Company’s risk of loss in real estate mortgage lending include each borrower’s ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Company’s service area. The Company manages its credit risk associated with real estate mortgage lending primarily by establishing maximum loan-to-value ratios and using strategies to match the borrower's cash flow to loan repayment terms.
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

The following table summarizes the Company’s loan loss experience as well as provisions and charges to the allowance for loan losses and certain ratios for the periods indicated:

Table 42: Allowance for Loan Loss Activity
(Dollars in thousands)	Years Ended December 31,
	2008	2007	2006		2005		2004

Beginning Balance:	$3,948	$2,478	$2,356		$2,214		$1,653

Provision for loan losses	7,001	1,425	360		35		504
Charge-offs:
Commercial	(1,905)	(143)	(10)		-		(9)
Real Estate	(3,266)	-	-		-		-
Other	(697)	(18)	(14)		(17)		-
Total Charge-offs	(5,868)	(161)	(24)		(17)		(9)
Recoveries:
Commercial	925	203	-		124		66
Other	13	3	1		-		-
Total Recoveries	938	206	1		124		66

Reclassification of the reserve for unfunded commitments	-	-	(215)		-		-
Ending Balance	$6,019	$3,948	$2,478		$2,356		$2,214

ALL to total loans	1.95%	0.86%	0.98%		1.10%		1.05%
Net charge-offs (recoveries) to average loans	1.53%	0.01%	(.01	) %	(.03	) %	.12%

The provision for loan losses was $7,001,000 for 2008 compared to $1,425,000 for 2007 and $360,000 for 2006. The increase of $5,576,000 in the provision for loan losses in 2008 over 2007 reflected a severe economic downturn in the region there the Company operates.  The region has experienced declining real estate values which have left certain construction loans with a loan-to-value of greater than 100%.  In those cases where the loan is dependent on the collateral to repay the loan, the Company has charged-off loan principal to bring the loan back into compliance with policy.  In other cases, the value of the collateral has decreased below the principal on the loan, but cash flows from business operations are expected to repay the loan.  In these cases the business is evaluated to determine if there are sufficient cash flows available through business operations to repay the loan.  If operating cash flow has deteriorated, additional reserve is recorded against the loan.  The increase of $1,065,000 in the provision for loan losses, in 2007 over 2006 represented potential losses from specific customers and not degradation of overall credit quality in the loan portfolio.  The Company recorded net charge-offs of $4,930,000 or 1.53% of average loans during 2008.  Net (recoveries) charge-offs were $(45,000) or .02% of average loans for 2007 compared to $23,000 or .01% of average loans for 2006.

The following table summarizes the allocation of the allowance for loan losses (ALL) by loan type and the loans as a percent of loans outstanding in each loan category at the dates indicated

Table 43: Allocation of Allowance for Loan Loss
(Dollars in thousands)
	2008		2007		2006		2005		2004
Commercial and Agricultural	$1,428	30.68%	$1,584	30.77%	$1,086	25.82%	$994	24.89%	$880	27.57%
Real estate – construction	2,882	21.04%	757	25.68%	269	26.11%	196	17.79%	115	11.39%
Real estate – commercial	1,312	43.86%	563	39.58%	642	44.01%	501	51.77%	422	54.52%
Installment	246	4.42%	293	3.97%	279	4.06%	300	5.55%	308	6.52%
Unallocated	151	-	751	-	202	-	365	-	489	-
Total	$6,019	100.00%	$3,948	100.00%	$2,478	100.00%	$2,356	100.00%	$2,214	100.00%

DEPOSITS
The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposit, savings and checking accounts.

The following table sets forth the remaining maturities of certificates of deposit at December 31, 2008

Table 44: Deposit Maturity Schedule
(Dollars in thousands)	Under $100,000	Over $100,000
Three Months or less	$16,947	$40,845
Over three through six months	23,617	30,145
Over six through twelve months	26,542	33,458
Over twelve months	7,982	8,966
Total	$75,088	$113,414

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
Because estimates of the liquidity needs of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company’s liquid assets (cash and due from banks, federal funds sold, interest bearing deposits in banks and available-for-sale investment securities) totaled $78.2 million or 19% of total assets at December 31, 2008, $89.9 million or 21% of total assets at December 31, 2007 and $73.7 million or 19% of total assets at December 31, 2006. The Company expects that its primary source of liquidity will be earnings of the Company, acquisition of core deposits, and wholesale borrowing arrangements.

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
Interest rate risk is managed by the Company’s Asset Liability Committee (“ALCO”), which includes members of senior management and several members of the Board of Directors.  The ALCO monitors interest rate risk by analyzing the potential impact on interest income from potential changes in interest rates and considers the impact of alternative strategies or changes in balance sheet structure.  The ALCO manages the Company’s balance sheet in part to maintain the potential impact on net interest income within acceptable ranges despite changes in interest rates.  The Company’s exposure to interest rate risk is reviewed on a quarterly basis by the ALCO.

NET INTEREST INCOME SIMULATION
In order to measure interest rate risk at December 31, 2008, the Company used a simulation model to project changes in net interest income that result from forecasted projection and changes in interest rates.  This analysis, which is performed quarterly by management, calculates the difference between net interest income forecasted using a rising and falling interest rate scenario and net interest income forecasted using a base market derived from the current interest rates.  The income simulation model includes various assumptions regarding the re-pricing relationships for each of the Company’s products.  Many of the Company’s assets are floating rate loans, which are assumed to reprice immediately and to the same extent as the change in market rates according to their contracted index.  The Company’s non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company.
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

The following table reflects the Company’s projected net interest income sensitivity analysis based on year-end data:

Table 45: Interest Income Sensitivity	December 31, 2008
Change in Rates	Adjusted Net Interest Income	Percent Change From Base
	(In thousands)
Up 200 basis points	$14,785	(1.47)%
Up 150 basis points	$14,848	(1.05)%
Up 100 basis points	$14,911	(0.63)%
Base Scenario	$15,005	0.00%
Down 100 basis points	$15,152	0.98%
Down 150 basis points	$15,236	1.54%
Down 200 basis points	$15,324	2.13%

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2008:

Table 46: Contractual Obligations		Less than			More than
	Total	one year	1-3 years	3-5 years	5 years
Subordinated Debentures, floating rate
of 4.66% payable March 17, 2034	$3,609	$-	$-	$-	$3,609
Subordinated Debentures, floating rate
of 3.45% payable September 16, 2037	5,155	-	-	-	5,155
FHLB Loans weighted average fixed rate of 3.10%	40,000	11,000	27,000	2,000	-
Operating lease obligations	1,701	274	404	430	593
Salary continuation program (1)	1,106	-	-	-	1,106
Total	$51,571	$11,274	$27,404	$2,430	$10,463
(1)	Salary continuation program obligations represent the amount accrued as of December 31, 2008 under the terms of the program.

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
At December 31, 2008, 2007 and 2006 the Company’s capital met all minimum regulatory requirements.
 As of December 31, 2008, the most recent notification by the Federal Depository Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.  For more information on the Company’s and the Bank’s risk-based capital ratios, see note 11 to the Financial Statements contained in this report.

IMPACT OF INFLATION
Inflation affects the Company’s financial position as well as its operating results. It is management's opinion that the effects of inflation on the financial statements have not been material.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents the summary unaudited results for the stated eight quarters:

Table 47: Quarterly Financial Results
	2008				2007
(In thousands, except per share data)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Diluted (loss) earnings per share	$(1.52)	$(0.30)	$0.15	$0.27	$0.13	$0.33	$0.35	$0.33
Basic (loss) earnings per share	$(1.52)	$(0.32)	$0.16	$0.30	$0.14	$0.35	$0.38	$0.36
Interest income	$5,792	$6,948	$7,234	$7,301	$7,667	$7,937	$8,132	$7,506
Net interest income	$3,220	$4,048	$3,848	$3,919	$4,175	$4,241	$4,653	$4,331
Provision for loan losses	$5,591	$600	$600	$210	$1,165	$40	$55	$165
Total non-interest (loss) income	$(3,400)	$(2,937)	$597	$472	$484	$589	$706	$686
Total non-interest expense	$4,450	$3,558	$2,825	$2,495	$2,585	$2,711	$3,002	$2,699
(Loss) Income before taxes	$(10,221)	$(3,047)	$1,020	$1,686	$909	$2,079	$2,313	$2,142
Net (loss) Income	$(5,654)	$(1,209)	$579	$1,094	$513	$1,301	$1,409	$1,326

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

Table 48: Quarterly Sales Prices	Sales Prices
Quarter Ended:	High	Low	Volume
December 31, 2008	$6.10	$1.90	209,500
September 30, 2008	9.70	5.01	208,300
June 30, 2008	12.43	8.00	106,000
March 31, 2008	14.80	10.86	111,600

December 31, 2007	18.89	12.44	132,100
September 30, 2007	20.74	15.51	310,600
June 30, 2007	21.90	16.75	149,300
March 31, 2007	$24.23	$19.87	503,000

As of March 15, 2009, there were approximately 280 holders of record of the common stock of the Company.

DIVIDENDS
The Company’s primary source of cash is dividends from the Bank.  The Bank’s ability to pay dividends is subject to certain regulatory requirements.  The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years, less distributions made to shareholders’ during the same three-year period.  As of December 31, 2008, the Bank had $4.7 million in retained earnings available for dividends to the Company. In addition, the Company’s ability to pay dividends to its shareholders is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts.
The power of the Board of Directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

Stock Performance Graph

The following chart, compare the yearly percentage changes in cumulative shareholder return on our common stock during the five fiscal years ended December 31, 2008, with (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (ii) the Standard and Poor’s 500 and (iii) the Total Return Index for the Nasdaq Bank Stocks, as reported by the Center for Research in Securities Prices.  The comparison assumes $100.00 was invested on December 31, 2003, in our common stock and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.  Price information from December 31, 2003 to December 31, 2008, was obtained by using Nasdaq closing prices as of the last trading day of each year.

	Period Ending
Index	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008
Pacific State Bancorp	$100.00	$254.03	$229.24	$269.39	$155.76	$23.54
Nasdaq Bank Stocks	$100.00	$110.99	$106.18	$117.87	$91.85	$8.11
Nasdaq U.S.	$100.00	$108.59	$110.08	$120.56	$132.39	$78.72
S&P 500	$100.00	$108.99	$112.26	$127.55	$132.06	$81.23