Form 10-K, Exhibit 13
period 2009-12-31
PACIFIC STATE BANCORP
filed 2010-04-16
CIK 1169424

SELECTED FINANCIAL DATA

The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Company’s audited consolidated financial statements and notes thereto, included elsewhere in this report.

(Dollars in thousands, except per share data)	Year Ended December 31,
	2009	2008	2007	2006	2005
Statements of Operations:
Total Interest Income	$20,097	$27,275	$31,242	$26,495	$18,782
Net Interest Income	12,288	15,035	17,400	17,307	13,536
Provision for Loan Losses	15,365	7,001	1,425	360	35
Total Non-interest Income	(1,365)	(5,268)	2,465	2,583	2,481
Total Non-interest Expenses	18,939	13,328	10,997	10,360	9,100
(Benefit from)Provision for Income Taxes	(343)	(5,372)	2,894	3,627	2,596
Net (Loss) Income	(23,038)	(5,190)	4,549	5,543	4,286

Balance Sheets:
Total Assets	369,845	421,453	431,074	386,752	309,611
Total Investments	23,941	39,738	41,352	23,107	28,539
Total Loans, net	245,846	301,945	308,458	287,318	241,556
Allowance for Loan Losses (ALL)	10,508	6,019	3,948	2,478	2,356
Total Deposits	322,425	340,980	341,821	340,996	273,074
Subordinated Debentures	8,764	8,764	8,764	8,764	8,764
Shareholders' Equity	5,679	27,284	34,036	29,059	21,373

Performance Ratios:
(Loss) Return on Average Assets	(5.74)%	(1.20)%	1.13%	1.67%	1.53%
(Loss) Return on Average Equity	(100.98)%	(14.95)%	14.22%	22.91%	22.98%
Average Equity to Average Assets	5.68%	8.00%	7.95%	7.30%	6.65%
Tier 1 Risk-Based Capital	3.01%	10.25%	11.40%	10.65%	10.44%
Total Risk-Based Capital	6.53%	11.50%	12.60%	11.83%	11.88%
Net Interest Margin	3.48%	3.84%	4.79%	5.76%	5.41%
Average Earning Assets to Average Total Assets	83.67%	90.40%	90.31%	93.33%	89.22%
Nonperforming Assets to Total Assets	9.14%	5.59%	0.10%	--	--
ALL to Total Loans	4.10%	1.95%	1.26%	0.86%	0.98%
Nonperforming Loans to ALL	217.60%	391.43%	10.94%	--	--

Share Data:
Common Shares Outstanding	3,722,198	3,718,598	3,707,698	3,665,968	3,517,113
Book Value Per Share	$1.53	$7.34	$9.19	$7.94	$6.08
Basic (Loss) Earnings Per Share	$(6.19)	$(1.40)	$1.23	$1.57	$1.23
Diluted Earnings Per Share	$(6.19)	$(1.40)	$1.14	$1.41	$1.10

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

December 31, 2009 and 2008
(In thousands, except share amounts)

	2009	2008
ASSETS
Cash and due from banks	$10,517	$16,700
Federal funds sold	45,568	21,811
Total cash and cash equivalents	56,085	38,511
Investment securities (Notes 3 and 7)	23,941	39,738
Loans, less allowance for loan losses of $10,508 in 2009 and $6,019 in 2008 (Notes 4, 10 and 13)	245,846	301,945
Premises and equipment, net (Note 5)	16,234	16,811
Other real estate	10,934	2,029
Company owned life insurance (Note 14)	7,030	6,751
Accrued interest receivable and other assets (Note 9)	9,775	15,668
Total assets	$369,845	$421,453
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$59,871	$69,874
Interest bearing (Note 6)	262,554	271,106
Total deposits	322,425	340,980
Other borrowings (Note 7)	29,000	40,000
Subordinated debentures (Note 8)	8,764	8,764
Accrued interest payable and other liabilities	3,977	4,425
Total liabilities	364,166	394,169

Shareholders' equity (Note 11):
Preferred stock - 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock - no par value; 24,000,000 shares authorized; issued and outstanding –3,722,198 shares in 2009 and 3,718,598 shares in 2008	10,823	10,767
Accumulated deficit	(4,224)	18,814
Accumulated other comprehensive loss, net of taxes (Notes 3 and 15)	(920)	(2,297)
Total shareholders' equity	5,679	27,284
Total liabilities and shareholders' equity	$369,845	$421,453
The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2009, 2008 and 2007
(In thousands, except per share amounts)

	2009	2008	2007
Interest income:
Interest and fees on loans	$18,544	$24,565	$27,902
Interest on Federal funds sold	85	376	1,285

Interest and dividends on investment securities:
Taxable	1,354	2,095	1,843
Exempt from Federal income taxes	114	150	134
Dividends	-	89	78
Total interest income	20,097	27,275	31,242

Interest expense:
Interest on deposits (Note 6)	6,454	10,425	12,844
Interest on borrowings (Note 7)	1,090	1,351	296
Interest on subordinated debentures (Note 8)	265	464	702
Total interest expense	7,809	12,240	13,842

Net interest income before provision for loan losses	12,288	15,035	17,400
Provision for loan losses (Note 4)	15,365	7,001	1,425
Net interest income after provision for loan losses	(3,077)	8,034	15,975

Non-interest income:
Service charges	601	823	889
Gain on sale of loans	267	188	150
Gain on sale of assets	119	471	-
Gain on death benefit from company owned life insurance	-	2,574	-
Other income	623	890	1,426
Other than temporary impairment charge (Note 3)	(3,125)	(8,923)	-
Gain (loss) on sale of securities (Note 3)	150	(1,291)	-
Total non-interest income	(1,365)	(5,268)	2,465

Non-interest expenses:
Salaries and employee benefits (Note 14)	5,181	5,546	5,336
Occupancy (Notes 5 and 10)	1,199	1,251	1,180
Furniture and equipment (Notes 5 and 10)	1,000	1,032	708
Other real estate	5,667	94	-
FDIC insurance assessments	1,056	301	59
Goodwill impairment charge	718	-	-
Other expenses (Note 12)	4,118	5,104	3,714
Total non-interest expenses	18,939	13,328	10,997

(Loss) income before (benefit from) provision for income taxes	(23,381)	(10,562)	7,443
(Benefit from) provision for income taxes (Note 9)	(343)	(5,372)	2,894
Net (loss) income	$(23,038)	$(5,190)	$4,549

Basic (loss) earnings per share (Note 11)	$(6.19)	$(1.40)	$1.23

Diluted (loss) earnings per share (Note 11)	$(6.19)	$(1.40)	$1.14
The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2009, 2008 and 2007
(In thousands, except share amounts)

	Common Stock			Accumulated Other Compre-hensive	Total
	Shares	Amount	Retained Earnings	Loss (Net of Taxes)	Shareholders' Equity	Comprehensive Income (loss)
Balance, January 1, 2007	3,665,968	$9,651	$19,455	$(47)	$29,059
Comprehensive income:
Net income			4,549		4,549	4,549
Other comprehensive loss (Note 15):
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax				(339)	(339)	(339)
Total comprehensive income						4,210
Stock-based compensation expense		309			309
Stock options exercised and related tax benefit (Note 11)	41,730	458			458

Balance, December 31, 2007	3,707,698	10,418	24,004	(386)	34,036
Comprehensive loss (as restated, see Note 15):
Net loss			(5,190)		(5,190)	(5,190)
Other comprehensive loss (Note 15):
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax (Note 3)				(1,911)	(1,911)	(1,911)
Total comprehensive loss						(7,101)
Stock-based compensation expense		270			270
Stock options exercised and related tax benefit (Note 11)	10,900	79			79

Balance, December 31, 2008	3,718,598	$10,767	$18,814	$(2,297)	$27,284
Comprehensive loss:
Net loss			(23,038)		(23,038)	(23,038)
Other comprehensive loss (Note 15):
Net change in unrealized gains (losses) on available-for-sale investment securities, net of tax (Note 3)				1,377	1,377	1,377
Total comprehensive loss						(21,661)
Stock-based compensation expense		56			56
Stock options exercised and related tax benefit (Note 11)	3,600

Balance, December 31, 2009	3,722,198	$10,823	(4,224)	(920)	5,679

The accompanying notes are an integral
part of these consolidated financial statements

PACIFIC STATE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007
Cash flows from operating activities:
Net (loss) income	$(23,038)	$(5,190)	$4,549
Provision for loan losses	15,365	7,001	1,425
Net (increase) decrease in deferred loan origination costs	(58)	65	(168)
Depreciation, amortization and accretion	1,165	503	93
Gain on sale of loans	(267)	(188)	(150)
(Gain) loss on sale of premises, equipment and other real estate	(119)	(471)	-
Stock-based compensation expense	56	270	309
Tax benefit from exercise of stock options	-	(4)	(223)
Company owned life insurance earnings	(279)	(318)	(246)
Gain on death benefit from company owned life insurance	-	(2,574)	-
(Gain) loss on sale of securities	(150)	1,291	-
Other than temporary impairment charge	3,125	8,923	-
Provision (benefit) for deferred income taxes	9,043	(5,301)	(755)
Provision for other real estate owned	5,041	-	-
(Increase) decrease in accrued interest receivable and other assets	(4,063)	873	(594)
(Decrease) increase in accrued interest payable and other liabilities	(448)	(2,028)	3,420
Net cash provided by operating activities	5,373	2,852	7,660
Cash flows from investing activities:
Decrease (increase) in interest bearing deposits at other banks	-	3,000	(3,000)
Purchases of available-for-sale investment securities	(6,581)	(48,361)	(53,022)
Proceeds from the sale of available-for-sale securities	7,627	13,635	-
Proceeds from matured and called available-for-sale investment securities	2,250	22,735	33,805
Proceeds from principal repayments from available-for-sale government-guaranteed mortgage-backed securities	11,703	1,261	1,068
Proceeds from principal repayments from held-to-maturity government-guarantee mortgage-backed securities	11	26	5
Purchase of FRB and FHLB stock	(48)	(14)	(831)
Proceeds from the sale of other real estate	3,127	-	-
Net increase in loans	24,108	(304)	(22,227)
Redemption (purchase) of company owned life insurance	-	4,166	(1,700)
Purchases of premises and equipment	(441)	(5,397)	(3,082)
Net cash used in investing activities	41,756	(9,253)	(48,984)
Cash flows from financing activities:
Net increase (decrease) in demand, interest-bearing and savings deposits	(11,336)	7,746	(21,893)
Net (decrease) increase in time deposits	(7,219)	(8,587)	22,718
Proceeds from exercise of stock options	-	75	235
Excess tax benefit from exercise of stock options	-	4	223
Net (decrease) increase in other borrowings	(11,000)	-	35,100
Net cash (used in) provided by financing activities	(29,555)	(762)	36,383
(Decrease) increase in cash and cash equivalents	17,574	(7,163)	(4,941)
Cash and cash equivalents at beginning of period	38,511	45,674	50,615
Cash and cash equivalents at end of period	$56,085	$38,511	$45,674
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$7,100	$12,565	$13,048
Income taxes	$-	$925	$2,500

Non-cash investing activities:
Net unrealized (gain) loss on available-for-sale investment securities	$(2,338)	$3,253	$(565)

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

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

GOING CONCERN CONSIDERATION

The consolidated financial statements for 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. As a result, the consolidated financial statements do not include any adjustments that may result from the outcome of any regulatory action or the Company’s or the Bank’s inability to meet its existing debt obligations. The Bank has recently incurred significant operating losses, experienced a significant deterioration in the quality of its assets and become subject to enhanced regulatory scrutiny. These factors, among others, were deemed to cast substantial doubt on the Company’s and the Bank’s ability to continue as a going concern. If the Company cannot continue to operate as a going concern, it is likely that shareholders will lose all or substantially all of their investment in the Company.

The Company is actively pursuing a broad range of strategic alternatives, including a capital infusion or a merger, in order to address any doubt related to the Company’s ability to continue as a going concern. There can be no assurance that the pursuit of strategic alternatives will result in any transaction, or that any such transaction will allow the Company’s shareholders to avoid a loss of all or substantially all of their investment in the Company. The pursuit of strategic alternatives may also involve significant expenses and management time and attention.

The Company needs to raise additional capital to meet the higher minimum capital levels that the Bank and Company are obligated to maintain under the Consent order with the California Department of Financial Institutions (“CDFI”).  As of December 31, 2009, the Bank was considered “under capitalized” under the prompt corrective action rules of the Federal Deposit Insurance Corporation (“FDIC”).  In addition, should the Company’s current rate of operating losses continue or should the Company’s asset quality erode and require significant additional provision for credit losses, resulting in additional net operating losses, the Company’s capital levels will decline further and it will need to raise more capital to satisfy its regulatory capital requirements. The Company’s ability to raise additional capital depends on conditions in the capital markets, which are outside the Company’s control, and on the Company’s financial performance. Accordingly, the Company cannot be certain of its ability to raise additional capital on acceptable terms, or at all. If the Company cannot raise additional capital, its results of operations and financial condition could be materially and adversely affected, and it may be subject to further supervisory action.  In addition, if the Company were to raise additional capital through the issuance of additional shares, its stock price could be adversely affected, depending on the terms of any shares it were to issue.

During the fourth quarter of 2009, the Company and the Bank entered into the Written Agreement with the FRB and the CDFI.  Additionally, on April 15, 2010, the Bank  executed a Waiver and Consent to an Order of the CDFI (the “Consent”)  requiring the Bank, within 90 days of the effective date of the Order, to increase and to maintain tangible capital at a level equal to 10% of assets.  The effective date will be the date that the CDFI executes the Order per se.   As of December 31, 2009, the Bank had a  ratio of tangible capital  to assets  of 3.9%, which was not sufficient to meet the higher level that the Bank would be obligated to maintain under the Consent.  As a result, if within 90 days of the effective date of the Order the Bank cannot comply with the Consent provisions, the Bank may be subject to further supervisory action, which could have a material adverse effect on its results of operations, financial condition and business.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

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

RECLASSIFICATIONS
Certain reclassifications have been made to prior years' balances to conform to classifications used in 2009.

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

Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances.  The Company did not have any investments classified as trading at December 31, 2009 or 2008.  All transfers between categories are accounted for at fair value. There were no transfers between categories in 2009 or 2008.
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
The Company may purchase loans or acquire loans through a business combination for which differences exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality.  When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company’s estimate of undiscounted cash flows expected to be collected over the Company’s initial investment in the loan.  The excess of contractual cash flows over cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance.  Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life.  Decreases in cash flows expected to be collected should be recognized as an impairment.  The Company may not "carry over" or create a valuation allowance in the initial accounting for loans acquired under these circumstances.  At December 31, 2009 and 2008, there were no such loans being accounted for under this policy.

LOAN SALES AND SERVICING
The Company accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

Government Guaranteed Loans
Included in the loan portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA), Farmer Mac and USDA Business and Industry.  The guaranteed portion of these loans may be sold to a third party, with the Company retaining the unguaranteed portion.  The Company generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale.  The Company may be required to refund a portion of the sales premium if the borrower defaults or prepays within ninety days of the settlement date.  At December 31, 2009, there were no premiums subject to these recourse provisions.
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
The Company serviced government-guaranteed loans for others totaling $48,327,000 and $53,112,000 as of December 31, 2009 and 2008 respectively.

Servicing Rights
Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities.  Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense.  Servicing assets are periodically evaluated for impairment.  Servicing rights were not significant at December 31, 2009 and 2008.

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
While management uses the best information available on which to base estimates, future adjustments to the allowance for credit losses may be necessary if the economic conditions, particularly in the Stockton Markets and San Joaquin County, differ substantially from the assumptions used by management. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and my require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examination.
This allowance is established through a provision for loan losses which is charged to expense.  Additions to the allowance are expected to maintain the adequacy of the total allowance after net charge-offs and loan growth.  The allowance for loan losses at December 31, 2009 and 2008, respectively, reflects management's estimate of probable losses in the portfolio.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Allowance for Losses Related to Undisbursed Loan and Lease Commitments
The Bank maintains a separate allowance for losses related to undisbursed loan and lease commitments. Management estimates the amount of probable losses by applying the loss factors used in the allowance for loan and lease loss methodology to an estimate of the expected usage of undisbursed commitments for each loan or lease type. The allowance totaled $67,000 and $222,000 at December 31, 2009 and 2008, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheet.

OTHER REAL ESTATE
Other real estate includes real estate acquired in full or partial settlement of loan obligations.  When property is acquired, any excess of the Company's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses.  A valuation allowance for selling and administration costs associated with the liquidation of the property is recorded and maintained subsequent to foreclosure of the property.  The allowance is established through a provision for losses on other real estate which is included in other expenses.  Subsequent gains or losses on sales or permanent impairment charges are recorded in other income or expenses as incurred.  At December 31, 2009 the Company has $10,934,000 in other real estate and $2,029,000 in other real estate at December 31 2008.

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

GOODWILL AND INTANGIBLE ASSETS
As a result of the Company's 2002 acquisition of the Stockton branch of California Bank & Trust, the Company recognized a core deposit intangible asset of $448,000 and goodwill of $718,000.  The core deposit intangible has been fully amortized and will no longer impact the Company’s financial statements.  Goodwill is not amortized, but is measured for impairment on an annual basis.  At December 31, 2009 management has determined that the goodwill previously recorded can no longer be supported and has recognized an impairment charge of $718,000, or the entire balance of the goodwill.  As of December 31, 2008 the Company had a balance of $718,000 of goodwill recorded.

INCOME TAXES
The Company and its subsidiaries file consolidated tax returns. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to Management’s judgment that realization is more likely than not. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. Interest and penalties are recognized as a component of income tax expense.
On the consolidated balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.
Management continually evaluates the ability of the Company to ultimately realize deferred tax assets currently recorded.  If management determines that it is more likely than not that the deferred tax assets can ultimately be realized, no valuation allowance is recorded.  If management determines that it is not more likely than not that the deferred tax assets will be realized, a valuation allowance is recorded against the future tax benefits that management believes will not be realized.  As of December 31, 2009, the Company has recorded a valuation allowance of $9,043,000 against deferred tax assets.  As of December 31, 2008 the Company did not record a valuation allowance against deferred tax assets.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company.  The Company had a net loss for 2009 and 2008; therefore all stock options are antidilutive.  All data with respect to computing earnings per share is retroactively adjusted to reflect stock splits and dividends and the treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

STOCK-BASED COMPENSATION
At December 31, 2009, the Company had one shareholder approved stock-based compensation plan which is described more fully in Note 11.  The Company accounts for its stock based compensation plan in accordance with FASB ASC 718, Stock Compensation, using the modified prospective transition method.  Under that transition method, compensation cost recognized in fiscal years 2006, 2007, 2008 and 2009 includes: (a) compensation cost for all share-based payments vesting during 2006, 2007, 2008 and 2009 that were granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of ASC 718, and (b) compensation cost for all share-based payments vesting during 2006, 2007, 2008 and 2009 that were granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.  For further information on grants and vesting please refer to Note 11.  Compensation cost is recognized net of estimated forfeitures.  Results for prior periods have not been restated.
As a result of applying ASC 718, the Company recorded an expense of $56,000 in 2009, $270,000 in 2008 and $309,000 in 2007.

Determining Fair Value
The Company bases the fair value of the options previously granted on the date of grant using a Black-Scholes-Merton option pricing model that uses assumptions based on expected option life, the level of expected stock volatility and the risk-free interest rate.  Stock volatility is based on the historical volatility of the Company's stock. The risk-free rate is based on the U.S. Treasury yield curve and the expected term of the options. The expected term of the options represents the period that the Company's share-based awards are expected to be outstanding based on the terms of the optionee’s employment agreement and position within the Company, previous option activity, the number of shares currently owned and the expected time of when those options would be exercised. The Company has not paid cash dividends. The Company estimates the forfeiture rate in calculating the compensation expense to be insignificant.  The Company did not grant any stock options in 2009 or 2008.  In 2007 the Company granted 30,000 stock options using a risk free rate of 4.98%, volatility rate of 34.79% and forfeiture rate of 2%.  This resulted in a fair market value under the Black-Scholes-Merton model of $9.22 per option.

TRANSACTION ACCOUNT GUARANTEE PROGRAM
The Bank is participating in the FDIC's Transaction Account Guarantee Program.  Under this program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account and the Bank is assessed an annual fee of 25 basis points for all deposit amounts exceeding the existing deposit insurance limit of $250,000.  Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

FASB ASC 805, Business Combinations, requires an acquirer in a business combination to recognize the assets acquired (including loan receivables), the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date, with limited exceptions. The acquirer is not permitted to recognize a separate valuation allowance as of the acquisition date for loans and other assets acquired in a business combination. The revised statement requires acquisition-related costs to be expensed separately from the acquisition. It also requires restructuring costs that the acquirer expected but was not obligated to incur, to be expensed separately from the business combination. The adoption of these provisions did not have any effect on the Company’s financial statements at the date of adoption.

FASB ASC 815-10, Derivatives and Hedging, changes the disclosure requirements for derivative instruments and hedging activities. It requires enhanced disclosures about how and why an entity uses derivatives, how derivatives and related hedged items are accounted for, and how derivatives and hedged items affect an entity’s financial position, performance and cash flows. The Company had no derivative instruments as of December 31, 2009.

FASB ASC 820-10-55-23B, Fair Value Measurements and Disclosures- Overall — Implementation Guidance, relates to the requirements that pertain to nonfinancial assets and nonfinancial liabilities covered by accounting guidance for Fair Value Measurements. The adoption of this guidance did not have any effect on the Company’s financial statements at the date of adoption.

FASB ASC 320-10-65-1, Investments — Debt and Equity Securities Guidance related to Recognition and Presentation of Other-Than-Temporary Impairments states that an other-than-temporary impairment (OTTI) write-down of debt securities, where fair value is below amortized cost, is triggered in circumstances where (1) an entity has the intent to sell a security, (2) it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis, or (3) the entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more likely than not the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the security or it is more likely than not that it will not be required to sell the security before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in other comprehensive income. The adoption of these provisions did not have a material effect on the Company’s financial statements at the date of adoption.

FASB ASC 820-10-65-4, Fair Value Measurements and Disclosures- Overall — Transition Guidance related to Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, addresses measuring fair value in situations where markets are inactive and transactions are not orderly. In these circumstances quoted prices may not be determinative of fair value. Even if there has been a significant decrease in the volume and level of activity for an asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement has not changed. Under these provisions price quotes for assets or liabilities in inactive markets may require adjustment due to uncertainty as to whether the underlying transactions are orderly. The adoption of these provisions did not have any effect on the Company’s financial statements at the date of adoption.

FASB ASC 825-10-65-1, Financial Instruments — Overall — Transition Guidance related to Interim Disclosures about Fair Value of Financial Instruments, states that entities must disclose the fair value of financial instruments in interim reporting periods as well as in annual financial statements. The methods and assumptions used to estimate fair value as well as any changes in methods and assumptions that occurred during the reporting period must also be disclosed. The adoption of these provisions did not have any effect on the Company’s financial statements at the date of adoption.

FASB ASC 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The accounting guidance defines: (1) the period after the balance sheet date during which Management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Management has reviewed events occurring through March 31, 2010, the date the financial statements were issued and no subsequent events occurred requiring accrual or disclosure.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31, 2009 and 2008 consisted of the following:

AVAILABLE-FOR-SALE (AFS)

( In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$5,002	$66	$-	$5,068
Obligations of states and political Subdivisions	2,730	6	(74)	2,662
Mortgage-backed securities	7,036	307	-	7,343
Other MBS & CMO	5,742	106	-	5,848
Corporate bonds	4,955	28	(1,998)	2,985
	$25,465	$513	$(2,072)	$23,906

Net unrealized losses on available-for-sale investment securities totaled $1,559,000 as of December 31, 2009.  $920,000 was recorded as accumulated other comprehensive loss net of $639,000 tax effect within shareholders' equity at December 31, 2009.  The $639,000 tax effect was recorded as a valuation allowance against deferred tax assets and is included as a reduction of income tax benefit for the year ended 2009.
The Company recorded other than temporary impairment charges against two securities in 2009.  One security was a single issue trust preferred security of a bank which failed in the second half of 2009.  As a result, the Company recorded an other than temporary impairment charge of the remaining book value of $2,299,000.  The second security was a pooled trust preferred security which ceased interest payments in 2009.  The Company enlisted a third party valuation expert to determine the value of the security as of December 31, 2009.  Based on the analysis performed by the third party, the Company recorded an other than temporary impairment charge of $826,000 against the security.
The Company realized a gain of $24,000 on the sale of Temecula Valley, a single issue trust preferred security which the Company recorded an other than temporary impairment against in 2008.  The Company also recorded a gain of $38,000 on the sale of the US Treasury Bill in first quarter 2009, and another gain of $88,000 on the sale of a GNMA Agency MBS.

( In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Treasury securities	$9,937	$240	$-	$10,177
Obligations of states and political sub-divisions	3,154	11	(130)	3,035
Mortgage-backed securities	22,355	318	(2)	22,671
Corporate bonds	8,143	4	(4,338)	3,809
	$43,589	$573	$(4,470)	$39,692

Net unrealized losses on available-for-sale investment securities totaling $2,297,000 were recorded, net of $1,600,000 in tax benefit, as accumulated other comprehensive loss within shareholders' equity at December 31, 2008.  The Company realized losses of $7,789,000 on sales and calls of securities in 2008.  The $7,789,000 included realized losses on an other-than-temporary charge of $6,498,000 in third quarter of 2008 related to Fannie Mae and Freddie Mac preferred stock.  The Company subsequently sold the preferred stock in the fourth quarter of 2008, realizing an additional loss of $345,000.  The Company recorded another other-than-temporary impairment charge of $2,425,000 on a single issue trust preferred debenture in the fourth quarter of 2008 which has not been sold and realized losses on other securities totaling $946,000 in the fourth quarter of 2008.  $6,011,000, net of tax benefit of $4,203,000 of unrealized losses was reclassified from accumulated other comprehensive income to loss on sale of securities and other-than-temporary impairment charge on the consolidated statement of operations at the time the losses were realized or determined to be other-than-temporarily impaired.

HELD-TO-MATURITY (HTM)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In Thousands)
Debt securities:
Mortgage-backed securities	$35	$-	$-	$35

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In Thousands)
Debt securities:
Mortgage-backed securities	$46	$-	$-	$46

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

There were no sales or transfers of held-to-maturity investment securities during the years ended December 31, 2009, 2008 and 2007.

Investment securities with unrealized losses at December 31, 2009 and 2008 are summarized and classified according to the duration of the loss period as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Obligations of states and political sub-divisions	$1,311	$(60)	$594	$(14)	$1,905	$(74)
Corporate bonds	1,171	(611)	782	(1,387)	1,953	(1,998)
	$2,482	$(671)	$1,376	$(1,401)	$3,858	$(2,072)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Un realized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Debt Securities
Obligations of state and political sub-divisions	$1,325	$(130)	$-	$-	$1,325	$(130)
Mortgage-backed securities	10	(1)	433	(1)	443	(2)
Corporate bonds	-	-	2,726	(4,338)	3,226	(4,338)
	$1,335	$(131)	$3,159	$(4,339)	$4,994	$(4,470)

U.S. Treasury Securities
At December 31, 2009, the Company held 1 U.S. Treasury security, which is safe kept at PCBB as collateral for the Company’s PCBB line of credit.

Obligations of states and political sub-divisions
At December 31, 2009, the Company held 8 municipal debt securities, of which 6 were in an unrealized loss position.  Management believes the unrealized losses on the Company’s investments in municipal bonds were caused by market conditions and is not attributable to changes in credit quality.  Because the decline in market value is attributable to changes in market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2009.
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

Mortgage-Backed Securities
At December 31, 2009, the Company held 8 mortgage-backed investment securities of which none were in a loss position for less than twelve months or twelve months or more.
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

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Corporate Bonds
At December 31, 2009, the Company held 7 corporate debt securities, of which 6 were in an unrealized loss position.  Management believes the unrealized losses on the Company’s investments in corporate bonds were caused by the demand for these particular securities declining throughout the year but because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity.  The Company only considers one of these investments to be other-than-temporarily impaired at December 31, 2009, with the investment discussed below.
At December 31, 2009, the Company's investment securities included $1,000,000 of collateralized debt obligation or asset-backed security, issued by US Cap IV, an exempted company incorporated under the laws of the Cayman Islands.  Due to an analysis valuation and opinion from Red Pine Advisors LLC on the fair value of the instrument at December 31, 2009, and an approximate fair value of 0.96% of par, the Company subsequently recorded a valuation allowance of $826,000 and recorded an other-than-temporary impairment write down of $826,000 as of December 31, 2009.
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
The amortized cost and estimated fair value of investment securities at December 31, 2009 by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
(In Thousands)

Within one year	$5,259	$5,325	$-	$-
After one year through five years	-	-	-	-
After five years through ten years	359	339	-	-
After ten years	12,811	10,899	-	-
	18,429	16,563	-	-

Investment securities not due at a single maturity date:
Mortgage-backed securities	7,036	7,343	35	35
	$25,465	$23,906	$35	$35

Investment securities with amortized costs totaling $19,278,000 and $21,566,000 and estimated market values totaling $19,716,000 and $21,044,000 were pledged to secure treasury tax and loan accounts, public deposits and Federal Reserve Bank advances at December 31, 2009 and 2008, respectively.  Certain other investment securities are pledged to secure borrowings with the Federal Home Loan Bank (see Note 7).

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Outstanding loans are summarized below:

	December 31,
	2009	2008
	(In thousands)

Commercial	$66,091	$81,284
Agricultural	7,770	13,153
Real estate - commercial mortgage	150,120	135,013
Real estate – construction	17,531	64,762
Installment	14,641	13,609
Gross loans	256,153	307,821
Deferred loan origination costs, net	201	143
Allowance for loan losses	(10,508)	(6,019)
Net loans	$245,846	$301,945

Changes in the allowance for loan losses were as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Balance, beginning of year	$6,019	$3,948	$2,478
Provision charged to operations	15,365	7,001	1,425
Losses charged to allowance	(10,989)	(5,868)	(161)
Recoveries	113	938	206
Balance, end of year	$10,508	$6,019	$3,948

There were twenty five loans on nonaccrual status in the amount of $22,864,000 as of December 31, 2009.  The Company recorded an allowance of $3,490,000 related to the loans on nonaccrual status.  There were eleven loans on nonaccrual status in the amount of $23,560,000 as of December 31, 2008.  There was one loan on nonaccrual status in the amount of $432,000 at December 31, 2007.  The Company did not recognize any interest income on impaired or nonaccrual loans during 2009, 2008 and 2007.
The average outstanding balance of impaired loans for the years ended December 31, 2009, 2008 and 2007 was $16,909,000, $9,591,000 and $36,000, respectively
The interest foregone on nonaccrual loans was $728,000 at December 31, 2009 and $736,000 at December 31, 2008.  The interest foregone on nonaccrual loans was not significant at December 31, 2007.
Salaries and employee benefits totaling $991,000 $954,000, $1,006,000 have been deferred as loan origination costs for the years ended December 31, 2009, 2008 and 2007, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2009	2008
(In thousands)
Land	$5,683	$4,955
Buildings and improvements	9,943	6,326
Furniture, fixtures and equipment	5,413	5,159
Leasehold improvements	1,807	1,807
Construction in progress	-	4,172
Total gross premises and equipment	22,846	22,419
Less accumulated depreciation and amortization	(6,612)	(5,608)
Total premises and equipment	$16,234	$16,811

Depreciation and amortization included in occupancy, furniture and equipment expense totaled $1,007,000, $826,000, and $745,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 6. INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

	December 31,
	2009	2008
(In thousands)
Savings	$26,920	$8,920
Money market	36,900	55,294
NOW accounts	17,451	18,390
Time deposits, $100,000 or more	85,091	106,018
Time deposits under $100,000	96,192	82,484
Total interest bearing deposits	$262,554	$271,106

Aggregate annual maturities of time deposits are as follows:

December 31, 2009
(In thousands)
2010	$124,115
2011	32,080
2012	11,405
2013	8,455
2014	5,228
Total time deposits	$181,283

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Interest expense recognized on interest-bearing deposits consisted of the following:

	December 31,
	2009	2008	2007
(In thousands)
Savings	$187	$42	$46
Money market	601	1,386	1,985
NOW accounts	77	232	246
Time deposits, $100,000 or more	2,809	5,069	6,657
Time deposits under $100,000	2,780	3,696	3,910
Total deposit interest expense	$6,454	$10,425	$12,844

NOTE 7. OTHER BORROWINGS

The Company has secured short-term borrowing arrangements totaling $7,568,000 with two of its correspondent banks.  There were no borrowings outstanding under these arrangements at December 31, 2009 and 2008.
The Company has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) which allow the Company to borrow on a short-term basis up to approximately $40,549,000 as of December 31, 2009 and on a short-term or long-term basis up to $93,112,000 as of December 31, 2008 based on specific percentages of the collateral pledged.  For the years ended December 31, 2009 and 2008, various loan types secured a borrowing capacity of $34,585,000 and $85,571,000 and investment securities secured borrowing capacity of $5,964,000 and $7,541,000, respectively.  The Bank had outstanding letters of credit with the Federal Home Loan Bank in the amount of $7,282,000 at December 31, 2009.

Advances from the FHLB at December 31, 2009 and 2008 consisted of the following:

December 31,
2009			2008
Balance	Rate	Maturity Date	Balance	Rate	Maturity Date
$10,000	3.22%	January 4, 2010	$10,000	3.00%	July 2, 2009
15,000	3.33%	August 23, 2010	1,000	1.27%	December 15, 2009
1,000	2.20%	December 15, 2010	10,000	3.22%	January 4, 2010
1,000	2.61%	December 15, 2011	15,000	3.33%	August 23, 2010
1,000	2.82%	December 17, 2012	1,000	2.20%	December 15, 2010
1,000	2.97%	December 16, 2013	1,000	2.61%	December 15, 2011
$29,000			1,000	2.82%	December 17, 2012
			1,000	2.97%	December 16, 2013
			$40,000

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 8. SUBORDINATED DEBENTURES

The following is a summary of the subordinated debentures payable to the Company's subsidiary grantor trusts at December 31, 2009 and 2008 (dollars in thousands):

	December 31,
	2009	2008
Subordinated debentures due to Pacific State Statutory Trust II with interest payable quarterly based on 3-month LIBOR plus 2.79% (3.04% at December 31, 2009), and redeemable with no premium beginning March 17, 2009 and due March 17, 2034.	$3,609	$3,609

Subordinated debentures due to Pacific State Statutory Trust III with interest payable quarterly based on 3-month LIBOR plus 1.45% (1.70% at December 31, 2009), and redeemable with no premium beginning September 16, 2012 and due September 16, 2037.	5,155	5,155

Total subordinated debentures	$8,764	$8,764

The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities issued by the subsidiary grantor trusts.  Interest expense recognized by the Company for the years ended December 31, 2009, 2008 and 2007 related to the subordinated debentures was $265,000, $464,000 and $702,000, respectively.
On August 13, 2009, the Company deferred the payment of interest on the Company’s $3.5 Million of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034, issued to Pacific State Statutory Trust II and $5.0 Million of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037, issued to Pacific State Statutory Trust III. Pacific Statutory Trusts II and III are grantor trust subsidiaries of the Company which were created solely for the purpose of issuing capital securities, the proceeds of which were loaned to the Company pursuant to the Debentures.
The terms of the Debentures are governed by Indentures, each of which provides generally that the payment of interest is deferrable, at the option of the Company, for up to 20 consecutive quarters; nonpayment of interest for more than such period is an event of default pursuant to which the payment of principal and interest may be accelerated by the Indenture Trustee or the holders of not less than 25% of the aggregate principal amount of the Debentures then outstanding.
The current deferral of interest, which is applicable for the period commencing September 2009, is the first time that the Company has deferred payment of interest on the Debentures. The obligation to pay interest on the Debentures is cumulative and will continue to accrue currently at the rate stated in the Debentures.  Interest is set at a variable rates based on the three-month LIBOR, reset and payable quarterly, plus 2.79% for the 2034 Debentures and 1.45% for the 2037 Debentures.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 9. INCOME TAXES

The (benefit from) provision for income taxes for the years ended December 31, 2009, 2008 and 2007 consisted of the following:

	Federal	State	Total
	(In Thousands)
2009
Current	$(3,849)	$(3,726)	$(7,575)
Deferred	820	(2,631)	(1,811)
Total before Valuation Allowance	(3,029)	(6,357)	(9,386)
Imposition of Valuation Allowance	4,343	4,700	9,043
Provision/(Benefit)from income taxes	$1,314	$(1,657)	$(343)

2008
Current	$306	$(399)	$(93)
Deferred	(3,839)	(1,440)	(5,279)
Benefit from income taxes	$(3,533)	$(1,839)	$(5,372)

2007
Current	$2,776	$873	$3,649
Deferred	(592)	(163)	(755)
Provision for income taxes	$2,184	$710	$2,894

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the amounts reported in the financial statements of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Amounts for the current year are based upon estimates and assumptions as of the date of these financial statements and could vary significantly from amounts shown on the tax returns as filed.
A valuation allowance is provided to reduce deferred tax assets to a level which, more likely than not, will be realized.  "More likely than not" is defined as greater than 50% chance.  Due to the losses recognized during the current period, a valuation allowance has been recorded for substantially all of the Company's net deferred assets.  The determination of the amount of deferred income tax assets which are more likely than not to be realized is primarily dependent on projections of future earnings, which are subject to uncertainty and estimates that may change given economic conditions and other factors.  All available evidence, both positive and negative, is considered to determine whether, based on the weight of the evidence, a valuation allowance is needed.  The need for this valuation allowance will be periodically reviewed and benefits will be recognized when they are determined to be realizable.
Based on Management’s judgment, a valuation allowance in the amount of $9,043,000 was needed to reduce the gross deferred tax asset because it is not more likely than not that the gross deferred tax asset will be realized through recoverable taxes or future taxable income.  Net deferred tax assets are included with interest receivable and other assets in the Consolidated Balance Sheets.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Deferred tax assets (liabilities) consisted of the following:
	December 31,
	2009	2008
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,039	$2,064
OREO Writedown	1,924	-
Goodwill	146	-
Deposit purchase premium	101	109
Deferred compensation	727	762
Reserve for unfunded commitments	28	92
Nonaccrual interest	640	341
Other than temporary impairment charges	796	1,455
Net operating loss	2,628	4,646
Unrealized losses on available-for-sale investment securities	639	1,602
Other	42	-
Total deferred tax assets before valuation allowance	10,710	11,071
Valuation allowance	(9,043)	-
Total deferred tax assets	1,667	11,071
Deferred tax liabilities:
Bank premises and equipment	$(28)	$(116)
Mark to market adjustments	(642)	(1,604)
Goodwill	-	(130)
FHLB dividends	(103)	(103)
Prepaid expenses	(160)	(188)
Total deferred tax liabilities	(933)	(2,141)
Net deferred tax assets	$734	$8,930

At December 31, 2009, the Company had cumulative Federal and State net operating loss carryforwards (NOLs) of $3,384,000 and $20,644,000, respectively.  The federal NOLs begin to expire in 2029 and the state NOLs begin to expire in 2020.
The Company and its subsidiaries file income tax returns in the United States and California jurisdictions.  With few exceptions, the Company is no longer subject to Federal income tax examinations for years before 2005 and State income tax examinations by tax authorities for years before 2004.
The total amount of unrecognized tax benefits, including interest and penalties, at December 31, 2009 is not material.  The amount of tax benefits that would impact the effective rate, if recognized, is not expected to be material.  The Company does not anticipate any significant changes with respect to unrecognized tax benefits within the next 12 months.
The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes.  The significant items comprising these differences for the years ended December 31, 2009, 2008 and 2007 consisted of the following:

	2009		2008		2007

Federal income tax, at statutory rate	34.0%		34.0%		34.0%
State Franchise tax, net of Federal tax effect	4.9%		9.5%		6.3%
Tax exempt investment security income, net	0.2%		0.3%		(0.4	) %
Company owned life insurance, net	0.4%		1.0%		(1.1	) %
Gain on Company owned life insurance	-%		8.3%		-%
Other	(35.3	) %	(2.2	) %	0.1%
Effective tax rate	4.2%		50.9%		38.9%

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 10. COMMITMENTS AND CONTINGENCIES

LEASES
The Company leases branch offices and certain equipment under non-cancelable operating leases.  The leases expire on various dates through 2016 and have various renewal options ranging from five to ten years.

Future minimum lease payments are as follows (in thousands):
Year Ending December 31,
(In Thousands)
2010	$306
2011	319
2012	328
2013	338
2014	348
Thereafter	229
Total	$1,868

Rental expense included in occupancy, furniture and equipment expense totaled $342,000, $496,000, and $383,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

FEDERAL RESERVE REQUIREMENTS
Banks are required to maintain a combination of reserves with the Federal Reserve Bank and vault cash equal to a percentage of their reservable deposits.  The reserve balances held with the Federal Reserve Bank or in the form of vault cash totaled $2,852,000 and $4,451,000 as of December 31, 2009 and 2008, respectively.

CORRESPONDENT BANKING AGREEMENTS
The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements.  Some of those insured financial institutions have elected to participate in the FDIC sponsored Transaction Account Guarantee Program.  Under that program, through June 30, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.  Uninsured deposits held at institutions not participating in this program totaled $0 at December 31, 2009 and $65,000 at December 31, 2008.

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

The following financial instruments represent off-balance-sheet credit risk:

	December 31,
	2009	2008
	(In thousands)
Commitments to extend credit	$20,785	$55,522
Standby letters of credit	$1,394	$1,557

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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance or financial obligation of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2009 and 2008.  The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.
At December 31, 2009, commercial and agricultural loan commitments represent approximately 58% of total commitments and are generally unsecured or secured by various assets of the borrower.  Real estate and construction loan commitments represent approximately 7% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 75% to 80% at the time of underwriting.  With the decline in the real estate market, the Company has experienced increasing loan-to-value ratios.  In cases where loan-to-value ratios have increased to a level above underwriting standards, the Company has reduced available lines to meet those standards.  In addition, the Company has reduced open construction commitments from $11,778,000 at December 31, 2008 to $1,533,000 at December 31, 2009.  Consumer loan commitments, including home equity lines of credit, represent the remaining 35% of total commitments and are generally unsecured with the exception of home equity lines of credit.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONCENTRATIONS OF CREDIT RISK
The Company's customers are primarily located in San Joaquin, Stanislaus, Calaveras, Alameda, and Tuolumne Counties.  At December 31, 2009, approximately 26% of the Company's loans are for general commercial uses, including professional, retail and small business, and 3% are for agricultural uses.  Additionally, 7% of the Company's loans are for the construction of residential and commercial real estate and 59% are loans which are collateralized by mortgages on residential and commercial real estate.  Generally, real estate loans are secured by real property while commercial and other loans are secured by funds on deposit and business or personal assets.  The remaining 5% of the Company's loans are consumer installment loans.  Repayment is generally expected from the proceeds of property sales and permanent financing for real estate construction loans and borrower cash flows for other loans.

CONTINGENCIES
The Company is subject to legal proceedings and claims which arise in the ordinary course of business.  Management has reserved for liabilities which have been identified and in the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

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
Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends.  A significant source of cash for the Company is dividends from the Bank.  The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period.  As a member of the Federal Reserve System, the Bank is also subject to similar restrictions imposed by Federal law.  At December 31, 2009, the Bank did have sufficient retained earnings to pay a dividend.
On February 18, 2010 the Company and the Bank entered into a Written Agreement with the California Department of Financial Institutions (“DFI”) and the San Francisco Federal Reserve Bank (“FRB”).  Under the Written Agreement, the Company and the Bank are prohibited from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of San Francisco, the Director of the Division of Banking Supervision and Regulation of the Board of Governors, and the California Department of Financial Institutions.  For more information related to the Written Agreement, see Form 8-K filed on February 23, 2010.

EARNINGS (LOSS) PER SHARE
A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations is as follows:

	For The Year Ended December 31,
(Amounts in thousands, except per share data)	2009	2008	2007
Basic (Loss) Earnings Per Share Computations:
Net (loss) income	$(23,038)	$(5,190)	$4,549
Average common shares outstanding	3,721	3,710	3,687
Basic (loss) earnings per share	$(6.19)	$(1.40)	$1.23

Diluted Earnings (Loss) Per Share Computations:
Net (loss) income	$(23,038)	$(5,190)	$4,549
Average common shares outstanding	3,721	3,710	3,687
Effect of stock options	-	-	317
Total Weighted Average Shares and Common Stock Equivalents	3,721	3,710	4,004
Diluted (loss) earnings per share	$(6.19)	$(1.40)	$1.14

In 2009 and 2008, there were no adjustments for the effect of stock options since any adjustment would be anti-dilutive to the Company’s net loss.  30,000 stock options were not included in the 2007 calculation as they were anti-dilutive.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

STOCK OPTION PLAN
The Company currently has one shareholder approved stock option plan, the Pacific State Bancorp 1997 Stock Option Plan. At December 31, 2009, the plan has 663,769 shares remaining as reserved for issuance for options already granted. Under the 1997 Plan 26,954 shares of common stock remain reserved for future issuance to directors through nonstatutory agreements.  The plan requires that the price may not be less than the fair market value of the Company’s common stock at the date of grant and that the stock must be paid in full at the time the option is exercised.  The Plan does not provide for the settlement of awards in cash and new shares are issued upon the exercise of the options. There was one grant of 30,000 stock options made in 2007 and no options were granted in 2009 or 2008. The options under the plan expire on dates determined by the Board of Directors, but not longer than ten years from the date of grant. The vesting period is generally over five years.

STOCK OPTION COMPENSATION EXPENSE
The compensation cost that has been charged against income for stock options was $56,000, $270,000 and $309,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  The total income tax benefit recognized in shareholders equity for stock options exercised was $0, $4,000 and $223,000 for the years ended December 31, 2009, 2008 and 2007, respectively.
At December 31, 2009, the total compensation cost related to nonvested stock option awards granted to employees under the Company’s stock option plans but not yet recognized was $0.  In December of 2009, the Company announced the resignation of a member on the Board of Directors.  The resignation of this Director resulted in the nonvested stock options granted to this Director to be canceled.  The canceled stock options were the last remaining nonvested stock options that the Company had recorded.  As such, there will no longer be expense related to stock option activity unless additional stock options are granted.  Stock option compensation expense is recognized on a straight-line basis over the vesting period of the option.  The total fair value of options vested during the years ended December 31, 2009, 2008 and 2007 was $56,000, $270,000 and $309,000, respectively.

A summary of the activity within the plan follows:
	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Options outstanding,
beginning of year	645,869	$7.73	656,769	$7.69

Options granted	-	$-	-	$-
Options exercised	(3,600)	$5.42	(10,900)	$4.98
Options cancelled	(141,200)	$8.99	-	$-

Options outstanding,
end of year	501,069	$7.40	645,869	$7.73

Options exercisable,
end of year	501,069	$7.40	621,869	$7.27

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for options that were in-the-money at December 31, 2009.  The intrinsic value of options outstanding and exercisable as of December 31, 2009 relating to the above stock option plans was $0. The intrinsic value of options vested or expected to vest as of December 31, 2009 relating to the above stock option plans was $0.  The weighted average remaining contractual term for options outstanding and exercisable was 3.48 years. During the years ended December 31, 2009, 2008 and 2007, the aggregate intrinsic value of options exercised was $0, $52,000 and $569,000, respectively.
The cash received from options exercised for the years ended December 31, 2009, 2008 and 2007 was $20,000, $75,000 and $235,000, respectively.  The actual tax benefit realized for the tax deductions from options exercised was $0, $4,000 and $223,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

REGULATORY CAPITAL
The Company and the Bank are subject to certain regulatory capital requirements administered by the FRB and the Federal Deposit Insurance Corporation (FDIC).  Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following table.  Each of these components is defined in the regulations.
The most recent notification from the FDIC categorized the Bank as under-capitalized under the regulatory framework for prompt correction action.  To be considered well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below.  There are no conditions or events since December 31, 2009 that management believes have changed the Bank's category.
The Bank is also subject to a regulatory order with the FRB and the DFI that calls for the Bank to develop a written capital plan to maintain sufficient capital at the Bank.  A capital restoration plan has been developed to address this deficiency, which contemplates several approaches to increasing capital to acceptable levels.  There can be no assurances that these approaches will be successful.  Should the Company or the Bank be unable to increase capital to acceptable levels, or should capital levels deteriorate further, the Company and/or the Bank could be subject to additional regulatory action.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
			Minimum	Minimum	Minimum	Minimum
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$19,103	6.5%	$23,388	8.0%	N/A	N/A
Tier I capital (to risk-weighted assets)	$8,796	3.0%	$11,694	4.0%	N/A	N/A
Tier I capital (to average assets) ……	$8,796	2.3%	$15,462	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$19,004	6.5%	$23,367	8.0%	$29,209	10.0%
Tier I capital (to risk-weighted assets)	$15,273	5.2%	$11,683	4.0%	$17,525	6.0%
Tier I capital (to average assets) ……	$15,273	4.0%	$15,452	4.0%	$19,315	5.0%

December 31, 2008
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$41,903	11.5%	$29,143	8.0%	N/A	N/A
Tier I capital (to risk-weighted assets)	$37,336	10.3%	$14,562	4.0%	N/A	N/A
Tier I capital (to average assets) ……	$37,336	8.6%	$17,310	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$41,275	11.3%	$29,107	8.0%	$36,384	10.0%
Tier I capital (to risk-weighted assets)	$36,708	10.1%	$14,554	4.0%	$21,830	6.0%
Tier I capital (to average assets)	$36,708	8.7%	$16,819	4.0%	$21,023	5.0%

During the fourth quarter of 2009, the Company and the Bank entered into the Written Agreement with the FRB and the CDFI.  Additionally, on April 15, 2010, the Bank  executed a Waiver and Consent to an Order of the CDFI (the “Consent”)  requiring the Bank, within 90 days of the effective date of the Order, to increase and to maintain tangible capital at a level equal to 10% of assets.  The effective date will be the date that the CDFI executes the Order per se.   As of December 31, 2009, the Bank had a  ratio of tangible capital  to assets  of 3.9%, which was not sufficient to meet the higher level that the Bank would be obligated to maintain under the Consent.  As a result, if within 90 days of the effective date of the Order the Bank cannot comply with the Consent provisions, the Bank may be subject to further supervisory action, which could have a material adverse effect on its results of operations, financial condition and business.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 12. OTHER EXPENSES

Other expenses consisted of the following:

	Year Ended December 31,
	(In thousands)
	2009	2008	2007
Other operating expenses	$1,208	$1,735	$1,509
Professional Fees	1,110	1,253	294
Data Processing	812	588	328
Telephone	261	265	251
Directors Fees	210	321	290
Appraisal Fees	204	262	266
Advertising and promotion	182	408	564
Postage, stationery and supplies	131	272	212
Total other expense	$4,118	$5,104	$3,714

NOTE 13. LOANS TO RELATED PARTIES

During the normal course of business, the Company enters into loans with related parties, including executive officers and directors.  These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties.  The following is a summary of the aggregate activity involving related party borrowers (in thousands):

Balance January 1, 2009	$4,180,000
Disbursements	532,000
Amounts repaid	(80,000)
Loans with parties no longer considered related	(3,787,000)
Balance, December 31, 2009	$845,000

Undisbursed commitments to related parties, December 31, 2009	$41,000

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 14. EMPLOYEE BENEFIT PLANS

The 401(k) Savings Plan established by the Bank in 1990 was converted into a Company plan in 2002.  Under the provisions of the plan, the Company matches one-half of the employees' contributions up to a maximum of three percent of an employee's annual salary.  All employees who are at least 21 years of age and have completed one year of service are eligible under the plan.  The Company's contributions vest at a rate of 20% after one year of service and an additional 20% for each year thereafter.  Contributions to the plan totaled $44,000, $66,000 and $18,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

SALARY CONTINUATION AND RETIREMENT PROGRAMS
The Board of Directors approved salary continuation and retirement programs for six key employees in 2003, one in 2007 and an additional 2 in 2008.  Three of these agreements have been terminated due to the death of one employee and the resignation of two others.  The accrued balances related to the terminated contracts were reversed from expense in 2008 and 2009.  Under these plans, the employees will receive monthly payments for twenty years after retirement.  These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Company on the lives of the employees.  In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants' expected retirement dates based on a 7% discount rate.  The expense recognized under these plans for the years ended December 31, 2009 and 2008 totaled $189,000 and $90,000, respectively.  Accrued compensation payable under the plans totaled $1,223,000 and $1,106,000 at December 31, 2009 and 2008, respectively.
In connection with these plans, the Company purchased single premium life insurance policies with cash surrender values totaling $7,030,000 at December 31, 2009.   Income earned on these policies, net of expenses, totaled $279,000, $318,000 and $246,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  Income earned on these policies is not subject to federal or state income tax under certain circumstances.

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

The Company has restated comprehensive loss for the year ended December 31, 2008 to properly reflect the effect of changes in unrealized losses on available-for-sale investment securities included in other comprehensive loss.  Previously reported total comprehensive loss for the year ended December 31, 2008 was $1,090,000 and the amount has been corrected to report total comprehensive loss for the year ended December 31, 2008 of $7,100,000.  This change was made to correct a mathematical error in the computation of comprehensive loss and did not effect the Company’s financial position at December 31, 2008, or the results of operations or its cash flows for the year then ended.

At December 31, 2009, 2008 and 2007, the Company held securities classified as available-for-sale which had changes in net unrealized gains or losses as follows:

	2009	2008	2007
Other comprehensive (loss) income:
Unrealized holding (losses) gains arising during the year	(787)	(13,467)	(565)
Tax (expense) benefit on unrealized holding gains	(961)	5,545	226
Reclassification adjustment for unrealized loss and other than temporary impairment charge	3,125	10,214	-
Tax benefit of reclassification at adjustment	-	(4,203)	-
Total change in unrealized gain (loss) on available for sale securities	$1,377	$(1,911)	$(339)

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated carrying and fair values of the Company's financial instruments are as follows:

(In thousands)	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$10,517	10,517	$16,700	$16,700
Federal funds sold	45,568	45,568	21,811	21,811
Investment securities	23,941	23,941	39,738	39,738
Loans, net	245,846	244,698	301,945	305,257
Company owned life insurance	7,030	7,030	6,751	6,751
Accrued interest receivable	1,022	1,022	1,394	1,394
Other investments	2,495	2,495	2,447	2,447

Financial liabilities:
Deposits	$322,425	324,731	$340,980	$343,084
Other borrowings	29,000	29,495	40,000	40,019
Subordinated debentures	8,764	1,753	8,764	2,918
Accrued interest payable	1,393	1,393	2,102	2,102

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

Fair Value Hierarchy

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

Assets Recorded at Fair Value

The following tables present information about the Company's assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2009:

Recurring Basis:

The Company is required or permitted to record the following assets at fair value on a recurring basis under other accounting pronouncements.

	December 31, 2009
Description	Fair Value	Level 1	Level 2	Level 3
Available-for-sale investment securities	$23,906	$8,517	$15,100	$289

	December 31, 2008
Description	Fair Value	Level 1	Level 2	Level 3
Available-for-sale investment securities	$39,738	$39,738	$-	$-

Fair values for available-for-sale investment securities, which include debt securities of U.S. Government treasuries, U.S. Governmental agencies, obligations of states and political subdivisions and corporate bonds are based on quoted market prices for similar securities.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Non-recurring Basis:

The Company may be required, from time to time, to measure certain assets at fair value on a non-recurring basis.  These include assets that are measured at the lower of cost or market value that were recognized at fair value which was below cost at the reporting date.

	December 31, 2009
Description	Fair Value	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$60,551	$-	$60,551	$-	$2,876
Other real estate	10,934	-	10,934	-	4,504
Total	$71,485	$-	$71,485	$-	$7,380

	December 31, 2008
Description	Fair Value	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$25,301	$-	$25,301	$-	$2,926
Other real estate	2,029	-	2,029	-	-
Total	$27,330	$-	$27,330	$-	$2,926

Impaired loans are reported at carrying value of loans for which adjustments are predominantly based on the appraised value of the collateral and loans considered impaired under FASB ASC 310-10-35, Subsequent Measurement of Receivables, where a specific reserve has been established.

The fair value of other real estate owned that was measured at fair value subsequent to their initial classification as other real estate.

At December 31, 2009, loans and other real estate measured at fair value on a non-recurring basis were measured for impairment by valuing the underlying collateral based on third-party appraisals, which are level 2 fair value measurements.  Values are reported net of specific reserves.

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 17. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET
December 31, 2009 and 2008
(In thousands)

	2009	2008

ASSETS

Cash and cash equivalents	$25	$470
Investment in bank subsidiary	14,353	35,157
Investment in Pacific State Statutory Trust II and III	264	264
Other assets	-	204
Total assets	$14,642	$36,095

LIABILITIES AND
SHAREHOLDERS' EQUITY

Liabilities:
Subordinated debentures	$8,764	$8,764
Other liabilities	199	47
Total liabilities	8,963	8,811

Shareholders' equity:
Common stock	10,823	10,767
Retained earnings	(4,224)	18,814
Accumulated other comprehensive loss, net of taxes	(920)	(2,297)
Total shareholders' equity	5,679	27,284

Total liabilities and shareholders' equity	$14,642	$36,095

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF INCOME
For the Years Ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007
Income:
Dividends declared by bank subsidiary	$-	$650	$-
Interest	8	15	21
Total income	8	665	21

Expenses:
Interest on subordinated debentures	265	464	702
Salaries and employee benefits	108	99	95
Professional	113	95	102
Other expenses	125	227	148
Total expenses	611	885	1,047
Loss before equity in undistributed income of subsidiary	(603)	(220)	(1,026)

Equity in undistributed income of subsidiary	(22,237)	(5,328)	5,153
(Loss) Income before income tax benefit	(22,840)	(5,548)	4,127
Income tax expense (benefit)	198	(358)	(422)
Net (loss) income	$(23,038)	$(5,190)	4,549

PACIFIC STATE BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007
(In Thousands)

	2009	2008	2007
Cash flows from operating activities:
Net (loss) income	$(23,038)	$(5,190)	$4,549
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Undistributed net loss (income) of subsidiary	22,237	5,328	(5,153)
Decrease (increase) in other assets	204	1,497	(529)
(Decrease) increase in other liabilities	152	(14)	61

Net cash provided by (used in)
operating activities	(445)	1,621	(1,072)

Cash flows from investing activities:
Proceeds from the retirement of Pacific State
Statutory Trust I	-	-	155
Investment in bank subsidiary	-	(1,500)	-
Investment in Pacific State Statutory
Trust III	-	-	(155)

Net cash provided by (used in)
investing activities	-	(1,500)	-

Cash flows from financing activities:
Proceeds from issuance of junior
subordinated debentures	-	-	5,000
Retirement of junior subordinated debentures	-	-	(5,000)
Stock options exercised and related
tax benefit	-	349	458
	-
Net cash provided by financing
activities	-	349	458

Increase (decrease) in cash and cash equivalents	(445)	470	(614)

Cash and cash equivalents at beginning
of year	470	-	614

Cash and cash equivalents at end of year	$25	$470	$-

Non-cash investing activities:
Net unrealized (gain) loss on
available-for-sale investment securities	$(2,338)	$3,253	$(565)

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
The Bank conducts a general commercial banking business, primarily in the five county regions that comprises Alameda, Calaveras, San Joaquin, Stanislaus and Tuolumne counties.  The Bank offers commercial banking services to residents and employers of businesses in the Bank’s service area, including professional firms and small to medium sized retail and wholesale businesses and manufacturers.  The Company as of March 31, 2010 had 89 employees, including 41 officers. The Bank does not engage in any non-bank lines of business. The business of the Bank is not to any significant degree seasonal in nature.  The Bank has no operations outside California and has no material amount of loans or deposits concentrated among any one or few persons, groups or industries.  The Bank operates nine branches with its Administrative Office and one branch located at 1899 W. March Lane, in Stockton, California; additional branches are located in Stockton and in the communities of Angels Camp, Arnold, Groveland, Lodi, Modesto, Tracy and Hayward, California.
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
The Bank is an approved Small Business Administration and 504 lender, FSA, USDA Business and Industry, USDA Part-time Farmer Program, FHA and VA lender.

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
The most significant accounting policies followed by the Company are presented in Note 2 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts.  Management has identified the allowance for loan losses accounting to be the accounting area requiring the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available. A discussion of the factors affecting accounting for the allowance for loan losses is included in the “ALLOWANCE FOR LOAN LOSSES (ALL)” discussion below.

Overview
The Company incurred a net loss of $23.0 million ($6.19 basic and $6.19 diluted loss per share) for the year ended December 31, 2009 as compared to net loss of $5.2 million ($1.40 basic and $1.40 diluted loss per share) for the same period of 2008. For the year ended December 31, 2007, we realized net earnings of $4.5 million ($1.23 basic and $1.14 diluted earnings per share). Our net losses in 2009 were due primarily to increased provisions for loan losses, a valuation allowance on our deferred taxes of $9.0 million, and an increase in nonperforming assets which has reduced the Company’s net interest income. Provisions for loan losses increased from $7.0 million at December 31, 2008 to $15.4 million at December 30, 2009.
These losses have resulted in a decrease in our shareholders’ equity and regulatory capital. Our shareholders’ equity was $5.7 million at December 31, 2009, and $27.3 million at December 31, 2008.  As of December 31, 2009, the Bank was “under capitalized” under the prompt corrective action rules of the Federal Deposit Insurance Corporation (“FDIC”). These conditions create an uncertainty about the Company’s ability to continue as a going concern. The consolidated financial statements set forth in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Company’s inability to repay the outstanding principal balance of its debt or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern.
We have been adversely impacted by the continuing deterioration in the Central California real estate markets. This has particularly impacted our construction lending, a substantial portion of which has included loans for the construction of tract projects and single family homes built for unidentified buyers and loans to improve land. Our homebuilder borrowers are experiencing declining prices and longer sale periods for their completed homes and lots, resulting in slower repayments than originally projected. This situation has resulted in a significant amount of loan defaults within the construction loan portfolio. Further real estate market declines may have additional adverse affects on the values of the properties collateralizing our loans and we could incur higher losses on sales of these properties.
We began curtailing the origination of construction loans in mid-2007, and these types of loans now represent a smaller portion of our loan portfolio (6.8% at December 31, 2009, down from 21.0% at December 31, 2008). At December 31, 2009, we still had $702 thousand of unfunded commitments for these loans, but believe that the substantial part of these commitments will expire unfunded because conditions to funding will not be satisfied. We do not intend to originate any material amount of new construction loans under present market conditions, and we expect that construction loans will continue to decrease, both in total amount and as a percentage of our loan portfolio.
Our non-performing assets have continued to increase, from $25.6 million at December 31, 2008 to $33.8 million at December 31, 2009. Non-accrual loans, which decreased from $23.6 million to $22.9 million, was offset by an increase in other real estate owned which increased from $2.0 million to $10.9 million. Our allowance for loan losses was $10.5 million or 4.10% of loans at December 31, 2009 compared to $6.0 million or 1.95% of loans at December 31, 2008.

We expect the economic environment to remain weak into 2010 with credit costs in our construction and commercial real estate loan portfolio to remain at elevated levels.
Our financial condition has adversely affected our funding sources during the past year. As a result of the Bank not being “well capitalized” under applicable regulations after June, 2009, we may not accept new brokered deposits without the approval of the FDIC. In addition, FHLBSF reduced our maximum borrowing capacity at the FHLBSF to $40.5 million at December 31, 2009 from $93.1 million at December 31, 2008.  As a result of decreased borrowing lines management has taken the action of pledging collateral at the Federal Reserve Bank of San Francisco (“FRBSF”) to enable us to obtain overnight advances.
Our total assets have decreased from $421.5 million at December 31, 2008 to $369.8 million at December 31, 2009. We have not pursued a growth strategy during the past year as a result of declining regulatory capital ratios. Because at December 31, 2009 we were “under capitalized” we do not intend to grow and may reduce our total assets in coming periods through securities and loan sales and loan participations.
On February 18, 2010, the Company and the Bank consented to enter into a written agreement with the FRBSF and the CDFI as follow-up to an examination of the Bank (the “Written Agreement”).
A copy of the Written Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 24, 2010, and is incorporated herein by this reference.  The description provided below of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of such Written Agreement and is qualified in its entirety by reference to the Written Agreement filed with this Current Report.
Among other things, the Written Agreement provides that the Company and the Bank shall submit to the FRBSF and the CDFI their continuing plans to enhance lending and credit administration functions, to maintain policies and procedures for the maintenance of an adequate allocation for loan and lease losses, to improve the Bank’s earnings and overall condition, improve management of the Bank’s liquidity position and funds management practices and update its capital plan in order to maintain sufficient capital at the Company and the Bank.  The Written Agreement also restricts the Company and the Bank from making the payment of dividends, any payments on trust preferred securities, any reduction in capital or the purchase or redemption of stock without the prior approval of the FRBSF. Progress reports detailing the form and manner of all actions taken to secure compliance with the Written Agreement must be submitted to the FRBSF at least quarterly.
The Directors of the Company and the Bank have recognized and agree with the goal of financial soundness represented by the Written Agreement and have confirmed the intent of the Directors and senior management of the Company and the Bank to diligently seek to comply with all requirements (including timelines) specified in the Written Agreement.
We believe that making the improvements in our operations required by the Written Agreement will enhance our financial performance.  However, there can be no assurance that these results will follow as a result of our actions, or that we will be able to make the changes required by the Written Agreement.  Among other things, compliance with the Written Agreement may be more time consuming or expensive than anticipated, the objectives set forth in the Written Agreement may take longer to achieve than we would hope or expect and we may not be able to increase our capital consistent with the revised capital plan to be submitted.  Our efforts to comply with the Written Agreement may have adverse effects on our operations and financial condition for reasons we cannot currently anticipate.  Also, the conditions of the economy nationally and in California, the capital markets and the real estate markets may impair the likelihood of success of the remedial actions we are attempting to take.
As a result of being undercapitalized under the prompt corrective action rules, the Bank is subject to certain regulatory restrictions. These include, among others, that the Bank may not make any capital distributions, must submit an acceptable capital restoration plan to the FDIC, may not increase its average total assets during a calendar quarter to exceed its average total assets during the preceding calendar quarter and may not acquire a business, establish or acquire a branch office or engage in a new line of business.
As a result of the Written Agreement, we are actively seeking additional capital either directly through the sale of securities or indirectly through the merger with another bank or financial institution (which could be accompanied by a financing).  We expect that any sale of securities would most likely be through a private placement to institutional investors. While we have had discussions with various financing sources and potential merger partners, at the date of this Report we have no agreements for any such transaction. Any merger or financing could involve a change of control of the Company.
If the Bank is not successful in raising additional capital, it will not be able to become fully compliant with the provisions of the Written Agreement. As a result, the FRBSF, CDFI and the FDIC may take further enforcement action, including placing the Bank into receivership. If the Bank is placed into FDIC receivership, it is likely that the Bank would be required to cease operations and liquidate. If the Bank were to liquidate it is unlikely that there would be any assets available to the holders of the common shareholders of the Company.

Going Concern Considerations

The consolidated financial statements for 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. As a result, the consolidated financial statements do not include any adjustments that may result from the outcome of any regulatory action or the Company’s or the Bank’s inability to meet its existing debt obligations. The Bank has recently incurred significant operating losses, experienced a significant deterioration in the quality of its assets and become subject to enhanced regulatory scrutiny. These factors, among others, were deemed to cast substantial doubt on the Company’s and the Bank’s ability to continue as a going concern. If the Company cannot continue to operate as a going concern, it is likely that shareholders will lose all or substantially all of their investment in the Company.

The Company is actively pursuing a broad range of strategic alternatives, including a capital infusion or a merger, in order to address any doubt related to the Company’s ability to continue as a going concern. There can be no assurance that the pursuit of strategic alternatives will result in any transaction, or that any such transaction will allow the Company’s shareholders to avoid a loss of all or substantially all of their investment in the Company. The pursuit of strategic alternatives may also involve significant expenses and management time and attention.

The Company needs to raise additional capital to meet the higher minimum capital levels that the Bank and Company are obligated to maintain under the Consent order with the California Department of Financial Institutions (“CDFI”).  As of December 31, 2009, the Bank was considered “under capitalized” under the prompt corrective action rules of the Federal Deposit Insurance Corporation (“FDIC”).  In addition, should the Company’s current rate of operating losses continue or should the Company’s asset quality erode and require significant additional provision for credit losses, resulting in additional net operating losses, the Company’s capital levels will decline further and it will need to raise more capital to satisfy its regulatory capital requirements. The Company’s ability to raise additional capital depends on conditions in the capital markets, which are outside the Company’s control, and on the Company’s financial performance. Accordingly, the Company cannot be certain of its ability to raise additional capital on acceptable terms, or at all. If the Company cannot raise additional capital, its results of operations and financial condition could be materially and adversely affected, and it may be subject to further supervisory action.  In addition, if the Company were to raise additional capital through the issuance of additional shares, its stock price could be adversely affected, depending on the terms of any shares it were to issue.

During the fourth quarter of 2009, the Company and the Bank entered into the Written Agreement with the FRB and the CDFI.  Additionally, on April 15, 2010, the Bank  executed a Waiver and Consent to an Order of the CDFI (the “Consent”)  requiring the Bank, within 90 days of the effective date of the Order, to increase and to maintain tangible capital at a level equal to 10% of assets.  The effective date will be the date that the CDFI executes the Order per se.   As of December 31, 2009, the Bank had a  ratio of tangible capital  to assets  of 3.9%, which was not sufficient to meet the higher level that the Bank would be obligated to maintain under the Consent.  As a result, if within 90 days of the effective date of the Order the Bank cannot comply with the Consent provisions, the Bank may be subject to further supervisory action, which could have a material adverse effect on its results of operations, financial condition and business.

RESULTS OF OPERATIONS

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
Net loss for the year ended December 31, 2009, was $23,038,000 representing an increase of $17,848,000 over the net loss of $5,190,000 for the year ended December 31, 2008. The primary causes of the increase in net loss were the increase in the provision for loan losses of $8,364,000, the increase other real estate expense of $5,573,000, the decrease in tax benefit of $5,029,000, the decrease in net interest income of $2,747,000 and a gain on the death benefit from company owned life insurance of $2,574,000 experienced in 2008 that did not reoccur in 2009.  The unfavorable items above were offset by a decrease of $7,089,000 in security losses and other than temporary impairment charges compared to 2008.
In 2009 the Company continued to be negatively impacted by declining economic activity, declining real estate values and losses on investment securities.  As the economic activity in the region where the Company operates has declined, the ability of the Company’s borrowers to repay debt has diminished.  If borrowers are unable to repay debt, the Company moves to liquidate collateral taken under the note.  In cases where real estate was taken as collateral, the current value of the real estate may not be adequate to repay the remaining debt owed as a result of declining property values in the region.  Weak repayment experience and declining real estate values led to an elevated level of provision for loan losses and other real estate expense incurred in 2009.
The Company has also been negatively impacted by the loss of value in investment securities where the underlying Companies have discontinued payments of interest and the repayment of principal is doubtful.  The Company has recorded other than temporary impairment charges against two securities.  A more in depth discussion of the other than temporary impairment charges can be found in Note 3 to the financial statements.
As a result of recent losses, the Company has recorded a valuation allowance against deferred tax assets of $9,043,000 as an offset to income tax benefit for the year ended December 31, 2009.  The valuation allowance resulted in a much lower tax benefit for 2009 as a percentage of pretax income compared to 2008.  As the Company’s financial outlook improves, the valuation allowance may be reversed in future periods as an additional tax benefit subject to an analysis by management on the likelihood of ultimate realization of the deferred tax asset.
The Company’s net interest income has declined as nonperforming assets have become a larger portion of the Company’s balance sheet.  This has led to a contracting net interest margin and a reduction of interest income.  The reduction in interest income has been offset by a reduction in interest expense primarily as the result of reduced market rates paid for deposits and borrowings.  A more in depth discussion of average balances and the rates received or paid on those balances is presented in the section titled “Net Interest Income” below.
Loss on average assets (ROA) was 5.74% for the year ended 2009 while the return on average assets was 1.20% for the year ended 2008.  The loss on average equity (ROE) was 100.98% in 2009 compared with a loss on average equity of 14.95% in 2008.  Diluted loss per share for 2009 was $6.19 compared to diluted loss per share of $1.40 in 2008.
The Company’s average total assets decreased to $401.4 million in 2009 or 7.4% over $433.5 million in 2008.  The Company’s total assets decreased to $369.8 million as of December 31, 2009 or 12.2% compared to $421.5 million at December 31, 2008.  Total gross loans decreased in 2009 to $256.4 million from $308.0 million in 2008, a decrease of $51.6 million or 16.8%.  Total deposits decreased to $322.4 million, or 5.4%, compared to $341.0 million in 2008.

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
Loss on average assets (ROA) was 1.20% for the year ended 2008 while the return on average assets was 1.13% for the year ended 2007.  The loss on average equity (ROE) was 14.95% in 2008 compared with a return on average equity of 14.22% in 2007.  Diluted loss per share for 2008 was $1.40 compared to diluted earnings per share of $1.14 in 2007, a decrease of 223%.  The decrease in earnings per share was primarily due to the decrease in net income of 332%.
The Company’s average total assets increased to $433.5 million in 2008 or 7.7% over $402.5 million in 2007.  The Company’s total assets decreased to $421.5 million as of December 31, 2008 or 2.2% below $431.1 million at December 31, 2007.  Total gross loans decreased in 2008 to $308.0 million from $312.4 million in 2007, a decrease of $4.4 million or 1.4%.  Total deposits decreased to $341.0 million, or 0.25%, compared to $341.8 million in 2007.  The growth in the average balance sheet compared to an overall decrease in the period end balance sheet is the result of growth in the middle of 2008 with contraction at the end of the year.  The contraction at the end of 2008 is the result of the poor economic environment in which the Company operates.

Net Interest Income
The primary source of income for the Company is net interest income. Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets.  Our net interest margin is affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes, and changes in the relative amounts of interest earning assets and interest bearing liabilities. Interest rates earned and paid are affected principally by our competition, general economic conditions and other factors beyond our control such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters, and actions of the FRB. Our inability to maintain strong asset quality, capital or liquidity may adversely affect (i) our ability to accommodate desirable borrowing customers, thereby impacting growth in quality, higher-yielding earning assets; (ii) our ability to attract comparatively stable, lower-cost deposits; and (iii) the costs of wholesale funding sources.
Net interest income decreased $2.7 million or 18% to $12.3 million in 2009 from $15.0 million in 2008 and decreased $2.4 million or 14% in 2008 from $17.4 million in 2007.  Total average earning assets decreased $39.1 million or 10% to $352.8 million from $391.9 million in 2008.  Average loan balances outstanding during 2009 decreased $35.8 million or 11%, while average balances of investments, federal funds sold and interest bearing deposits in banks decreased by $3.3 million or 5%.  The average yield on loans in 2009 decreased by 115 basis points compared to 2008.  The average yield on investments, federal funds sold and interest bearing deposits decreased 156 basis points in 2009 compared to 2008.  The decrease in loan yields is related to fluctuating market conditions based on economic data, non-performing loans and competition.  As a result of the change in mix of earning assets, the overall yield on average earning assets during 2009 decreased 126 basis points to 5.70% from 6.96% for 2008.
Total average earning assets increased $28.4 million or 7.8% to $391.9 million in 2008 from $363.5 million in 2007.  Average loan balances outstanding during 2008 increased $22.3 million or 7.4%, while average balances of investments, federal funds sold and interest bearing deposits in banks increased by $6.1 million or 9.7%.  The average yields on loans in 2008 decreased by 167 basis points.  The average yield on investments, federal funds sold and interest bearing deposits decreased 138 basis points in 2008 compared to 2007.  The decrease in yields is related to fluctuating market conditions based on credit loan quality rating and economic data.  As a result of the change in mix of earning assets, the overall yield on average earning assets during 2008 decreased 163 basis points to 6.96% from 8.59% for 2007.
Total interest expense decreased $4.4 million or 36%, to $7.8 million in 2009, from $12.2 million in 2008.  Total interest expense decreased $1.6 million or 12% to $12.2 million in 2008, from $13.8 million in 2007.  In 2009 the average balance of interest-bearing liabilities increased $14.0 million or 4.2% to $316.2 million from $330.2 million for the year ended December 31, 2008.  In 2008 the average balance of interest-bearing liabilities increased $28.4 million or 9.4% to $330.2 million from $301.8 million for the year ended 2007.  Additionally, the average rate paid on interest-bearing liabilities decreased to 2.47% in 2009 from 3.71% in 2008 and decreased in 2008 from 4.59% in 2007.  The decrease in the average interest rate paid on interest-bearing liabilities represents 124 basis points or 33.4% in 2009 and a decrease of 88 basis points or 19.2% in 2008.
Average interest-bearing demand deposits increased $7.3 million or 10.2% to $64.6 million in 2009 from $71.9 million in 2008.  The average rate paid on these deposits during 2009 decreased 120 basis points.  Average certificates of deposit decreased $18.6 million or 8.9% to $189.3 million in 2009 from $207.9 million in 2008. The average rate paid on certificates of deposit during 2009 decreased 127 basis points.  As a result of the decreases in interest rates described above and overall changes in the mix of interest-bearing deposits, the average rate paid on all interest bearing deposits and borrowings decreased 124 basis points for 2009 to 2.47% from 3.71% in 2008.

The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated.  The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis. Average balances are based on daily averages.

AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELDS/RATES PAID
	For Year Ended December 31,
(Dollars in thousands)	2009			2008
		Interest	Average		Interest	Average
	Average	Income or	Yield or	Average	Income or	Yield or
Assets:	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans	$286,642	$18,544	6.47%	$322,489	$24,565	7.62%
Investment securities	36,127	1,468	4.06%	48,306	2,290	4.74%
Federal funds sold	30,017	85	0.28%	20,057	376	1.87%
Interest bearing deposits in banks	0	0	0%	1,041	44	4.23%
Total average earning assets	$352,786	$20,097	5.70%	$391,893	$27,275	6.96%

Non-earning assets:
Cash and due from banks	11,850			13,522
Bank premises and equipment	25,771			15,399
Other assets	17,051			16,629
Allowance for loan loss	(6,047)			(3,939)
Total average assets	$401,411			$433,504

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand	$64,568	$678	1.05%	$71,935	$1,618	2.25%
Savings	18,654	187	1.00%	6,122	42	0.69%
Time deposits	189,332	5,589	2.95%	207,848	8,765	4.22%
Other borrowing	43,657	1,355	3.10%	44,265	1,815	4.10%
Total average interest-bearing liabilities	$316,211	$7,809	2.47%	$330,170	$12,240	3.71%

Noninterest-bearing liabilities:
Demand deposits	58,145			64,242
Other liabilities	4,241			4,378
Total average liabilities	378,597			398,790
Shareholders' equity:	22,814			34,714
Total average liabilities and shareholders' equity	$401,411			$433,504

Net interest income		$12,288			$15,035

Net interest margin			3.48%			3.84%
1)
Interest income and yields on loans include (cost expense) fee income of ($119,000), $799,000 and $1,623,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  The Company had twenty five nonaccrual loan(s) in the amount of $22,864,000 and $23,560,000 as of December 31, 2009 and December 31, 2008, respectively.  The Company had $432,000  on nonaccrual loans for the year ended December 31, 2007.

	For Year Ended December 31,
(Dollars in thousands)	2007
		Interest	Average
	Average	Income or	Yield or
Assets:	Balance	Expense	Cost
Interest-earning assets:
Loans	$300,239	$27,902	9.29%
Investment securities	37,089	2,033	5.48%
Federal funds sold	25,115	1,285	5.12%
Interest bearing deposits in banks	1,077	22	2.04%
Total average earning assets	$363,520	$31,242	8.59%

Non-earning assets:
Cash and due from banks	15,398
Bank premises and equipment	12,940
Other assets	13,322
Allowance for loan loss	(2,665)
Total average assets	$402,515

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand	$81,898	$2,231	2.72%
Savings	5,352	46	0.86%
Time deposits	200,154	10,567	5.28%
Other borrowing	14,359	998	6.95%
Total average interest-bearing liabilities	$301,763	$13,842	4.59%

Noninterest-bearing liabilities:
Demand deposits	64,242
Other liabilities	4,525
Total average liabilities	370,530
Shareholders' equity:	31,986
Total average liabilities and shareholders' equity	$402,516

Net interest income		$17,400

Net interest margin			4.79%

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

ANALYSIS OF CHANGES IN NET INTEREST INCOME AND EXPENSE

	Years ended December 31,
	2009 over 2008
	Net
	Change	Rate(1)	Volume(2)
(In thousands)

Interest Income:
Loans and leases	$(6,021)	$(3,290)	$(2,731)
Investment securities	(822)	(245)	(577)
Federal funds sold	(291)	(478)	187
Interest bearing deposits in banks	(44)	-	(44)
Total interest income	(7,178)	(4,013)	(3,165)

Interest Expense:
Interest-bearing demand	(940)	(774)	(166)
Savings	145	59	86
Time deposits	(3,176)	(2,395)	(781)
Other borrowing	(460)	(435)	(25)
Total interest expense	(4,431)	(3,545)	(886)
Net interest income	$(2,747)	$(468)	$(2,279)

	Years ended December 31,
	2008 over 2007
	Net
	Change	Rate(1)	Volume(2)
(In thousands)

Interest Income:
Loans and leases	$(3,337)	$(5,405)	$2,068
Investment securities	257	(358)	615
Federal funds sold	(909)	(650)	(259)
Interest bearing deposits in banks	22	23	(1)
Total interest income	(3,967)	(6,390)	2,423

Interest Expense:
Interest-bearing demand	(613)	(342)	(271)
Savings	(4)	(11)	7
Time deposits	(1,802)	(2,208)	406
Other borrowing	817	(1,262)	2,079
Total interest expense	(1,602)	(3,823)	2,221
Net interest income	$(2,365)	$(2,567)	$202

(1)	The rate change in net interest income represents the change in rate multiplied by the current year’s average balance.
(2)	The volume change in net interest income represents the change in average balance multiplied by the current year’s rate.

NON-INTEREST INCOME
The Company’s non-interest income normally consists primarily of service charges on deposit accounts, gain on sale of loans and ATM and other service fees.  For the year ended December 31, 2008, non-interest income represented a reduction of 24% of the Company’s revenues versus a contribution of 7% in 2007.  In 2008 the Company’s non-interest income was severely impacted by negative activity.  The Company recorded an other than temporary impairment charge on available for sale securities of $8.9 million and a  loss on the sale of available for sale securities of $1.3 million, reduced somewhat by a gain on the sale of assets of $471 thousand and a gain on Company owned life insurance of $2.6 million.
Total non-interest income decreased significantly to a net loss of $1.4 million in 2009 from a net loss of $5.3 million in 2008 which was an increase of $3.9 million from 2008. Service charge income decreased $222 thousand or 27% to $601 thousand in 2009.  The decrease in service charges in 2009 was the result of decreased account activity.  Service charge income decreased $66 thousand in 2008 or 7% to $823 thousand, down from $889 thousand for the comparable period in 2007.  The increase in service charge income in 2007 was is the result of the increase in deposit accounts as a result of the growth of the Company.  Other income decreased $117 thousand to $773 thousand in 2009 over 2008 and decreased $536 thousand or 38% in 2008 from $1,426 thousand in 2007.  Other income decreased in 2008 compared to 2007 primarily because of a decrease in prepayment penalties assessed on loans.

The following table sets forth a summary of non-interest income for the periods indicated.
	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Service charges	$601	$823	$889
Gain on sale of loans	267	188	150
Gain on sale of assets	119	471	-
Gain on company owned life insurance	-	2,574	-
Other income	623	890	1,426
Other than temporary impairment charge	(3,125)	(8,923)	-
Gain (loss) on sale of securities	150	(1,291)	-
Total non-interest income	$(1,365)	$(5,268)	$2,465

NON-INTEREST EXPENSE
Non-interest expense consists of salaries and related employee benefits, occupancy and equipment expenses, professional fees, appraisal fees, directors’ fees, postage, stationery and supplies expenses, telephone expenses, data processing expenses, advertising and promotion expense and other operating expenses. Non-interest expense for 2009 was $18.9 million compared to $13.3 million for 2008 and $11 million in 2007, representing an increase of $5.6 million or 42% for 2009, and $2.3 million or 21% for 2008.  The decrease in salary and benefits in 2009 over 2008 of $365,000 was primarily the result of reduced executive officers salary levels.  The decrease in occupancy and equipment expense of $84 thousand in 2009 over 2008 is attributable to decreased use of machines for branch data capture, information technology upgrades and expensing of certain assets no longer in use.  The increase in occupancy and equipment expense of $395 thousand in 2008 over 2007 is attributable to increased use of machines for branch data capture, information technology upgrades and expensing of certain assets no longer in use.  Data processing expense increased by $260 thousand in 2008 over 2007 levels; the increase is primarily attributable to increasing volumes of electronic clearing of paper check items.   Advertising expense decreased in 2009 and 2008 due to a focus on controlling costs and evaluating the effectiveness of prior years’ advertising.  The Company incurred expenses associated with other real estate owned in 2009 and 2008 due to the foreclosure and marketing of properties where a borrower discontinued payments in agreement with loan terms.  Other expense increased in 2009 over 2008 primarily due to deposit insurance assessments, correspondent bank charges, armored car expense, loan collection expense and other costs associated with the growth of the Company.  Professional fees increased significantly, due to the increase of legal costs associated with loan collection during 2008.

The following table sets forth a summary of non-interest expense for the periods indicated.

	Year Ended December 31,
	(In thousands)
	2009	2008	2007
Other real estate owned	5,667	94	-
Salaries and employee benefits	5,181	5,546	5,336
Occupancy and equipment	2,199	2,283	1,888
Other operating expenses	1,208	1,735	1,509
Professional fees	1,110	1,253	294
FDIC	1,056	301	59
Data processing	812	588	328
Goodwill	718	-	-
Telephone	261	265	251
Directors fees	210	321	290
Appraisal fees	204	262	266
Advertising and promotion	182	408	564
Postage, stationary and supplies	131	272	212
Total noninterest expense	$18,939	$13,328	$10,997

PROVISION FOR INCOME TAXES
The Company’s provision for income taxes includes both federal income and state franchise taxes and reflects the application of federal and state statutory rates to the Company’s net income before taxes.  The principal difference between statutory tax rates and the Company’s effective tax rate is the benefit derived from investing in tax-exempt securities, Company owned life insurance and valuation allowance recorded deferred tax assets.  Increases and decreases in the provision for taxes primarily reflect changes in the Company’s net income before tax.  The following table reflects the Company’s tax provision and the related effective tax rate for the periods indicated.

The following table reflects the Company’s tax provision and the related effective tax rate for the periods indicated.

	Years Ended December 31,
(Dollars in thousands)	2009	2008	2007

Tax (benefit from) provision	$(343)	$(5,372)	$2,894
Effective Tax Rate	1.5%	50.9%	38.9%

FINANCIAL CONDITION

CAPITAL RESOURCES AND REGULATORY AGREEMENTS
Capital adequacy is a measure of the amount of capital needed to sustain asset growth and act as a cushion for losses. Capital protects depositors and the Federal deposit insurance fund from potential losses and is a source of funds for the investments the Company needs to remain competitive.  Historically, capital has been generated principally from the retention of earnings.
Overall capital adequacy is monitored on a day-to-day basis by the Company’s management and reported to the Company’s Board of Directors on a monthly basis.  The Bank’s regulators measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. Under the risk-based capital standard, assets reported on the Company’s balance sheet and certain off-balance sheet items are assigned to risk categories, each of which is assigned a risk weight.
           This standard characterizes an institution's capital as being "Tier 1" capital (defined as principally comprising shareholders' equity and qualifying subordinated debentures) and "Tier 2" capital (defined as principally comprising the qualifying portion of subordinated debt and the qualifying portion of the ALLL), the total amount not to exceed 100% of Tier 1 capital.  The minimum ratio of total risk-based capital to risk-adjusted assets, including certain off-balance sheet items, is 8%.
At December 31, 2008 and 2007 the Company’s capital met all minimum regulatory requirements.  As of December 31, 2009, the most recent notification by the Federal Depository Insurance Corporation (FDIC) categorized the Bank as “under capitalized” under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Company’s and the Bank’s category. The Company is actively seeking additional capital through the sale of debt or equity securities or merger with another financial institution. We may also improve our capital ratios through reducing total assets, principally through securities or loan sales or loan participations. For more information on the Company’s and the Bank’s risk-based capital ratios, see Note 11 to the Financial Statements contained in this report.

The following table sets forth the regulatory standards for well capitalized and adequately capitalized institutions and the capital ratios for the Company and the Bank as of the date indicated.

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
			Minimum	Minimum	Minimum	Minimum
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$19,103	6.5%	$23,388	8.0%	N/A	N/A
Tier I capital (to risk-weighted assets)	$8,796	3.0%	$11,694	4.0%	N/A	N/A
Tier I capital (to average assets) ……	$8,796	2.3%	$15,462	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$19,004	6.5%	$23,367	8.0%	$29,209	10.0%
Tier I capital (to risk-weighted assets)	$15,273	5.2%	$11,683	4.0%	$17,525	6.0%
Tier I capital (to average assets) ……	$15,273	4.0%	$15,452	4.0%	$19,315	5.0%

December 31, 2008
Pacific State Bancorp:
Total capital (to risk-weighted assets)	$41,903	11.5%	$29,143	8.0%	N/A	N/A
Tier I capital (to risk-weighted assets)	$37,336	10.3%	$14,562	4.0%	N/A	N/A
Tier I capital (to average assets) ……	$37,336	8.6%	$17,310	4.0%	N/A	N/A

Pacific State Bank:
Total capital (to risk-weighted assets)	$41,275	11.3%	$29,107	8.0%	$36,384	10.0%
Tier I capital (to risk-weighted assets)	$36,708	10.1%	$14,554	4.0%	$21,830	6.0%
Tier I capital (to average assets)	$36,708	8.7%	$16,819	4.0%	$21,023	5.0%

During the fourth quarter of 2009, the Company and the Bank entered into the Written Agreement with the FRB and the CDFI.  Additionally, on April 15, 2010, the Bank  executed a Waiver and Consent to an Order of the CDFI (the “Consent”)  requiring the Bank, within 90 days of the effective date of the Order, to increase and to maintain tangible capital at a level equal to 10% of assets.  The effective date will be the date that the CDFI executes the Order per se.   As of December 31, 2009, the Bank had a  ratio of tangible capital  to assets  of 3.9%, which was not sufficient to meet the higher level that the Bank would be obligated to maintain under the Consent.  As a result, if within 90 days of the effective date of the Order the Bank cannot comply with the Consent provisions, the Bank may be subject to further supervisory action, which could have a material adverse effect on its results of operations, financial condition and business.

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
Investment securities held-to-maturity at December 31, 2009, consisted of mortgage-backed securities totaling $35 thousand with a remaining contractual maturity of 6 to 14 years and a weighted-average yield to maturity of 5.36%.

The following table summarizes the contractual maturities of the Company’s investment securities at their amortized cost and their weighted-average yields at December 31, 2009. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.

(Dollars in thousands)	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale securities:
US Government Agencies and Treasuries	$5,002	2.35%	$-	-%	$-	-%	$-	-%	$5,002	2.35%
Municipal Obligations	-	-%	-	-%	359	2.90%	2,371	4.82%	2,730	4.57%
Corporate and Other Bonds	-	-%	-	-%	-	-%	4,955	4.48%	4,955	4.48%
Mortgage- backed securities	257	3.46%	-	-%	-	-%	12,521	4.69%	12,778	4.66%
Total available-for-sale securities	5,259	2.41%	-	-%	359	2.90%	19,847	4.67%	25,465	4.16%

Held-to-maturity Securities
Mortgage-backed securities	$-	-%	$-	-%	$18	5.96%	$17	4.68%	$35	5.36%

The following table summarizes the carrying value of the Company’s investment securities held on the dates indicated.

	As of December 31,
(Dollars in thousands)	2009	2008	2007
Available-for-sale securities – at fair value:
U.S. Government agencies and treasuries	$5,068	$10,177	$20,417
Municipal obligations	2,662	3,035	3,161
Corporate and other bonds	2,985	3,809	9,592
Mortgage- backed securities	13,191	22,671	8,124
Total available-for-sale	$23,906	$39,692	$41,294

Held-to-maturity securities – at amortized cost:
Mortgage-backed securities	$35	$46	$58

Due to the Company’s deterioration of shareholders’ equity in 2009, the Company currently has several securities whose investment is greater than 10% of the Company’s total equity.

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

The following table sets forth the amounts of loans outstanding by category as of the dates indicated:
(Dollars in thousands)	As of December 31,
	2009	2008	2007	2006	2005
Commercial and Agricultural	$73,861	$94,437	$95,658	$89,044	$60,645
Real estate-construction	17,531	64,762	80,168	75,654	43,352
Real estate-commercial mortgage	150,120	135,013	121,157	112,532	126,166
Installment	14,641	13,609	15,215	12,526	13,536
Deferred Loan Fees and Costs	201	143	208	40	213
Allowance for Loan Losses	(10,508)	(6,019)	(3,948)	(2,478)	(2,356)
Total Net Loans	$245,846	$301,945	$308,458	$287,318	$241,556

Net loans have decreased $56.1 million or 19%, to $246.0 million at December 31, 2009 from $302.0 million at December 31, 2008.  The Company’s loan portfolio contracted in the commercial and agricultural categories by $20.5 million or 22% in 2009.  Real estate construction loans have decreased $47.2 million or 73%, real estate commercial mortgage loans increased $15.1 million or 11% and installment loans have increased $1.0 million or 8% in 2009.  The portfolio mix has changed in 2009 as compared with the mix of the previous year: while commercial and agricultural loans remained at 30% in 2009, real estate construction loans decreased to 7% compared from 21% in 2008, real estate - commercial mortgage loans increased to 61%, compared to 44% in 2008 and installment loans increased to 6% in 2009 over 4% in 2008.  The shift in the mix reflects the changes in lending needs within the Company’s service area.  In addition, the Company has reclassified loans from real estate – construction to real estate – commercial mortgage as construction projects are completed and a permanent loan is provided.  The Company has also reclassified real estate – construction loans to other real estate as projects are acquired through foreclosure and prepared for liquidation.  The change in the mix of the loan portfolio is the result of management’s efforts to reduce risk and minimize losses where possible.
The following table sets forth the maturity distribution of the Company’s commercial and agricultural loans and construction loans outstanding as of December 31, 2009, which, based on remaining scheduled repayments of principal, were due within the periods indicated.
(Dollars in thousands)	Within One Year	After One through Five Years	After Five Years	Total
Commercial and agricultural loans	$37,954	$28,334	$7,573	$73,861
Construction Loans	17,531	-	-	17,531
Total	$55,485	$28,334	$7,573	$91,392
Loans due after one year with:
Fixed Rates		$23,110	$4,551	$27,661
Variable Rates		$5,224	$3,022	$8,246

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

The following table sets forth a summary of the Company’s nonperforming loans and other assets as of the dates indicated:

	As of December 31,
(Dollars in Thousands)	2009	2008	2007	2006	2005
Nonaccrual loans	$22,864	$23,560	$432	$-	$-
90 days past due and still accruing interest	-	-	-	-	-
Other Real Estate Owned	$10,934	$2,029	-	-	--

The Company had a total of twenty five loans on nonaccrual at December 31, 2009.  In each case, the Company holds commercial real estate as collateral and in one case holds a single family residence as collateral in addition to the commercial real estate.  The Company had a total of eleven loans on nonaccrual at December 31, 2008. Three of those loans accounted for $17 million or 72% of the total balance of nonaccrual loans.  The Company had one nonaccrual loan as of December 31, 2007.

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

The following table summarizes the Company’s loan loss experience as well as provisions and charges to the allowance for loan losses and certain ratios for the periods indicated:
(Dollars in thousands)	Years Ended December 31,
	2009	2008	2007	2006	2005

Beginning Balance:	$6,019	$3,948	$2,478	$2,356	$2,214

Provision for loan losses	15,365	7,001	1,425	360	35
Charge-offs:
Commercial	(3,253)	(1,905)	(143)	(10)	-
Real Estate	(7,532)	(3,266)	-	-	-
Other	(204))	(697)	(18)	(14)	(17)
Total Charge-offs	(10,989)	(5,868)	(161)	(24)	(17)
Recoveries:
Commercial	98	925	203	-	124
Other	15	13	3	1	-
Total Recoveries	113	938	206	1	124

Reclassification of the reserve for unfunded commitments	-	-	-	(215)	-
Ending Balance	$10,508	$6,019	$3,948	$2,478	$2,356

ALL to total loans	4.10%	1.95%	1.26%	0.98%	1.10%
Net charge-offs (recoveries) to average loans	3.79%	1.53%	(0.01)%	0.01%	(0.01)%

The provision for loan losses was $15,365,000 for 2009 compared to $7,001,000 for 2008 and $1,425,000 for 2007. The increase of $8,364,000 in the provision for loan losses in 2009 over 2008 reflected a severe economic downturn in the region where the Company operates.  The region has experienced declining real estate values which have left certain construction loans with a loan-to-value of greater than 100%.  In those cases where the loan is dependent on the collateral to repay the loan, the Company has charged-off loan principal to bring the loan back into compliance with policy.  In other cases, the value of the collateral has decreased below the principal on the loan, but cash flows from business operations are expected to repay the loan.  In these cases the business is evaluated to determine if there are sufficient cash flows available through business operations to repay the loan.  If operating cash flow has deteriorated, additional reserve is recorded against the loan.  The increase of $5,576,000 in the provision for loan losses, in 2008 over 2007 represented potential losses from specific customers in the loan portfolio.  The Company recorded net charge-offs of $10,876,000 or 3.79% of average loans during 2009.  Net charge-offs were $4,930,000 or 1.53% of average loans during 2008.  Net (recoveries) charge-offs were $(45,000) or .01% of average loans for 2007.

The following table summarizes the allocation of the allowance for loan losses (ALL) by loan type and the loans as a percent of loans outstanding in each loan category at the dates indicated
(Dollars in thousands)
	2009		2008		2007		2006		2005
Commercial and Agricultural	$4,026	38.31%	$1,428	30.68%	$1,584	30.77%	$1,086	25.82%	$994	24.89%
Real estate – construction	395	3.76%	2,882	21.04%	757	25.68%	269	26.11%	196	17.79%
Real estate – commercial	5,218	49.66%	1,312	43.86%	563	39.58%	642	44.01%	501	51.77%
Installment	869	8.27%	246	4.42%	293	3.97%	279	4.06%	300	5.55%
Unallocated	-	-	151	-	751	-	202	-	365	-
Total	$10,508	100.00%	$6,019	100.00%	$3,948	100.00%	$2,478	100.00%	$2,356	100.00%

DEPOSITS
The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposit, savings and checking accounts.

The following table sets forth the remaining maturities of certificates of deposit at December 31, 2009:

(Dollars in thousands)	Under $100,000	Over $100,000
Three Months or less	$27,182	$26,748
Over three through six months	7,433	8,934
Over six through twelve months	26,321	27,497
Over twelve months	35,256	21,912
Total	$96,192	$85,091

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
Because estimates of the liquidity needs of the Company may vary from actual needs, the Company maintains a substantial amount of liquid assets to absorb short-term increases in loans or reductions in deposits. As loan demand decreases or loans are paid off, investment assets can absorb these excess funds or deposit rates can be decreased to run off excess liquidity. Therefore, there is some correlation between financing activities associated with deposits and investing activities associated with lending. The Company’s liquid assets (cash and due from banks, federal funds sold, interest bearing deposits in banks and available-for-sale investment securities) totaled $80.0 million or 22% of total assets at December 31, 2009, $78.2 million or 19% of total assets at December 31, 2008 and $89.9 million or 21% of total assets at December 31, 2007. The Company expects that its primary source of liquidity will be acquisition of core deposits and wholesale borrowing arrangements.
The Bank is a participating institution in the Transaction Account Guarantee Program (“TAG Program”), which the FDIC extended in April of 2010 from June 30, 2010 to December 31, 2010. The TAG Program provides the Bank’s deposit customers in non-interest bearing and interest-bearing NOW accounts paying fifty basis points or less full FDIC insurance for an unlimited amount. The current expiration of the TAG Program is anticipated to be the Bank’s most significant liquidity risk in the near term and mitigating the liquidity impact of such an event remains a priority. As of December 31, 2009, the Company had approximately 49 deposit accounts with balances greater than $250,000 participating in the TAG Program providing unlimited insurance coverage for a total of $26 million in deposits. Based on current liquidity sources, management anticipates that the Bank will have adequate collateral and other sources of liquidity to meet these potential needs. However, it could require the Bank to utilize the majority of its available liquidity and potentially utilize a portion of our borrowing capacity at the discount window.

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

NET INTEREST INCOME SIMULATION
In order to measure interest rate risk at December 31, 2009, the Company used a simulation model to project changes in net interest income that result from forecasted projection and changes in interest rates.  This analysis, which is performed quarterly by management, calculates the difference between net interest income forecasted using a rising and falling interest rate scenario and net interest income forecasted using a base market derived from the current interest rates.  The income simulation model includes various assumptions regarding the re-pricing relationships for each of the Company’s products.  Many of the Company’s assets are floating rate loans, which are assumed to reprice immediately and to the same extent as the change in market rates according to their contracted index.  The Company’s non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company.
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

The following table reflects the Company’s projected net interest income sensitivity analysis based on year-end data:

	December 31, 2009
Change in Rates	Adjusted Net Interest Income	Percent Change From Base
	(In thousands)
Up 200 basis points	$11,097	(8.24)%
Up 100 basis points	$11,601	(4.08)%
Base Scenario	$12,094	0.00%
Down 100 basis points	$12,242	1.22%
Down 200 basis points	$12,100	0.05%

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2009:

		Less than			More than
	Total	one year	1-3 years	3-5 years	5 years
Subordinated Debentures, floating rate
of 3.04% payable March 17, 2034	$3,609	$-	$-	$-	$3,609
Subordinated Debentures, floating rate
of 1.70% payable September 16, 2037	5,155	-	-	-	5,155
FHLB Loans weighted average fixed rate of 3.20%	29,000	26,000	2,000	1,000	-
Operating lease obligations	1,868	306	647	686	229
Salary continuation program (1)	1,223	-	-	-	1,223
Total	$40,855	$26,306	$2,647	$1,686	$10,216
(1)	Salary continuation program obligations represent the amount accrued as of December 31, 2009 under the terms of the program.

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

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents the summary unaudited results for the stated eight quarters:

	2009				2008
(In thousands, except per share data)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Diluted (loss) earnings per share	(2.76)	(2.12)	(1.23)	(.08)	$(1.52)	$(0.30)	$0.15	$0.27
Basic (loss) earnings per share	(2.76)	(2.12)	(1.23)	(.08)	$(1.52)	$(0.32)	$0.16	$0.30
Interest income	4,389	4,978	5,178	5,552	$5,792	$6,948	$7,234	$7,301
Net interest income	2,773	3,142	3,048	3,325	$3,220	$4,048	$3,848	$3,919
Provision for loan losses	9,213	1,000	4,180	972	$5,591	$600	$600	$210
Total non-interest (loss) income	293	(345)	(1,692)	379	$(3,400)	$(2,937)	$597	$472
Total non-interest expense	7,163	3,412	5,067	3,297	$4,450	$3,558	$2,825	$2,495
(Loss) Income before taxes	(13,949)	(1,615)	(7,891)	(565)	$(10,221)	$(3,047)	$1,020	$1,686
Net (loss) Income	(10,305)	(7,874)	(4,565)	(294)	$(5,654)	$(1,209)	$579	$1,094

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

	Sales Prices
Quarter Ended:	High	Low	Volume
December 31, 2009	$1.00	$0.34	1,155,700
September 30, 2009	$2.01	$0.79	964,500
June 30, 2009	$1.98	$1.05	443,200
March 31, 2009	$2.75	$1.00	406,400

December 31, 2008	$6.10	$1.90	209,500
September 30, 2008	$9.70	$5.01	208,300
June 30, 2008	$12.43	$8.00	106,000
March 31, 2008	$14.80	$10.86	111,600

As of March 15, 2010, there were approximately 280 holders of record of the common stock of the Company.

DIVIDENDS
The Company’s primary source of cash is dividends from the Bank.  The Bank’s ability to pay dividends is subject to certain regulatory requirements.  The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years, less distributions made to shareholders’ during the same three-year period.  As of December 31, 2009, the Bank did not have retained earnings available for dividends to the Company. In addition, the Company’s ability to pay dividends to its shareholders is subject to certain covenants contained in the indentures related to the trust preferred securities issued by the Trusts and a written agreement entered into with regulatory agencies.
The power of the Board of Directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

Stock Performance Graph

The following chart, compare the yearly percentage changes in cumulative shareholder return on our common stock during the five fiscal years ended December 31, 2009, with (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (ii) the Standard and Poor’s 500 and (iii) the Total Return Index for the Nasdaq Bank Stocks, as reported by the Center for Research in Securities Prices.  The comparison assumes $100.00 was invested on December 31, 2004, in our common stock and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.  Price information from December 31, 2004 to December 31, 2009, was obtained by using Nasdaq closing prices as of the last trading day of each year.

	Period Ending
Index	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Pacific State Bancorp	$100.00	$90.24	$106.05	$61.32	$9.27	$1.80
Nasdaq Bank Stocks	$100.00	$95.67	$106.20	$82.76	$7.30	$51.31
Nasdaq U.S.	$100.00	$101.37	$111.03	$121.92	$72.49	$104.31
S&P 500	$100.00	$103.00	$117.03	$121.16	$74.53	$92.01